      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 2002

                                                      REGISTRATION NO. 333-81632
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 3 ON

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               AGERE SYSTEMS INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                   3674                                  22-3746606
      (State or other jurisdiction             (Primary Standard Industrial                   (I.R.S. Employer
   of incorporation or organization)           Classification Code Number)                 Identification Number)

                              555 UNION BOULEVARD
                         ALLENTOWN, PENNSYLVANIA 18109
                                 (610) 712-4323
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              JEAN F. RANKIN, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                               AGERE SYSTEMS INC.
                              555 UNION BOULEVARD
                         ALLENTOWN, PENNSYLVANIA 18109
                                 (610) 712-4323
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                WILLIAM J. WHELAN, III, ESQ.                                JEREMIAH L. THOMAS, III, ESQ.
                  CRAVATH, SWAINE & MOORE                                     SIMPSON THACHER & BARTLETT
                      WORLDWIDE PLAZA                                            425 LEXINGTON AVENUE
                     825 EIGHTH AVENUE                                         NEW YORK, NEW YORK 10017
                  NEW YORK, NEW YORK 10019                                          (212) 455-2000
                       (212) 474-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                          AGGREGATE OFFERING                AMOUNT OF
                SECURITIES TO BE REGISTERED                             PRICE(1)                  REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Convertible Subordinated Notes due 2009.....................
Class A Common Stock (including Preferred Stock Purchase
  Rights(2))................................................              (3)                           (4)
Total.......................................................          $220,000,000                   $20,240(5)
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act. The proposed maximum aggregate offering price includes amounts attributable to notes that the underwriters may purchase to cover over-allotments, if any.
(2) Rights initially will trade together with the Class A common stock. The value attributable to the rights, if any, is reflected in the market price of the Class A common stock.

(3) Includes an indeterminable number of shares of Class A common stock that may be issuable upon conversion of notes. Pursuant to Rule 416 of the Securities Act, the number of shares of Class A common stock registered hereby shall include an indeterminate number of additional shares of Class A common stock that may be issuable as a result of stock splits, stock dividends or similar transactions. Any shares of Class A common stock issued upon conversion of the notes will be issued for no additional consideration.

(4) Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of Class A common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion right.

(5) Previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JUNE 6, 2002


PROSPECTUS


                                  $200,000,000




                              [AGERE SYSTEMS LOGO]

                     % CONVERTIBLE SUBORDINATED NOTES DUE 2009



                            ------------------------

     Interest on the notes is payable on                   and
                  of each year, beginning on December   , 2002.



     Holders may convert their notes into shares of our Class A common stock at an initial conversion price of $ per share (subject to adjustment in certain events) at any time following issuance of the notes, unless we have previously redeemed or repurchased the notes or unless the notes have matured.



     The notes will mature on December   , 2009. We may redeem the notes in
whole or in part at any time on or after           ,     . Redemption prices are
set forth under "Description of Notes -- Optional Redemption."


     Holders may require us to repurchase all or a portion of their notes upon a fundamental change involving us at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest to, but not including, the repurchase date.


     We have also granted the underwriters an option to purchase up to an additional $20 million principal amount of the notes to cover over-allotments.


     The notes will be unsecured subordinated obligations and will be subordinated in right of payment to all our existing and future senior debt, including our bank debt.


     Our Class A common stock is listed on the New York Stock Exchange under the symbol "AGR.A." The last reported sale price of our Class A common stock on June 4, 2002 was $3.01 per share. The notes will not be listed on any securities exchange.

                            ------------------------
     INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


                                                                PER NOTE       TOTAL
                                                                --------    -----------
Public offering price.......................................           %    $
Underwriting discount.......................................           %    $
Proceeds to Agere Systems Inc. .............................           %    $


     Interest on the notes will accrue from           , 2002.
                            ------------------------
     The underwriters expect to deliver the notes in book-entry form through The
Depository Trust Company to purchasers on or about           , 2002.
                            ------------------------

JPMORGAN                                                    SALOMON SMITH BARNEY


          , 2002

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                             ---------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Industry Data...............................................     i
Forward-Looking Statements..................................    ii
Summary.....................................................     1
Risk Factors................................................     8
Use of Proceeds.............................................    20
Capitalization..............................................    21
Common Stock Price Range and Dividends......................    22
Selected Financial Information..............................    23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    25
Business....................................................    50
Management..................................................    67
Arrangements Between Lucent and Our Company.................    70
Principal Stockholders......................................    82
Certain Indebtedness........................................    83
Description of Notes........................................    85
Description of Common Stock.................................   103
Material Federal Income Tax Consequences....................   111
Underwriting................................................   115
Legal Matters...............................................   117
Experts.....................................................   117
Where You Can Find More Information.........................   117
Index to Financial Statements...............................   F-1


                             ---------------------

This prospectus contains trademarks, service marks and registered marks of Agere
                                  Systems Inc.

                             ---------------------

                                 INDUSTRY DATA

     In this document, we rely on and refer to information regarding the semiconductor market and its segments and competitors from (1) Gartner Dataquest
Alert: Communications Semiconductor and Optical Component Market Share in 2000, issued on June 11, 2001, (2) Gartner, Wireless Communications Semiconductor Competitive Market Shares for 2000, issued on August 29, 2001, (3) Gartner, Wired Communications Semiconductor and Optical Component Market Share, 2000, issued on July 13, 2001, (4) analyst reports and (5) other publicly available sources. Gartner Dataquest is not aware of, and has not consented to, being named in this document. Although we believe that this information is reliable, we have not independently verified the accuracy and completeness of this information.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industry in which we operate, management's beliefs and assumptions made by management. Such statements include, in particular, statements about our plans, strategies and prospects under the headings "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. We do not have any intention or obligation to update publicly any forward-looking statements after we distribute this prospectus, whether as a result of new information, future events or otherwise.

     The assumptions underlying the information on our market segments and product areas have been derived from information currently available to us. If any one or more of these assumptions are incorrect, actual market results may differ from those we expect. While we do not know what impact any such differences may have on our businesses, our future results of operations and financial condition may be materially adversely affected. In addition, we generally cannot assure you that the forward-looking information regarding our market segments and product areas will be achieved, whether or not the assumptions are correct. Conditions in our industry change rapidly and such information must be continually evaluated in light of then current conditions. For a description of recent changes in conditions in our industry, please see "Risk Factors -- Risks Related to Our Business -- The demand for products in our industry has recently declined, and we cannot predict the duration or extent of this trend."

                                    SUMMARY

     The following is a summary of some of the information contained in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our notes discussed under "Risk Factors" and our combined and consolidated financial statements and notes to our combined and consolidated financial statements included elsewhere in this prospectus.

     We describe in this prospectus the businesses contributed to us by Lucent Technologies Inc. as part of our separation from Lucent as if they were our businesses for all historical periods prior to Lucent's contribution to us of the assets and liabilities related to those businesses, which began on February 1, 2001. Please see "Arrangements Between Lucent and Our Company" for a description of this separation. Our historical financial results as part of Lucent contained in this prospectus may not reflect our financial results in the future as a stand-alone company or what our financial results would have been had we been a stand-alone company during the periods presented. Our fiscal year ends on September 30.

                                 AGERE SYSTEMS

OUR COMPANY

     Agere Systems designs, develops and manufactures integrated circuits for use in a broad range of communications and computer systems and optoelectronic components for communications networks. We are the world leader in sales of communications components, which include both integrated circuits and optoelectronic components. Communications components are basic building blocks of electronic and photonic products and systems for terrestrial and submarine, or undersea, communications networks and for communications equipment.

     As of March 31, 2002, we employed approximately 11,700 people worldwide. We have major research and development and manufacturing sites in the United States, Mexico, Singapore and Thailand. We had revenue of $1,088 million, a net loss of $594 million, net cash used in operating activities of $454 million and EBITDA, on an adjusted basis, of $(286) million for the six months ended March 31, 2002. We had revenue of $4,080 million, a net loss of $4,616 million, net cash provided by operating activities of $269 million and EBITDA, on an adjusted basis, of $(96) million in fiscal 2001. EBITDA equals operating income (loss) plus depreciation and amortization expense. Adjusted EBITDA equals EBITDA plus purchased in-process research and development, net restructuring and separation charges and impairment of goodwill and other acquired intangibles. EBITDA is not intended to represent cash flow or any other measure of performance or liquidity in accordance with generally accepted accounting principles. EBITDA is included here because we believe that you may find it to be a useful analytical tool. Other companies may calculate EBITDA differently, and we cannot assure you that our figures are comparable with similarly-titled figures for other companies.

     Our business operations are organized into two market-focused groups, Client Systems and Infrastructure Systems, that target the consumer communications and network equipment markets, respectively. Each of these two groups is a reportable operating segment.

     The Client Systems segment includes our wireless data, computer communications, storage and wireless terminal solutions products. This segment delivers integrated circuit solutions for a variety of end-user applications such as modems, Internet-enabled cellular terminals and hard-disk drives for computers as well as software, systems and wireless local area network solutions through the ORiNOCO(R) product family. Our Client Systems segment generated revenue of $599 million and $1,406 million for the six months ended March 31, 2002 and the year ended September 30, 2001, respectively.

     The Infrastructure Systems segment delivers solutions to the high-speed communications systems market and facilitates the convergence of integrated circuit devices and optoelectronic components. We have consolidated research and development, as well as marketing, for both optoelectronic and integrated circuit devices aimed at communications systems. This allows us to design, develop and deliver complete, interoperable solutions to equipment manufacturers for advanced enterprise, access, metropolitan, long-haul and undersea applications. Our Infrastructure Systems segment generated revenue of $489 million and $2,674 million for the six months ended March 31, 2002 and the year ended September 30, 2001, respectively.

     We sell integrated circuits for use in a broad range of communications networks and computer equipment. Integrated circuits, or chips, are made using semiconductor wafers imprinted with a network of electronic components. They are designed to perform various functions such as processing electronic signals, controlling electronic system functions and processing and storing data.

     We also sell active optoelectronic components to manufacturers of communications equipment. Optoelectronic components transmit, process, change, amplify and receive light that carries data and voice traffic over optical networks. Optical networks transmit information as pulses of light, or optical signals, through optical fibers, which are hair-thin glass strands. An optical network utilizes a number of interdependent active optoelectronic and passive optical components. An active component is a device that has both optical and electronic properties. A passive component is a device that functions only in the optical domain. In addition to our broad portfolio of active optoelectronic components, we have started to sell some passive components.

OUR RELATIONSHIP WITH LUCENT


     Agere was formed as part of Lucent Technologies' plan to spin-off to its stockholders its microelectronics business, including its integrated circuits and optoelectronics divisions. Our Class A common stock began trading on the New York Stock Exchange following our initial public offering in March 2001. The separation of our business from Lucent's other businesses was substantially completed, including the transfer of all assets and liabilities related to these divisions (other than pension and postretirement plan assets and liabilities) when we completed our initial public offering. On June 1, 2002, Lucent completed our spin-off, distributing to its stockholders all of the Class A common stock and Class B common stock it held on that date. See "Arrangements Between Lucent and Our Company" for further information about our spin-off and our relationship with Lucent.

                                  THE OFFERING

ISSUER........................   Agere Systems Inc., a Delaware corporation.


SECURITIES OFFERED............   $200 million aggregate principal amount of   %
                                 Convertible Subordinated Notes due 2009. We have also granted the underwriters an over-allotment option to purchase up to $20 million aggregate principal amount of the notes.



OFFERING PRICE................        % of the principal amount of the notes
                                 plus accrued interest from                  ,
                                 2002.



MATURITY......................   December   , 2009, unless earlier redeemed,
                                 repurchased or converted. The principal amount of the notes will be paid in cash.



INTEREST......................   The notes will bear interest at an annual rate
                                 of   %. Interest on the notes will be paid in
                                 cash.



INTEREST PAYMENT DATES........   Interest will be payable semi-annually on
                                 and      of each year, beginning on December
                                   , 2002.



CONVERSION RIGHTS.............   The notes are convertible at the option of the
                                 holder, at any time after the initial date of
                                 issuance and prior to redemption, repurchase or
                                 maturity, into our Class A common stock at an
                                 initial conversion price of $     per share,
                                 subject to adjustment in certain events. See
                                 "Description of Notes -- Conversion." The right to convert notes that have been called for redemption will terminate at the close of business on the business day immediately preceding the date of redemption.



REDEMPTION AT THE OPTION OF
AGERE.........................   On or after                     ,      , at any
                                 time or from time to time, we may redeem the notes in cash at our option, in whole or in part, on not less than 30 nor more than 60 days' prior written notice to the holders by first-class mail, in cash at the redemption prices set forth herein, plus accrued and unpaid interest to, but not including, the date of the redemption. See "Description of Notes -- Optional Redemption."



REPURCHASE AT THE OPTION OF
HOLDERS UPON THE OCCURRENCE OF
A FUNDAMENTAL CHANGE..........   Upon a fundamental change, which includes a
                                 termination of trading and certain change of control events, each holder of the notes will have the right, subject to certain restrictions and conditions, to require us to repurchase in cash all or any part of such holder's notes at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the date of repurchase. See "Description of Notes --
                                 Fundamental Change Permits Holders to Require
                                 Us to Repurchase Notes" and "Risk
                                 Factors -- Risks Relating to the
                                 Offering -- Even if a fundamental change occurs triggering our obligation to repurchase the notes, we may not be able to repurchase the notes."

SUBORDINATION.................The notes will be our unsecured subordinated obligations. The notes will rank subordinate in right of payment to all existing and future senior indebtedness, including our credit facility.


                              Assuming we had completed this offering as of March 31, 2002 and applied the net proceeds as described in "Use of Proceeds," the notes would have been subordinated to approximately
                              $            million of senior indebtedness.


                              The notes will also be effectively subordinated to all indebtedness and other liabilities of our subsidiaries. The total balance sheet liabilities of our subsidiaries were approximately $515 million at March 31, 2002.

                              The indenture under which the notes will be issued contains no limitation on the amount of indebtedness or other liabilities, including senior or secured indebtedness, that we or our subsidiaries may incur.

USE OF PROCEEDS...............We intend to use approximately 50% of the net proceeds from this offering to repay a portion of the short-term debt outstanding under our credit facility and the balance for general corporate purposes.

TRADING.......................We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Our Class A common stock is listed on the New York Stock Exchange under the symbol "AGR.A."

SINKING FUND..................None.

TRUSTEE.......................The Bank of New York.

                                  RISK FACTORS

     See "Risk Factors," which begins on page 8, for a discussion of certain factors that you should consider in evaluating an investment in the notes.
                             ---------------------

     Our principal executive offices are located at 555 Union Boulevard, Allentown, Pennsylvania 18109. Our telephone number is (610) 712-4323. Our World Wide Web site address is www.agere.com. Information contained in our website is not incorporated by reference in this prospectus and, therefore, is not part of this prospectus.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

     The following table sets forth our summary historical financial information derived from our unaudited financial statements for the six month periods ended March 31, 2002 and 2001, and our audited financial statements for the fiscal years ended September 30, 2001, 2000 and 1999 included elsewhere in this prospectus. This summary financial information may not be indicative of our future performance as a stand-alone company. You should read the summary financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and the notes thereto included elsewhere in this prospectus.

                                                             SIX MONTHS ENDED
                                                                 MARCH 31,       YEAR ENDED SEPTEMBER 30,
                                                             -----------------   -------------------------
                                                              2002      2001      2001      2000     1999
                                                             -------   -------   -------   ------   ------
                                                                         (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS INFORMATION:
Revenue:
  Client Systems...........................................  $  599    $  769    $ 1,406   $1,649   $1,424
  Infrastructure Systems...................................     489     1,784      2,674    3,059    2,290
  Total revenue............................................   1,088     2,553      4,080    4,708    3,714
Costs......................................................   1,019     1,532      3,084    2,555    1,949
                                                             ------    ------    -------   ------   ------
Gross profit...............................................      69     1,021        996    2,153    1,765
                                                             ------    ------    -------   ------   ------
Operating expenses:
  Selling, general and administrative......................     199       336        597      535      573
  Research and development.................................     377       537        951      827      683
Purchased in-process research and development..............      --        --         --      446       17
Amortization of goodwill and other acquired intangibles....      37       223        415      189       13
Restructuring and separation -- net........................      96        47        662       --       --
Impairment of goodwill and other acquired intangibles......     176        --      2,762       --       --
                                                             ------    ------    -------   ------   ------
Total operating expenses...................................     885     1,143      5,387    1,997    1,286
                                                             ------    ------    -------   ------   ------
Operating income (loss)....................................    (816)     (122)    (4,391)     156      479
Cumulative effect of accounting change (net of provision
  (benefit) for income taxes)..............................      --        (4)        (4)      --       32
Net income (loss)..........................................    (594)     (152)    (4,616)     (76)     351
OTHER FINANCIAL DATA:
Net cash (used in) provided by operating activities........  $ (454)   $  369    $   269   $  762   $  690
Ratio of earnings to fixed charges(1)......................     n/a       n/a        n/a      2.4x     8.7x
Deficiency(1)..............................................  $  584       160    $ 4,553      n/a      n/a
SUPPLEMENTAL FINANCIAL DATA:
EBITDA(2)..................................................  $ (558)   $  320    $(3,520)  $  822   $  877
Adjusted EBITDA(3).........................................    (286)      367        (96)   1,268      894

                                                                       footnotes
on next page

                                                                    MARCH 31, 2002           SEPTEMBER 30, 2001
                                                              ---------------------------    ------------------
                                                              HISTORICAL   AS ADJUSTED(4)        HISTORICAL
                                                              ----------   --------------        ----------
                                                                             (DOLLARS IN MILLIONS)
BALANCE SHEET INFORMATION:
Cash........................................................    $1,604         $                   $3,152
Working capital.............................................        93                                156
Total assets................................................     4,291                              6,562
Short-term debt.............................................     1,111                              2,516
Long-term debt..............................................        26                                 33
Total stockholders' equity..................................     1,910                              2,461

---------------

(1) For purposes of determining the ratio of earnings to fixed charges, "earnings" are defined as income (loss) from continuing operations before income taxes less undistributed earnings of equity investments plus fixed charges less interest capitalized during the period. "Fixed charges" consist of interest expense on all indebtedness and that portion of operating lease rental expense that is representative of the interest factor. "Deficiency" is the amount by which fixed charges exceeded earnings.

(2) EBITDA equals operating income (loss) plus depreciation and amortization expense. EBITDA is not intended to represent cash flow or any other measure of performance or liquidity in accordance with generally accepted accounting principles. EBITDA is included here because we believe that you may find it to be a useful analytical tool. Other companies may calculate EBITDA differently, and we cannot assure you that our figures are comparable with similarly-titled figures for other companies.

(3) The calculation of adjusted EBITDA is shown below:

                                                         SIX MONTHS
                                                           ENDED
                                                         MARCH 31,      YEAR ENDED SEPTEMBER 30,
                                                        ------------   --------------------------
                                                        2002    2001     2001      2000     1999
                                                        -----   ----   --------   -------   -----
                                                                  (DOLLARS IN MILLIONS)
     EBITDA...........................................  $(558)  $320   $(3,520)   $  822    $877
     Purchased in-process research and development....     --     --        --       446      17
     Restructuring and separation -- net..............     96     47       662        --      --
     Impairment of goodwill and other acquired
       intangibles....................................    176     --     2,762        --      --
                                                        -----   ----   -------    ------    ----
     Adjusted EBITDA..................................  $(286)  $367   $   (96)   $1,268    $894
                                                        =====   ====   =======    ======    ====

(4) The "as adjusted" information is derived from data contained in our historical financial statements which has been adjusted to give pro forma effect to the issuance and sale of the notes and the application of the net proceeds therefrom as described under "Use of Proceeds" as if such transaction had occurred as of March 31, 2002.

                                  RISK FACTORS

     An investment in the notes is subject to a number of risks. You should carefully consider the following risk factors and all the other information contained in this prospectus before investing in our notes.


RISKS RELATED TO OUR SEPARATION FROM LUCENT


 OUR HISTORICAL FINANCIAL INFORMATION PRIOR TO THE FEBRUARY 1, 2001 CONTRIBUTION TO US OF OUR BUSINESS FROM LUCENT MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A STAND-ALONE COMPANY AND, THEREFORE, MAY NOT BE RELIABLE AS AN INDICATOR OF OUR HISTORICAL OR FUTURE RESULTS.

     Our historical consolidated and combined financial statements may not be indicative of our future performance as a stand-alone company. This is primarily a result of the three factors described below.

     - First, our historical consolidated and combined financial statements reflect allocations, primarily with respect to general corporate expenses, research expense and interest expense, which may be less than the expenses we will incur in the future as a stand-alone company.

     - Second, the information does not reflect significant changes that we expect to occur in the future as a result of our separation from Lucent, including changes in how we fund our operations, conduct research and handle tax and employee matters.

     - Third, our historical consolidated and combined financial statements include substantial revenue from sales to Lucent. This revenue may not reflect the pricing, volume or percentage of our sales we would have derived from Lucent if we were a stand-alone company.

 BECAUSE LUCENT'S BELL LABORATORIES' CENTRAL RESEARCH ORGANIZATION HISTORICALLY PERFORMED IMPORTANT RESEARCH FOR US, WE MUST CONTINUE TO DEVELOP OUR OWN CORE RESEARCH CAPABILITY. WE MAY NOT BE SUCCESSFUL, WHICH COULD MATERIALLY HARM OUR PROSPECTS AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.


     If our separate research efforts are not as successful as when we were part of Lucent, we may not be able to keep pace with the rapid technological change in our industry and our prospects may be harmed. Many of our products use technology and manufacturing processes derived from innovations developed by Lucent's Bell Laboratories central research organization. After the contribution to us of our business in February 2001, Lucent has no obligation to provide research and development for us except as agreed to in the development project agreement and joint design center operating agreement described under "Arrangements Between Lucent and Our Company." We cannot assure you that our independent research efforts will be as successful as the efforts of Bell Laboratories have been historically or that our efforts will not require us to increase our expenditures for the same services over the amounts in our historical combined and consolidated financial statements. A significant increase in our expenditures for the same services may adversely affect our results of operations. We may not be able to recruit engineers and other research and development employees as effectively as Bell Laboratories was able to because of its history, name recognition and size.


 WE COULD INCUR SIGNIFICANT TAX LIABILITY IF LUCENT FAILS TO PAY THE TAX LIABILITIES ATTRIBUTABLE TO LUCENT UNDER OUR TAX SHARING AGREEMENT, WHICH COULD REQUIRE US TO PAY A SUBSTANTIAL AMOUNT OF MONEY.

     We and Lucent have entered into a tax sharing agreement that allocates responsibility for tax liabilities between us and them. For a discussion of this agreement, please see "Arrangements Between Lucent and Our Company -- Agreements Providing for the Separation of Our Businesses from Lucent -- Tax Sharing Agreement." Under U.S. federal income tax laws, we and Lucent are jointly and severally liable for Lucent's federal income taxes attributable to periods prior to and including the most recent taxable year of Lucent, which ended on September 30, 2001. This means that if Lucent fails to pay the taxes attributable to it under the tax sharing agreement for those periods, we may be liable for any part of, including the whole amount of, these liabilities.

 BECAUSE THE DIVISION OF ENFORCEMENT OF THE SECURITIES AND EXCHANGE COMMISSION IS INVESTIGATING MATTERS BROUGHT TO ITS ATTENTION BY LUCENT, OUR BUSINESS MAY BE AFFECTED IN A MANNER WE CANNOT FORESEE AT THIS TIME.

     On November 21, 2000, and again on December 21, 2000, Lucent brought to the attention of the staff of the Securities and Exchange Commission matters relating to its recognition of revenue. Lucent also publicly disclosed these matters in press releases on those dates. Although Lucent has informed us that it has no reason to believe that this investigation by the Division of Enforcement of the Securities and Exchange Commission into these matters concerns our business and we are not aware of any reason why the investigation would affect us, it is possible that the results of the investigation may have an impact on us. Although the investigation could result in no action being taken by the Securities and Exchange Commission, if an action is taken and the investigation is found to concern our business, the action could result in monetary fines or changes in some of our financial and other practices and procedures that we are unable to foresee at this time.

 WE ARE LIMITED IN THE AMOUNT OF STOCK THAT WE CAN ISSUE TO RAISE CAPITAL BECAUSE OF POTENTIAL ADVERSE TAX CONSEQUENCES.

     Under Section 355(e) of the Internal Revenue Code, Lucent will recognize taxable gain on the distribution of our stock if there are one or more acquisitions of our stock representing 50% or more of our stock (by vote or value) and the stock acquisitions are part of a plan or series of related transactions that includes the distribution. Any shares of our stock acquired within two years before or after the distribution are presumed to be part of such a plan unless we can rebut that presumption. If an issuance of our stock causes the distribution to be taxable to Lucent under Section 355(e), we would be required to indemnify Lucent against that tax under the tax sharing agreement.

     The shares of our Class A common stock issued in our initial public offering are considered to be part of a plan that includes the distribution, and the shares of our Class A common stock issued upon the conversion of the notes included in this offering may also be considered to be part of a plan that includes the distribution. We do not currently intend to enter into transactions whereby more than 47% of our outstanding shares may be treated as acquired as part of a plan that includes the distribution. After the completion of this
offering, approximately   % of our outstanding shares may be treated as acquired
as part of such a plan.

     Treasury Regulations issued on April 24, 2002 provide safe harbors that may be used to rebut the presumption that shares issued less than two years after the spin-off are part of a plan that includes the spin-off. However, the application of the safe harbors is not clear in many respects, and they might not be available to us for future share issuances. As a result, Section 355(e) may effectively prevent us from issuing shares to raise capital for at least two years after the spin-off. See "Arrangements Between Lucent and Our
Company -- Tax Limitations on Additional Issuances of Our Stock." However, the safe harbors in these new Treasury Regulations generally provide that issuances of our stock to our employees pursuant to ordinary course employee compensation arrangements (such as employee stock purchase plans) will not be treated as acquisitions of our stock pursuant to a plan that includes the spin-off.

RISKS RELATED TO OUR BUSINESS

 THE DEMAND FOR PRODUCTS IN OUR INDUSTRY HAS RECENTLY DECLINED, AND WE CANNOT PREDICT THE DURATION OR EXTENT OF THIS TREND. SALES OF OUR INTEGRATED CIRCUITS AND OPTOELECTRONIC COMPONENTS ARE DEPENDENT ON THE GROWTH OF COMMUNICATIONS NETWORKS.

     We derive, and expect to continue to derive, a significant amount of revenue from the sale of integrated circuits and optoelectronic components used in optical, wired and wireless communications networks. The current economic downturn has resulted in reduced purchasing in many of the markets we serve worldwide. In particular, the communications equipment industry is currently in a cycle characterized by diminished product demand, excess manufacturing capacity and the erosion of average selling prices. If the long-term growth in demand for communications networks does not occur as we expect, the demand for many of our integrated circuits and optoelectronic components may decline or grow more slowly than we expect. As a result, we may not be able to grow our business and our revenue may decline from current levels.

 IF WE DO NOT COMPLETE OUR ANNOUNCED RESTRUCTURING AND FACILITY CONSOLIDATION ACTIVITIES AS EXPECTED OR EVEN IF WE DO SO, WE MAY NOT ACHIEVE ALL OF THE EXPENSE REDUCTIONS WE ANTICIPATE.

     Our business has been experiencing lower revenues due to decreased and canceled customer orders. Our revenue declined significantly in fiscal 2001 and the first quarter of fiscal 2002. During fiscal 2001 and the first quarter of fiscal 2002, we announced a series of restructuring initiatives to align Agere with market conditions. These initiatives are focused on improving gross profit, reducing expenses and streamlining operations. These restructuring initiatives include a worldwide workforce reduction, rationalization of manufacturing capacity and other restructuring initiatives. In addition, we are consolidating our operations at a number of facilities. If we do not complete these restructuring and consolidation activities as expected or even if we do so, we may not achieve all of the expense reductions we anticipate.

 BECAUSE WE EXPECT TO CONTINUE TO DERIVE A MAJORITY OF OUR REVENUE FROM SEMICONDUCTOR DEVICES AND THE INTEGRATED CIRCUITS INDUSTRY IS HIGHLY CYCLICAL, OUR REVENUE MAY FLUCTUATE.


     We expect to continue to derive a majority of our revenue from integrated circuits products. Because the integrated circuits market segment is highly cyclical, we may have declines in our revenue that are primarily related to industry conditions and not our products. This market segment has experienced significant downturns, often in connection with, or in anticipation of, excess manufacturing capacity worldwide, maturing product cycles and declines in general economic conditions, and we are currently experiencing such a downturn. Historically, revenue derived from integrated circuits has represented 70-85% of our consolidated revenues.


 OUR QUARTERLY REVENUE AND OPERATING RESULTS MAY VARY SIGNIFICANTLY IN FUTURE PERIODS DUE TO THE NATURE OF OUR BUSINESS.

     Our quarterly revenue and income (loss) from operations may vary significantly from quarter to quarter because of the nature of our revenue and planned product introductions. For example, because of our lengthy sales and design processes, the effects of failing to be selected by a customer to provide a product may result in significantly lower revenue later, as compared to prior periods with more revenue from earlier design wins. In addition, sales of our products for specific customer projects often begin and end abruptly, so revenue may increase rapidly and later decrease just as quickly. The relative timing of the beginning and end of our sales and design processes can make our revenues less predictable.

 IF WE FAIL TO KEEP PACE WITH TECHNOLOGICAL ADVANCES IN OUR INDUSTRY OR IF WE PURSUE TECHNOLOGIES THAT DO NOT BECOME COMMERCIALLY ACCEPTED, CUSTOMERS MAY NOT BUY OUR PRODUCTS AND OUR REVENUE MAY DECLINE.

     The demand for our products can change quickly and in ways we may not anticipate because our industry is generally characterized by:

     - rapid, and sometimes disruptive, technological developments;

     - evolving industry standards;

     - changes in customer requirements;

     - limited ability to accurately forecast future customer orders;

     - frequent new product introductions and enhancements; and

     - short product life cycles with declining prices over the life cycle of the product.

     If we fail to make sufficient investments in research and development programs in order to develop new and enhanced products and solutions, or if we focus on technologies that do not become widely adopted, new technologies could render our current and planned products obsolete, resulting in the need to change the focus of our research and development and product strategies and disrupting our business significantly.

 BECAUSE MANY OF OUR CURRENT AND PLANNED PRODUCTS ARE HIGHLY COMPLEX, THEY MAY CONTAIN DEFECTS OR ERRORS THAT ARE DETECTED ONLY AFTER DEPLOYMENT IN COMMERCIAL COMMUNICATIONS NETWORKS, AND IF THIS OCCURS, IT COULD HARM OUR REPUTATION AND RESULT IN INCREASED EXPENSE.

     Our products are highly complex and may contain undetected defects, errors or failures. These products can only be fully tested when deployed in commercial communications networks and other equipment. Consequently, our customers may discover errors after the products have been deployed. The occurrence of any defects, errors or failures could result in:

     - cancelation of orders;

     - product returns, repairs or replacements;

     - diversion of our resources;

     - legal actions by our customers or our customers' end-users;

     - increased insurance costs; and

     - other losses to us or to our customers or end users.

Any of these occurrences could also result in the loss of or delay in market acceptance of our products and loss of sales, which would harm our business and adversely affect our revenue and results of operations. We have from time to time experienced defects and expect to experience defects in the future. Because the trend in our industry is moving toward even more complex products in the future, this risk will intensify over time.

 OUR PRODUCTS AND TECHNOLOGIES TYPICALLY HAVE LENGTHY DESIGN AND DEVELOPMENT CYCLES. A CUSTOMER MAY DECIDE TO CANCEL OR CHANGE ITS PRODUCT PLANS, WHICH COULD CAUSE US TO GENERATE NO REVENUE FROM A PRODUCT AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We may never generate any revenue from our products after incurring significant design and development expenditures. A delay or cancelation of a customer's plans could significantly adversely affect our financial results. Unlike some of our competitors, we primarily focus on winning competitive selection processes to develop products for use in our customers' equipment. These selection processes can be lengthy. After winning and beginning a product design for a customer, that customer may not begin volume production of their equipment for a period of up to two years, if at all. Due to this lengthy design and development cycle, we may experience delays from the time we begin incurring expenses until the time we generate revenue from our products. We have no assurances that our customers will ultimately market and sell their equipment or that such efforts by our customers will be successful.

 BECAUSE OUR SALES ARE CONCENTRATED ON LUCENT AND A FEW OTHER CUSTOMERS, OUR REVENUE MAY MATERIALLY DECLINE IF ONE OR MORE OF OUR KEY CUSTOMERS DO NOT CONTINUE TO PURCHASE OUR EXISTING AND NEW PRODUCTS IN SIGNIFICANT QUANTITIES.

     Our customer base is highly concentrated. Our top ten end customers accounted for approximately 53% of our revenue in fiscal 2001. If any one of our key customers decides to purchase significantly less from us or to terminate its relationship with us, our revenue may materially decline. Because our strategy has generally been to develop long-term relationships with a few key customers in the product areas in which we focus and we have a long product design and development cycle for most of our products, we may be unable to replace these customers quickly or at all. We could lose our key customers or significant sales to our key customers because of factors beyond our control, such as a significant disruption in our customers' businesses generally or in a specific product line.

     In particular, we depend on Lucent as a key customer. We derived 14.9% of our revenue from sales to Lucent in fiscal 2001. We expect to continue to be dependent on Lucent for a significant percentage of our revenue.

 IF WE FAIL TO ATTRACT, HIRE AND RETAIN QUALIFIED PERSONNEL, WE MAY NOT BE ABLE TO DEVELOP, MARKET OR SELL OUR PRODUCTS OR SUCCESSFULLY MANAGE OUR BUSINESS.

     In some fields, there are only a limited number of people in the job market with the requisite skills, particularly people with optoelectronic technology expertise. We have in the past experienced difficulty in identifying and hiring qualified engineers in many areas of our business as well as in retaining our current employees. The loss of the services of any key personnel or our inability to hire new personnel with the requisite skills could restrict our ability to develop new products or enhance existing products in a timely manner, sell products to our customers or manage our business effectively.

 BECAUSE WE ARE SUBJECT TO ORDER AND SHIPMENT UNCERTAINTIES, ANY SIGNIFICANT CANCELLATIONS OR DEFERRALS COULD CAUSE OUR REVENUE TO DECLINE OR FLUCTUATE.

     We generally sell products pursuant to purchase orders that customers may cancel or defer on short notice without incurring a significant penalty. Cancelations or deferrals could cause us to hold excess inventory, which could adversely affect our results of operations and restrict our ability to fund our operations. If a customer cancels or defers product shipments, we may incur unanticipated reductions or delays in our revenue. If a customer refuses to accept shipped products or does not timely pay for these products, we could incur significant charges against our income, which could materially and adversely affect our operating results.

 IF WE DO NOT ACHIEVE ADEQUATE MANUFACTURING UTILIZATION, YIELDS, VOLUMES OR SUFFICIENT PRODUCT RELIABILITY, OUR GROSS MARGINS WILL BE REDUCED.

     Because the majority of our manufacturing costs are relatively fixed, efficient utilization of manufacturing facilities and manufacturing yields are critical to our results of operations. Some of our manufacturing facilities have been underutilized, which has reduced our gross margins. Lower than expected manufacturing yields could impair our gross margins and delay product shipments.

     In the event of an increase in demand, failure to increase our manufacturing volumes to meet our customers' increasing needs and satisfy customer demand will have a significant effect on our gross margins. In some cases, existing manufacturing capacity may be insufficient to achieve the volume or cost targets of our customers.

     The manufacture of our products involves highly complex and precise processes, requiring production in highly controlled and clean environments. Changes in our manufacturing processes or those of our suppliers or contractors, or their inadvertent use of defective or contaminated materials, could significantly reduce our manufacturing yields and product reliability.

 WE HAVE RELATIVELY HIGH GROSS MARGIN ON THE REVENUE WE DERIVE FROM THE LICENSING OF OUR INTELLECTUAL PROPERTY, AND A DECLINE IN THIS REVENUE WOULD HAVE A GREATER IMPACT ON OUR NET INCOME THAN A DECLINE IN REVENUE FROM OUR INTEGRATED CIRCUITS AND OPTOELECTRONIC PRODUCTS.

     The revenue we generate from the licensing of our intellectual property has a high gross margin compared to the revenue we generate from our integrated circuits and optoelectronic products. Although we have derived less than 6% of our total revenue in recent years from the licensing of intellectual property, a decline in this licensing revenue would have a greater impact on our profitability than a similar decline in revenues from our integrated circuits and optoelectronic products.

 WE DEPEND ON JOINT VENTURES OR OTHER THIRD-PARTY STRATEGIC RELATIONSHIPS FOR THE MANUFACTURE OF SOME OF OUR PRODUCTS, ESPECIALLY INTEGRATED CIRCUITS. IF THESE MANUFACTURERS ARE UNABLE TO FILL OUR ORDERS ON A TIMELY AND RELIABLE BASIS, OUR REVENUE MAY DECLINE.

     We currently manufacture our integrated circuits and optoelectronic components through a combination of internal capability, joint ventures and external sourcing with contract manufacturers. Over the past two quarters, approximately 30 to 40% of our revenue was derived principally from integrated circuits manufactured at joint ventures or through other external sourcing arrangements. To the extent we rely on joint ventures and third-party manufacturing relationships, especially with respect to integrated circuits, we face the following risks:

     - their inability to develop manufacturing methods appropriate for our products;

     - that the manufacturing costs will be higher than planned;

     - that the reliability of our products will decline;

     - their unwillingness to devote adequate capacity to produce our products;

     - their inability to maintain continuing relationships with our suppliers; and

     - the reduction of our control over delivery schedules and costs of our products.

     If any of these risks is realized, we could experience an interruption in supply or an increase in costs, which could delay or decrease our revenue or adversely affect our results of operations.

  IF OUR CUSTOMERS DO NOT QUALIFY OUR MANUFACTURING LINES OR THE MANUFACTURING LINES OF OUR THIRD-PARTY SUPPLIERS FOR VOLUME SHIPMENTS, OUR REVENUE MAY BE DELAYED OR REDUCED.

     Customers will not purchase any of our products, other than limited numbers of evaluation units, prior to qualification of the manufacturing line for the product. We may not always be able to satisfy the qualifications. Delays in qualification can cause a customer to discontinue use of the product and result in a significant loss of revenue.

  BECAUSE OUR INTEGRATED CIRCUIT AND OPTOELECTRONIC COMPONENT AVERAGE SELLING PRICES IN PARTICULAR PRODUCT AREAS ARE DECLINING AND SOME OF OUR OLDER PRODUCTS ARE MOVING TOWARD THE END OF THEIR PRODUCT LIFE CYCLES, OUR RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.

     We have in the past, and will in the future, experience declines in the average selling prices for some of our integrated circuits and optoelectronic components. For our products, the declines are due to, among other things, downturns in the semiconductor and communications industries, increased competition, lower costs of producing products and greater unit volumes. In addition, because our industry is characterized by rapid technological change and short product life cycles, in any given year we may have a substantial amount of revenue from products that are nearing the end of their product lives. The average age of our products is approximately two years, and approximately one third of our revenues are from products older than two years. If we do not offset sales decreases in older products by increases in sales of other products, including new products, our revenue will decline. If we are not able to replace products in a timely manner, our results of operations may be adversely affected.

  WE CONDUCT A SIGNIFICANT AMOUNT OF OUR SALES ACTIVITY AND MANUFACTURING EFFORTS OUTSIDE THE UNITED STATES, WHICH SUBJECTS US TO ADDITIONAL BUSINESS RISKS AND MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS DUE TO INCREASED COSTS.

     In fiscal 2001, we derived 55% of our revenue from sales of our products shipped to locations outside the United States. We also manufacture a significant portion of our products outside the United States and are dependent on international suppliers for many of our parts. We intend to continue to pursue growth opportunities in both sales and manufacturing internationally. International operations are subject to a number of risks and potential costs, which could adversely affect our revenue and results of operations, including:

     - our new brand will not be locally recognized, which will cause us to spend significant amounts of time and money to build a brand identity;

     - unexpected changes in regulatory requirements;

     - inadequate protection of intellectual property in some countries outside of the United States;

     - currency exchange rate fluctuations; and

     - political and economic instability.

  WE ARE SUBJECT TO ENVIRONMENTAL, HEALTH AND SAFETY LAWS, WHICH COULD INCREASE OUR COSTS AND RESTRICT OUR OPERATIONS IN THE FUTURE.

     We are subject to a variety of laws relating to the use, disposal, clean-up of, and human exposure to, hazardous chemicals. Any failure by us to comply with present and future environmental, health and safety requirements could subject us to future liabilities or the suspension of production. In addition, compliance with these or future laws could restrict our ability to expand our facilities or require us to acquire costly pollution control equipment, incur other significant expenses or modify our manufacturing processes. In the event of the discovery of additional contaminants or the imposition of additional cleanup obligations at these or other sites, we could be adversely affected.

  THE COMMUNICATIONS COMPONENT INDUSTRY IS INTENSELY COMPETITIVE, AND OUR FAILURE TO COMPETE EFFECTIVELY COULD HURT OUR REVENUE.

     The market segments for optoelectronic components and integrated circuits are intensely competitive and subject to rapid and disruptive technological change. We expect the intensity of competition to continue to increase in the future as existing competitors enhance and expand their product offerings and as new participants enter the market. Increased competition may result in price reductions, reduced gross margins and loss of market share. We cannot assure you that we will be able to compete successfully against existing or future competitors, which may hurt our revenue.

  WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY LITIGATION AND INFRINGEMENT CLAIMS, WHICH COULD CAUSE US TO INCUR SIGNIFICANT EXPENSES OR PREVENT US FROM SELLING OUR PRODUCTS. IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR BUSINESSES AND PROSPECTS MAY BE HARMED.

     Like other companies in the semiconductor industry, we experience frequent litigation regarding patent and other intellectual property rights. From time to time, we receive notices from third parties of potential infringement and receive claims of potential infringement when we attempt to license our intellectual property to others. Defending these claims could be costly and time consuming and would divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. In addition, third parties may attempt to appropriate the confidential information and proprietary technologies and processes used in our business, which we may be unable to prevent and would harm our businesses and prospects.

  IF WE CANNOT MAINTAIN OUR STRATEGIC RELATIONSHIPS OR IF OUR STRATEGIC RELATIONSHIPS FAIL TO MEET THEIR GOALS OF DEVELOPING TECHNOLOGIES OR PROCESSES, WE WILL LOSE OUR INVESTMENT AND MAY FAIL TO KEEP PACE WITH THE RAPID TECHNOLOGICAL DEVELOPMENTS IN OUR INDUSTRY.

     In the past, we have entered into strategic relationships to develop technologies and manufacturing processes. If any of our strategic relationships do not accomplish our intended goals or do not develop the technology or processes sought, we will not realize a return on our investment. Currently our only material strategic investment is Silicon Manufacturing Partners Pte Ltd., a joint venture entered into with Chartered Semiconductor. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Contractual Obligations and Commitments."

  WE MAY NOT HAVE FINANCING FOR FUTURE STRATEGIC INITIATIVES, WHICH MAY PREVENT US FROM ADDRESSING GAPS IN OUR PRODUCT OFFERINGS THAT MAY ARISE IN THE FUTURE, IMPROVING OUR TECHNOLOGY OR INCREASING OUR MANUFACTURING CAPACITY.

     If we are unable to incur additional debt or issue equity for future strategic initiatives, we may fail to address gaps in our product offerings, improve our technology or increase our manufacturing capacity. We cannot assure you that such financing will be available to us on acceptable terms or at all. Our credit agreement restricts our ability to incur debt and requires us to use a portion of the proceeds from any debt or equity issuance to repay the credit facility, as described in "Certain Indebtedness." Also, in connection with our spin-off from Lucent, we are significantly restricted in our ability to issue stock in order to raise capital. See "Arrangements Between Lucent and Our Company -- Tax Limitations on Additional Issuance of Our Stock."

  IF WE ARE UNABLE TO EXTEND OR REFINANCE OUR CREDIT FACILITY WHEN IT MATURES ON SEPTEMBER 30, 2002, WE MAY NOT HAVE SUFFICIENT CASH AVAILABLE TO REPAY THAT FACILITY OR TO FUND OUR OPERATIONS.

     We cannot assure you that we will be able to extend or refinance our credit facility before it matures on September 30, 2002. While we currently have sufficient cash on hand to repay amounts outstanding under the credit facility when it matures, we cannot assure you that we will have sufficient cash to repay those amounts when due. In recent periods, we have incurred substantial losses and used cash on hand to fund our operations and other cash needs, and we expect these conditions to continue in the near future. If we are required to repay our credit facility, and we are unable to obtain alternate sources of financing, we may not be able to fund our operations, make capital expenditures or service our debt. Under these circumstances, we would consider actions such as eliminating employee bonuses, accelerating already planned expense reductions, imposing further limits on capital spending and retiming certain restructuring activities to enable us to meet our cash requirements. However, we cannot assure you that these actions will be feasible at the time or prove adequate. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

RISKS RELATED TO THE OFFERING

  WE HAVE A SIGNIFICANT AMOUNT OF DEBT, WHICH SUBJECTS US TO VARIOUS RESTRICTIONS AND INTEREST COSTS.

     We have a credit facility under which $960 million was outstanding at March 31, 2002. See "Certain Indebtedness" for a description of the credit facility. We will use approximately 50% of the net proceeds from the notes to repay a portion of this short-term debt. After giving pro forma effect to the issuance and sale of the notes and the application of the net proceeds therefrom as described under "Use of Proceeds," as of March 31, 2002, our total outstanding
debt would have been $          million.


     The credit facility is secured by our principal domestic assets other than the proceeds of our initial public offering. The maturity date of the credit facility has been extended from February 22, 2002 to September 30, 2002. In addition, if we raise at least $500 million in equity or debt capital markets
transactions before September 30, 2002, or $          million after giving
effect to this offering, the maturity date of the credit facility will be extended to September 30, 2004, with the credit facility required to be reduced to $750 million on September 30, 2002 and $500 million on September 30, 2003. The credit facility imposes, and future indebtedness may impose, various restrictions and covenants on us which could limit our ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities. Our interest expense may be materially different as a stand-alone company than the interest expense reflected in our historical combined statement of operations for periods prior to completion of our initial public offering. See "Management's Discussion and Analysis of Financial

Condition and Results of Operations -- Liquidity and Capital Resources" for details about our historical interest expense and interest expense under our credit facility.


 WE AND OUR SUBSIDIARIES MAY BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT.

     Subject to the restrictions in our credit facility, we may incur significant additional debt. Although the terms of our credit facility contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions, and debt incurred in compliance with these restrictions could be substantial. New debt may be senior debt. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

  RESTRICTIONS IN OUR CREDIT FACILITY MAY LIMIT OUR ACTIVITIES.

     Our credit facility contain restrictions on our activities, including covenants limiting our ability to:

     - incur indebtedness;

     - incur or permit to exist liens or security interests on our assets;

     - merge or consolidate with another entity or sell all or substantially all of our assets;

     - make investments in non-affiliates and certain of our subsidiaries;

     - declare or pay dividends on our capital stock;

     - consummate certain transactions with our affiliates; and

     - consummate certain sale and leaseback or collateralized mortgage obligation transactions.

     We also are required to satisfy specified financial covenants under the terms of our credit facility. These restrictions may make it difficult for us to successfully execute our business strategy or to compete in the worldwide integrated circuits and optoelectronic components industries with companies not similarly restricted.

  BECAUSE THE NOTES WILL BE OUR SUBORDINATED OBLIGATIONS, WE MAY NOT MAKE ANY PAYMENTS ON THE NOTES IF ANY OF OUR SENIOR INDEBTEDNESS IS NOT PAID WHEN DUE.

     The notes will be our unsecured subordinated obligations, subordinate in right of payment to all of our existing and future senior indebtedness, including all indebtedness under our credit facility. We may not pay principal of, premium, if any, or interest on the notes when due if any senior indebtedness is not paid in cash when due. In addition, in the event of an acceleration of the notes because of an event of default, the holders of senior indebtedness will be entitled to payment in full in cash in respect of such senior indebtedness before the holders of the notes will be entitled to receive any payment in respect of the notes. Moreover, the indenture provides that, under certain circumstances, no payment with respect to the notes may be made if certain non-payment defaults occur with respect to certain designated senior indebtedness, including indebtedness under our credit facility.

  IN THE EVENT OF OUR BANKRUPTCY OR LIQUIDATION, OUR ASSETS WILL NOT BE AVAILABLE TO MAKE ANY PAYMENTS TO THE HOLDERS OF THE NOTES UNTIL WE HAVE MADE ALL PAYMENTS TO HOLDERS OF SENIOR INDEBTEDNESS.

     In the event of insolvency, liquidation, reorganization or a similar proceeding, our senior indebtedness must be paid in full before the principal of, and premium, if any, and interest on the notes may be paid. In the event of a bankruptcy, liquidation or reorganization, holders of the notes will participate ratably (based upon respective amounts owed to each holder or creditor) with all holders of subordinated indebtedness that is deemed to be of the same class as the notes in the remaining assets. If any of these events occur, we cannot assure you that there would be sufficient assets to pay amounts due on the notes. After giving pro forma effect to the issuance and sale of the notes and the application of the net proceeds therefrom as described under "Use of Proceeds," as of March 31, 2002, we would have had approximately $ million of senior indebtedness outstanding.

  YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS UNSECURED AND WILL BE EFFECTIVELY SUBORDINATED TO OUR AND OUR SUBSIDIARIES' EXISTING AND FUTURE SECURED INDEBTEDNESS.

     The notes will be general unsecured subordinated obligations, effectively junior to any secured debt that we and our subsidiaries have and may have in the future to the extent of the value of the assets securing that debt. Our borrowings under our credit facility are secured. After giving pro forma effect to the issuance and sale of the notes and the application of the net proceeds therefrom as described under "Use of Proceeds," as of March 31, 2002, we would
have had $     million of secured indebtedness outstanding.

     In the event of liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, whether voluntarily or involuntarily instituted, the holders of our secured debt will be entitled to be paid from our or our subsidiaries' assets, as applicable, before any payment may be made with respect to the notes. If any of the foregoing events occurs, we cannot assure you that we will have sufficient assets to pay amounts due on our secured debt and the notes. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our liquidation, dissolution, reorganization, bankruptcy or other similar occurrence.

  SOME SIGNIFICANT RESTRUCTURING TRANSACTIONS MAY NOT CONSTITUTE A FUNDAMENTAL CHANGE, IN WHICH CASE WE WOULD NOT BE OBLIGATED TO OFFER TO REPURCHASE THE NOTES.

     Upon the occurrence of a fundamental change, which includes certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes. The fundamental change repurchase feature is a result of negotiations between us and the underwriters. The reason for giving holders of the notes this right to require us to repurchase the notes in the event of a change of control is that note holders will have purchased our notes based in part on their comfort with our management. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, certain transactions, such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us, would not constitute a change of control and therefore not constitute a fundamental change requiring us to repurchase the notes. Certain other transactions may not constitute a change of control because they do not involve a change in voting power or beneficial ownership of the magnitude required under the definition of change of control. In the event of any such transaction, note holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or credit ratings, thus adversely affecting the holders of notes.

     In addition, the definition of change of control includes a phrase relating to the sale of all or substantially all of our assets, determined on a consolidated basis. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under New York law (which governs the indenture and the notes). Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale of less than all of our assets, determined on a consolidated basis, may be uncertain. See "Description of Notes -- Fundamental Change Permits Holders to Require Us to Repurchase Notes."

  EVEN IF A FUNDAMENTAL CHANGE DOES OCCUR TRIGGERING OUR OBLIGATION TO REPURCHASE THE NOTES, WE MAY NOT BE ABLE TO REPURCHASE THE NOTES.

     The source of funds for any repurchase required as a result of any fundamental change will be our available cash, cash generated from our operations or other sources, including borrowings, sales of assets or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds will be available at the time of the fundamental change to make the required repurchase of notes. Under our credit facility, a change in control (as defined in the credit agreement) constitutes an event of default allowing the lenders to require repayment of the facility. Even if the credit facility were to remain outstanding, restrictions in the credit facility will not allow such repurchases. Consequently, if we are unable to prepay our indebtedness under our credit facility or obtain the requisite consent under our credit facility, we will be unable to fulfill our repurchase obligations if holders of notes exercise their repurchase rights following a change of control that constitutes a fundamental change, resulting in an event of default under the indenture. Furthermore, such event of default under the indenture will result in a cross-default under our credit facility and may constitute an event of default under other, future senior debt. Under these circumstances, the subordination provisions in the indenture would restrict payments to you before these obligations are satisfied. Additionally, the fundamental change repurchase feature of the notes may in certain circumstances make it more difficult or discourage a sale or takeover of us and thus, the removal of incumbent management. See "Description of Notes -- Fundamental Change Permits Holders to Require Us to Repurchase Notes."

  THERE IS NO ESTABLISHED TRADING MARKET FOR THE NOTES, AND ANY MARKET FOR THE NOTES MAY BE ILLIQUID.

     We do not intend to apply for a listing of the notes on a securities exchange. There is currently no established market for the notes, and we cannot assure you of any of the following:

     - the liquidity of any market that may develop for the notes;

     - your ability to sell the notes; or

     - the price at which you will be able to sell the notes.

     Although the underwriters have advised us that they currently intend to make a market for the notes, the underwriters are not obligated to do so. Any underwriters that make a market in the notes may discontinue their market making at any time at their discretion without notice to the holders of the notes. In addition, market-making activity by the underwriters will be subject to the limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934. As a result, we cannot assure you that any market in the notes will develop or, if one does develop, that it will be maintained. If a market for the notes does develop, prevailing interest rates, the markets for similar securities and other factors could cause the notes to trade at prices lower than their purchase price or reduce the liquidity of the notes.

  BECAUSE OUR QUARTERLY REVENUE AND OPERATING RESULTS ARE LIKELY TO VARY SIGNIFICANTLY IN FUTURE PERIODS, OUR COMMON STOCK PRICE MAY DECLINE.

     Our quarterly revenue and income from operations have varied and are likely to continue to fluctuate significantly from quarter to quarter because of the nature of our business and planned product introductions. If our quarterly revenue or operating results fall below the expectations of securities analysts or investors, the price of our common stock may fall substantially. For example, because of our lengthy sales and design processes described above, the effects of failing to be selected by a customer to provide a product may result in significantly lower revenue in subsequent periods, as compared to prior periods with more revenue from earlier design wins. We have experienced fluctuations in quarterly revenue for this reason in the past. In addition, sales of our products for specific customer projects often begin and end abruptly, so revenue may increase rapidly and later decrease just as quickly. The relative timing of the beginning and end of such sales can make our revenue less predictable.


  BECAUSE OF DIFFERENCES IN VOTING POWER AND LIQUIDITY BETWEEN THE CLASS A COMMON STOCK AND THE CLASS B COMMON STOCK, THE MARKET PRICE OF THE CLASS A COMMON STOCK MAY BE LESS THAN THE MARKET PRICE OF THE CLASS B COMMON STOCK.



     There are more shares of Class B common stock than Class A common stock outstanding. Consequently, the Class B common stock may be more liquid than the Class A common stock. In addition, because the Class B common stock has greater voting power per share for the election and removal of directors than the Class A common stock, some investors may prefer the Class B common stock as a means of investing in our company. Accordingly, the greater potential voting power and liquidity of the Class B common stock may cause the Class B common stock to trade at a higher market price than the Class A common stock.

  IF YOU CONVERT ANY NOTES, THE VALUE OF THE CLASS A COMMON STOCK YOU RECEIVE MAY FLUCTUATE SIGNIFICANTLY.

     Since our Class A common stock has been publicly traded, the market price has fluctuated significantly and may continue to do so in the future. Significant fluctuations in the market price of our Class A common stock may occur in response to various factors and events, including, among other things:

     - the depth and liquidity of the trading market for our Class A common stock;

     - variations in actual or anticipated operating results;

     - market conditions in the semiconductor and optical components industries;

     - announcements and performance by competitors;


     - sales of large volumes of our common stock, including by Lucent stockholders who received shares in the spin-off and do not want to hold our common stock;


     - regulatory actions; and

     - general economic conditions.

                                USE OF PROCEEDS

     We estimate that the net proceeds of this offering will be approximately
$     million after deducting the underwriting discount and our expenses in connection with the offering. We intend to use approximately 50% of the net proceeds to repay a portion of the short-term debt outstanding under our credit facility and the balance for general corporate purposes.


     We have a credit facility under which $960 million was outstanding at March 31, 2002. The maturity date of the credit facility is September 30, 2002. If we raise at least $500 million in equity or debt capital markets transactions
before September 30, 2002, or approximately $     million after giving effect to
this offering, the maturity date of the credit facility will be extended to September 30, 2004, with the credit facility required to be reduced to $750 million on September 30, 2002 and $500 million on September 30, 2003. The interest rates applicable to borrowings under the credit facility are based on a scale indexed to our credit rating. Based upon our current credit ratings of BB-from Standard & Poor's and Ba3 from Moody's, the interest rate under the facility is the applicable LIBOR rate plus 400 basis points. The only periodic debt service obligation under the credit facility, as amended, is to make quarterly interest payments.

                                 CAPITALIZATION


     The following table sets forth our consolidated capitalization as of March 31, 2002, on an actual basis and on an as adjusted basis to give effect to this offering and the use of approximately 50% of the net proceeds therefrom to repay a portion of the short-term debt outstanding under our credit facility.



     The table below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and the notes thereto included elsewhere in this prospectus.



                                                                   MARCH 31, 2002
                                                              ------------------------
                                                              HISTORICAL   AS ADJUSTED
                                                              ----------   -----------
                                                                    (UNAUDITED)
                                                               (DOLLARS IN MILLIONS)
Cash and cash equivalents...................................   $ 1,604       $
                                                               =======       ======
Debt:
  Credit facility...........................................   $   960       $
  Other secured debt........................................       136
    % Convertible Subordinated Notes due 2009...............        --
  Capitalized lease obligations.............................        41
                                                               -------       ------
     Total debt.............................................     1,137
                                                               -------       ------
Stockholders' equity:
  Class A common stock, par value $0.01 per share,
     5,000,000,000 shares authorized and 727,431,519 shares
     issued and outstanding.................................         7
  Class B common stock, par value $0.01 per share,
     5,000,000,000 shares authorized and 908,100,000 shares
     issued and outstanding.................................         9
  Additional paid in capital................................     7,032
  Accumulated deficit.......................................    (5,136)
  Accumulated other comprehensive loss......................        (2)
                                                               -------       ------
     Total stockholders' equity.............................     1,910
                                                               -------       ------
     Total capitalization...................................   $ 3,047       $
                                                               =======       ======

                     COMMON STOCK PRICE RANGE AND DIVIDENDS

     Our Class A common stock has been listed on the New York Stock Exchange under the symbol "AGR.A" since March 28, 2001. The following table sets forth, for the indicated periods, the quarterly high and low sale prices of our Class A common stock, as reported on the New York Stock Exchange.


                                                              HIGH      LOW
                                                              ----      ---
FISCAL YEAR 2001
     Quarter ended March 31, 2001 (trading began March 28,
      2001).................................................  $6.23    $6.01
     Quarter ended June 30, 2001............................   9.50     4.10
     Quarter ended September 30, 2001.......................   7.50     3.10

FISCAL YEAR 2002
     Quarter ended December 31, 2001........................  $6.30    $4.06
     Quarter ended March 31, 2002...........................   6.10     3.60
     Quarter ended June 30, 2002 (through June 4, 2002).....   4.49     2.50



     On June 4, 2002, the last reported sales price of our Class A common stock as reported on the New York Stock Exchange was $3.01 per share. As of March 31, 2002, there were approximately 896 stockholders of record of our Class A common stock.


     We have not declared or paid any dividends on our Class A common stock and do not anticipate doing so in the foreseeable future. Under our bank credit facility, we are not permitted to pay any dividends on our common stock other than dividends payable solely in additional shares of our common stock and dividends pursuant to our stockholders' rights plan.

                         SELECTED FINANCIAL INFORMATION
                             (DOLLARS IN MILLIONS)

     The following table sets forth our selected financial information. The financial information for the six month periods ended March 31, 2002 and 2001 and as of March 31, 2002 has been derived from our unaudited financial statements included elsewhere in this prospectus. The financial information for the years ended September 30, 2001, 2000 and 1999 and as of September 30, 2001 and 2000 has been derived from our audited financial statements included elsewhere in this prospectus. The financial information for the year ended September 30, 1998 and as of September 30, 1999 has been derived from our audited financial statements not included in this prospectus. The financial information for the year ended September 30, 1997 and as of September 30, 1998 and 1997 has been derived from our unaudited financial statements not included in this prospectus. The historical selected financial information may not be indicative of our future performance as a stand-alone company and should be read in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes included elsewhere in this prospectus.

                                                 SIX MONTHS ENDED
                                                    MARCH 31,                 YEAR ENDED SEPTEMBER 30,
                                                 ----------------   --------------------------------------------
                                                  2002      2001    2001(1)   2000(2)    1999     1998     1997
                                                 -------   ------   -------   -------   ------   ------   ------
                                                         (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS INFORMATION:
Revenue........................................  $ 1,088   $2,553   $ 4,080   $4,708    $3,714   $3,101   $2,769
Gross profit...................................       69    1,021       996    2,153     1,765    1,509    1,321
Purchased in-process research and
  development..................................       --       --        --      446        17       48       --
Amortization of goodwill and other acquired
  intangibles..................................       37      223       415      189        13        3        1
Restructuring and separation -- net............       96       47       662       --        --       --       --
Impairment of goodwill and other acquired
  intangibles..................................      176       --     2,762       --        --       --       --
Other income (loss) -- net(3)..................      335       37        35       33        36       67      (31)
Income (loss) before cumulative effect of
  accounting change............................     (594)    (148)   (4,612)     (76)      319      303      275
Cumulative effect of accounting change (net of
  provision (benefit) for income taxes of $(2)
  for the six months ended March 31, 2001, $(2)
  in fiscal 2001, and $21 in fiscal 1999)(4)...       --       (4)       (4)      --        32       --       --
Net income (loss)..............................  $  (594)  $ (152)  $(4,616)  $  (76)   $  351   $  303   $  275
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:(5)
Income (loss) before cumulative effect of
  accounting change............................  $  (.36)  $ (.15)  $ (3.46)  $ (.07)   $  .31   $  .29   $  .27
Cumulative effect of accounting change(4)......       --       --        --       --       .03       --       --
Net income (loss)..............................  $  (.36)  $ (.15)  $ (3.46)  $ (.07)   $  .34   $  .29   $  .27
Weighted average shares outstanding -- basic
  and diluted (in millions)....................    1,635    1,035     1,334    1,035     1,035    1,035    1,035
STATEMENT OF CASH FLOWS INFORMATION:
Net cash (used in) provided by operating
  activities...................................  $  (454)  $  369   $   269   $  762    $  690   $  524      n/a
Net cash provided by (used in) investing
  activities...................................      340     (486)     (723)    (829)     (753)    (541)     n/a
Net cash (used in) provided by financing
  activities...................................   (1,433)     186     3,607       67        63       17      n/a
OTHER FINANCIAL DATA:
Ratio of earnings to fixed charges(6)..........      n/a      n/a       n/a      2.4       8.7     12.5     14.7
Deficiency(6)..................................  $   584      160   $ 4,553      n/a       n/a      n/a      n/a
SUPPLEMENTAL FINANCIAL DATA:
EBITDA(7)......................................  $  (558)  $  320   $(3,520)  $  822    $  877      n/a      n/a
Adjusted EBITDA(8).............................     (286)     367       (96)   1,268       894      n/a      n/a

                                                                                   AT SEPTEMBER 30,
                                                      AT MARCH 31,   --------------------------------------------
                                                        2002(9)      2001(1)   2000(2)    1999     1998     1997
                                                      ------------   -------   -------   ------   ------   ------
                                                                         (DOLLARS IN MILLIONS)
BALANCE SHEET INFORMATION:
Working capital.....................................     $   93      $  156    $  428    $  219   $  409   $  331
Total assets........................................      4,291       6,562     7,067     3,020    2,481    2,197
Short-term debt.....................................      1,111       2,516        14        14       --       --
Long-term debt......................................         26          33        46        64       --       --
Stockholders' equity/invested equity................      1,910       2,461     5,781     1,962       --       --

---------------

(1) During fiscal 2001 we received approximately $3,400 million of net proceeds from our initial public offering and recorded a $2,762 million impairment of goodwill and other acquired intangibles related to our acquisitions of Ortel Corporation, Herrmann Technology, Inc., Agere, Inc. and Enable Semiconductor, Inc. We also assumed $2,500 million of debt from Lucent Technologies Inc., consisting of short-term borrowings under a credit facility provided by financial institutions. We did not receive any of the proceeds of this short-term debt.

(2) During fiscal 2000 net goodwill and other acquired intangibles increased by approximately $3,400 million due to the acquisitions of Ortel Corporation, Herrmann Technology, Inc., Agere, Inc. and substantially all the assets of VTC Inc., whose results of operations are included from their respective dates of acquisition.

(3) During the six months ended March 31, 2002, we recognized a gain of $243 million from the sale of our FPGA business.

(4) Effective October 1, 2000, we adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended.

     Effective October 1, 1998, we changed our method for calculating the market-related value of plan assets used in determining the expected return-on-asset component of annual net pension and postretirement benefit costs.

(5) Basic and diluted earnings (loss) per common share are calculated by dividing income (loss) by the weighted average number of common shares outstanding during the period. The weighted average number of common shares outstanding on a historical basis includes the retroactive recognition to October 1, 1996 of the 1,035,000,000 shares owned by Lucent prior to our initial public offering.

(6) For purposes of determining the ratio of earnings to fixed charges, "earnings" are defined as income (loss) from continuing operations before income taxes less undistributed earnings of equity investments plus fixed charges less interest capitalized during the period. "Fixed charges" consist of interest expense on all indebtedness and that portion of operating lease rental expense that is representative of the interest factor. "Deficiency" is the amount by which fixed charges exceeded earnings.

(7) EBITDA equals operating income (loss) plus depreciation and amortization expense. EBITDA is not intended to represent cash flow or any other measure of performance or liquidity in accordance with generally accepted accounting principles. EBITDA is included here because we believe that you may find it to be a useful analytical tool. Other companies may calculate EBITDA differently, and we cannot assure you that our figures are comparable with similarly-titled figures for other companies.

(8) The calculation of adjusted EBITDA is shown below:

                                                                 SIX MONTHS
                                                                   ENDED
                                                                 MARCH 31,      YEAR ENDED SEPTEMBER 30,
                                                                ------------   --------------------------
                                                                2002    2001     2001      2000     1999
                                                                -----   ----   --------   -------   -----
                                                                          (DOLLARS IN MILLIONS)
    EBITDA....................................................  $(558)  $320   $(3,520)   $  822    $877
    Purchased in-process research and development.............     --     --        --       446      17
    Restructuring and separation -- net.......................     96     47       662        --      --
    Impairment of goodwill and other acquired intangibles.....    176     --     2,762        --      --
                                                                -----   ----   -------    ------    ----
    Adjusted EBITDA...........................................  $(286)  $367   $   (96)   $1,268    $894
                                                                =====   ====   =======    ======    ====

(9) For the six months ended March 31, 2002, we repaid $1,540 million of the $2,500 million of short-term debt outstanding under our credit facility to reduce the size of the facility to $960 million.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with our unaudited financial statements for the six month periods ended March 31, 2002 and 2001 and our audited financial statements for the years ended September 30, 2001, 2000 and 1999, and the notes thereto. This discussion contains forward-looking statements. Please see "Forward-Looking Statements" and "Risk Factors" for a discussion of the uncertainties, risks and assumptions associated with these statements.

OVERVIEW

     We are the world's leading provider of components for communications applications, delivering integrated solutions that form the building blocks for advanced wired, wireless and optical communications networks. We also design and manufacture a wide range of semiconductor solutions for computer- and communications-related devices used by consumers, such as cellular phones, modems and hard disk drives for personal computers and workstations. In addition, we supply complete wireless computer networking solutions through the ORiNOCO(R) product family.

     Our business operations are organized into two market-focused groups, Client Systems and Infrastructure Systems, that target the consumer communications and network equipment markets, respectively. Each of these two groups is a reportable operating segment. The segments each include revenue from the licensing of intellectual property related to that segment.

     The Client Systems segment includes our wireless data, computer communications, storage and wireless terminal solutions products. This segment delivers integrated circuit solutions for a variety of end-user applications such as modems, Internet-enabled cellular terminals and hard-disk drives for computers as well as software, systems and wireless local area network solutions through the ORiNOCO product family.

     The Infrastructure Systems segment delivers solutions to the high-speed communications systems market and facilitates the convergence of integrated circuit devices and optoelectronic components. We have consolidated research and development, as well as marketing, for both optoelectronic and integrated circuit devices aimed at communications systems. This allows us to design, develop and deliver complete, interoperable solutions to equipment manufacturers for advanced enterprise, access, metropolitan, long-haul and undersea applications.

SEPARATION FROM LUCENT


     We were incorporated under the laws of the State of Delaware on August 1, 2000, as a wholly owned subsidiary of Lucent. We had no material assets or activities as a separate corporate entity until the contribution to us by Lucent of its integrated circuits and optoelectronic components businesses. Lucent had previously conducted these businesses through various divisions and subsidiaries. On February 1, 2001, Lucent began the separation of our company by transferring to us the assets and liabilities related to these businesses. The separation was substantially completed, including the transfer of all assets and liabilities other than pension and postretirement plan assets and liabilities, when we completed our initial public offering in April 2001. As of April 30, 2002, Lucent owned 100% of our outstanding Class B common stock and 37 million shares of our outstanding Class A common stock, which represented approximately 58% of the total outstanding common stock and approximately 84% of the combined voting power of both classes of our common stock with respect to the election and removal of directors. On June 1, 2002, Lucent distributed all of these shares to its shareholders, completing our spin-off.



     In connection with our separation from Lucent, we entered into several agreements with Lucent regarding, among other things, interim services, intellectual property and product supply. The interim services agreement sets forth charges generally intended to allow the providing company to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses. For more information, see note 19 to our annual financial statements and note 13 to our quarterly financial statements included elsewhere in this prospectus.

     Lucent is our largest customer with purchases for the six months ended March 31, 2002 and 2001 representing 13.1% and 15.9%, respectively, and in fiscal 2001, 2000 and 1999 representing 14.9%, 21.3% and 25.7%, respectively, of our revenue. We expect Lucent will continue to represent a significant percentage of our revenue in the foreseeable future.

     Our financial statements include amounts prior to February 1, 2001 that have been derived from the financial statements and accounting records of Lucent using the historical results of operations and historical basis of the assets and liabilities of our businesses. We believe the assumptions underlying our financial statements are reasonable. However, our financial statements for periods prior to February 1, 2001 may not necessarily reflect our results of operations, financial position and cash flows in the future or what our results of operations, financial position and cash flows would have been had we been a stand-alone company during the periods presented. Because a direct ownership relationship did not exist among all the various units comprising Agere, Lucent's net investment in us is shown in lieu of stockholders' equity in our financial statements for periods prior to February 1, 2001. For periods prior to February 1, 2001, our financial statements include allocations of Lucent's expenses, assets and liabilities, including allocations for general corporate expenses, basic research, interest expense, pension and postretirement costs, income taxes and cash and receivables, which are discussed in note 1 to our annual and quarterly financial statements included elsewhere in this prospectus.

ACQUISITIONS

     During fiscal 1999 and 2000 we completed the acquisitions described below as part of our efforts to broaden our portfolio of product offerings. We did not have any significant acquisitions during the six months ended March 31, 2002 or fiscal 2001.

     In June 2000, we acquired Herrmann, a developer and manufacturer of passive optical filters that can be used in conjunction with active optoelectronic components in products such as amplifiers. The purchase price was $432 million in Lucent common stock and options. In connection with this acquisition, certain former stockholders of Herrmann are entitled to receive up to a total of 677,019 additional shares of Lucent common stock based on retention and the achievement of specified milestones, which require the production of two products at improved manufacturing yields within the three-year period following the acquisition. As of September 30, 2001, 200,000 shares of Lucent common stock had been released based on the achievement of milestones, resulting in additional goodwill related to the acquisition. The achievement of additional milestones may also result in additional goodwill.

     In April 2000, we acquired Ortel, a developer and manufacturer of semiconductor optoelectronic components used in fiber optic systems for cable television and data communications networks. The purchase price was $2,998 million in Lucent common stock and options.

     In April 2000, we acquired Agere, Inc., a developer and supplier of network processor integrated circuits. Network processors control how data is sent over a network. The purchase price was $377 million in Lucent common stock and options.

     In March 2000, we acquired substantially all the assets of VTC, a supplier of integrated circuits to computer hard disk drive manufacturers. The purchase price was $104 million in cash. In connection with this acquisition, stockholders of VTC are entitled to receive additional cash consideration of up to $50 million contingent on the delivery of product at specified manufacturing yields and the transfer and qualification of process technology to our manufacturing facilities. As of September 30, 2001, $30 million of the additional cash consideration had been paid, resulting in additional goodwill related to the acquisition. Any future contingent cash consideration paid will also be recorded as additional goodwill.

     In March 1999, we acquired Enable, a developer of integrated circuits for local area network equipment. The purchase price was $51 million in cash.

     In February 1999, we acquired Sybarus Technologies ULC, a developer of integrated circuits for communications networks. The purchase price was $41 million in cash.

     We review our long-lived assets for impairment whenever events or changes in circumstances occur that indicate the carrying amount of the assets may not be fully recoverable. During fiscal 2001 and the second quarter of fiscal 2002, we performed impairment evaluations of the goodwill and other acquired intangibles from recent acquisitions. The assessments were performed in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," as a result of weakening economic conditions and decreased current and expected future demand for products in the markets in which we operate. We determined the fair value of the acquired entities using a discounted cash flow model based on growth rates and margins reflective of the current decrease in demand for our products, as well as anticipated future demand. Discount rates used were based upon our weighted average cost of capital adjusted for business risks. These assumptions were based on management's best estimate of future results. As a result of the assessments, we determined that an other-than-temporary impairment of goodwill and other acquired intangibles existed. In fiscal 2001, we recorded a charge to reduce goodwill and other acquired intangibles of $2,762 million during fiscal 2001, consisting of $2,220 million, $275 million, $240 million and $27 million related to Ortel, Herrmann, Agere, Inc. and Enable, respectively. During the second quarter of fiscal 2002, we performed additional impairment evaluations of goodwill and other acquired intangibles due to a continued weakening of economic conditions and decreased demand for our products. We recorded a charge to reduce goodwill and other acquired intangibles of $176 million during the second quarter of fiscal 2002, consisting of $113 million and $63 million related to Ortel and Hermann, respectively.

OPERATING TRENDS

     During the second quarter of fiscal 2002, the Client segment experienced a 19% increase in revenues for the three months ended March 31, 2002 compared to the three months ended December 31, 2001. This increase was due to improved demand for PC-related components. However, the Infrastructure segment experienced a 14% decrease in revenues for the three months ended March 31, 2002 compared to the three months ended December 31, 2001. This decrease was due to lower demand from network equipment manufacturers, as service providers continue to reduce or defer spending. We would expect these general trends to continue into our third fiscal quarter. However, our ability to forecast future results is limited due to backlog levels that are lower than those experienced in the past and higher than normal order cancellations and reschedules.


     Our costs consist primarily of manufacturing overhead, materials and labor. Similar to many semiconductor manufacturers, we have relatively high fixed costs associated with our wafer manufacturing. As a result, our ability to reduce costs quickly in times of decreased demand is limited, which has an adverse effect on margins. Because we anticipated higher revenues as we entered fiscal 2001, our cost structure reflected manufacturing capacity and resources greater than those actually required. In light of the lower revenues we have experienced in recent quarters, we have taken a number of steps to reduce our cost structure, including restructuring activities and reductions in capital spending, and we are considering additional actions to reduce our cost structure in the event that our revenues do not improve.


RESTRUCTURING ACTIVITIES

     In fiscal 2001 and the first half of fiscal 2002, we announced a series of restructuring initiatives to reduce our cost structure in light of declining revenues. We recorded net restructuring charges of $91 million and $563 million for the six months ended March 31, 2002 and fiscal 2001, respectively, classified within restructuring and separation expenses -- net. These restructuring initiatives were focused on improving gross profit, reducing expenses and streamlining operations, and include a worldwide workforce reduction, rationalization of manufacturing capacity and other activities.

  FISCAL YEAR ENDED SEPTEMBER 30, 2001

     The restructuring initiatives announced in fiscal 2001 will result in a workforce reduction of approximately 6,000 employees across various business functions, operating units and geographic regions, and includes both management and occupational employees. We recorded a restructuring charge of $177 million in fiscal 2001 related to approximately 5,500 employees, of which approximately 4,300 employees had been taken off-roll as of September 30, 2001. Of this $177 million charge, $28 million represents termination benefits to certain U.S. employees that will be funded through pension assets. This amount was recognized in accordance with Statement of Financial Accounting Standards No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." Severance costs and other exit costs noted above were determined in accordance with Emerging Issues Task Force No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity."

     We recorded a restructuring charge of $386 million in fiscal 2001 relating to the rationalization of under-utilized manufacturing facilities and other restructuring-related activities. We have discontinued manufacturing operations at our chip fabrication plant in Madrid, Spain and have subsequently sold this facility. We are also rationalizing under-utilized manufacturing capacity at our facilities in Orlando, Florida, and in Allentown, Breinigsville and Reading, Pennsylvania. In addition, we are consolidating several satellite-manufacturing sites, as well as leased corporate offices. The restructuring charge for fiscal 2001 includes $37 million related to facility closings, primarily for lease terminations, non-cancelable leases and related costs. It also includes an asset impairment charge of $287 million. All affected assets were classified as held for disposal, in accordance with the guidance on impairment of assets in Statement 121, and depreciation was suspended. The $287 million non-cash impairment charge represents the write-down to fair value, less costs to sell, of property, plant and equipment that was disposed of or removed from operations. The remaining restructuring charge of $62 million relates primarily to contract terminations.

     A summary of restructuring charges is outlined as follows:

                                                     YEAR ENDED             AT SEPTEMBER 30,
                                                 SEPTEMBER 30, 2001               2001
                                            -----------------------------   ----------------
                                             TOTAL    NON CASH     CASH      RESTRUCTURING
                                            CHARGES   CHARGES    PAYMENTS       RESERVE
                                            -------   --------   --------   ----------------
                                                         (DOLLARS IN MILLIONS)
Workforce reduction.......................   $177      $ (28)      $(57)          $ 92
Rationalization of manufacturing capacity
  and other charges.......................    386       (293)       (14)            79
                                             ----      -----       ----           ----
     Total................................   $563      $(321)      $(71)          $171
                                             ====      =====       ====           ====

  SIX MONTHS ENDED MARCH 31, 2002

     We recorded net restructuring charges of $91 million for the six months ended March 31, 2002, classified within restructuring and separation expenses -- net. These net restructuring charges are comprised of charges of $177 million, offset by reversals of $86 million. We recorded net restructuring charges of $12 million for the six months ended March 31, 2001, primarily related to contract terminations. The details of the initiatives announced during the first and second quarters of fiscal 2002 are outlined below.

     On December 5, 2001, we announced a workforce reduction of 950 positions, which affects primarily management positions within our product groups, sales organizations and corporate support functions located in New Jersey and Pennsylvania.

     On January 23, 2002, we announced plans to further improve our operating efficiency by consolidating our facilities. We are consolidating existing manufacturing, research and development, business management and administrative facilities in Pennsylvania and New Jersey. This consolidation is expected to be substantially completed 18 months from the announcement. Additionally, we are seeking a buyer for our wafer fabrication operation in Orlando, Florida. This site has approximately 1,100 employees.

     We are moving the majority of our integrated circuits and optoelectrics operations from our sites in Reading and Breinigsville, Pennsylvania, into the Allentown, Pennsylvania campus. In addition, the majority of our assembly and test operations located in these three sites are moving to our assembly and test facilities in Bangkok, Thailand; Matamoras, Mexico; and Singapore. Subsequently, we will discontinue operations at the Reading and Breinigsville facilities and will seek buyers for those properties. We expect that our plans to combine operations from these facilities into Allentown will result in a net headcount reduction of approximately 300 positions.

     The following table sets forth our restructuring reserves as of March 31, 2002 and reflects the activity related to the worldwide workforce reductions and the rationalization of manufacturing capacity and other charges affecting the reserves for the six months ended March 31, 2002:

                           SEPTEMBER 30,                    SIX MONTHS ENDED                       MARCH 31,
                               2001                          MARCH 31, 2002                          2002
                           -------------   ---------------------------------------------------   -------------
                           RESTRUCTURING   RESTRUCTURING   RESTRUCTURING   NON-CASH     CASH     RESTRUCTURING
                              RESERVE         CHARGE         REVERSAL       ITEMS     PAYMENTS      RESERVE
                           -------------   -------------   -------------   --------   --------   -------------
Workforce reduction......      $ 92            $ 56            $(20)        $ (23)     $ (80)         $25
Rationalization of
  manufacturing capacity
  and other charges......        79             121             (66)          (53)       (30)          51
                               ----            ----            ----         -----      -----          ---
    Total................      $171            $177            $(86)        $ (76)     $(110)         $76
                               ====            ====            ====         =====      =====          ===

     Worldwide Workforce Reduction

     We recorded restructuring charges relating to workforce reductions of $56 million for the six months ended March 31, 2002. The charges include $23 million for the approximately 500 remaining employees associated with the workforce reduction of approximately 6,000 positions announced in fiscal 2001, $24 million relating to approximately 600 employees associated with the December 5, 2001 announcement and $9 million for approximately 100 employees associated with the January 23, 2002 announcement. Of the total workforce reduction charges, $23 million represents non-cash charges for termination benefits to certain U.S. employees that will be funded through pension assets.

     During the six months ended March 31, 2002, we recorded a $20 million reversal of the restructuring reserve associated with workforce reductions, resulting from severance and benefit cost termination estimates that exceeded amounts paid during the second half of calendar year 2001. The original reserve included an estimate of termination pay and benefits for occupational employees that was based on the average rate of pay and years of service of the occupational employee pool at risk. Our collective bargaining agreements allow for a period when employees at risk can opt for positions filled by employees with less seniority. When that period ended, a series of personnel moves followed that ultimately resulted in lower severance and benefit payments than originally expected. This was due principally to the termination of occupational employees with fewer years of service and fewer weeks of severance entitlement. These personnel moves were substantially finished at the end of calendar 2001. Severance costs and other exit costs were determined in accordance with Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity."

     We have completed the workforce reductions announced in fiscal 2001 with approximately 6,000 employees taken off-roll as of March 31, 2002. We have also made significant progress towards completing the workforce reduction of 950 employees announced on December 5, 2001 with approximately 500 employees taken off-roll by March 31, 2002 and expect to complete this workforce reduction by the end of fiscal 2002. With regard to the facilities consolidation plan announced on January 23, 2002, we expect that this action will result in a net reduction of approximately 300 positions by the end of fiscal year 2003, none of which were off-roll as of March 31, 2002.

     Rationalization of Manufacturing Capacity and Other Charges

     We recorded restructuring charges of $121 million for the six months ended March 31, 2002, relating to the rationalization of under-utilized manufacturing facilities and other activities. The charges included $69 million related to asset impairments, $40 million for facility closings, and $12 million of other related costs primarily for contract terminations.

     The asset impairment charge of $69 million includes the impairment of assets under construction that had not been placed into service and were associated with the facilities consolidation initiative announced on January 23, 2002 to move the majority of our operations in Reading and Breinigsville, Pennsylvania to our Allentown, Pennsylvania campus and the impairment of property, plant and equipment relating to earlier restructuring initiatives for the rationalization of underutilized manufacturing facilities and other activities. All affected assets were classified as held for disposal, in accordance with the guidance on impairment of assets in Statement 121, and depreciation was suspended. These non-cash impairment charges represent the write-down to fair value, less costs to sell, of property, plant and equipment that were disposed of, held for sale, or removed from operations.

     The facility closing charge of $40 million consists principally of a non-cash charge of $35 million for the realization of the cumulative translation adjustment resulting from our decision to substantially liquidate our investment in the legal entity associated with our Madrid, Spain manufacturing operations. This charge was recognized in accordance with Emerging Issues Task Force Issue No. 01-5, Issue Summary No. 1, "Application of SFAS No. 52, and Foreign Currency Translation, to an Investment Being Evaluated for Impairment That Will Be Disposed Of." The $5 million balance of the charge related to the facility closing is primarily for lease terminations and non-cancelable leases and related costs.

     We recorded restructuring charge reversals of $66 million for the six months ended March 31, 2002. The restructuring charge reversals include adjustments to estimates of $27 million for asset impairments, a $25 million reversal due to receiving more proceeds from the sale of the assets associated with our Madrid, Spain manufacturing operations than originally estimated, $6 million for contract terminations, a $6 million reversal of a restructuring reserve deemed no longer necessary, and $2 million for facility lease terminations. The asset impairment adjustments were due principally to realizing more proceeds than expected from asset dispositions and from assets that were placed back into service in the second quarter of fiscal 2002.

     Restructuring Reserve Balances

     We anticipate that substantially all of the $25 million restructuring reserve as of March 31, 2002, relating to the workforce reductions, will be paid by end of fiscal 2002. We anticipate that the restructuring reserve balance of $51 as of March 31, 2002, relating to the rationalization of manufacturing capacity and other charges, will be paid as follows: the majority of the contract terminations of $30 million will be paid by the end of fiscal 2002; the non-cancelable lease obligations of $11 million, due to consolidation of facilities, will be paid over the respective lease terms through fiscal 2005; and the majority of the other related costs of $10 million will be paid by December 31, 2002.

     These cash outlays will be funded through cash and cash equivalents on hand. Excluding the facilities consolidation initiative announced on January 23, 2002, we currently estimate future annualized pre-tax savings to be approximately $600 million, of which approximately $120 million is associated with reduced depreciation and $480 million is cash savings resulting from lower employee costs and reduced costs associated with contract and facility lease obligations. The full impact of these savings is expected to be achieved during the third quarter of fiscal 2002. We expect that approximately 75% of these savings will affect gross margin and 25% will affect operating expenses. Our savings in the second quarter of fiscal 2002 were approximately $140 million, resulting from reduced depreciation and lower employee costs and reduced costs associated with contract and facility lease obligations. Of that amount, we estimate that approximately 75% affected gross margin and 25% affected operating expenses.

     Facilities Consolidation

     In addition to the charges we recorded as restructuring expenses related to our January 23, 2002 announcement concerning our facilities consolidation, we also recorded $17 million of charges within gross margin for the six months ended March 31, 2002, substantially all of which resulted from accelerated depreciation. This accelerated depreciation charge is due to the shortening of estimated useful lives of certain assets in connection with the planned facility closings.

     We expect to incur total cash expenditures of approximately $250 million to $350 million associated with the moving of operations and the consolidating of existing manufacturing, research and development, business management and administrative facilities in Pennsylvania and New Jersey. There will also be additional non-cash impacts associated with accelerated depreciation and asset impairments as we continue to evaluate the property, plant and equipment located at Breinigsville and Reading, which had a combined net book value of approximately $455 million as of March 31, 2002. As part of this evaluation, we are determining which assets will be transferred to other locations, temporarily remain in service until the completion of the facilities consolidation, or be removed from service and disposed of by sale or abandonment. We expect the transfer of equipment and manufacturing capability to be substantially complete within eighteen months from the date of the announcement. Our wafer fabrication operation in Orlando, Florida, for which we are seeking a buyer, had property, plant and equipment with a net book value of approximately $445 million as of March 31, 2002.

     Through the consolidation of operations in Pennsylvania and New Jersey, we are reducing our square footage in the two states by about two million square feet, or approximately 50 percent, significantly lowering costs. We expect to realize approximately $100 million annually in cash savings from these actions, commencing in the first quarter of fiscal 2003, driven primarily by a reduction in rent and building infrastructure costs.

SEPARATION EXPENSES

     We incurred costs, fees and expenses relating to our separation from Lucent. These costs, fees and expenses were primarily related to legal separation matters, designing and constructing our computer infrastructure, information and data storage systems, marketing expenses relating to building a company brand identity and implementing treasury, real estate, pension and records retention management services. For fiscal 2001 we recorded $99 million of separation expenses. For the six months ended March 31, 2002 we incurred separation expenses of $5 million compared to $35 million for the six months ended March 31, 2001. As we incurred the majority of the necessary expenses related to our separation from Lucent in fiscal 2001, we would expect these expenses to be substantially lower in fiscal 2002.

INVENTORY PROVISION

     We recorded inventory provisions, classified within cost of sales, of $66 million and $74 million for the six months ended March 31, 2002 and 2001, respectively, and $409 million in fiscal 2001 compared to inventory provisions of $29 million in fiscal 2000 and $11 million in fiscal 1999. The inventory provisions were calculated in accordance with our inventory valuation policy, which is based on a review of forecasted demand compared with existing inventory levels.

     We experienced significant revenue growth over the five years ending September 30, 2000, and this pattern of growth continued through the first quarter of fiscal 2001. In the second quarter of fiscal 2001, we noted softness in customers' demand. However, we did not believe this to be other than temporary, given the recent history of growth. Our belief that the weakness in demand was temporary was supported by the observation that customers were delaying orders to later periods rather than canceling them, and third-party market projections indicating that there could be a rebound in demand in the following months. During the third quarter of fiscal 2001, the decline in the market accelerated. Our customers provided evidence of a longer lasting market decline, both through canceled orders and through direct communications with us. Given our forecast of continuing reductions in demand in the fourth quarter, the majority of the fiscal 2001 inventory charge was recorded in the third quarter. We immediately initiated discussions with suppliers to modify or cancel supply contracts and in the fourth quarter of fiscal 2001 were able to quantify and record a charge of $15 million for contract cancelation fees, which is included in the fiscal 2001 inventory provision.

     Inventory that is determined to be excessive or obsolete is generally disposed of for little or no recoverable value. There are generally no alternative uses for such inventory.

ACCOUNTING POLICIES INVOLVING SIGNIFICANT ESTIMATES

     The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the period reported. The following accounting policies are particularly dependent on estimates and assumptions made by management. These estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary. If actual results differ significantly from management's estimates, our financial statements could be materially impacted.

     Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market. Our inventory valuation policy is based on a review of forecasted demand compared with existing inventory levels. If our estimate of forecasted demand is significantly different than our actual demand, our inventory may be over- or under-valued.

     Long-lived assets, such as goodwill and other acquired intangibles and property, plant and equipment, are reviewed for impairment whenever events such as a significant industry downturn, product discontinuance, plant closures, product dispositions, technological obsolescence or other changes in circumstances indicate that the carrying amount may not be recoverable. When such events occur, we compare the carrying amount of the assets to undiscounted expected future cash flows. If this comparison indicates that there is an impairment, the amount of the impairment is typically calculated using discounted expected future cash flows. If our estimate of an asset's future cash flows is significantly different from the asset's actual cash flows, we may over- or under-estimate the value of an asset's impairment. A long-lived asset's value is also dependent upon its estimated useful life. A change in the useful life of a long-lived asset could result in higher or lower depreciation and amortization expenses. If the asset's actual life is different from its estimated life, the asset could be over- or under-valued.

     Restructuring reserves have been recorded in connection with the restructuring initiatives we have announced. These reserves include estimates pertaining to employee separation costs, the settlement of contractual obligations and other matters. Although we do not anticipate significant changes, the actual costs may differ from these estimates, resulting in further charges or reversals of previously recorded charges.

     We are subject to proceedings, lawsuits and other claims related to environmental, labor, product, tax and other matters. We are required to assess the likelihood of adverse outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is made after careful analysis of each individual issue. The required reserves may change in the future due to new developments in each matter or changes in the approach, such as a change in settlement strategy.

     Historically, certain of our operations have been included in Lucent's consolidated income tax returns. Income tax expense in our consolidated and combined statements of operations has been calculated on a separate tax return basis prior to our initial public offering. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is established, as needed, to reduce net deferred tax assets to the amount for which recovery is probable. If estimates of our future profitability are different than that actually attained, our deferred tax assets could be under- or over-valued.

     See footnote 2 to our annual financial statements included elsewhere in this prospectus for a summary of our significant accounting policies.

RESULTS OF OPERATIONS

 SIX MONTHS ENDED MARCH 31, 2002 COMPARED TO THE SIX MONTHS ENDED MARCH 31, 2001

     The following table shows the change in revenue by operating segment:

                                                      SIX MONTHS ENDED
                                                          MARCH 31,          CHANGE
                                                      -----------------   -------------
                                                       2002      2001        $       %
                                                      -------   -------   -------   ---
                                                            (DOLLARS IN MILLIONS)
Operating Segment:
  Infrastructure Systems............................  $  489    $1,784    $(1,295)  (73)%
  Client Systems....................................     599       769       (170)  (22)
                                                      ------    ------    -------
       Total........................................  $1,088    $2,553    $(1,465)  (57)%
                                                      ======    ======    =======


     Revenue. Revenue decreased 57%, or $1,465 million, for the six months ended March 31, 2002 as compared to the same period in 2001, due primarily to volume decreases. The decrease of $1,295 million within the Infrastructure segment was due to depressed market conditions and reduced expenditures by communication service providers, which drove volume decreases across the entire segment. The decrease of $170 million within the Client segment was driven primarily by volume decreases across the majority of the segment, except for the personal computer hard-drive market which experienced slight volume growth.



     Costs and gross margin. Costs decreased 33%, or $513 million, from $1,532 million for the six months ended March 31, 2001 to $1,019 million for the six months ended March 31, 2002. Gross margin decreased from 40.0% for the six months ended March 31, 2001 to 6.3% for the six months ended March 31, 2002, a decrease of 33.7 percentage points. Gross margin for the Infrastructure segment decreased to (9.6)% in the current period from 44.8% in the prior year period primarily due to lower manufacturing capacity utilization. Gross margin for the Client segment declined to 19.4% in the current period from 28.7% in the prior year period. This decline was primarily due to lower manufacturing capacity utilization in the first quarter of fiscal 2002.



     Selling, general and administrative. Selling, general and administrative expenses decreased 41%, or $137 million, from $336 million in the six months ended March 31, 2001, to $199 million in the same period in 2002. The decrease was primarily due to savings realized from our restructuring and cost saving initiatives.



     Research and development. Research and development expenses decreased 30%, or $160 million, from $537 million in the six months ended March 31, 2001 to $377 million in the same period in 2002. The decrease was primarily due to savings realized from our restructuring and cost saving initiatives.



     Amortization of goodwill and other acquired intangibles. Amortization expense decreased 83%, or $186 million, from $223 million for the six months ended March 31, 2001 to $37 million for the six months ended March 31, 2002. The decrease is due to the impairment of goodwill and other acquired intangibles of $2,762 million that was recognized in the second half of fiscal 2001. These impairments significantly reduced our goodwill and other acquired intangibles and therefore, our current period amortization.



     Restructuring and separation -- net. Net restructuring and separation expenses increased $49 million to $96 million for the six months ended March 31, 2002 from $47 million for the six months ended March 31, 2001. Net restructuring expenses increased $79 million to $91 million for the six months ended March 31, 2002 from $12 million for the six months ended March 31, 2001, as we continued to implement our announced restructuring initiatives. Separation expenses decreased 86%, or $30 million, to $5 million in the current period from $35 million in the prior year period, as the separation was mostly completed in fiscal 2001.

     Impairment of goodwill and other acquired intangibles. During the six months ended March 31, 2002, we determined that an other than temporary impairment of goodwill and other acquired intangibles existed and recorded a charge of $176 million to reduce goodwill and other acquired intangibles, consisting of $113 million and $63 million related to the acquisitions of Ortel and Herrmann, respectively. No impairment charge was recorded in the prior year period.

     Operating loss. We reported an operating loss of $816 million for the six months ended March 31, 2002, compared to an operating loss of $122 million reported for the six months ended March 31, 2001. This change reflects primarily a decline in gross profit, as well as an impairment charge for goodwill and other acquired intangibles, partially offset by expense reductions and a decrease in the amortization of goodwill and other acquired intangibles. Although performance measurement and resource allocation for the reportable segments are based on many factors, the primary financial measure used is operating income (loss) by segment, exclusive of amortization of goodwill and other acquired intangibles, the impairment of goodwill and other acquired intangibles, and net restructuring and separation expenses, which is shown in the following table.

                                                      SIX MONTHS ENDED
                                                         MARCH 31,         CHANGE
                                                      ----------------   -----------
                                                       2002      2001      $      %
                                                      ------     -----   -----   ---
                                                          (DOLLARS IN MILLIONS)
Operating Segment:
  Infrastructure Systems............................  $(389)     $213    $(602)  N/M
  Client Systems....................................   (118)      (65)     (53)   82%
                                                      -----      ----    -----
       Total........................................  $(507)     $148    $(655)  N/M
                                                      =====      ====    =====

---------------
N/M = Not meaningful

     Other income -- net. Other income -- net increased $298 million, from $37 million for the six months ended March 31, 2001 to $335 million for the same period in 2002. The increase was primarily due to the sale of our FPGA business to Lattice Semiconductor, which resulted in a $243 million gain, and gains of $41 million from sales of investments.

     Interest expense. Interest expense increased $39 million to $73 million for the six months ended March 31, 2002 from $34 million in the prior year period. This increase is due to the interest expense associated with our credit facility being greater than what Lucent allocated to us in the prior year period.

     Provision for income taxes. For the first six months of fiscal 2002, we recorded a provision for income taxes of $40 million on a pre-tax loss of $554 million, yielding an effective tax rate of (7.3)%. This rate is higher than the U.S. statutory rate primarily due to the provision for taxes in foreign jurisdictions and the recording of a full valuation allowance of approximately $196 million against U.S. net deferred tax assets. For the first six months of fiscal 2001, we recorded a provision for income taxes of $29 million on a pre-tax loss of $119 million, yielding an effective tax rate of (24.9)%. This rate is higher than the U.S. statutory rate primarily due to non-tax deductible goodwill amortization and separation costs.

 FISCAL YEAR ENDED SEPTEMBER 30, 2001 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 2000

     The following table shows the change in revenue by operating segment:

                                                          YEAR ENDED
                                                         SEPTEMBER 30,      CHANGE
                                                        ---------------   -----------
                                                         2001     2000      $      %
                                                        ------   ------   -----   ---
                                                            (DOLLARS IN MILLIONS)
OPERATING SEGMENT:
  Infrastructure Systems..............................  $2,674   $3,059   $(385)  (13)%
  Client Systems......................................   1,406    1,649    (243)  (15)
                                                        ------   ------   -----
     Total............................................  $4,080   $4,708   $(628)  (13)%
                                                        ======   ======   =====

     Revenue. Revenue decreased 13%, or $628 million, to $4,080 million in fiscal 2001 from $4,708 million in fiscal 2000, primarily due to volume decreases in both segments. The decrease of $385 million within the Infrastructure segment was primarily due to decreased sales of $395 million in integrated circuits, as system providers managed their orders and inventory in light of the reduced capital spending by service providers. This decrease in the Infrastructure segment was partially offset by an increase of $10 million in sales of optoelectronic components. The decrease of $243 million within the Client segment was due to volume decreases across the segment, which were partially offset by strength in the wireless local area networking market.

     During fiscal 2001 revenues decreased sequentially each quarter due to declining market conditions compared to sequential revenue growth each quarter in fiscal 2000. Infrastructure revenues declined $708 million, or 70%, to $298 million in the fourth quarter of fiscal 2001 from the peak quarterly revenue level of $1,006 million experienced in the fourth quarter of fiscal 2000. Client revenues declined $181 million, or 37%, to $302 million in the fourth quarter of fiscal 2001 from the peak quarterly revenue level of $483 million experienced in the fourth quarter of fiscal 2000.

     Costs and gross margin. Costs increased 21%, or $529 million, to $3,084 million in the current fiscal year from $2,555 million in the prior fiscal year. Gross margin decreased 21.3 percentage points to 24.4% in fiscal 2001 from 45.7% in fiscal 2000, primarily due to lower manufacturing capacity utilization and the impact of inventory provisions of $409 million in fiscal 2001 compared to inventory provisions of $29 million in fiscal 2000. Gross margin for the Infrastructure segment declined to 24.8% in fiscal 2001 from 49.8% in fiscal 2000 primarily due to lower manufacturing capacity utilization, inventory provisions of $378 million in fiscal 2001 compared to inventory provisions of $20 million in fiscal 2000, and a change in product mix, from higher margin components to lower margin components. Gross margin for the Client segment decreased to 23.8% in fiscal 2001 from 38.3% in fiscal 2000 due to lower manufacturing capacity utilization.

     Selling, general and administrative. Selling, general and administrative expenses increased 12%, or $62 million, to $597 million in fiscal 2001 from $535 million in fiscal 2000. This was primarily due to increases in general and administrative expenses associated with being a stand-alone company, which were partially offset by lower bonus accruals of approximately $35 million.

     Research and development. Research and development expenses increased 15%, or $124 million, to $951 million in fiscal 2001 from $827 million in fiscal 2000. The increase was due to new and ongoing product development expenses, including a full year of expenses associated with acquisitions during fiscal 2000, partially offset by lower bonus accruals of approximately $40 million.

     Purchased in-process research and development. Purchased in-process research and development decreased to zero in fiscal 2001 from $446 million in fiscal 2000. This is the result of no significant acquisitions being made in fiscal 2001, while a number of acquisitions were completed in fiscal 2000.

     Amortization of goodwill and other acquired intangibles. Amortization expense increased $226 million to $415 million in fiscal 2001 from $189 million in fiscal 2000 due to the recognition in fiscal 2001 of amortization associated with acquisitions completed during fiscal 2000.

     Restructuring and separation expenses. Restructuring and separation expenses of $662 million were incurred in fiscal 2001. We recorded $563 million of restructuring charges. We also incurred expenses of $99 million in connection with our separation from Lucent.

     Impairment of goodwill and other acquired intangibles. During fiscal 2001, we determined that an other than temporary impairment of goodwill and other acquired intangibles existed and recorded a charge of $2,762 million to reduce goodwill and other acquired intangibles.

     Operating income (loss). Operating loss was $4,391 million in fiscal 2001 compared to $156 million of operating income in fiscal 2000. This was driven primarily by the impairment of goodwill and other acquired intangibles, a decline in gross profit, restructuring and separation expenses and an increase in the amortization of goodwill and other acquired intangibles, partially offset by the absence of purchased in-process research and development costs in fiscal 2001. Although performance measurement and resource allocation for the reportable segments are based on many factors, the primary financial measure used is operating income (loss) by segment, exclusive of purchased in-process research and development costs, amortization of goodwill and other acquired intangibles, restructuring and separation expenses, and impairment of goodwill and other acquired intangibles which is shown in the following table:

                                                         YEAR ENDED
                                                       SEPTEMBER 30,       CHANGE
                                                       --------------   -------------
                                                        2001    2000       $       %
                                                       ------   -----   -------   ---
                                                           (DOLLARS IN MILLIONS)
OPERATING SEGMENT:
  Infrastructure Systems.............................  $(377)   $658    $(1,035)  N/M
  Client Systems.....................................   (175)    133       (308)  N/M
                                                       -----    ----    -------
     Total...........................................  $(552)   $791    $(1,343)  N/M
                                                       =====    ====    =======

---------------
     N/M = Not meaningful

     Other income -- net. Other income-net increased 6%, or $2 million, to income of $35 million in fiscal 2001 from income of $33 million in fiscal 2000. The $35 million in fiscal 2001 was comprised primarily of interest income of $69 million from our investment of the proceeds from our initial public offering, income of $42 million from our equity investment in Silicon Manufacturing Partners Pte Ltd., the impairment of $47 million for several non-consolidated investments and foreign exchange losses of $14 million. The $33 million in fiscal 2000 was comprised primarily of gains of $18 million on the sale of investments and foreign exchange gains of $6 million.

     Interest expense. Interest expense increased $93 million to $151 million in fiscal 2001 from $58 million in fiscal 2000. This increase is due to interest on the $2,500 million of short-term debt we assumed from Lucent in April 2001.

     Provision for income taxes. The effective tax rates were (2.3)% and 158.0% for fiscal 2001 and 2000, respectively. The fiscal 2001 effective tax rate includes the impact of recording a valuation allowance of approximately $553 million for deferred tax assets, and the effects of non-tax deductible goodwill amortization and separation costs. The fiscal 2000 effective tax rate includes the impact of non-tax deductible goodwill amortization and non-tax deductible purchased in-process research and development.

  FISCAL YEAR ENDED SEPTEMBER 30, 2000 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1999

     The following table shows the change in revenue by operating segment:

                                                            YEAR ENDED
                                                           SEPTEMBER 30,      CHANGE
                                                          ---------------   ----------
                                                           2000     1999     $      %
                                                          ------   ------   ----   ---
                                                             (DOLLARS IN MILLIONS)
OPERATING SEGMENT:
  Infrastructure Systems................................  $3,059   $2,290   $769   34%
  Client Systems........................................   1,649    1,424    225   16
                                                          ------   ------   ----
     Total..............................................  $4,708   $3,714   $994   27%
                                                          ======   ======   ====

     Revenue. Revenue increased 27%, or $994 million, to $4,708 million in fiscal 2000 from $3,714 million in fiscal 1999, primarily due to volume increases in both segments. The increase of $769 million in the Infrastructure segment was driven by volume increases across the segment and led by increased sales to existing customers of optoelectronic components used in high-speed transport and submarine network applications. The increase of $225 million in the Client segment was led by strengthening in the wireless local area networking and personal computer hard-drive markets. This increase in the Client segment was negatively impacted by a missed design win with a large customer in 1999 for wireless terminal devices, which resulted in not generating sales from a generation of that customer's mobile telephones.

     Costs and gross margin. Costs increased 31%, or $606 million, to $2,555 million in fiscal 2000 from $1,949 million in fiscal 1999, primarily due to increased sales volume. Gross margin decreased 1.8 percentage points to 45.7% in fiscal 2000 from 47.5% in fiscal 1999. Gross margin for the Infrastructure segment was 49.8% in fiscal 2000 and 52.0% in fiscal 1999. The decrease in Infrastructure gross margin was primarily due to lower average revenues per unit for integrated circuits and a change in product mix, partially offset by volume growth in the sale of optoelectronics components, which resulted in a more efficient utilization of manufacturing capacity for optoelectronic components. Gross margin for the Client segment decreased to 38.3% in fiscal 2000 from 40.3% in fiscal 1999. The decrease in Client gross margin was primarily due to a change in product mix, from higher margin components to lower margin components.

     Selling, general and administrative. Selling, general and administrative expenses decreased 7%, or $38 million, to $535 million in fiscal 2000 from $573 million in fiscal 1999. This decrease was primarily due to lower costs associated with the implementation of our advanced logistics and planning systems. These systems were primarily implemented and paid for in fiscal 1999.

     Research and development. Research and development expenses increased 21%, or $144 million, to $827 million in fiscal 2000 from $683 million in fiscal 1999. This increase was primarily due to new and ongoing product development expenses including $50 million added during the year as a result of our acquisitions.

     Purchased in-process research and development. Purchased in-process research and development increased $429 million, to $446 million in fiscal 2000 from $17 million in fiscal 1999. This increase was due to the fiscal 2000 acquisitions of Ortel, Agere, Inc., Herrmann and substantially all the assets of VTC, which resulted in charges of $307 million, $94 million, $34 million and $11 million, respectively.

     Amortization of goodwill and other acquired intangibles. Amortization expense increased $176 million, to $189 million in fiscal 2000 from $13 million in fiscal 1999. This increase reflects amortization of goodwill associated with the acquisitions of Ortel, Herrmann and Agere, Inc. during fiscal 2000.

     Operating income (loss). Operating income decreased 67%, or $323 million, to $156 million in fiscal 2000 from $479 million in fiscal 1999. This was driven primarily by purchased in-process research and development costs, an increase in the amortization of goodwill and other acquired intangibles and an increase in research and development cost, partially offset by an increase in gross profit. Performance measurement and resource allocation for the reportable segments are based on many factors. The primary financial measure used is operating income by segment, exclusive of purchased in-process research and development costs and amortization of goodwill and other acquired intangibles, which is shown in the following table:

                                                             YEAR ENDED
                                                            SEPTEMBER 30,     CHANGE
                                                            -------------   ----------
                                                            2000    1999     $      %
                                                            -----   -----   ----   ---
                                                              (DOLLARS IN MILLIONS)
OPERATING SEGMENT:
  Infrastructure Systems..................................  $658    $478    $180    38%
  Client Systems..........................................   133      31     102   N/M
                                                            ----    ----    ----
     Total................................................  $791    $509    $282    55%
                                                            ====    ====    ====

---------------
N/M = Not meaningful

     Other income -- net. Other income-net decreased 8%, or $3 million, to $33 million in fiscal 2000 from $36 million in fiscal 1999. The $33 million in fiscal 2000 was comprised primarily of gains on sales of investments of $18 million, $4 million of equity income and a $6 million gain on foreign currency transactions. The $36 million in fiscal 1999 was comprised primarily of gains on sales of investments of $32 million, a $20 million equity loss and a $9 million gain on foreign currency transactions.

     Provision for income taxes. The effective tax rates were 158.0% and 33.1% for fiscal 2000 and 1999, respectively. The increase in effective tax rates was due to the fiscal 2000 write-offs of purchased in-process research and development costs that are not deductible for tax purposes. Excluding the impact of non-tax deductible purchased in-process research and development expenses and amortization of goodwill and other acquired intangibles expenses, the effective tax rates were 27.8% and 32.2% for fiscal 2000 and 1999, respectively. The decrease was primarily due to the tax impact of non-U.S. activity and increased research tax credits.

LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 2002, our cash in excess of short-term debt was $493 million, which reflects $1,604 million in cash and cash equivalents less $960 million of short-term debt under our credit facility, $136 million in other secured debt related to our accounts receivable securitization transaction and $15 million from the current portion of our capitalized lease obligation.

     Net cash used in operating activities was $454 million for the six months ended March 31, 2002, compared with $369 million of net cash provided by operations for the six months ended March 31, 2001. The decline in the cash flow from operations for the six months ended March 31, 2002, compared with the same period last year, was driven primarily by an increase in our operating losses, as a result of less favorable market conditions.

     Net cash provided by investing activities was $340 million for the six months ended March 31, 2002 compared with cash used in investing activities of $486 million for the six months ended March 31, 2001. The increase in cash flow from investing activities is primarily due to proceeds of $250 million from the sale of the FPGA business, proceeds of $115 million from the sale of property, plant and equipment, proceeds of $55 million from the sale of investments and a reduction of capital expenditures in the current period. Capital expenditures decreased $405 million to $80 million for the six months ended March 31, 2002, from $485 million for the six months ended March 31, 2001. We are seeking to limit our capital expenditures principally to projects critical to winning new business, keeping customer commitments and the completion of a new office facility adjacent to our current headquarters.

     Net cash used in financing activities was $1,433 million for the six months ended March 31, 2002, compared with cash provided by financing activities of $186 million for the six months ended March 31, 2001. The largest portion of the decrease was the result of our repayment of $1,000 million under our credit facility in connection with the amendment of the facility on October 4, 2001. Subsequent to the amendment of the facility, we further reduced the amount outstanding under the facility by $540 million to $960 million at March 31, 2002, as discussed below.

     As of September 30, 2001, our net cash position was $636 million, which reflects $3,152 million in cash and cash equivalents less $2,516 million of short-term debt, including a $16 million current portion of capitalized lease obligations. The $636 million of net cash is primarily the result of our receipt of $3,448 million of net cash proceeds from our initial public offering, offset by $2,500 million of short-term debt we assumed from Lucent at that time. We did not receive any of the proceeds of this debt and Lucent was relieved of all obligations related to this debt.

     Net cash provided by operating activities was $269 million in fiscal 2001 compared to $762 million for fiscal 2000. The decrease in fiscal 2001, compared with fiscal 2000, reflects a reduction in revenues during a period in which we increased our manufacturing capacity and infrastructure in anticipation of higher revenues. The adverse impact on cash caused by our fiscal 2001 net loss was offset by a $413 million reduction in accounts receivable and a $243 million increase in accounts payable.

     Net cash provided by operating activities was $762 million in fiscal 2000 compared to $690 million for fiscal 1999. The improvement was primarily the result of increases in net income, excluding the non-cash impact associated with depreciation and amortization and purchased in-process research and development. In fiscal 2000 our cash provided by operating activities reflects an increase in receivables of $237 million as a result of increased revenue. In fiscal 1999 our cash provided by operating activities reflects a pre-payment of certain costs in connection with the expansion of our non-U.S. integrated circuits operations.

     Net cash used in investing activities was $723 million in fiscal 2001 compared to $829 million and $753 million in fiscal 2000 and 1999, respectively. Capital expenditures and acquisitions of businesses have historically been the primary components of our investing activities. Capital expenditures were $723 million, $672 million and $656 million in fiscal 2001, 2000 and 1999, respectively. Our capital spending has been used primarily in support of our manufacturing facilities. Capital spending also includes expenditures for information technology, including computer servers and networking capability.

     In fiscal 2001 we invested $96 million on the construction of a new office facility adjacent to our current headquarters and invested $24 million in capital expenditures related to our separation from Lucent. The remainder of our capital expenditures supported on-going business requirements. In light of current business conditions, we are limiting our capital expenditures principally to projects critical to winning new business or keeping customer commitments. Our capital investment needs are expected to be significantly lower in fiscal 2002 than in fiscal 2001, resulting from the current downturn in our markets.

     Net cash provided by financing activities was $3,607 million in fiscal 2001 compared to $67 million and $63 million in fiscal 2000 and 1999, respectively. The increase in fiscal 2001 was primarily the result of the receipt of the net cash proceeds from the sale of our common stock in our initial public offering. Prior to our initial public offering, we relied on Lucent to provide financing for our operations.


     The $2,500 million credit facility that we assumed from Lucent at the time of our initial public offering was a 364-day facility that was to mature on February 21, 2002. On October 4, 2001, this credit facility was amended. In connection with the amendment, we repaid $1,000 million, thereby reducing the facility to $1,500 million. We also paid $21 million in fees in connection with the amendment, which we are amortizing over the life of the facility. The facility is comprised of term loans and revolving credit loans and is secured by our principal domestic assets other than the proceeds of our initial public offering. The maturity date of the facility was extended from February 22, 2002 to September 30, 2002. In addition, if we raise at least $500 million in equity
or debt capital markets transactions before September 30, 2002, or $     million
after giving effect to this offering, the maturity date of the facility will be extended to September 30, 2004, with the facility required to be reduced to $750 million on September 30, 2002 and $500 million on September 30, 2003. The debt is not convertible into any other securities of the company.



     The interest rates applicable to borrowings under the facility are based on a scale indexed to our credit rating. Our credit ratings have declined from BBB-from Standard and Poor's and Baa3 from Moody's at the time of our initial public offering to BB-, with a negative outlook, from Standard & Poor's and Ba3 from Moody's currently. Based on these credit ratings, the interest rate under the facility is the applicable LIBOR rate plus 400 basis points. Unless our credit ratings change, this rate will remain in effect for the life of the facility. Any further decline in our credit rating would increase the interest rate under the facility by 25 basis points per year, which would increase our annual interest expense by approximately $2.4 million, assuming $960 million was outstanding. Following the reduction in the size of the facility, $500 million of the facility is now a revolving credit facility with the remainder considered a term loan. The only periodic debt service obligation under the amended credit facility is to make quarterly interest payments.


     Under the agreement, we must use 100% (50% if the size of the facility is $500 million or less) of the net cash proceeds of liquidity raising transactions to reduce the size of the facility. Liquidity raising transactions are dispositions of assets (other than sales of inventory and ordinary course disposals of excess or obsolete property) including, among other things, receivables securitizations and sale-leaseback transactions, in each case outside the ordinary course of business. The agreement also provides that 50% of the net cash proceeds of the first $500 million and 75% (50% if the size of the facility is $500 million or less) of the net cash proceeds greater than $500 million from most sales of debt or equity securities in public or private transactions be applied to reduce the credit facility. Notwithstanding the foregoing, we must apply 100% of net cash proceeds over $1,000 million from the issuance of debt securities that are secured equally with the credit facility to reduce the size of the credit facility.

     On January 18, 2002, we completed the sale of certain assets and liabilities related to our FPGA business to Lattice Semiconductor Corporation for $250 million in cash. The net cash proceeds from the sale were used to repay amounts outstanding under our credit facility. We believe that the sale of the FPGA business will not have a material impact on our future results of operations.


     On January 24, 2002, Agere Systems Inc. and certain of its subsidiaries entered into a securitization transaction relating to certain accounts receivable. As part of the transaction, Agere Systems Inc. and certain of its subsidiaries irrevocably transfer accounts receivable on a daily basis to a wholly-owned, fully consolidated, bankruptcy remote subsidiary. When we say that the subsidiary is bankruptcy remote, we mean that it is unlikely that it will be voluntarily placed into bankruptcy proceedings by us. In the event we were to be the subject of bankruptcy proceedings, it is unlikely that our creditors would have a claim on the subsidiary's assets, even though the subsidiary is wholly owned by us. This is because we have taken a number of steps, including the appointment of an independent director and the requirement of unanimous board approval to commence bankruptcy proceedings, that we believe under current law will result in the assets of this subsidiary not being available to our creditors until the claims of the subsidiary's creditors are satisfied. The subsidiary has entered into a loan agreement with certain financial institutions, pursuant to which the financial institutions agreed to make loans to the subsidiary secured by the accounts receivable. The financial institutions have commitments under the loan agreement of up to $200 million; however, the amount that we can actually borrow at any time depends on the amount and nature of the accounts receivable that we have transferred to the subsidiary. The loan agreement expires on January 21, 2003. As of March 31, 2002, $136 million was outstanding under this agreement.


     Subsequent to the October 4, 2001 repayment discussed above and through March 31, 2002, we reduced the amount outstanding under the credit facility by $540 million to $960 million at March 31, 2002. The amounts used to make these repayments resulted from the following transactions: $250 million from the sale of our FPGA business, $136 million from our accounts receivable securitization, $67 million from the sale of our manufacturing facility and related equipment located in Spain, $55 million from the sale of investments, and $32 million from various sale-leaseback and other transactions.

     The credit facility contains financial covenants that require us to: (1) maintain a minimum level of liquidity, (2) achieve a minimum level of earnings before interest, taxes, depreciation and amortization computed in accordance with the agreement each quarter, (3) maintain a minimum level of net worth, computed in accordance with the agreement and (4) limit capital expenditures. Other covenants restrict our ability to pay cash dividends, incur indebtedness and invest cash in our subsidiaries and other businesses. The accounts receivable securitization has the same four financial covenants and covenant levels as the credit facility; however, a violation of these covenants will not accelerate payment or require an immediate cash outlay to cover amounts previously loaned under the accounts receivable securitization, but will end our ability to obtain further loans under the agreement.

     As a result of a significant decline in market demand for telecommunications infrastructure products, we have been experiencing losses and have been using cash in our operations for several quarters. In response to market conditions, we have announced a number of restructuring and consolidation actions to reduce our losses and use of cash.

     On January 23, 2002, we announced plans to consolidate existing manufacturing, research and development, business management and administrative facilities in Pennsylvania and New Jersey. The consolidation is expected to be substantially completed 18 months from the announcement date. We anticipate the cash required for this consolidation to be between $250 million and $350 million. We plan to discontinue operations and seek buyers for our Reading and Breinigsville facilities. Through this consolidation we will reduce our square footage in the two states by about two million square feet, or approximately 50%, significantly lowering cost. We expect to realize approximately $100 million annually in cash savings from these actions, driven primarily by a reduction in rent and building infrastructure costs. In addition, we are seeking a buyer for our wafer fabrication operation in Orlando, Florida.

     Our primary source of liquidity is our cash and cash equivalents. If this offering is completed, we believe that our cash and cash equivalents will be sufficient to meet our cash requirements for the next 12 months, including repayment of borrowings under the credit facility if its maturity is not extended, the cash requirements of the facilities consolidation described above and the other announced restructuring activities.

     If this offering is not completed, we believe that our cash and cash equivalents, together with additional amounts that may be borrowed under the accounts receivable securitization, will be sufficient to meet our cash requirements for the next 12 months, including repayment of borrowings under the credit facility if its maturity is not extended, the cash requirements of the facilities consolidation described above and the other announced restructuring activities. If we lose access to the accounts receivable securitization or generate less cash in our business than what our plans contemplate, we would consider further cash conserving actions to enable us to meet our cash requirements for the next 12 months. These actions would include the elimination of employee bonuses, the acceleration of already planned expense reductions, further limits on capital spending and the retiming of certain restructuring initiatives. We cannot assure you that these actions will be feasible at the time or prove adequate. In any event, we intend to pursue other financing transactions in addition to this offering, although we have no committed financing transactions at this time. In addition, we are restricted in our ability to issue stock in order to raise capital due to conditions related to our spin-off from Lucent. This discussion of our liquidity requirements does not take into consideration an extension of the credit facility, an extension of the accounts receivable securitization, any funds that we may receive as a result of selling our Orlando, Florida operations or the Reading and Breinigsville, Pennsylvania facilities or any other financing transactions.

  CONTRACTUAL OBLIGATIONS AND COMMITMENTS

     The following table aggregates our contractual obligations and commitments with definitive payment terms which will require significant cash outlays in the future. The commitment amounts are as of September 30, 2001, with the exception of the credit facility, which has been adjusted for subsequent repayments and reflects the balance as of March 31, 2002, and other secured debt, which is the amount outstanding under the accounts receivable securitization as of March 31, 2002.

                                                        YEAR ENDING SEPTEMBER 30,
                                                    ----------------------------------   LATER
                                           TOTAL     2002    2003   2004   2005   2006   YEARS
                                           ------   ------   ----   ----   ----   ----   -----
                                                          (DOLLARS IN MILLIONS)
CONTRACTUAL OBLIGATIONS AND COMMITMENTS
Credit facility..........................  $  960   $  960   $ --   $ --   $ --   $ --   $ --
Other secured debt.......................     136       --    136     --     --     --     --
Capital leases...........................      55       17     22     16     --     --     --
Operating leases.........................     331      142    106     50     29      4     --
                                           ------   ------   ----   ----   ----   ----   ----
     Total...............................  $1,482   $1,119   $264   $ 66   $ 29   $  4   $ --
                                           ======   ======   ====   ====   ====   ====   ====

     We also have potential contractual obligations which are contingent upon certain events and do not have definitive payment terms. Such obligations may require cash outlays by us in the future. The obligations are discussed below.

     In December 1997, we entered into a joint venture, called Silicon Manufacturing Partners Pte Ltd, or SMP, with Chartered Semiconductor, a leading manufacturing foundry for integrated circuits, to operate a 54,000 square foot integrated circuit manufacturing facility in Singapore. We own a 51% equity interest in this joint venture, and Chartered Semiconductor owns the remaining 49% equity interest. We have an agreement with SMP under which we have agreed to purchase 51% of the production output from this facility and Chartered Semiconductor has agreed to purchase the remaining 49% of the production output. If we fail to purchase the required commitments, we will be required to pay SMP for the fixed costs associated with the unpurchased wafers. Chartered Semiconductor is similarly obligated with respect to the wafers allotted to it. The agreement may be terminated by either party upon two years' written notice, but may not be terminated prior to February 2008. The agreement may also be terminated for material breach, bankruptcy or insolvency. Based on forecasted demand, we believe it is unlikely that we would have to pay any significant amounts for underutilization in the near future. However, if our purchases under this agreement are less than anticipated, our cash obligation to SMP may be significant.

     In July 2000, we and Chartered Semiconductor entered into an agreement committing both parties to jointly develop manufacturing technologies for future generations of integrated circuits targeted at high-growth communications markets. We have agreed to invest up to $350 million over a five-year period. As part of the joint development activities, the two companies are staffing a new research and development team at Chartered Semiconductor's Woodlands campus in Singapore. These scientists and engineers are working with Company teams located in the United States, as well as with Chartered Semiconductor's technology development organization. The agreement may be terminated for breach of material terms upon 30 days' notice or for convenience upon six months' notice prior to the planned successful completion of a development project, in which case the agreement will terminate upon the actual successful completion of that project.

     We have also entered into an agreement with Chartered Semiconductor whereby Chartered Semiconductor will provide integrated circuit wafer manufacturing services to us. Under the agreement, we provide a demand forecast to Chartered Semiconductor for future periods and Chartered commits to have manufacturing capacity available for our use. If we use less than a certain percent of the forecasted manufacturing capacity, we may be obligated to pay penalties to Chartered Semiconductor. We are currently in discussions with Chartered Semiconductor concerning shortfalls in purchase commitments.

PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT

     In connection with the acquisitions of Agere, Inc., Herrmann, Ortel and substantially all the assets of VTC in fiscal 2000, and the acquisitions of Enable and Sybarus in fiscal 1999, a portion of each purchase price was allocated to purchased in-process research and development. In analyzing these acquisitions, we made decisions to buy technology that had not yet been commercialized rather than develop the technology internally. We relied on factors such as the amount of time it would take to bring the technology to market in making these decisions. We also considered Lucent's Bell Laboratories' resource allocation and its progress on comparable technology, if any. Our management expects to use a similar decision process in the future.

     We estimated the fair value of in-process research and development for the above acquisitions using an income approach. This involved estimating the fair value of the in-process research and development using the present value of the estimated after-tax cash flows expected to be generated by the purchased in-process research and development, using risk-adjusted discount rates and revenue forecasts as appropriate. The selection of the discount rate was based on consideration of Lucent's weighted average cost of capital, as well as other factors known at the time, including the projected useful life of each technology, profitability levels of each technology, the uncertainty of technology advances and the stage of completion of each technology. We believe that the estimated in-process research and development amounts so determined represented fair value and did not exceed the amount a third party would have paid for the projects.

     Core technology is a product, service or process that exists at the date of the acquisition and may contribute to the value of any product resulting from in-process research and development. We deducted an amount representing the estimated value of any core technology's contribution from the estimated cash flows used to value in-process research and development. At the date of acquisition, the in-process research and development projects had not yet reached technological feasibility and had no alternative future uses. Accordingly, the value allocated to these projects was capitalized and immediately expensed at acquisition. If the projects are not successful or completed in a timely manner, management's product pricing and growth rates may not be achieved and we may not realize the financial benefits expected from the projects.

     Set forth below are descriptions of the major acquired in-process research and development projects and our original assumptions in connection with our significant acquisitions, followed by a current status of the projects. Due to significant changes in economic, industry and market conditions, particularly in the latter half of fiscal 2001, the original assumptions at the time of acquisition, for some of our acquisitions, vary materially from our current estimates as noted below.

  AGERE, INC.

     On April 20, 2000, we completed the acquisition of Agere, Inc., which was a developer and supplier of integrated circuits solutions used in network processors, which control how data is sent over networks. At the acquisition date, Agere, Inc. was conducting development and qualification activities related to the development of a programmable network processor for various protocols for 2.5 gigabits per second transmission speeds. A protocol is a set of procedures for the formatting and timing of data transmission between two pieces of equipment. A gigabit is a unit of measurement of data and is equal to roughly one billion bits. The allocation to purchased in-process research and development of $94 million represented its estimated fair value using the methodology described above.

     Agere, Inc.'s in-process research and development projects were approximately 65% complete at the time of acquisition. The projects were expected to be completed in November 2000 after approximately two years of research and development effort. Following completion, the projects were expected to begin generating economic benefits. Revenue attributable to the resulting products was estimated to be $21 million in fiscal 2001 and $65 million in fiscal 2002. Revenue was expected to peak in fiscal 2007 and decline thereafter through the end of the product's life, which was expected to be in fiscal 2009, as new product technologies were expected to be introduced by us. Revenue growth was expected to decrease from 205% in fiscal 2002 to 5% in fiscal 2007 and be negative for the remainder of the projection period. At the acquisition date, costs to complete Agere's in-process research and development were expected to total approximately $3.4 million. Projected future net cash flows attributable to Agere's in-process research and development, assuming successful development, were discounted to net present value using a discount rate of 30%.

     Agere, Inc.'s in-process research and development projects related to first generation network processors were completed in the fourth quarter of fiscal 2000. The second generation processors were completed in the first quarter of fiscal 2001. Actual costs related to completing these projects were $13 million. A third generation is expected to be completed in the first quarter of fiscal 2003 at an estimated cost of $2.4 million. Actual revenues for fiscal 2001 were $4 million, consisting primarily of sales of development systems and models, which are used by customers for system evaluations and qualifications. Changing conditions in the targeted market areas for these network processors have led to a revised revenue forecast for these parts, which is lower than originally anticipated. Fiscal 2002 revenues are currently projected to be about $13 million, with growth in excess of 50% over the next two years expected to decrease to a long-term growth rate of 8% by 2011.

  ORTEL CORPORATION

     On April 27, 2000, we completed the acquisition of Ortel, which was a developer and manufacturer of semiconductor-based optoelectronic components used in fiber optic systems for data communications and cable television networks. At the acquisition date, Ortel was conducting development, engineering and testing activities associated with high-speed optical transmitters, receivers and transceivers.

     Ortel's in-process research and development projects ranged from 50% to 75% complete at the time of acquisition. Ortel's in-process research and development projects were expected to be completed during the period from June 2000 to April 2001 after approximately two to three and a half years of research and development effort. Following completion, the projects were expected to begin generating economic benefits. The allocation to purchased in-process research and development of $307 million represented its estimated fair value using the methodology described above. The $307 million was allocated to the following projects, which are explained below.

     - 10G New Products -- $61 million;

     - 10G OC-192 Receiver/Daytona Products -- $105 million;

     - 980 Products -- $95 million;

     - 1550 Products -- $27 million; and

     - CATV Products -- $19 million.

     Projected net cash flows attributable to Ortel's in-process research and development, assuming successful development, were discounted to net present value using a discount rate of 25%.

     Revenue attributable to the 10G New Products was estimated to be $5 million in fiscal 2001 and $30 million in fiscal 2002. 10G New Products are receivers that incorporate new packaging technologies for high-speed transport and metropolitan network applications at speeds of 10 gigabits per second. Revenue was expected to peak in fiscal 2009 and decline thereafter through the end of the products' life as new product technologies were expected to be introduced by us. Revenue growth was expected to decrease from 447% in fiscal 2002 to 8% in fiscal 2009, and be negative for the remainder of the projection period. At the acquisition date, costs to complete the research and development efforts related to the products were expected to be $3 million.

     Most of the 10G New Products were completed in fiscal 2001 as anticipated at a cost of $2 million. One product remains in development and is expected to be completed in fiscal 2002 at an estimated cost of $1 million. There were no revenues attributable to the 10G New Products in fiscal 2001. Management has revised its estimated revenue for fiscal 2002 to be $1 million with a long-term growth rate of 15%.

     Revenue attributable to the 10G OC-192 Receiver/Daytona Products was estimated to be $16 million in fiscal 2001 and $33 million in fiscal 2002. 10G OC-192 Receiver/Daytona Products are directly modulated lasers and receivers used for high-speed transport and metropolitan network applications at speeds of 10 gigabits per second. Revenue was expected to peak in fiscal 2009 and decline thereafter through the end of the products' life as new product technologies were expected to be introduced by us. Revenue growth was expected to decrease from 166% in fiscal 2003 to 8% in fiscal 2009, and be negative for the remainder of the projection period. At the acquisition date, costs to complete the research and development efforts related to the product were expected to be $1 million.

     The 10G OC-192 Receiver/Daytona Products were completed in fiscal 2001. Actual revenues in fiscal 2001 were $40 million and are currently projected to decrease to $8 million for fiscal 2002. Revenues are expected to grow annually at a rate of 10% until fiscal 2008 when a decline in growth is anticipated. Actual project costs were materially consistent with management's original estimates.

     Revenue attributable to the 980 Products was estimated to be $44 million in fiscal 2001 and $108 million in fiscal 2002. 980 Products are pump lasers operating at 980 nanometers wavelength. A nanometer is a unit of measurement of distance and equals one billionth of a meter. Revenue was expected to peak in fiscal 2008 and decline thereafter through the end of the products' life as new product technologies were expected to be introduced by us. Revenue growth was expected to decrease from 143% in fiscal 2002 to 17% in fiscal 2008, and be negative for the remainder of the projection period. At the acquisition date, costs to complete the research and development efforts related to the 980 Products were expected to be $1 million.

     The 980 Products were in development and therefore did not yield any revenues in fiscal 2001. Currently, all design efforts on the 980 products have been discontinued and there are no expected revenues in fiscal 2002 or any future period.

     Revenue attributable to the 1550 Products was estimated to be $2 million in fiscal 2001 and $63 million in fiscal 2002. 1550 Products are transmitters and lasers operating at 1550 nanometers wavelength. Revenue was expected to peak in fiscal 2008 and decline thereafter through the end of the products' life as new product technologies were expected to be introduced by us. Revenue growth was expected to decrease from 33% in fiscal 2003 to 17% in fiscal 2008, and be negative for the remainder of the projection period. At the acquisition date, costs to complete the research and development efforts related to the 1550 Products were expected to be $2 million.

     The 1550 Products had four distinct product lines. Of these product lines, one has been completed, one has been cancelled and two are still in-process. It is anticipated that the in-process research and development for the uncompleted projects will be finalized in the third quarter of fiscal 2002. Product development costs for the 1550 products since acquisition have been $1.5 million and it is anticipated that an additional $0.5 million will be incurred to complete the products. There were no revenues attributable to these products in fiscal 2001. Management has lowered its estimate of revenues to be $3 million in fiscal 2002 with a 10% annual growth rate projected through fiscal 2008 with negative growth thereafter.

     Revenue attributable to the CATV Products was estimated to be $28 million in fiscal 2001 and $58 million in fiscal 2002. CATV Products are receivers and return path products for cable television network applications. The return path allows cable system operators to offer Internet and telephone services, in direct competition with network services providers. Revenue was expected to peak in fiscal 2004 and decline thereafter through the end of the products' life as new product technologies were expected to be introduced by us. Revenue growth was expected to decrease from 107% in fiscal 2002 to 4% in fiscal 2004 and be negative for the remainder of the projection period. At the acquisition date, costs to complete the research and development efforts related to the CATV Products were expected to be $1 million.

     The CATV Products were completed in fiscal 2001 at a cost of $2 million. Actual revenues in fiscal 2001 were $44 million. Revenue attributable to these projects is currently estimated to be $35 million in fiscal 2002 with minimal to no growth anticipated in future years.

  HERRMANN TECHNOLOGY, INC.

     On June 16, 2000, we completed the acquisition of Herrmann, which was a developer and supplier of passive optical filters that can be used in conjunction with active optoelectronic components in products such as amplifiers. The allocation to in-process research and development of $34 million represented its estimated fair value using the methodology described above. The $34 million was allocated primarily to the development of manufacturing processes.

     Revenue attributable to the products using these manufacturing processes was estimated to be $59 million in fiscal 2001 and $91 million in fiscal 2002. Revenue was expected to peak in fiscal 2005 and decline thereafter through the end of the products' life as new technologies were expected to be introduced by us. Revenue growth was expected to decrease from 54.7% in 2002 to 0.7% in fiscal 2005, and be negative for the remainder of the projection period. At the acquisition date, costs to complete the research and development efforts related to the processes were expected to be $0.5 million.

     Herrmann's in-process research and development projects ranged from 20% to 60% complete at the time of acquisition. Herrmann's in-process research and development projects were expected to be completed during the period from August 2000 to June 2001 after approximately two to six years of research and development effort. Following completion, the projects were expected to begin generating economic benefits. In total, costs to complete Herrmann's in-process research and development were expected to equal approximately $1.8 million. Projected future net cash flows attributable to Herrmann's in-process research and development, assuming successful development, were discounted to net present value using a discount rate of 27.5%.

     Hermann's in-process research and development projects were either completed by July of 2001 or discontinued due to market conditions. Actual costs to complete the projects were $1.3 million. Actual revenue in fiscal 2001 attributable to these products was significantly lower than anticipated at $3 million. Management has revised the estimated revenue attributable to these projects to be $6 million in fiscal 2002 with minimal to no growth anticipated in future years.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

     We are subject to a wide range of laws and regulations relating to protection of the environment and employee safety and health. We are currently involved in investigations and/or cleanup of known contamination at eight sites either voluntarily or pursuant to government directives. There are established reserves for environmental liabilities where they are probable and reasonably estimable. Reserves for estimated losses from environmental remediation are, depending on the site, based primarily upon internal or third party environmental studies, estimates as to the number, participation level and financial viability of all potential responsible parties, the extent of contamination and the nature of required remedial actions. Although we believe that the reserves are adequate to cover known environmental liabilities, it is often difficult to estimate with certainty the future cost of such matters. Therefore, there is no assurance that expenditures that will be required relating to remedial actions and compliance with applicable environmental laws will not exceed the amount reflected in the reserves for such matters or will not have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

LEGAL PROCEEDINGS

     From time to time we are involved in legal proceedings arising in the ordinary course of business, including unfair labor charges filed by our unions with the National Labor Relations Board, claims before the U.S. Equal Employment Opportunity Commission and other employee grievances. We also may be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling our products.

     On October 3, 2000, a patent infringement lawsuit was filed against Lucent, among other optoelectronic components manufacturers, by Litton Systems, Inc. and The Board of Trustees of the Leland Stanford Junior University in the United States District Court for the Central District of California (Western Division). We anticipate we may be named a defendant in the suit. The complaint alleges that each of the defendants is infringing a patent related to the manufacture of erbium-doped optical amplifiers. The patent is owned by Stanford University and is exclusively licensed to Litton. The complaint seeks, among other remedies, unspecified monetary damages, counsel fees and injunctive relief. This matter is in its early stages. Because of the decline in demand for erbium-doped optical amplifiers over the last 12 months, which we expect to continue for the remaining life of the patent, we currently believe that this suit, if determined adversely to us, would not have a material adverse effect on our financial position, results of operations or cash flows.

     An investigation was commenced on April 4, 2001, by the U.S. International Trade Commission based on a request of Proxim, Inc. alleging patent infringement by 14 companies, including some of our customers for wireless local area networking products. Proxim alleges infringement of three patents related to spread-spectrum coding techniques. Spread-spectrum coding techniques refers to a way of transmitting a signal for wireless communications by spreading the signal over a wide frequency band. We believe we have valid defenses to Proxim's claims and have intervened in the investigation in order to defend our customers. Proxim seeks relief in the form of an exclusion order preventing the importation by our customers of specified wireless local area networking products, including some of our products, into the United States. If Proxim were able to obtain an exclusion order, we believe that the order would likely apply to 802.11(b) card products and access point products containing such cards for our customers named in the complaint, and possibly all 802.11(b) card products and access point products containing such cards imported by us. We believe that any order would not exclude importation of 802.11(b) chipsets, or impact any potential 802.11(a) products. While it is possible that an exclusion order, if granted, could affect products from which we derive a material amount of revenue, we believe that we could restructure our operations to minimize the impact of such an order on our business. One of our subsidiaries, Agere Systems Guardian Corp., filed a lawsuit on May 23, 2001, in the U.S. District Court in Delaware against Proxim alleging infringement of three patents used in Proxim's wireless local area networking products.

     If we are unsuccessful in resolving these proceedings, as they relate to us, our operations may be disrupted or we may incur additional costs. Other than as described above, we do not believe there is any litigation pending that should have, individually or in the aggregate, a material adverse effect on our consolidated financial position, results of operations or cash flows.

RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Statement 142 provides guidance on the financial accounting and reporting for acquired goodwill and other intangible assets. Under Statement 142, goodwill and indefinite lived intangible assets will no longer be amortized. Intangible assets with finite lives will continue to be amortized over their useful lives which will no longer be limited to a maximum life of forty years. The criteria for recognizing an intangible asset have also been revised. As a result, we will need to re-assess the classification and useful lives of our previously acquired goodwill and other intangible assets. Statement 142 also requires that goodwill and indefinite lived intangibles be tested for impairment at least annually. The goodwill impairment test is a two step process that requires goodwill to be allocated to reporting units. In the first step, the fair value of the reporting unit is compared to the carrying value of the reporting unit. If the fair value of the reporting unit is less than the carrying value of the reporting unit, a goodwill impairment may exist, and the second step of the test is performed. In the second step, the implied fair value of the goodwill is compared to the carrying value of the goodwill and an impairment loss will be recognized to the extent that the carrying value of the goodwill exceeds the implied fair value of the goodwill. Statement 142 is effective for Agere in fiscal year 2003, although earlier application is permitted. We plan to adopt Statement 142 effective October 1, 2002 and are currently evaluating the potential effects of implementing this standard on our financial condition and results of operations.

     Also in July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations." Statement 143 addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and their associated retirement costs. In accordance with Statement 143, retirement obligations will be recognized at fair value in the period they are incurred. When the liability is initially recorded, the cost will be capitalized by increasing the asset's carrying value, which is subsequently depreciated over its useful life. Statement 143 is effective for us in fiscal year 2003, with earlier application encouraged. We plan to adopt Statement 143 effective October 1, 2002, and are currently evaluating the potential effects of implementing this standard on our financial condition and results of operations.

     In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Statement 144 primarily addresses financial accounting and reporting for the impairment or disposal of long-lived assets and also affects certain aspects of accounting for discontinued operations. Statement 144 is effective for us in fiscal year 2003, with earlier application encouraged. We plan to adopt Statement 144 effective October 1, 2002, and are currently evaluating the potential effects of implementing this standard on our financial condition and results of operations.

EUROPEAN MONETARY UNION -- EURO

     Several member countries of the European Union have established fixed conversion rates between their sovereign currencies and the Euro, and have adopted the Euro as their new single legal currency. The legacy currencies remained legal tender in the participating countries for a transition period between January 1, 1999 and January 1, 2002. During the transition period, cash-less payments were permitted to be made in the Euro. Beginning on January 1, 2002, the participating countries introduced Euro notes and coins. The participating countries withdrew all legacy currencies by February 28, 2002, and they are no longer available. The Euro conversion may affect cross-border competition by creating cross-border price transparency. We will continue to evaluate issues involving introduction of the Euro as further accounting, tax and governmental legal and regulatory guidance is available. Based on current information and our current assessment, it is not expected that the Euro conversion will have a material adverse effect on our business or financial condition.

RISK MANAGEMENT

     We are exposed to market risk from changes in foreign currency exchange rates and interest rates that could impact our results of operations and financial position. We manage our exposure to these market risks through our regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. We use derivative financial instruments as risk management tools and not for speculative purposes. In addition, derivative financial instruments are entered into with a diversified group of major financial institutions in order to manage our exposure to nonperformance on such instruments. Our risk management objective is to minimize the effects of volatility on our cash flows by identifying the recognized assets and liabilities or forecasted transactions exposed to these risks and appropriately hedging the risks.

     We use foreign currency forward contracts, and may from time to time use foreign currency options, to manage the volatility of non-functional currency cash flows resulting from changes in exchange rates. Foreign currency exchange contracts are designated for recorded, firmly committed or anticipated purchases and sales. The use of these derivative financial instruments allows us to reduce our overall exposure to exchange rate movements, since the gains and losses on these contracts substantially offset losses and gains on the assets, liabilities and transactions being hedged. As of September 30, 2001, our primary net foreign currency market exposures included Singapore dollars and British Pounds Sterling.

     The fair value of foreign currency exchange contracts is subject to changes in foreign currency exchange rates. For the purpose of assessing specific risks, we use a sensitivity analysis to determine the effects that market risk exposures may have on the fair value of our financial instruments and results of operations. The financial instruments included in our sensitivity analysis are foreign currency forward contracts. These contracts generally have a duration of three to six months and are primarily used to hedge firmly committed and anticipated transactions. The sensitivity analysis excludes the values of foreign currency denominated receivables and payables because of their short maturities. To perform the sensitivity analysis, we assess the risk of loss in fair values from the effect of a hypothetical 10% change in foreign currency exchange spot rates assuming no change in interest rates. For contracts outstanding as of March 31, 2002, a 10% appreciation in foreign currency exchange rates against the U.S. dollar from the prevailing market rates would have increased our pre-tax earnings by approximately $2 million. Conversely, a 10% depreciation in these exchange rates from the prevailing market rates would have decreased our pre-tax earnings by approximately $2 million. Consistent with the nature of the economic hedge of foreign currency exchange contracts, these gains or losses would be offset by corresponding decreases or increases, respectively, of the underlying instrument or transaction being hedged.

     The model assumes a parallel shift in all foreign currency exchange spot rates. Exchange rates, however, rarely move in the same direction. The assumption that all exchange rates change in a parallel manner does not necessarily represent the actual changes in fair value we would incur under normal market conditions because all variables other than the specific market risk are held constant.

     Effective October 1, 2000, we adopted Statement 133 and its corresponding amendments under Statement 138. The adoption of Statement 133 resulted in a cumulative effect of an increase in our net loss of $4 million, net of a tax benefit of $2 million in fiscal 2001. The increase in our net loss is primarily due to derivatives not designated as hedging instruments. For the six months ended March 31, 2002 and 2001, and the fiscal year ended September 30, 2001, the change in fair market value of derivative instruments was recorded in other income-net and was not material.

     While we hedge certain foreign currency transactions, a decline in value of non-U.S. dollar currencies may adversely affect our ability to contract for product sales in U.S. dollars because our products may become more expensive to purchase in U.S. dollars for local customers doing business in the countries of the affected currencies.

     As of March 31, 2002, we had $1,096 million of short-term variable rate debt outstanding. To manage the cash flow risk associated with this debt, we may, from time to time, enter into interest rate swap agreements. There were no interest rate swap agreements in effect during the six months ended March 31, 2002, fiscal 2001 or fiscal 2000. As of March 31, 2002, a variation of 1% in the interest rate charged on this short-term variable rate debt would result in a change of approximately $11 million in annual interest expense.

     Our investment portfolio consists of equity investments accounted for under the cost and equity methods. We do not hedge equity price risk.

                                    BUSINESS

GENERAL

     We are the world's leading provider of components for communications applications, delivering integrated solutions that form the building blocks for advanced wired, wireless, and optical communications networks. We also design and manufacture a wide range of integrated circuit solutions for computer- and communications-related consumer devices such as cellular phones, modems, and hard disk drives for personal computers and workstations. In addition, the company supplies complete wireless computer networking solutions through the ORiNOCO(TM) product line.

     Our business operations are organized into two market-focused groups, Client Systems and Infrastructure Systems, that target the consumer communications and network equipment markets respectively. Each of these two groups is a reportable operating segment. The segments each include revenue from the licensing of intellectual property related to that segment.

     The Client Systems segment includes our wireless data, computer communications, storage and wireless terminal solutions products. This segment delivers integrated circuit solutions for a variety of end-user applications such as modems, Internet-enabled cellular terminals and hard-disk drives for computers as well as software, systems and wireless local area network solutions through the ORiNOCO product family.

     The Infrastructure Systems segment delivers solutions to the high-speed communications systems market and facilitates the convergence of integrated circuit devices and optoelectronic components. We have consolidated research and development, as well as marketing, for both optoelectronic and integrated circuit devices aimed at communications systems. This allows us to design, develop and deliver complete, interoperable solutions to equipment manufacturers for advanced enterprise, access, metropolitan, long-haul and undersea applications.

     Integrated circuits, or chips, are made using semiconductor wafers imprinted with a network of electronic components. They are designed to perform various functions such as processing electronic signals, controlling electronic system functions and processing and storing data. Optoelectronic components, including both active and passive components, transmit, process, change, amplify and receive light that carries data and voice traffic over optical networks.

     We sell our products primarily through our direct sales force, but we also utilize distributors, resellers and electronic commerce. Of our total revenue of $4,080 million in the fiscal year ended September 30, 2001, $1,406 million, or 34%, was generated by our Client Systems segment and $2,674 million, or 66%, was generated by our Infrastructure Systems segment. Approximately 45% of our revenue was generated in the United States and 55% internationally during fiscal 2001. For the six months ended March 31, 2002, $599 million of our revenue, or 55%, was generated by our Client Systems segment and $489 million of our revenue, or 45%, was generated by our Infrastructure Systems segment. Approximately 33% of our revenue was generated in the United States and 67% internationally during the six months ended March 31, 2002. See note 17 to our annual financial statements included elsewhere in this prospectus for further information about our Client Systems and Infrastructure Systems segments.

     As of March 31, 2002, we employed approximately 11,700 people worldwide. We have major research and development and manufacturing sites in the United States, Mexico, Singapore and Thailand.

OUR STRATEGY

     We intend to maintain and enhance our position as the leading global provider of communications components. To accomplish this goal, we are pursuing the major strategies described below.

     - Focus on Future Growth and Profit Opportunities within the Communications Components Industry. We are focusing resources on segments of the market for integrated circuits and optoelectronics where we can leverage our existing technical skills, manufacturing capabilities and customer

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       relationships, and where we believe there is long-term market growth and profit potential. We will particularly focus on the markets for network communications equipment and wireless local area networking products.

     - Expand and Develop New Customer Relationships. We seek to capitalize on our status as a stand-alone company to increase our sales by being selected to develop and supply components for our customers' new products. We seek to expand our engagements with existing and potential customers who have been reluctant to buy from us because they are competitors of Lucent.

     - Execute on Management Realignment and Restructuring. We have realigned our management structure to focus on the communications infrastructure and client systems markets. We will continue to implement a series of announced restructuring initiatives focused on reducing expenses and streamlining operations within these segments, which are intended to reduce our fixed costs and enable us to more closely match our costs to the level of the demand from our customers.

     - Extend Product and Technical Leadership. We are building on our product and technical leadership by continuing to work closely with our customers and making appropriate investments in research and development. Specific initiatives include:

        1. Integrated Solutions. We will continue to leverage our extensive communications systems experience and extensive product portfolio to provide integrated solutions for our customers. Our integrated solutions will provide customers with components and software for entire functions and subsystems so that customers can design and market higher performance and lower cost products more quickly. We also support customers with technical product and systems understanding to help them use our products.

        2. Combined Integrated Circuit and Optoelectronic Solutions. We believe that customers will increasingly demand combined integrated circuit and optoelectronic solutions in order to reduce the time and expense necessary to develop communications equipment. We will take advantage of our extensive experience, systems understanding and broad product portfolio in both integrated circuits and optoelectronics to capitalize on this market opportunity.

CLIENT SYSTEMS

     We sell integrated circuits for use in products that allow users to access communications networks through a variety of different methods. We offer our customers solutions that include integrated circuits and software. In addition, we offer integrated circuits for computer hard disk drives and equipment for wireless local area networking which facilitates data communication between computers and networks without the use of wires.

     Many of our products convert analog signals into digital signals and vice versa. Analog refers to a transmission technique employing a continuous signal that varies in amplitude, frequency or phase of the transmission. Digital refers to a method of transmitting, storing and processing data that uses distinct electronic or optical pulses to represent the binary digits 0 and 1.

  COMPETITIVE STRENGTHS

     We believe the primary reasons why customers select our client systems components are:

     - price;

     - breadth of product line and ability to offer integrated solutions;

     - manufacturing capacity, as measured by ability to satisfy orders;

     - performance, as measured by speed, power requirements and reliability;
       and

     - compatibility of products with other products and communications standards used in communications networks.

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

  PRODUCTS AND APPLICATIONS

  Storage Products

     We sell integrated circuits for use in hard disk drives. As applications used on computers and communications equipment become more complex, we expect an increased demand for higher storage capability. Within the storage products area we sell read channels, disk controllers and pre-amplifiers, or preamps. Read channels convert an analog signal that is generated by reading the stored data on the hard disk into digital signals. Preamps are used to amplify the initial signal from the hard disk so the signal can be processed by the read channel. Together, these are key components that are critical to determining the overall performance of a hard disk drive. We also develop and sell disk drive controllers, which are used to control signal processing and communications functions within the disk drive. When a read channel and a disk controller are integrated into a single solution, this is referred to as a "super chip." We design and sell hard disk drive super chips to several leading disk drive manufacturers.

  Wireless Local Area Networking Products

     We sell integrated circuits and equipment for wireless networks, along with associated software. We offer our ORiNOCO products for wireless local area networking.

     Our wireless local area networking products comprise a complete wireless local area network system that provides broadband network access through mobile and fixed data devices. We offer the software and equipment necessary to create and support wireless local area networks, which are typically referred to as wireless LANs. Our wireless local area network solution currently supports data transmission speeds of over 10 megabits per second. We sell a complete solution for wireless networking that facilitates mobile Internet connectivity to the end user in an enterprise, home or public space, such as an airport lounge or hotel lobby.

     We sell wireless local area network solutions to network services providers and to customers that sell to enterprises and home users under the ORiNOCO brand. We also sell our wireless local area networking products to personal computer manufacturers that integrate them into their products.

  Computing Connectivity Devices

     Modem Products. We primarily sell our integrated circuits for modem products directly to leading manufacturers of personal computers, modems and other electronic equipment. We also offer integrated circuits and software for use in digital telephony products. Digital telephony products access and interface with merged voice and data networks. We sell our digital telephony solutions to manufacturers of business telephone equipment.

     Input/Output Products. Input/output refers to the transfer of data within and between computers, peripheral equipment, such as printers, scanners and digital cameras and data networks. We sell input/output products primarily to manufacturers of computers, peripheral equipment and communications equipment. A majority of our sales are customized solutions that combine our intellectual property with that of our customers in the design of our integrated circuits. Our products support Universal Serial Bus, or USB, and IEEE-1394 industry standards, which are both established connectivity and transmission standards.

     Bluetooth Solutions. We sell integrated circuit solutions and supporting software for the new market of Bluetooth technology applications. Bluetooth is an open standard for short-range radio transmission of digital voice and data that facilitates a wireless personal area network. Bluetooth technology also makes it easier for data synchronization of mobile computers, mobile telephones and handheld devices. Bluetooth uses radio waves that can pass through walls and other non-metal barriers to create a personal area network.

     We have started to sell a two-component Bluetooth solution and supporting software. Our solution facilitates a wireless personal area network which supports data transmission speeds of up to 1 megabit per

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

second for devices within an approximately 30-foot radius. We sell our Bluetooth products to manufacturers of communications and computer equipment.

  Mobile Terminal Devices

     We sell integrated circuits for use in digital mobile telephones, and other wireless data and voice communications products. We also offer supporting software as part of our comprehensive integrated circuit wireless product solutions. These solutions include:

     - digital signal processors for speech compression and encoding and transmission of voice and data;

     - conversion signal processors to convert signals between frequencies used in digital signal processors and frequencies used for radio transmission; and

     - software that controls the communication process.

     We also license hardware and software designs for mobile telephones that use our integrated circuits.

     Most of our wireless products operate on the Global Systems for Mobile Communications, or GSM, standard. We also sell products that support General Packet Radio Service, or GPRS, that provide enhanced data transmission capabilities for GSM mobile phones.

INFRASTRUCTURE SYSTEMS

     We offer integrated circuits and optoelectronic components for use in a broad range of communication networks applications. Our products are used primarily in the following types of equipment:

     - network communications equipment, which facilitates the transmission, switching and management of data and voice traffic within communications networks;

     - network access equipment, such as data communications equipment and cable television infrastructure equipment, which allow equipment to connect to communications and cable television networks; and

     - wireless infrastructure equipment, such as cellular base stations, which transmit and receive data and voice communications through radio waves.

  COMPETITIVE STRENGTHS

     Our infrastructure products are engineered to work together in optical, wireline and wireless networks. We often sell integrated solutions that combine multiple components into a single product. We believe our integrated solutions allow our customers to reduce the size and costs of their network equipment and reduce their time to develop new products. We also believe these solutions allow our customers to rely on a smaller number of suppliers and improve the performance of their products. As a result, our customers are able to meet the requirements of their end users more quickly and effectively.

     We have dedicated engineering groups that develop manufacturing technology, common design methodology and commonly used product design elements for use across our Infrastructure Systems segment. By using common core technologies, we simplify our design methods, create reusable intellectual property and achieve manufacturing efficiencies.

     We believe the primary reasons why customers select our products are:

     - breadth of product offerings and product design capabilities, including the ability to deliver integrated solutions;

     - performance, as measured by speed, power requirements and reliability;

     - feature set;

     - price;

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

     - quality and automation of optoelectronic manufacturing processes;

     - flexibility, which refers to the ability to design products using our intellectual property, our customers' intellectual property or a combination of both; and

     - compatibility with other products and communications standards used in communications networks.

     We focus our product development and sales efforts to address the customer considerations listed above. The relative importance of these factors may vary depending on the product group or the particular customer's requirements. For example, the ability to deliver integrated solutions may be a primary concern of a smaller company with relatively few equipment design resources. It may also be very important to a more established company that needs to bring new products to market quickly. On the other hand, high-performance products or the best feature set may be the most important factor to some customers that have specialized needs in a particular market segment.

  PRODUCTS AND APPLICATIONS

     Our infrastructure systems product offerings support four primary applications:

     - processing, aggregation and switching;

     - optical core and metro networks;

     - optical access and transport; and

     - networking.

     We offer integrated circuits and optoelectronic components that facilitate the transmission and switching of data and voice signals within communications networks, including optical, wireline and wireless networks.

     We sell integrated circuit solutions that include physical layer devices, integrated circuits supporting SONET/SDH communication standards, multi-service switching fabrics and network processing devices and broadband access devices, each of which is described below.

     Our optoelectronic components are utilized in optical networks. Optical networks transmit information as pulses of light, or optical signals, through optical fibers, which are hair-thin glass strands. An optical network utilizes a number of interdependent active optoelectronic and passive optical components. An active component is a device that has both optical and electronic properties. A passive component is a device that functions only in the optical domain. We primarily offer active optical components, including lasers, modulators, transmitters and amplifiers, each of which is described below.

  Processing, Aggregation and Switching Devices

     Multi-Service Switching Fabrics and Network Processing Devices. Switching devices guide data to different local area networks and wide area networks based on the intended destination. Multi-service switching devices support the transmission of voice and video signals as well as data. We sell switch fabrics and network processors to communications equipment manufacturers. A switch fabric directs the data within a switching device. A network processor is a component that controls how data is sent over a network or over a switch fabric such that the data retains its quality of service without interfering with other data traffic. We also offer supporting software with our switching products. In addition, our customers sometimes add their own supporting software to switch fabrics and network processors that they purchase from us to produce complete switching equipment.

     We currently offer switching products for asynchronous transfer mode, or ATM. We are developing switching products for the Internet protocol standard. These products are being sampled by some customers but further design work is required before they will be available for sale in commercial quantities. Asynchronous transfer mode and Internet protocol refer to different procedures for the

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

formatting and timing of data transmission between two pieces of equipment. Our switching integrated solutions reduce the number of required integrated circuits needed in a switching device.

     Broadband Access Devices. Broadband is a general term which refers to high-speed data transmission. Our broadband access integrated circuits, or mappers, support data transport between central offices and enterprise sites by aggregation and termination. Aggregation refers to the combining of many low-speed, or tributary, data signals from enterprises into higher speed, or trunk, data signals for transmission to a central office. Termination refers to the separation of trunk data signals into lower-speed, tributary data signals.

     Our products support data transport for T-carrier data transport in North America. T-carrier is a digital transmission service from a common carrier. We support similar services worldwide which are referred to as J-carrier in Japan and E-carrier in Europe. T-carrier services such as T1 and T3 lines are widely used to create point-to-point networks for use by enterprises. T1 and T3 lines refer to different levels of T-carrier service which transmit data at 1.5 megabits per second and 44.7 megabits per second, respectively. A megabit is a unit of measurement for data and is equal to one million bits.

     Wireless Infrastructure Devices. We sell integrated circuit solutions used in wireless infrastructure products, which are primarily cellular base stations and cellular base transceiver stations. These devices include digital signal processors for speech compression and encoding and transmission of voice and data. We also are beginning to sample to some customers radio frequency devices to transmit and receive signals.

  Optical Core and Metro Networks Devices

     Our optical core and metro networks devices address several market segments. We offer a variety of highly reliable, ultrastable components designed to withstand the rigors of terrestrial and undersea transmission. Customers for our submarine products are manufacturers of undersea communications equipment. In addition, our products support high-speed, long-haul transmission of optical signals at speeds of 2.5 or 10 gigabits per second. We also have 40 gigabits per second modulators and receivers that are currently being sampled by customers. Our high-speed transport products can send multiple optical signals for distances up to 720 kilometers without amplification, and much further when used in conjunction with optical amplifiers. Customers for our high-speed transport products are manufacturers of communications equipment who sell to network services providers that operate long-distance communications networks. Finally, we sell optoelectronic components that are used in optical networks in metropolitan areas to carry information between central offices of network services providers or between large enterprises and central offices. The information transmitted within these networks is carried for shorter distances, generally 40 kilometers or less, and at lower speeds than those used in high-speed transport network applications. We sell products designed for metropolitan communications networks to manufacturers of communications equipment, which sell to service providers that operate local exchanges and to manufacturers of network equipment for enterprises.

     Lasers. We offer a variety of lasers for use in high-speed transport, metropolitan and submarine network applications. Higher power lasers can transmit light greater distances than lower power lasers. A single laser is required for each channel in a dense wavelength division multiplexing, or DWDM, system, which is a system that transmits two or more signals over a single optical fiber. Communications equipment manufacturers use different types of lasers depending on the needs of the specific network application.

     Modulators. Modulation can be achieved directly by turning a laser on and off or by external modulators that transmit or interrupt a continuous optical signal to achieve the same on and off effect. Long-distance and submarine networks typically use high power lasers and external modulators, while short-distance networks use direct modulation. Our lithium niobate modulators are used in high-speed transport and metropolitan network applications, and our lithium niobate polarization controllers are used in high-speed transport network applications.

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

     Amplifiers. During transmission, an optical signal must be periodically renewed because it loses its strength as it travels within the network. Optical amplifiers increase the strength of an optical signal without converting it back into an electronic signal. Optical amplifiers represent a major cost efficiency, as network services providers can reduce the number of costly optical-to-electronic-to-optical conversions. We offer erbium doped fiber amplifiers and raman amplifiers in high-speed transport and metropolitan network applications.

     High Performance Transmitters. We offer cooled laser transmitters for high-speed transport and metropolitan network applications, and tunable laser transmitters for high-speed transport network applications that are designed to enable flexible and reconfigurable optical networks.

     MEMS Devices. We have introduced optical cross connects and dynamic gain equalizers, which are our first optical micro electro-mechanical systems, or MEMS, devices. MEMS are small mechanical products that perform a variety of optical functions which include optical switching, dynamic gain equalization and add-drop multiplexing. An optical cross connect is an optical switching device that maintains the optical signal as light from input to output, without converting it into electronic form. A dynamic gain equalizer is an optical device that optimizes transmissions in an optical network by equalizing the amplitude of specific wavelengths of light within the optical fiber. These products are being sampled by some customers but further design and manufacturing process development is required before they will be available for sale in commercial quantities.

     Thin Film Optical Filters. Thin film optical filters are designed to allow only selected wavelengths of light to pass through them. Our filters are manufactured by depositing many thin layers on a base of specially made glass. Thin film optical filters are incorporated into multiplexing and demultiplexing modules that are used in dense wavelength division multiplexing, or DWDM, systems, which are systems that transmit two or more signals over a single fiber. They can also be used to correct the amplitude of the signal coming from an optical amplifier.

     Silicon Waveguides. We have started to sample optical dynamic gain equalizers, which are our first silicon waveguide products. We believe our experience in silicon-based integrated circuit manufacturing processes is an important factor in our ability to manufacture these products. These silicon-based processes will permit production of these products in high volumes. In addition, silicon-based technology allows active components such as transmitters and receivers to be integrated with silicon waveguides, permitting reductions in size and cost of integrated modules.

  Optical Access and Transport Devices

     Physical Layer Devices. High-speed physical layer devices are key elements in the conversion between optical signals and electronic signals in communications networks. High-speed physical layer devices accept the output from an optical receiver and convert it into a digital data signal that can be used in communications switching and processing functions. Our products include a set of six integrated circuit components for physical layer devices that provide a complete product offering for 10 gigabits per second transmission. We offer our customers physical layer device components either separately or together with optoelectronic components. In particular, we sell a transponder which combines our physical layer device components together with our optoelectronic components in a single module.

     SONET/SDH Network Devices. Synchronous optical networks, which are typically referred to as SONET, and synchronous digital hierarchy standard networks, or SDH, carry data, voice and video traffic through a network by combining lines carrying traffic at slower speeds with lines carrying traffic at higher speeds. This process is known as multiplexing, and involves directing traffic from the individual lines into designated time slots in the higher speed lines, and those lines into still higher speed lines. The SONET/ SDH equipment that handles the directing of traffic into slower speed and faster speed lines is the add-drop multiplexor, or ADM. Add-drop multiplexors handle the addition and removal of traffic from a SONET/SDH communication transmission. We offer single-chip integrated circuit solutions, or framers, for add-drop multiplexing of data and voice traffic. In addition, our framers are used in high-speed routers within an optical network. A router is an interface, or link, between two networks.

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

     Transponders. Our transponders offer both integrated circuits and optoelectronic components in one combined unit, or module. This module combines a transceiver with a multiplexor/demultiplexor into a unified product. A multiplexor is an electronic device that allows two or more signals to be combined for transmission over one communications circuit. A demultiplexor separates two or more signals previously combined by compatible multiplexing equipment. Our transponders are capable of multiplexing 16 electronic signals into one optical signal. Our transponders are also capable of demultiplexing one optical signal into 16 electronic signals. We sell 2.5 gigabits per second transponders in commercial quantities to customers and recently introduced 10 gigabits per second transponders.

     We offer a variety of lasers for use in cable television and data network applications. Communications equipment manufacturers use different types of lasers depending on the needs of the specific network application. Lasers used in optical access markets generally support lower data rates and shorter transmission distances than the types of lasers used for optical core and metro networks. We also offer transmitters, receivers and transceivers. We offer uncooled laser transmitters for metropolitan network applications. Our positive intrinsic negative, or PIN, receivers are used for high-speed transport, metropolitan and cable television network applications. Our avalanche photo detector, or APD, receivers are used for high-speed transport and metropolitan network applications. We also offer combined transmitters and receivers, which are called transceivers.

     Our optical access devices support cable television and data communications applications. Over the past ten years, cable system operators have upgraded their systems to add optical fiber to their networks. Our cable television optoelectronic components provide a high-speed return path from the consumer's home to the cable system operator. This return path allows cable system operators to offer Internet and telephone services, in direct competition with network services providers. Customers for our cable television optoelectronic components are manufacturers of cable television transmission equipment.

     Our products are also used in high-speed local area data communications. A local area network links data devices such as servers, computers and printers in the same localized area to facilitate Internet access and to share files and programs. As bandwidth and transmission distance requirements of enterprises have increased, it has become more practical to utilize the superior transmission capabilities of optical networks to build high-speed local area networks. These networks require transceivers to convert electronic signals into optical signals and back into electronic signals at high speeds. Customers for our data communication optoelectronic components are manufacturers of network equipment for enterprises.

  Networking Devices

     Customized Solutions. The majority of our revenue from our networking devices is derived from the manufacture of customized integrated circuits for our customers. These integrated circuits incorporate our intellectual property or combine our intellectual property with our customers' intellectual property to create a customized solution for these customers. For some customers, we design and manufacture the integrated circuit while the key intellectual property belongs solely to our customers. We draw our intellectual property from the various product areas within the Infrastructure Systems segment in order to meet our customers' specific requirements.

     Our systems-level knowledge allows us to turn our customers' design concepts into a systems solution quickly and effectively. Our intellectual property gives our customers the flexibility to customize their products to meet their individual cost and performance objectives.

     Analog Line Card and Analog Telephone Products. Traditional voice telephone equipment uses technology in which voice communications are transmitted as analog signals until they reach a network services provider's central office, where analog line cards are located. Analog line cards convert analog voice signals into digital signals to be transmitted through the communications network and convert the digital signal coming from the network back to analog in order to complete the telephone call. Our customers also use our products in telephone interfaces, or lines, located closer to an end user in devices such as television set-top boxes, broadband gateways and integrated access devices. Broadband gateways and integrated access devices combine a variety of communications technologies such as analog and digital

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subscriber line in the end user's premises onto a single telephone line for transmission to the network. We sell our analog line card and telephone solutions to manufacturers of communications equipment for use worldwide.

     Traditional Voice Systems. We provide integrated circuits to telecommunications equipment manufacturers for use in traditional voice telephone networks and integrated services digital network, or ISDN, systems. These networks are not as advanced as newer voice and data networks that manufacturers of communications equipment currently offer. We expect sales for these systems to decline rapidly over the next several years.

CUSTOMERS, SALES AND DISTRIBUTION

  CUSTOMERS

     We have a globally diverse base of customers, consisting primarily of manufacturers of communications and computer equipment. We generally target as customers the leaders in the market segments in which our products are used as well as the companies we believe will be future leaders in these segments. In fiscal 2001, we directly sold our products to approximately 250 end customers and indirectly, through distributors, to approximately 1,000 end customers. For some end customers, we deliver the product to, and are paid by, a third party associated with the customer, such as their contract manufacturer. Our top 20 end customers in fiscal 2001, based on revenue, accounted for approximately 70% of our revenue and our top 10 end customers in fiscal 2001, based on revenue, accounted for approximately 53% of our revenue. Our top ten end customers in fiscal 2001 were:

  Apple Computer, Inc.                Lucent Technologies Inc.
  Alcatel                             Maxtor Corp.
  Avaya Inc.                          Nortel Networks Corp.
  Cisco Systems, Inc.                 Seagate Technology, Inc.
  Globespan Inc.                      Tycom (US) Inc.

     All of the customers listed above purchased integrated circuits from us. Alcatel, Avaya, Cisco Systems, Lucent, Nortel and Tycom also purchased optoelectronic components from us. Our sales to Lucent represented 13.1% of our revenue for the six months ended March 31, 2002 and 14.9%, 21.3% and 25.7% of our revenue for fiscal 2001, 2000 and 1999, respectively. No other customer accounted for 10% or more of our revenue in any of these periods, except for Maxtor which accounted for 10.8% of our revenue for the six months ended March 31, 2002.

  SALES AND DISTRIBUTION

     We have a worldwide sales organization with approximately 500 employees as of March 31, 2002, located in 9 domestic and 14 international sales offices. We sell our products globally primarily through our direct sales force. To complement our direct sales force, we also sell our products through distributors, which represented approximately 8% of our revenue in fiscal 2001.

     When selling both our integrated circuits and optoelectronic components, we aim to have our customers incorporate our products into the end products they design and develop. Typically, manufacturers of communications and computer equipment conduct a competitive process to select suppliers for the parts that they will include in their end products. Our sales, marketing and technical personnel work with customers to demonstrate our products' ability to satisfy any specific requirements. We call winning the competitive process a design win. A design win is important because it allows us to establish a long-term relationship with the customer, at least through the life-cycle of the product. We generally do not, however, enter into written agreements with our customers after achieving a design win. A customer could terminate our relationship or discontinue developing the product. Most of our revenue originates from sales that are the result of design wins.

     After we achieve a design win and negotiate the terms of the sale, we deliver our products to our end customers in a number of ways. Our end customers typically have us ship our products to their facilities

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directly. In some instances, however, our customer uses a contract manufacturer to manufacture and assemble their end product. When our product is being incorporated into an end product being manufactured by a contract manufacturer, we often ship our product directly to the contract manufacturer and receive payment from that contract manufacturer. To determine our sales to particular customers, however, we recognize this type of transaction as a sale to, and revenue from, the end customer. Sometimes a customer for which we have achieved a design win will have us sell that product to a distributor or trading company from which they buy our product. We recognize these transactions as indirect sales.

MANUFACTURING AND SUPPLIES

  MANUFACTURING

     Our Operations support organization is responsible for the supply chain management and manufacturing activities of both integrated circuits devices and optoelectronics components and brings a full-systems perspective to our manufacturing processes. As of March 31, 2002, we had approximately 6,000 employees devoted to manufacturing and related support activities.

  INTEGRATED CIRCUIT MANUFACTURING

     We had six facilities located in three countries devoted to manufacturing integrated circuits as of March 31, 2002. These sites utilized approximately 2.3 million square feet of space dedicated to manufacturing. As of March 31, 2002, our company-owned and joint venture wafer fabrication operations were in the United States and Singapore, while our assembly and test operations were in the United States, Singapore and Thailand. In January 2002, we announced our intention to consolidate our integrated circuit manufacturing operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Restructuring Activities."

     Currently, we manufacture most of our integrated circuits in facilities that we either own or operate through a joint venture. We also have third-party manufacturing relationships to improve our manufacturing efficiency and flexibility and to allow us to focus on manufacturing and developing leading products. We entered into a joint venture, called Silicon Manufacturing Partners, with Chartered Semiconductor Manufacturing Ltd. in December 1997 to open an integrated circuit manufacturing facility in Singapore. Under the terms of our agreement with Chartered Semiconductor, we agreed to purchase 51% of the production output from this facility and Chartered Semiconductor agreed to purchase the remaining 49% of the production output. For more information regarding our joint venture with Chartered Semiconductor, please see
"-- Strategic Relationships -- Manufacturing Joint Venture." In the future, we expect to increase the amount of integrated circuits we buy at market prices, whether through our relationship with Chartered Semiconductor or other strategic relationships.

     We have implemented sophisticated logistics and planning systems and manufacturing processes that allow us to manufacture and deliver our integrated circuits more quickly and reliably. The sophisticated internal systems we are implementing allow us to start manufacturing a customer's specific order for some integrated circuits within hours of receipt. Today, we believe we are able to manufacture silicon wafers faster than most of our competitors. However, as we increase our percentage of wafer fabrication manufactured through strategic relationships, we may not be able to maintain our wafer manufacturing cycle times. We assemble, test and ship our integrated circuits, on average, in approximately two and a half days. We intend to continue performing these activities for substantially all of our integrated circuits in the future and to maintain our assembly and test cycle times.

  OPTOELECTRONIC COMPONENT MANUFACTURING

     We had six facilities located in the United States and one facility located in Mexico devoted to manufacturing optoelectronic components as of March 31, 2002. These sites utilized approximately 500,000 square feet. Currently, we manufacture substantially all of our optoelectronic components internally. A small percentage of our components, however, are sent to sub-assembly manufacturers. These

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are manufacturers that add some pieces to the unfinished product and send the unfinished product back to us. In these cases, we complete the manufacturing of the final product and deliver the product to our customers. In January 2002, we announced our intention to consolidate our optoelectronic manufacturing operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Restructuring Activities."

     We intend to explore opportunities to increase our manufacturing capabilities through joint ventures or strategic relationships with third parties. If we form these ventures or develop these relationships, we will seek to ensure consistent quality so that neither our customers nor our customers' end users can differentiate between products that are manufactured in-house and those that are not. Additionally, we have started to manufacture some of our silicon-wafer-based optoelectronic components in our integrated circuit facilities to capture economies of scale. This allows us to apply our extensive experience in integrated circuit manufacturing to the high-volume manufacturing of optoelectronic components.

     We have automated the manufacturing of core technologies used in our optoelectronic components. In particular, we have automated our optical sub-assembly manufacturing process, which is the core technology used in all of our laser-based optoelectronic products. The benefits of automation include:

     - greater volume;

     - improved quality and reliability;

     - reduced costs; and

     - improved speed in responding to customer demands.

  SUPPLIES

     At times, the integrated circuits and optoelectronic components industries have been supply constrained, meaning that demand for components is greater than the ability of most manufacturers of integrated circuit and optoelectronic components products, including us and our competitors, to supply products. In early fiscal 2001, we experienced shortages in supplies of parts for our products and in the equipment needed to increase the capacity of our manufacturing plants, although by the end of fiscal 2001, we were not experiencing shortages. Also, there is a limited number of qualified engineers with the talent to develop and manufacture new products as quickly as desired. A significant price increase from our suppliers may cause our gross profit to decline if we cannot pass the increase to our customers. The loss of a significant supplier or the inability of a supplier to meet performance and quality specifications or delivery schedules may cause our revenue to decline.

     We currently purchase several different parts that are used in our optoelectronic components for which there is only one qualified manufacturer of each part. Some of these single source suppliers also are competitors of ours. These parts are included in our optical amplifiers, pump lasers used in submarine networks, lithium niobate modulators and PIN and APD receivers. The number of qualified alternative suppliers for our single source parts and processes is limited and the process of qualifying new suppliers requires a substantial lead time. Although we have not experienced any significant difficulties in obtaining the above parts or manufacturing processes, we are currently looking for alternative sources of these parts and processes, either through internal development or alternative suppliers.

COMPETITION

     We sell infrastructure and client products designed for the communications and computer applications industries. These market segments are intensely competitive, and are characterized by:

     - rapid technological change;

     - evolving standards;

     - short product life cycles; and

     - price erosion.

     The number of competitors has risen in the past few years. We expect the intensity of competition in the market segments we serve to continue to increase in the future as existing competitors enhance and expand their product offerings and as new participants enter these market segments. Increased competition may result in price reductions, reduced revenues and loss of market share. We cannot assure you that we will be able to compete successfully against existing or future competitors. Some of our customers and companies with which we have strategic relationships also are, or may be in the future, competitors of ours.

     The size and number of our competitors vary across our product areas, as do the resources we have allocated to the segments we target. Therefore, many of our competitors have greater financial, personnel, production capacity and other resources than we have in a particular market segment or overall. Competitors with greater financial resources may be able to offer lower prices, additional products or services or other incentives that we cannot match or offer. These competitors may be in a stronger position to respond quickly to new technologies and may be able to undertake more extensive marketing campaigns. They also may adopt more aggressive pricing policies and make more attractive offers to potential customers, employees and strategic partners. These competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties to increase their ability to gain market share. Further, some of our competitors are currently selling commercial quantities of products that we are sampling to our customers, that are still in the initial stages of development or that we may develop in the future. By being able to offer these products in commercial quantities before we do, our competitors can establish significant market share, acquire design wins in customer equipment programs and create a market position that we may be unable to overcome once we have completed development and testing of that product. Because we have a unionized workforce and many of our main competitors are not unionized to the same extent or at all, our product costs may be higher. As a result, our competitors may be more profitable or may be able to compete for customers more effectively based on price. In the event of a union work stoppage at our facilities, we may be adversely affected.

     Our primary competitors within our Client product areas are listed in the table below.

          STORAGE            WIRELESS LOCAL AREA NETWORKING    COMPUTING CONNECTIVITY         WIRELESS TERMINALS
---------------------------  ------------------------------  ---------------------------  ---------------------------
IBM Corp.                    BreezeCOM Ltd.                  Broadcom Corp.               Conexant Systems, Inc.
Infineon Technologies AG     Cisco Systems, Inc.             Conexant Systems, Inc.       Koninklijke Philips
                                                                                            Electronics AG
LSI Logic Corp.              D-Link Systems, Inc.            Infineon Technologies AG
                                                                                          Motorola, Inc.
Marvell Communications       Intersil Holding Corp.          Koninklijke Philips
Corp.                                                          Electronics AG             QUALCOMM Inc.
                             Proxim, Inc.
STMicroelectronics N.V.                                      Marvell Communications       STMicroelectronics N.V.
                             Texas Instruments               Corp.
                               Incorporated                                               Texas Instruments
                                                             PCTel, Inc.                    Incorporated

     Our primary competitors within our Infrastructure product areas are listed in the table below.

  PROCESSING AGGREGATION          OPTICAL CORE AND
       AND SWITCHING               METRO NETWORKS         OPTICAL ACCESS AND TRANSPORT          NETWORKING
---------------------------  ---------------------------  ----------------------------  ---------------------------
Applied Micro Circuits       Alcatel                      Agilent Technologies, Inc.    Agilent Technologies, Inc.
  Corp.
                             Corning Inc.                 Applied Micro Circuits        Broadcom Corp.
Conexant Systems, Inc.                                      Corp.
                             Fujitsu Ltd.                                               IBM Corp.
IBM Corp.                                                 Finisar Corporation
                             JDS-Uniphase Corp.                                         Infineon Technologies AG
Intel Corp.                                               Fujitsu Ltd.
                             Nortel Networks Corp.                                      Legerity
Motorola, Inc.                                            Intel Corp.
                                                                                        LSI Logic Corp.
Texas Instruments                                         JDS-Uniphase Corp.
  Incorporated
                                                          PMC-Sierra, Inc.
                                                          Vitesse Semiconductor
                                                            Corporation

     While we are the world leader in sales of communications components, our competitive position varies depending on the market segment and product areas within these segments. For example, we are number one or two, based on revenue, in many of our product areas, including the analog modem, baseband integrated circuits for wireless infrastructure, SONET/SDH integrated circuits and wired communications integrated circuits. However, our competitive position is not as strong in the wireless terminal and passive optical component product areas. While improving our position in many of the product areas where our position is less well-established is an objective of ours, we cannot assure you that we will be able to accomplish this goal. Further, because we expect to face increasing competitive pressures from both current and future competitors in the product areas we serve, we may not be able to maintain our position in the product areas in which we are currently a leader.

     We believe the following factors are the principal methods of competition in our industry:

     - performance and reliability;

     - price;

     - compatibility of products with other products and communications standards used in communications networks;

     - product size;

     - ability to offer integrated solutions;

     - time to market;

     - breadth of product line;

     - logistics and planning systems; and

     - quality of manufacturing processes.

     While we believe we are competitive on the basis of all the factors listed above, we believe some of our competitors compete more favorably on the basis of price and on delivering products to market more quickly. However, we feel we are particularly strong in offering integrated solutions, our broad product lines and our logistics and planning systems.

RESEARCH AND DEVELOPMENT

     Our research and development personnel focus on product and manufacturing process development, which provides the technological basis for our commercial products, and on basic research, which helps provide the scientific advances which ultimately lead to new products and technology and manufacturing processes. Our product and process development team is comprised of approximately 2,650 development engineers and scientists. Approximately three-fourths of these development engineers and scientists design and implement product solutions. The remaining one-fourth work primarily on manufacturing and design technology, such as the technology for system-on-a-chip and high-performance optical modules.

     Our researchers perform application-focused research, primarily around optical communications, semiconductor technology and advanced circuit and systems development for future communications technologies. Across each of the areas, we also focus on products that seek to combine our integrated circuit and optoelectronic capabilities. We believe that the combination of our integrated circuits and optoelectronic components may offer our customers several benefits, including improved product performance and reduced product size and costs. This combination also may allow our customers to decrease time-to-market and reduce the number of their suppliers.

     In addition to our internal research and development team, we work closely with universities around the world. We also have entered into joint research and development initiatives with a number of our customers.

     Our research and development expenditures were $377 million for the six months ended March 31, 2002 and $951 million, $827 million and $683 million for fiscal years 2001, 2000 and 1999, respectively. We anticipate that we will continue to make significant research and development expenditures to maintain our competitive position with a continuing flow of innovative products, technology and manufacturing processes, although at lower levels than in fiscal 2001.

STRATEGIC RELATIONSHIPS

     As part of our manufacturing strategy, we have entered into joint ventures with various partners. We also have developed strategic relationships to augment our technological capabilities.

  MANUFACTURING JOINT VENTURE

     In December 1997, we entered into a joint venture, called Silicon Manufacturing Partners, with Chartered Semiconductor Manufacturing Ltd., a leading manufacturing foundry for integrated circuits, to operate a 54,000 square foot integrated circuit manufacturing facility in Singapore. We have a 51% equity interest in this joint venture, and Chartered Semiconductor owns the remaining 49% equity interest. Under the terms of our agreement with Chartered Semiconductor and Silicon Manufacturing Partners, we agreed to purchase 51% of the production output from this facility and Chartered Semiconductor agreed to purchase the remaining 49% of the production output. If we do not purchase all the wafers allotted to us, we are obligated to reimburse the joint venture for the portion of fixed costs associated with the unpurchased wafers. Chartered Semiconductor is similarly obligated with respect to the wafers allotted to it. Chartered Semiconductor will also have the right of first refusal to the wafers produced in excess of our requirements.

     The agreement may be terminated by either party upon two years written notice, but may not be terminated prior to February 2008. The agreement also may be terminated for material breach, bankruptcy or insolvency.

  STARCORE

     In June 1998, we entered into a Joint Design Center operating agreement with Motorola, Inc. to develop advanced digital signal processor technologies. We and Motorola develop these technologies in a joint design center called the StarCore Technology Center located in Atlanta, Georgia. We and Motorola equally share the funding of the costs and expenses of operating the center. The board of advisors comprised of ours and Motorola's representatives determines, on a yearly basis, the annual budget for operating the center. The StarCore Technology Center designs digital signal processor cores and development tools that we can incorporate in our complete system-on-a-chip solutions for communications applications. StarCore focuses on digital signal processor technologies for cellular base stations and the transmission of wireless data and other applications. The StarCore SC-140 digital signal processor core, the first core developed by the StarCore Technology Center, was produced in April 1999. We are currently sampling integrated circuit solutions which include this digital signal processor core.

     During the term of the agreement, the items developed within the joint design center, other than patents, may be licensed to third parties only upon mutual consent by Motorola and us. All joint patents, which are patents arising out of inventions made jointly by our employees or consultants and those of Motorola where such employees or consultants were assigned to the joint design center, will be jointly owned by us and Motorola. We and Motorola will be free to use these jointly owned patents for any purpose and to license third parties under these patents without approval from the other.

     The initial term of the agreement will expire on May 1, 2008, and may be extended for successive two year periods by mutual agreement. We and Motorola will review the operations of the joint design center in June 2002 and every two years thereafter. After any such review either we or Motorola may terminate the agreement upon one year written notice. The agreement also may be terminated for breach of material terms, insolvency or bankruptcy.

PATENTS, TRADEMARKS AND OTHER INTELLECTUAL PROPERTY

     We own or have rights to a number of patents, trademarks, copyrights, trade secrets and other intellectual property directly related to and important to our business. Under the intellectual property agreements we entered into with Lucent as part of the separation, Lucent has assigned or exclusively licensed to us approximately 6,000 U.S. patents and patent applications and their corresponding foreign patents and patent applications. These patents include patents related to the following technologies:

     - integrated circuit and optoelectronic manufacturing processes;

     - lasers;

     - optical modulators;

     - lithium niobate devices;

     - optoelectronic receivers; and

     - integrated circuits for use in products such as modems, digital signal processors, wireless communications, network processors and communication protocols.

     In connection with these patents, we have entered into a cross license agreement with Lucent. In addition, we have received a joint ownership interest in patents and patent applications relating to optical micro electro-mechanical systems, or MEMS.

     Lucent has also granted us rights and licenses to patents, trademarks, copyrights, trade secrets and other intellectual property that are not directly related to our business but help facilitate our business. We also have received non-exclusive licenses to all other patents retained by Lucent, including patents in areas such as optical fiber, audio and video coding and telecommunications systems. In addition, Lucent has conveyed to us numerous sublicenses under patents of third parties. We derive revenue from licensing our intellectual property.

     In addition, Lucent has assigned to us numerous trademarks, both in the United States and in foreign countries. The primary trademarks used in the sale of our products have been transferred to us, except for the Lucent name and logo and the Bell Laboratories name.

     The patents described above include patents of all ages ranging from pending applications, which will have a duration of 20 years from their filing dates, through patents soon to expire. The agreements do not provide for termination.

     We indemnify our customers for some of the costs and damages of patent infringement in circumstances where our product is the primary factor creating the customer's infringement exposure. We generally exclude coverage where infringement arises out of the combination of our products with products of others.

     We expect to protect our products and processes by asserting our intellectual property rights where appropriate and prudent. We also will obtain patents, copyrights, and other intellectual property rights used in connection with our business when practicable and appropriate.

GOVERNMENT REGULATION

     Many of our customers' end products that include our integrated circuits or optoelectronic components are subject to extensive telecommunications-based regulation by the United States and foreign laws and international treaties. We must design and manufacture our products to ensure that our customers are able to satisfy a variety of regulatory requirements and protocols established to, among other things, avoid interference among users of radio frequencies and to permit interconnection of equipment. For example, disk drives that include our integrated circuits need to satisfy Federal Communications Commission emissions testing. Cellular base stations that include our integrated solutions must be qualified by the Federal Communications Commission that they meet radio frequency spectrum requirements. In addition, some of our equipment products, such as our wireless local area networking products, must be certified to safety, electrical noise and communications standards compliance.

     Each country has different regulations and a different regulatory process. In order for our customers' products to be used in some jurisdictions, regulatory approval and, in some cases, specific country compliance testing and re-testing may be required. The delays inherent in this regulatory approval process may force our customers to reschedule, postpone or cancel the incorporation of our products into their products, which may result in significant reductions in our sales. The failure to comply with current or future regulations or changes in the interpretation of existing regulations in a particular country could result in the suspension or cessation of sales in that country by us or our customers. It also may require us to incur substantial costs to modify our products to aid our customers in complying with the regulations of that country.

     We work with consultants, counsel and testing laboratories to support our compliance efforts as necessary. These individuals work to ensure that our products comply with the requirements of the Federal Communications Commission in the United States and with the requirements of the European Telecommunications Standards Institute in western Europe, as well as with the various individual regulations of other countries.

     The regulatory environment in which we operate is subject to changes due to political, economic and technical factors. In particular, as use of wireless technology expands and as national governments continue to develop regulations for this technology, we may need to comply with new regulatory standards applicable to our products. Changes in our regulatory environment that generally result from our expansion into new areas or changes in current regulations could increase the cost of manufacturing our products because we must continually modify our products to respond to these changes.

     In addition, domestic and international authorities continue to regulate the allocation and auction of the radio frequency spectrum. These regulations have a direct impact on us because many of our customers' licensed products can be marketed only if permitted by suitable frequency allocations, auctions and regulations. The implementation of these regulations may delay our end-users in deploying their systems, which could, in turn, lead to delays in orders of our products by our customers and end users. Further, when we license hardware and software designs for mobile telephones that use our integrated circuits, we work with our customers to help them achieve full certification approval for their mobile telephones, which is a prerequisite for them to be able to sell their mobile telephones.

EMPLOYEES

     As of March 31, 2002, we employed approximately 11,700 full-time employees, including approximately 2,650 research and development employees and 6,000 manufacturing employees. Of our 11,700 employees at March 31, 2002, approximately 8,400 were management and non union-represented employees, and approximately 2,900 were U.S. union-represented employees covered by collective bargaining agreements. In addition, approximately 80 employees were union-represented employees located in Mexico and covered by a collective bargaining agreement.


     On May 31, 1998, Lucent entered into a collective bargaining agreement with the Communications Workers of America and into a separate agreement with the International Brotherhood of Electrical Workers. In connection with our separation from Lucent, we have assumed the obligations under these agreements with respect to our U.S. union-represented employees. These agreements will be effective until May 31, 2003, unless the parties to each agreement reach a mutual agreement to amend the terms. All of our unionized employees in Mexico are members of the Mexican National Union of Industrial Workers. We entered into a collective bargaining agreement with this union in January 2002. As is typical in Mexico, wages are renegotiated every year, while other terms and conditions of employment are renegotiated every two years. We believe that we generally have a good relationship with our employees and the unions that represent them. We are subject from time to time to unfair labor charges filed by the unions with the National Labor Relations Board. If we are unsuccessful in resolving these charges, our operations may be disrupted or we may incur additional costs that may adversely affect our results of operations. If we experience any work stoppages by our union employees, we believe that we may be affected to a greater extent than our competitors.

BACKLOG

     Our backlog, which represents the aggregate of the sales price of orders received from customers for delivery within six months, but not yet recognized as revenue, was approximately $445 million and $950 million on March 31, 2002 and March 31, 2001, respectively. The majority of these orders are fulfilled within three months. All orders, however, are subject to possible rescheduling by customers. Our customers often change their order two or three times between initial order and delivery. Our customers' frequent changes usually relate to quantities or delivery dates, but sometimes relate to the specifications of the products we are shipping. Although we believe that the orders included in the backlog are firm, generally orders may be cancelled by the customer without penalty. We also may elect to permit cancellation of orders without penalty where management believes it is in our best interests to do so. For these reasons, we believe that our backlog at any given date is not a meaningful indicator of future revenues.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

     We are subject to a wide range of laws and regulations relating to protection of the environment and employee health and safety. Most of our manufacturing facilities have undergone regular internal audits relating to environmental, health and safety requirements. Most of those facilities also are regularly audited and certified by an independent and accredited third party registrar, such as Lloyd's Register Quality Assurance, as conforming to the internationally recognized ISO 14001 standard relating to environmental management. In addition, most of our non-U.S. manufacturing facilities conform to BS 8800, the British standard for occupational health and safety management systems. Based upon these reviews, we believe that our manufacturing facilities are in substantial compliance with all applicable environmental, health and safety requirements.

     We are subject to environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act, also known as Superfund, that require the cleanup of soil and groundwater contamination at sites currently or formerly owned or operated by us, or at sites where we may have sent waste for disposal. These laws often require parties to fund remedial action at sites regardless of fault. Lucent is a potentially responsible party at numerous Superfund sites and sites otherwise requiring cleanup action. With some limited exceptions, under the agreement governing our separation from Lucent, we have assumed all environmental liabilities resulting from our businesses, which include liabilities for the costs associated with eight of these sites -- five Superfund sites, two of our former facilities and one of our current manufacturing facilities.

PROPERTIES

     As of March 31, 2002, we operated 12 manufacturing facilities and four warehouse locations in the United States and four other countries. We also operated an additional 64 facilities, including research and development facilities and design centers. We operate facilities in a total of 16 countries. Our principal owned manufacturing facilities were located in the United States, Mexico, Singapore and Thailand. We also have a 51% interest in our Silicon Manufacturing Partners joint venture located in Singapore which is predominantly used as a manufacturing site. Our facilities have an aggregate floor space of approximately 8.0 million square feet, of which approximately 4.6 million square feet is owned and approximately 3.4 million square feet is leased. Our lease terms range from monthly leases to 14 years. We believe that all of our facilities and equipment are in good condition and are well maintained and able to operate at present levels. In January 2002, we announced our intention to consolidate our facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Restructuring Activities."

                                   MANAGEMENT

OUR DIRECTORS AND EXECUTIVE OFFICERS


     Our board of directors consists of a total of five directors, one of whom is an executive officer of our company. Our board is divided into three classes. One class is elected each year for a term of three years.


     The following table sets forth information as to persons who are our directors, executive officers or key employees.


NAME                                        AGE                    POSITION
----                                        ---                    --------
Harold A. Wagner..........................  66    Chairman of the Board
John T. Dickson...........................  56    President, Chief Executive Officer and
                                                  Director
Rajiv L. Gupta............................  56    Director
Rae F. Sedel..............................  53    Director
John A. Young.............................  70    Director
Ronald D. Black...........................  38    Executive Vice President, Client Systems
Mark T. Greenquist........................  43    Executive Vice President and Chief
                                                  Financial Officer
Peter Kelly...............................  45    Executive Vice President, Operations
Sohail A. Khan............................  47    Executive Vice President, Infrastructure
                                                  Systems
Ahmed Nawaz...............................  52    Executive Vice President, Worldwide Sales
Jean F. Rankin............................  43    Senior Vice President, General Counsel and
                                                  Secretary



     Harold A. Wagner, Chairman of the Board since December 2001 and Director since March 2001. In December 2000, Mr. Wagner retired from his position as Chairman and Chief Executive Officer of Air Products and Chemicals, Inc., a position he held since 1998. From 1992 to 1998, Mr. Wagner served as Chairman, President and Chief Executive Officer of Air Products and Chemicals. Mr. Wagner is currently Chairman of the Dorothy Rider Pool Healthcare Trust. He is also a director of CIGNA Corporation, United Technologies Corporation, PACCAR and Arsenal Digital Solutions Worldwide, Inc. He is also a trustee of Lehigh University and the Eisenhower Exchange Fellowships, Inc.


     John T. Dickson, Director since March 2001. Mr. Dickson has been our President and Chief Executive Officer since August 2000. Previously, Mr. Dickson was Executive Vice President and Chief Executive Officer of Lucent's Microelectronics and Communications Technologies Group since October 1999. He joined AT&T in 1993 as Vice President of its Integrated Circuit business unit, moved to Lucent following its spin-off in 1996, and was named Chief Operating Officer of Lucent's Microelectronics Group in 1997. Before joining AT&T, Mr. Dickson was Chairman and Chief Executive Officer of Shographics from 1992 until 1993, was President and Chief Executive Officer of Headland Technology Incorporated from 1991 to 1992, held various management positions at ICL plc from 1983 until 1991 and held various management positions at Texas Instruments from 1969 until 1983. Mr. Dickson is currently a director of the Semiconductor Industry Association, or SIA, and Mettler-Toledo International Inc. and a member of the board of trustees of Lehigh Valley Health Network.

     Rajiv L. Gupta, Director since March 2001. Mr. Gupta has been Chairman of the Board of Directors and Chief Executive Officer of Rohm and Haas Co., a specialty chemical company, since October 1999. From January 1999 to October 1999, he was Vice Chairman of Rohm and Haas. From 1996 to 1998, Mr. Gupta was a member of the Chairman's Committee at Rohm and Haas and oversaw the company's electronic materials business group. From 1993 to 1998, he served as a vice president of the company and director for the Asia-Pacific region. Mr. Gupta is currently a director of Rohm and Haas,

Technitrol, Inc., Vanguard Group and the American Chemistry Council, formerly the Chemical Manufacturers Association. Mr. Gupta is also a member of the board of trustees of Drexel University.

     Rae F. Sedel, Director since March 2001. Ms. Sedel has been a Managing Director of Russell Reynolds Associates, Inc., an executive recruiting firm, since 1988. She has also been the head of the technology sector and the lead partner on sector verticals at Russell Reynolds Associates since 1991. Previously, Ms. Sedel spent fifteen years with Pacific Telesis where she was Vice President-Consumer Markets.


     John A. Young, Director since March 2001, Chairman of the Board from March 2001 to December 2001 and Lucent-representative Director from December 2001 to May 2002. In 1992, Mr. Young retired from his position as President and Chief Executive Officer of Hewlett-Packard Company, a position he held since 1978. Mr. Young is currently a director of Affymetrix Inc., ChevronTexaco Corp., Ciphergen Biosystems Inc., Fluidigm Corporation, Lucent, Perlegen Sciences Inc. and GlaxoSmithKline plc.


     Ronald D. Black is our Executive Vice President, Client Systems. Previously, Mr. Black had been Senior Vice President, Strategy and Business Development at our company from March 2001 to October 2001. Before joining us, Mr. Black was Vice President and General Manager, Next-Generation Networks Business Unit of Gemplus from 1998 to 2001. Prior to Gemplus, Mr. Black was the General Manager of the Networking and Communications Systems Division of Motorola's Semiconductor Products Sector.

     Mark T. Greenquist is our Executive Vice President and Chief Financial Officer. Prior to joining our company, Mr. Greenquist had been Chief Financial Officer of General Motors Europe from January 1999 to January 2001. From October 1998 to January 1999, he was Vice President and Corporate Treasurer of Delta Air Lines, Inc. Prior to joining Delta Air Lines, Mr. Greenquist was at General Motors from 1986 to 1998 where he held a variety of positions, including Assistant Treasurer of General Motors, Managing Director and Finance Director of General Motors Poland and Corporate Treasurer and Manager of Commercial Finance of Saab Automobile AB.

     Peter Kelly is our Executive Vice President, Operations. Previously, Mr. Kelly had been our Vice President of Operations for Integrated Circuits from September 2000 to October 2001. Mr. Kelly joined Lucent Microelectronics in September 2000 from Fujitsu-ICL Systems Inc., a joint venture of ICL and Fujitsu, where he was Executive Vice President and Chief Operating Officer. Mr. Kelly had been with Fujitsu-ICL for six years.

     Sohail A. Khan is our Executive Vice President of Infrastructure Systems. Previously, Mr. Kahn had been Executive Vice President of Integrated Circuits since March 2001. Mr. Khan had been President of the Integrated Circuits business of Lucent's Microelectronics and Communications Technologies Group from April 2000 to March 2001. Mr. Khan was the strategy and business development Vice President of Lucent's Microelectronics and Communications Technologies Group from September 1996 to April 2000. From April 1996 to September 1996, Mr. Khan was Vice President of Marketing for MMC Networks, a developer and supplier of network processing platforms and services. Mr. Khan joined AT&T in 1990 as the director of marketing and applications engineering for the digital signal processing product line and moved to Lucent following its spin-off in 1996. While at AT&T, he held a variety of positions, including Vice President and General Manager of the Wireless and Multimedia business unit of AT&T from February 1994 to April 1996. Mr. Khan is currently a director of Tripath Technology Inc.

     Ahmed Nawaz is our Executive Vice President of Worldwide Sales. Mr. Nawaz has been President of Worldwide Sales, Strategy and Business Development of Lucent's Microelectronics and Communications Technologies Group since April 2000. He joined AT&T in 1992 and moved to Lucent following its spin-off in 1996. Mr. Nawaz was Vice President of Lucent's Network Communications business unit from January 1996 to July 1998. While at AT&T, he was Vice President of the Applications business unit from 1994 to 1995. Prior to joining AT&T, Mr. Nawaz was at Texas Instruments Incorporated, where he was responsible for the personal computer business unit from 1990 to 1992 and also held various marketing and product management positions.

     Jean F. Rankin is our Senior Vice President, General Counsel and Secretary. Previously, Ms. Rankin was Vice President-Law of Lucent. Ms. Rankin joined AT&T in 1990 and moved to Lucent after its spin-off in 1996. While at AT&T, she held various legal positions. From 1986 to 1990, Ms. Rankin was with Cravath, Swaine & Moore.

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                  ARRANGEMENTS BETWEEN LUCENT AND OUR COMPANY

OUR SEPARATION FROM LUCENT


     Agere was formed as part of Lucent Technologies' plan to spin-off to its stockholders its microelectronics business, including its integrated circuits and optoelectronics divisions. Our Class A common stock began trading on the New York Stock Exchange following our initial public offering in April 2001. The separation of our business from Lucent's other businesses was substantially completed, including the transfer of all assets and liabilities related to these divisions (other than pension and postretirement plan assets and liabilities) when we completed our initial public offering. As of April 30, 2002, Lucent owned 100% of our outstanding Class B common stock and 37 million shares of our Class A common stock, which together represented approximately 84% of the combined voting power of both classes of our voting stock with respect to the election and removal of directors and approximately 58% of the voting power of our outstanding common stock with respect to all other matters. On June 1, 2002, Lucent completed our spin-off, distributing to its stockholders all of the Class A common stock and Class B common stock it held at that date.



     Lucent has received a private letter ruling from the Internal Revenue Service holding that the distribution of its shares of Agere common stock to its stockholders in the spin-off will be tax free to Lucent and its stockholders.


TAX LIMITATIONS ON ADDITIONAL ISSUANCE OF OUR STOCK

     We are limited in the amount of stock that we can issue because of potential adverse tax consequences.

     Under Section 355(e) of the Internal Revenue Code, Lucent will recognize taxable gain on the distribution if there are one or more acquisitions of our stock representing 50% or more of our stock, measured by vote or value, and the stock acquisitions are part of a plan or series of related transactions that includes the distribution. Any shares of our common stock acquired within two years before or after the distribution are presumed to be part of such a plan unless we can rebut that presumption.

     If an issuance of our stock causes the distribution to be taxable to Lucent under Section 355(e), we would be required to indemnify Lucent against that tax under the tax sharing agreement. The shares issued in our initial public offering are considered to be part of a plan that includes the distribution, and the shares issued upon the conversion of the notes included in this offering may also be considered to be part of a plan that includes the distribution. We do not currently intend to enter into transactions whereby more than 47% of our outstanding shares may be treated as acquired as part of a plan that includes
the distribution. After the completion of this offering, approximately   % of
our outstanding shares may be treated as acquired as part of such a plan.

     Treasury Regulations issued on April 24, 2002 provide safe harbors that may be used to rebut the presumption that shares issued less than two years after the spin-off are part of a plan that includes the spin-off. However, the application of the safe harbors is not clear in many respects, and they may not be available to us for future issuances of our equity. As a result, Section 355(e) may effectively prevent us from issuing shares to raise capital for at least two years after the spin-off. However, the safe harbors in these new Treasury Regulations generally provide that issuances of our stock to employees pursuant to ordinary course employee compensation arrangements (such as employee stock purchase plans) will not be treated as acquisitions of our stock pursuant to a plan that includes the spin-off.

     Although a new issuance of equity by us could result in gain under Section 355(e) with respect to the spin-off, this offering will not cause us to have issued equity in excess of the 50% limit imposed by Section 355(e) and, therefore, does not present a tax issue with respect to the spin-off.

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AGREEMENTS PROVIDING FOR THE SEPARATION OF OUR BUSINESSES FROM LUCENT

     We and Lucent and, in some cases, our respective subsidiaries, have entered into a number of agreements providing for the separation of our businesses from Lucent, including a separation and distribution agreement to which we and Lucent are parties and other ancillary agreements. These agreements generally provide for the transfer from Lucent to us of assets and the assumption by us of liabilities relating to our businesses, in each case to the extent agreed to by Lucent and us. We have entered into agreements with Lucent regarding the transfer and licensing to us of intellectual property relating to our businesses. We also have entered into agreements governing various interim and ongoing relationships between the parties including transitional services Lucent will provide to us.

     The agreements relating to our separation from Lucent were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of our separation from Lucent. The terms of these agreements may be more or less favorable to us than those we could have negotiated with unaffiliated third parties. These agreements govern the relationship between Lucent and us subsequent to the separation and provide for the allocation of employee benefit, tax and other liabilities and obligations attributable to periods prior to the separation. The ancillary agreements include:

     - Interim Services and Systems Replication Agreement;

     - Fiber Product Purchase Agreement;

     - Microelectronics Product Purchase Agreement;

     - ORiNOCO Product Purchase Agreement;

     - Employee Benefits Agreement;

     - Trademark License Agreement;

     - Trademark Assignment;

     - Trade Dress Assignment;

     - Patent and Technology License Agreement;

     - Patent Assignments;

     - Technology Assignment and Joint Ownership Agreement;

     - Development Project Agreement;

     - Joint Design Center Operating Agreement;

     - Tax Sharing Agreement; and

     - Real Estate Agreements.

     In addition, the current federal Tax Allocation Agreement and the current State and Local Income Tax Allocation Agreement by and among Lucent and its subsidiaries governing the allocation of income taxes among Lucent and its subsidiaries will continue to apply to us for taxable periods prior to and including the distribution. Of the agreements summarized below, the material agreements have been filed as exhibits to the registration statement of which this prospectus forms a part. The summaries of these agreements are qualified in their entirety by reference to the full text of the agreements.

  SEPARATION AND DISTRIBUTION AGREEMENT

     The Separation and Distribution Agreement sets forth the agreements between us and Lucent regarding the principal corporate transactions required to effect our separation from Lucent, our initial public offering and the distribution of our shares to Lucent's stockholders, and other agreements governing the relationship between Lucent and us.

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  The Separation

     To effect the separation, Lucent has, or has caused its subsidiaries to, transfer or agree to transfer, all of the assets of the contributed businesses to us as described in this prospectus. We have assumed, or have agreed to assume, and have agreed to perform and fulfill all of the liabilities of the contributed businesses in accordance with their respective terms. Except as expressly set forth in the agreement or in any other ancillary agreement, neither we nor Lucent made any representation or warranty as to:

     - the assets, businesses or liabilities transferred or assumed as part of the separation;

     - any consents or approvals required in connection with the transfers;

     - the value or freedom from any security interests of any assets transferred;

     - the absence of any defenses or freedom from counterclaim with respect to any claim of either us or Lucent; or

     - the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset transferred.


Except as expressly set forth in any ancillary agreement, all assets were transferred on an "as is," "where is" basis, and the respective transferees have agreed to bear the economic and legal risks that any conveyance was insufficient to vest in the transferee good and marketable title, free and clear of any security interest and that any necessary consents or approvals were not obtained or that requirements of laws or judgments were not complied with.



  Releases and Indemnification


     The Separation and Distribution Agreement provides for a full and complete release and discharge of all liabilities between Lucent and us, and our respective subsidiaries and affiliates, except as expressly set forth in the agreement. The liabilities released or discharged include liabilities arising under any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the completion of our initial public offering.

     We have agreed to indemnify, hold harmless and defend Lucent, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

     - the failure of us or any of our affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities associated with the contributed businesses, or any contracts associated with the contributed businesses, in accordance with their respective terms;

     - the contributed businesses, liabilities or contracts;

     - any material breach by us or any of our affiliates, of the agreement or any of the other ancillary agreements; and

     - as part of our initial public offering, any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in the registration statement or prospectus used as a part of our initial public offering or necessary to make the statements in the registration statement or prospectus used as part of our initial public offering not misleading.

Also, we will indemnify Lucent and its affiliates, subject to limited exceptions, against any claims of patent, copyright or trademark infringement or trade secret misappropriation with respect to any product, software or other material provided by or ordered from the contributed businesses prior to the separation.

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     Lucent has agreed to indemnify, hold harmless and defend us, each of our affiliates and each of our respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

     - the failure of Lucent or any affiliate of Lucent or any other person or entity to pay, perform or otherwise promptly discharge any liabilities of Lucent or its affiliates other than liabilities associated with the contributed businesses;

     - the Lucent businesses or any liability of Lucent or its affiliates other than liabilities associated with the separation of the businesses; and

     - any material breach by Lucent or any of its affiliates of the agreement or any of the other ancillary agreements.

Also, Lucent will indemnify us and our affiliates, subject to limited exceptions, against any claims of patent, copyright or trademark infringement or trade secret misappropriation with respect to any product, software or other material provided by or ordered from Lucent's retained businesses prior to the separation.

     The Separation and Distribution Agreement also specifies procedures with respect to claims subject to indemnification and related matters.

  Contingent Liabilities and Contingent Gains

     The Separation and Distribution Agreement provides that we and Lucent will indemnify each other with respect to contingent liabilities relating primarily to our respective businesses or otherwise assigned to each of us. We and Lucent will share some contingent liabilities based on agreed upon percentages.

     The Separation and Distribution Agreement provides for the sharing of some contingent liabilities, including:

     - any contingent liabilities that do not primarily relate to any business of Lucent or contingent liabilities that do not primarily relate to any of our businesses;

     - some specifically identified liabilities, other than taxes; and

     - shared contingent liabilities within the meaning of the separation and distribution agreement among AT&T Corp., Lucent and NCR Corporation or the contribution and distribution agreement between Lucent and Avaya Inc.

     Lucent will assume the defense of, and may seek to settle or compromise, any third party claim that is a shared contingent liability, and those costs and expenses will be included in the amount to be shared by us and Lucent.

     The Separation and Distribution Agreement provides that we and Lucent have the exclusive right to any benefit received with respect to any contingent gain that primarily relates to the business of, or that is expressly assigned to, us or Lucent, respectively.

     The Separation and Distribution Agreement provides for the establishment of a contingent claims committee comprised of one representative designated from time to time by each of Lucent and us and sets forth procedures for the purpose of resolving disagreements among the parties as to contingent gains and contingent liabilities.

  Dispute Resolution

     The Separation and Distribution Agreement contains provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between us and Lucent. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims by escalation of the matter to senior management or other mutually agreed representatives of us and Lucent. If such efforts are not successful, either we or Lucent may submit the

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

dispute, controversy or claim to non-binding mediation. If the dispute is not resolved through mediation, an action may be brought before any court of competent jurisdiction.

  Provisions Relating to Third-Party Intellectual Property License Agreements

     The Separation and Distribution Agreement provides, generally, for the grant by Lucent to us of a sublicense under numerous third-party intellectual property license agreements. The Patent and Technology License Agreement provides similar grants to us from Lucent's subsidiary, Lucent Technologies GRL Corporation, with respect to third party patent license agreements executed by that subsidiary. The Separation and Distribution Agreement prohibits us from entering into any agreement to license patents to a third party if those patents are already licensed by Lucent to the third party and if the new agreement with us would result in a reduction of royalties paid or to be paid to Lucent by the third party.

  Expenses

     Pursuant to the Separation and Distribution Agreement, we paid, or will pay, the costs, fees and expenses relating to our initial public offering and the separation. Except as expressly set forth in the Separation and Distribution Agreement or in any other ancillary agreement, whether or not the distribution is consummated, all third-party fees, costs and expenses paid or incurred in connection with the distribution will be paid by Lucent.


  Waivers and Amendments


     No provisions of the Separation and Distribution Agreement or any other ancillary agreement will be deemed waived, amended, supplemented or modified by any party, unless the following requirements are met. The waiver, amendment, supplement or modification must be in writing. Also, the writing must be signed by the authorized representative against whom it is sought to enforce such waiver, amendment, supplement or modification.

  INTERIM SERVICES AND SYSTEMS REPLICATION AGREEMENT

     We and Lucent have entered into an Interim Services and Systems Replication Agreement to provide each other, on an interim, transitional basis, with various data processing, telecommunications and corporate support services including:

     - accounting;

     - financial management;

     - information systems management;

     - tax;

     - payroll;

     - legal;

     - human resources administration;

     - procurement; and

     - other general support.

     We also will provide each other, on an interim, transitional basis additional services that we and Lucent may identify from time to time after the separation.

     The charges for these interim services are generally intended to allow the providing company to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, without profit.

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     The Interim Services and Systems Replication Agreement also provides for the replication and transfer of designated computer systems used for administrative support or used in our businesses or Lucent's businesses. The systems include hardware, software, data storage or maintenance and support components. The costs and expenses of separating or replicating a system are intended to be borne by the parties in proportion to their usage of the system prior to February 1, 2001. Costs and expenses of purchasing new hardware or obtaining new software licenses will be borne by the party purchasing the new hardware or licensing the new software.

     In general, the services commenced on February 1, 2001 and expired on September 30, 2001 unless another termination date has been agreed upon by both parties with respect to a particular service. Most of the services to be provided under these agreements have been completed. For the six months ended March 31, 2002 and during fiscal 2001 we paid $3 million and $73 million, respectively, to Lucent under the terms of the Interim Services and Systems Replication Agreement.

  FIBER, MICROELECTRONICS AND ORINOCO PRODUCT PURCHASE AGREEMENTS

     We and Lucent have entered into a Fiber Product Purchase Agreement, a Microelectronics Product Purchase Agreement and an ORiNOCO Product Purchase Agreement. The pricing terms for the products and services covered by these commercial agreements reflect negotiated prices, as is more fully described below.

     The Fiber Product Purchase Agreement governs transactions pursuant to which Lucent will provide specialty fiber, fiber apparatus and premises cable products to us for the sole purpose of incorporating these products into finished products to be sold by us to our customers. Under this agreement, we will have an obligation to purchase all of our requirements of specified specialty fiber, fiber apparatus and premises cable products from Lucent. With respect to some specialty fiber products, we have agreed to provide Lucent with rolling forecasts of product requirements, some of which will constitute a binding commitment on our part. The Fiber Product Purchase Agreement commenced on February 1, 2001, and will expire on January 31, 2004. We and Lucent may extend this agreement for additional one-year periods with written mutual agreements. The agreement may be terminated for breach of material terms.

     The Microelectronics Product Purchase Agreement governs purchases of goods and services by Lucent from us. Under the agreement, Lucent committed to purchase at least $2,800 million of products from us over a three-year period beginning February 1, 2001. In limited circumstances, Lucent's purchase commitment may be reduced or the term may be extended. For the period February 1, 2001 through December 31, 2001, Lucent's purchases under this agreement were $411 million for the period from February 1, 2001 through January 31, 2002 and $55 million for the period from February 1, 2002 through March 31, 2002. In light of Lucent's purchases to date and adverse market conditions, we are discussing with Lucent ways to restructure Lucent's obligations under the agreement.

     The ORiNOCO Product Purchase Agreement governs transactions in which we furnish our ORiNOCO products to Lucent for resale. The agreement does not grant to Lucent an exclusive right to resell the products, but does grant Lucent a right of first opportunity or refusal for some service provider customers in exchange for a minimum purchase commitment as may be agreed from time to time. The pricing in this agreement shall be determined by our list price in effect on the date of the receipt of an order less any applicable discounts. This agreement became effective as of February 1, 2001, and will expire on January 31, 2004. We and Lucent may extend this agreement for additional one year periods with written mutual agreement. The agreement may be terminated for breach of material terms.

     The currently negotiated prices in the Microelectronics Product Purchase Agreement and the ORiNOCO Product Purchase Agreement take into account the volume and terms and conditions under which these products are sold to Lucent and reflect the prices at which these products are sold to other like customers. As with all other customers, we negotiate volume discounts for Lucent on a product by product basis. Because Lucent is our largest customer, many, but not all, of the prices of products it purchases from us are as or more favorable to it than the prices charged to our other customers. In addition, for both Lucent and other customers, we negotiate changes to prices as purchasing volumes

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change. The Microelectronics Product Purchase Agreement has a most favored pricing provision for standard products, which are products offered by us to the general market, that generally provides that the prices at which we offer our standard products to Lucent will be no less favorable than the price we charge to other customers, other than distributors and value-added resellers. Many of the products sold to Lucent are custom products and there are no other customers for these custom products.

     The Fiber Product Purchase Agreement, the Microelectronics Product Purchase Agreement and the ORiNOCO Product Purchase Agreement also contain provisions governing:

     - orders and delivery;

     - payment terms;

     - intellectual property matters;

     - product warranties;

     - product support and documentation;

     - engineering, installation, maintenance and other services;

     - dispute resolution; and

     - limitations on liability.

  EMPLOYEE BENEFITS AGREEMENT AND PLANS


     We have adopted a variety of employee benefit plans in connection with the separation and distribution.


  Employee Benefits Agreement


     We have entered into an employee benefits agreement with Lucent, pursuant to which we established independent pension plans and other employee benefit plans that are substantially similar to Lucent's pension plans and other employee benefit plans. This agreement provides for the transfer of assets and liabilities of various existing Lucent pension and other employee benefit plans covering Lucent employees who were transferred to us. Generally, following the distribution, Lucent ceased to have any liability or obligation to our employees who retire or terminate employment on or after our initial public offering or to their beneficiaries. Our benefit plans generally assumed and are responsible for liabilities and obligations to those employees and former employees under all these benefit plans, programs and practices which we may adopt. The employee benefits agreement does not preclude us from discontinuing or changing such plans at any time thereafter, subject to the exceptions noted below.


  Retirement Plans


     We have established and currently administer defined benefit pension plans for our employees who, immediately prior to our initial public offering, participated in Lucent's retirement plans. Lucent has agreed to transfer particular assets and liabilities, based on formulas set forth in the employee benefits agreement, from the trust for Lucent's defined benefit pension plans to the trust for our defined benefit pension plans. Each of our eligible employees has been, for all purposes under our defined benefit pension plans, credited with the service and any accrued benefit credited to him or her under the terms of the corresponding Lucent plans as of the distribution.


  401(k) Plans

     We have established defined contribution 401(k) plans. Our 401(k) plans include all active employees who immediately prior to our initial public offering were participants in Lucent's 401(k) plans.

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Each employee who participates in an Agere 401(k) plan has been credited with the service and the account balance credited to him or her as of January 1, 2002 under the terms of Lucent's 401(k) plans.

  Welfare Plans


     We have welfare benefit plans to provide welfare benefits, including retiree medical and life benefits, to our employees and retirees. The assets funding the liabilities under some of these plans, if any, are being transferred from trust and other funding vehicles associated with Lucent's plans to the corresponding trusts and other funding vehicles associated with our plans to the extent allocable to our employees and retirees according to formulas set forth in the employee benefits agreement.


  Lucent Stock Options, Restricted Stock and Restricted Stock Units


     Pursuant to the employee benefits agreement, Lucent stock-based awards held by our employees were converted to our stock-based awards at the time of the distribution. These converted stock-based awards relate to our Class A common stock. As a result of this conversion, immediately following the spin-off, approximately 57 million shares of our Class A common stock were covered by converted stock options and approximately 650,000 shares of our Class A common stock were subject to converted restricted stock unit awards.



  TRADEMARK LICENSE AGREEMENT, TRADEMARK ASSIGNMENT AND TRADE DRESS ASSIGNMENT


     The primary trademarks used in the sale of our products and services were transferred to us, except for Lucent's name and logo and the Bell Laboratories name. We will retain the use of the Lucent name and logo, but not the Bell Laboratories name, on a royalty-free basis, for a transitional period and, after the expiration of the transitional period, only to the extent necessary to deplete pre-existing inventory. We may use the Lucent name together with the logo on:


     - advertising and promotion materials through July 1, 2002 outside the United States.


     We may use the Lucent name without the logo on:

     - products and packaging through September 30, 2002; and

     - advertising and promotional materials through July 1, 2002 in the United States and through January 1, 2003 outside the United States.

We and Lucent have entered into a Trademark License Agreement, Trademark Assignment and Trade Dress Assignment to effectuate the grant or transfer, as applicable, of such rights. Subject to conditions set forth in the agreements, we may also extend these rights to authorized dealers of our products.

     Under the Trademark License Agreement, we have an obligation to comply with specified quality and customer care standards in connection with our use of the trademarks. Lucent may terminate the Trademark License Agreement in the event of a change in control of our company.

  TECHNOLOGY ASSIGNMENT AND JOINT OWNERSHIP AGREEMENT

     We and Lucent have executed and delivered assignments and other agreements, including the technology assignment, related to technology currently owned or controlled by Lucent and its subsidiaries. Technology includes copyrights, mask works and other intellectual property other than trademarks, trade names, trade dress, service marks and patent rights. The technology assignment generally divides ownership of technology between us and Lucent, with each owning technology that was developed by or for, or purchased for, the respective businesses of each company. Other technology is owned jointly by us and Lucent.

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  PATENT ASSIGNMENTS

     We and Lucent have executed and delivered patent assignments and other agreements, related to patents currently owned or controlled by Lucent and its subsidiaries. The patent assignments divide ownership of patents, patent applications and foreign counterparts between us and Lucent. The ownership of patents was divided as follows. First, Agere Systems Guardian Corp. and Agere Systems Optoelectronics Guardian Corporation was each vested with ownership of and/or exclusive rights in patents previously held by Lucent that relate principally to our business. Then shares of Agere Systems Guardian Corp. and Agere Systems Optoelectronics Guardian Corporation were contributed to us under the Separation and Distribution Agreement. Lucent and its other subsidiaries retained ownership of all other patents and patent applications.

  PATENT AND TECHNOLOGY LICENSE AGREEMENT

     We and some of our subsidiaries, and Lucent and some of its subsidiaries, have executed and delivered a Patent and Technology License Agreement, related to patents and technology currently owned or controlled by Lucent and its subsidiaries and us and our subsidiaries.

     The Patent and Technology License Agreement provides for cross-licenses to each company. We and Lucent, and our respective subsidiaries, granted to each other, under the patents that each of us has, a nonexclusive, personal, nontransferable license to make, have made, use, lease, import, offer to sell, and sell any and all products and services of the businesses in which the licensed company, including related companies, is now or hereafter engaged. The cross-licenses also permit each company, subject to limitations, to have third parties make items under the other company's patents, as well as to pass through to customers limited rights under the other company's patents with respect to products and services furnished to customers by the licensed company. Some patents were licensed exclusively to each party, including a right to grant sublicenses, subject to retention of a right to use these patents by the licensing party. Otherwise, the rights to sublicense to unaffiliated third parties were not granted under the cross-licenses, except for limited rights in connection with establishing second source suppliers performing joint development activities or rights to sublicense a divested business. The cross-licenses between us and Lucent cover all of each company's patents, including patents issued on patent applications with a filing date prior to February 1, 2003.

     The Patent and Technology License Agreement also grants to us or our subsidiaries a joint ownership interest in some patents and patent applications, for example, patents and patent applications relating to MEMS technology.

     The Patent and Technology License Agreement also provides for personal, worldwide, nonexclusive, and non-transferable cross-licenses to each company to designated technology existing as of the separation date. These rights include the right to copy, modify and improve any portion of the licensed technology. Subject to exceptions set forth in the agreement, no right was granted to sublicense any of the technology other than in connection with the sale or licensing of products. Subject to restrictions set forth in the agreement, this agreement further granted to us joint ownership rights in other designated technology. This agreement became effective as of January 31, 2001.


     We believe that the intellectual property agreements between Lucent and us do not provide Lucent with sufficient intellectual property to compete with us. Specifically, the agreements assign to us the technology, which includes trade secrets, know-how, and copyrights, purchased or developed by or for our business. Except for limited exceptions, this technology is not licensed to Lucent. However, Lucent could either reestablish the competitive capability itself or work with a third party to establish a competitive capability. Thus, we believe that Lucent does not need access to our technology to become a competitor of ours.


  DEVELOPMENT PROJECT AGREEMENT

     We and Lucent entered into a Development Project Agreement under which Bell Laboratories may perform some research and development activities on a contract basis for us. We will also perform some

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research and development activities for Lucent on a contingent basis. The fees paid under this agreement are expected to be comparable to those that would be agreed upon by unrelated parties. The agreement commenced on February 1, 2001, and will expire on January 31, 2004. We and Lucent may extend this agreement for additional one-year periods with written mutual agreement. The agreement will terminate at any time if either we or Lucent materially breach the agreement, and fail to cure the default within 60 days after written notice has been given.

  JOINT DESIGN CENTER OPERATING AGREEMENT

     We and Lucent entered into a Joint Design Center Operating agreement to develop technology for micro electro-mechanical systems, or MEMS. We and Lucent agreed to jointly fund, manage and staff the joint design center over the following three years. We and Lucent each have a one-half interest in the MEMS technical information owned by Lucent as of February 1, 2001. We and Lucent have granted each other a perpetual, nonexclusive, royalty-free license in our respective patents which issue from applications having an effective first filing date prior to February 1, 2003 to make and sell MEMS products. All joint patents, which are patents issued from any application filed with respect to any invention made jointly by us and Lucent while working on a joint design center product and conceived or reduced to practice during performance under the agreement, will be jointly owned by us and Lucent. We and Lucent will be free to use these jointly owned patents for any purpose and to license third parties under these patents. Some of these products may be manufactured exclusively for Lucent, subject to some restrictions, for a limited period following the first commercial availability of a product, on a case by case basis. The initial term of the agreement will expire on January 31, 2004. The agreement may be terminated for breach of material terms or by written notice of either party for convenience.

  TAX SHARING AGREEMENT

     We and Lucent have entered into a Tax Sharing Agreement which governs Lucent's and our respective rights, responsibilities and obligations after the distribution with respect to taxes for the periods ending on or before the distribution or, if earlier, the first date we are no longer a member of Lucent's consolidated group. Generally, pre-distribution taxes that are clearly attributable to the business of one party will be borne solely by that party, and other pre-distribution taxes will be shared by the parties based on a formula set forth in the Tax Sharing Agreement. In addition, the Tax Sharing Agreement addresses the allocation of liability for taxes that are incurred as a result of restructuring activities undertaken to implement the separation, the distribution or the exchange. Under the Tax Sharing Agreement, we are responsible for the first $50 million of any taxes attributable to these restructuring activities ($79 million in the case of any U.S. income taxes solely attributable to specified international restructuring activities), and for 14% of any amount of these taxes in excess of these amounts. However, if the distribution fails to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code because of an acquisition of our stock or assets, or some other actions of ours, then we will be solely liable for any resulting corporate taxes.


     On March 14, 2001, Lucent received a private letter ruling from the Internal Revenue Service holding that the separation and distribution will generally be tax-free, based on the assumptions and representations set forth in the ruling. The ruling did not address some aspects of the separation, including actions undertaken to transfer the non-U.S. portions of our business to us.


     The amount of tax liability we expect to pay under the Tax Sharing Agreement with respect to taxes incurred as a result of restructuring activities, including taxes attributable to the restructuring of the non-U.S. portions of our business, is included in the costs, fees and expenses we will incur relating to our separation from Lucent and our initial public offering. For a discussion of these costs, fees and expenses, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Separation Expenses."

     Under U.S. federal income tax laws, we and Lucent are jointly and severally liable for Lucent's federal income taxes attributable to the periods prior to and including the most recent taxable year of

Lucent, which ended on September 30, 2001. This means that if Lucent fails to pay the taxes attributable to it under the Tax Sharing Agreement for periods prior to and including the most recent taxable year of Lucent, which ended on September 30, 2001, we may be liable for any part of, including the whole amount of, these tax liabilities.

  REAL ESTATE AGREEMENTS

     Lucent's real estate has been divided between Lucent and us. After the separation, we acquired outright approximately 80 of Lucent's real estate locations. These 80 locations comprised 7.8 million square feet. We and Lucent also continue to share some current work locations for our respective work forces. The shared locations are approximately 12 of Lucent's real estate locations. Approximately 50% of these shared locations continue to be owned by Lucent; the remaining 50% continue to be leased commercially. As a result of the announced consolidation of our Pennsylvania and New Jersey facilities and other activities, the majority of the locations currently shared with Lucent will no longer be occupied by Agere.

     Generally, ownership of Lucent's buildings and assignment of commercially leased buildings was divided between Lucent and us based on which company was the primary user of the respective building. Based on that allocation method, Lucent was our landlord or sublandlord for approximately 541,000 square feet of space. The terms of our leases and subleases from Lucent ranged initially from one month to 36 months depending on the location. The initial total monthly cost of leasing these facilities from Lucent was approximately $1.8 million.

     A standard form of lease and a standard form of sublease based on commercial models and comparable to arm's-length agreements were employed. Subleases for space in commercially leased locations had varying terms generally to match the terms of the underlying leases. All commercial landlord charges, such as rent, additional rent, building services and taxes paid directly by Lucent as the sublandlord, were based on the proportionate share of space occupied by us as the subtenant and marked up by a management fee payable to Lucent intended to cover the costs of administering the sublease. Any other building services provided by Lucent to us were at cost plus an administrative fee, increased annually to match the consumer price index.

     The lease terms for space in owned buildings were determined on a case by case basis. In general, rent in owned buildings was at market price for comparable tenants. Real estate taxes were allocated proportionately to us as the tenant, subject to a management fee. Any building services provided by Lucent as the landlord were at cost plus an administrative fee, increased annually to match the consumer price index.

     All necessary leases and subleases for transitional shared real estate became effective February 1, 2001. We were responsible for our proportionate share of the full lease obligation in both owned buildings and commercially leased buildings, except that:

     - for space occupied by us equal to or less than 5 percent of the total space, not to exceed 5,000 square feet, we could cancel the lease or sublease on 90-day written notice without further liability; and

     - for space occupied by us equal to or less than 5 percent of the total space, not to exceed 15,000 square feet, we or Lucent could cancel the lease or sublease on nine months' written notice without further liability.

  OTHER AGREEMENTS

     We and Lucent will continue the existing State and Local Income Tax Allocation Agreement and the existing federal Tax Allocation Agreement by and among Lucent and its subsidiaries. These tax agreements govern the allocation of state, local and federal income taxes for periods during which we were a member of Lucent's consolidated group. Aside from the Tax Allocation Agreement, under U.S. federal income tax laws, we are jointly and severally liable for Lucent's federal income tax liabilities relating to the taxable periods prior to and including the most recent taxable year of Lucent, which ended on September 30, 2001. In addition, after the separation, we became a party to Lucent's two existing collective bargaining agreements. See "Business -- Employees" for a description of these collective bargaining agreements and how they will operate after the separation.

HISTORICAL TRANSACTIONS

     Revenue from products sold to Lucent was $143 million for the six months ended March 31, 2002, and $606 million, $1,002 million and $955 million, in fiscal 2001, 2000 and 1999, respectively. Included in these amounts are revenues of $65 million and $82 million in fiscal 2000 and 1999, respectively, from sales to Avaya, which was the enterprise networks business of Lucent until its spin-off from Lucent on September 30, 2000. Sales to Avaya after that date are not considered transactions with Lucent. Products purchased from Lucent were $22 million, $23 million and $1 million for fiscal 2001, 2000 and 1999, respectively. No material purchases of products were made from Lucent during the six months ended March 31, 2002. In addition, Lucent billed us $23 million, $67 million and $49 million for fiscal 2001, 2000 and 1999, respectively, for specific research and development projects related to our businesses.

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


                             PRINCIPAL STOCKHOLDERS



     The following table sets forth information known to us regarding the beneficial ownership of our common stock by persons owning more than 5% of our Class A or Class B common stock. The information below is based on public filings made by various stockholders that contain information up to December 31, 2001 and may not reflect current holdings of our common stock, including as a result of our spin-off.



                                                               SHARES OF CLASS A COMMON
                                                              STOCK BENEFICIALLY OWNED(1)
                                                              ---------------------------
                                                                              PERCENT OF
NAME OF BENEFICIAL OWNER                                        NUMBER           CLASS
------------------------                                      -----------     -----------
Citigroup, Inc. ............................................  42,272,238(2)       5.8%
FMR Corp. ..................................................  45,708,430(2)       6.3
Franklin Resources, Inc. ...................................  37,098,725(3)       5.1
Capital Research and Management Company.....................  51,028,560(2)       7.0


---------------


(1) The percentages are calculated based on 727,431,519 shares of our Class A common stock outstanding as of March 31, 2002 and do not reflect ownership of shares of our Class A common stock and Class B common stock distributed by Lucent to its stockholders in our spin-off.



(2) Number of shares beneficially owned as of December 31, 2001.



(3) Number of shares beneficially owned as of February 1, 2001.


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

                              CERTAIN INDEBTEDNESS

     Lucent borrowed approximately $2,500 million of short-term debt under a credit facility that we assumed on April 2, 2001, upon completion of our initial public offering. We did not receive any of the proceeds of this short-term debt. At that time, Lucent was relieved of all obligations related to this short-term debt. On October 4, 2001, we amended and restated the credit agreement governing the credit facility, and in connection therewith permanently repaid $1,000 million of short-term debt under the facility. Subsequently, we have repaid amounts outstanding under the facility such that, at March 31, 2002, $960 million was outstanding.


     The facility is secured by our principal domestic assets other than the proceeds of our initial public offering. The maturity date of the facility has been extended from February 22, 2002 to September 30, 2002. In addition, if we raise at least $500 million in equity or debt capital markets transactions
before September 30, 2002, or $     million after giving effect to this
offering, the maturity date of the facility will be extended to September 30, 2004, with the facility required to be reduced to $750 million on September 30, 2002 and $500 million on September 30, 2003. The debt is not convertible into any other Agere securities.



     The interest rates applicable to borrowings under the facility are based on a scale indexed to our credit rating. Our credit ratings have declined from BBB-from Standard and Poor's and Baa3 from Moody's at the time of our initial public offering to BB-, with a negative outlook, from Standard & Poor's and Ba3 from Moody's currently. Based on these credit ratings, the interest rate under the facility is the applicable LIBOR rate plus 400 basis points. Unless our credit ratings change, this rate will remain in effect for the life of the facility. Any further decline in our credit rating would increase the interest rate under the facility by 25 basis points per year, which would increase our annual interest expense by approximately $2.4 million, assuming $960 million was outstanding. Following the reduction of the facility to less than $1,000 million, $500 million of the facility is now a revolving credit facility with the remainder considered a term loan. The only periodic debt service obligation under the amended credit facility is to make quarterly interest payments.


     Under the agreement governing the facility, we must use 100% (50% if the size of the facility is $500 million or less) of the net cash proceeds of liquidity raising transactions to reduce the size of the facility. Liquidity raising transactions are dispositions of assets (other than sales of inventory and ordinary course disposals of excess or obsolete property) including, among other things, receivables securitizations and sale-leaseback transactions, in each case outside the ordinary course of business. The agreement also provides that 50% of the net cash proceeds of the first $500 million and 75% (50% if the size of the facility is $500 million or less) of the net cash proceeds greater than $500 million from most sales of debt or equity securities in public or private transaction be applied to reduce the credit facility. Notwithstanding the foregoing, we must apply 100% of net cash proceeds over $1,000 million from the issuance of debt securities that are secured equally with the credit facility to reduce the size of the credit facility.

     As discussed above, if we extend the maturity of the facility, we will be required from time to time to permanently repay portions of the credit facility, which we expect to replace with additional debt capital market transactions or other types of new financing. However, we cannot assure you that such additional financing will be available on acceptable terms, with lower interest rates than the credit facility, or at all.

     The credit agreement governing the credit facility contains certain restrictions on our activities, including covenants limiting our ability to:

     - incur indebtedness;

     - incur or permit to exist liens or security interests on our assets;

     - merge or consolidate with another entity or sell all or substantially all of our assets;

     - make investments in non-affiliates and certain of our subsidiaries;

     - declare or pay dividends on our capital stock;

     - consummate certain transactions with our affiliates; and

     - consummate certain sale and leaseback or collateralized mortgage obligation transactions.

     In addition, we are required to satisfy certain financial covenants under the terms of the credit facility. These covenants specify minimum liquidity (measured by cash and cash equivalents, financial assets and available revolving loans), minimum consolidated EBITDA, minimum consolidated net worth and maximum capital expenditures at given points in time. Compliance with these covenants does not currently materially restrict our operations.

                              DESCRIPTION OF NOTES

     The following description sets forth the material terms of the notes. We
will issue the notes under an indenture to be dated as of                , 2002
between us and The Bank of New York, as trustee. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

     This description of the notes is intended to be a useful overview of the material provisions of the notes and the indenture. Since the description is only a summary, you should refer to the indenture for a complete description of our obligations and your rights. A copy of the indenture will be filed as an exhibit to the registration statement of which this prospectus is a part.

     For purposes of this description, references to "Agere," "we," "us" and "our" refer only to Agere Systems Inc., and not to its subsidiaries.

GENERAL

  THE NOTES

     The notes will:

     - be our general unsecured subordinated obligations;


     - be limited to an aggregate principal amount of $200 million (plus up to an additional $20 million principal amount to cover the underwriters' over-allotment option);



     - mature on December  , 2009; and


     - be issued in denominations of $1,000 and whole multiples of $1,000 in fully registered form.

  INTEREST

     Interest on the notes will:


     - accrue at the rate of      % per year;


     - accrue from the date of issuance;


     - be payable semi-annually in arrears on             and             ,
       commencing on December  , 2002;


     - be payable to the holders of record on the           and
                 immediately preceding the related interest payment dates. However, in the case of a note or portion of a note called for redemption on a redemption date, or repurchased in connection with a fundamental change (as defined below) on a repurchase date, during the period from a record date to, but not including, the next succeeding interest payment date, accrued interest will be payable (unless such note or portion is converted) to the holder of the note or portion of a note redeemed or repurchased; and

     - be computed on the basis of a 360-day year comprised of twelve 30-day months.

CONVERSION


     Holders may convert their notes into shares of our Class A common stock at
an initial conversion price of $     per share, subject to adjustment as
described below, at any time on or before the close of business on the last trading day prior to its maturity date, unless we have previously redeemed or repurchased the notes. A holder may convert fewer than all of such holder's notes so long as the notes are converted in denominations of $1,000 or whole multiples of $1,000.


     Except as described below, no adjustment will be made on conversion of any notes for interest accrued on such notes or for dividends on any Class A common stock issued. If notes not called for redemption are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, they must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted.


     In the event a note is called for redemption, conversion rights will expire at the close of business on the trading day preceding the date fixed for redemption, unless we default in the payment of the redemption price, in which case the conversion right will terminate at the close of business on the date such default is cured. In the event any holder exercises its right to require us to repurchase notes upon a fundamental change, such holder's conversion right will terminate on the close of business on the business day immediately preceding the repurchase date, unless we default on the payment due upon repurchase or the holder elects to withdraw the submission of election to repurchase. See "-- Fundamental Change Permits Holders to Require Us to Repurchase Notes."


     The right of conversion attaching to any note may be exercised by the holder by delivering the note at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion, together with any funds that may be required. Such notice of conversion can be obtained from the trustee. Beneficial owners of interests in a global note may exercise their right of conversion by delivering to The Depository Trust Company (which we refer to as "DTC") the appropriate instruction form for conversion pursuant to DTC's conversion program. The conversion date will be the date on which the note, the duly signed and completed notice of conversion and any funds that may be required as described above shall have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of shares of common stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the shares of common stock in a name other than the holder of the note. Certificates representing shares of common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

     We are not required to issue fractional shares of Class A common stock upon conversion of notes and, in lieu of such fractional shares, we will pay a cash adjustment based upon the market price of the Class A common stock on the last trading day prior to the date of conversion.


     The conversion price is subject to adjustment under formulae set forth in the indenture in certain events, including:



          (1) the issuance of our Class A common stock as a dividend or distribution on our Class A common stock;



          (2) certain subdivisions and combinations of our Class A common stock;



          (3) the issuance to all or substantially all holders of our Class A common stock of certain rights or warrants to purchase our Class A common stock at a price per share less than the average of the daily closing prices per share of Class A common stock for the 10 consecutive trading days immediately prior to the date in question, subject to certain adjustments set forth in the indenture (which we refer to as the "current market price");



          (4) the dividend or other distribution to all holders of our Class A common stock of shares of our capital stock (other than our common stock) or evidences of our indebtedness, cash or other assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid exclusively in cash);



          (5) dividends or other distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (4) or cash distributed upon a merger or consolidation to which the succeeding paragraph applies) to all holders of our Class A and/or Class B common stock to the extent such distributions, combined together with:


         - all such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made, plus

         - any cash and the fair market value of other consideration payable in respect of any tender offers by us or any of our subsidiaries for our Class A and/or Class B common stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of our market capitalization (being the product of the then current market price of a share of Class A common stock times the number of shares of Class A common stock then outstanding plus the product of the then current market price of a share of Class B common stock times the number of shares of Class B common stock then outstanding) on the record date for such distribution; and


          (6) the purchase of our Class A and/or Class B common stock pursuant to a tender offer, other than the purchase of notes as part of a fundamental change, made by us or any of our subsidiaries to the extent that the aggregate consideration, together with:



         - any cash and the fair market value of any other consideration payable in any other tender offer by us or any of our subsidiaries for our Class A and/or Class B common stock expiring within 12 months preceding such tender offer in respect of which no adjustment has been made, plus



         - the aggregate amount of any such all-cash distributions referred to in clause (5) above to all holders of our Class A and/or Class B common stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.


The formulae set forth in the indenture with respect to the events listed above generally reduce the conversion price to take into effect the dilutive effect of such events.


     In the case of:

     - any reclassification or change of our Class A common stock;

     - a consolidation, merger or combination involving us;

     - a sale or conveyance to another corporation of all or substantially all of our property and assets,

in each case as a result of which holders of our Class A common stock will be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for shares of our Class A common stock, the holders of the notes then outstanding will be entitled thereafter to convert such notes into the kind and amount of shares of stock, other securities or other property or assets, which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance, had such notes been converted into shares of Class A common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance (assuming, in a case in which our stockholders may exercise rights of election, that a holder of notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and received per share the kind and amount received per share by a plurality of non-electing shares). Certain of the foregoing events may also constitute or result in a fundamental change requiring us to offer to repurchase the notes. See "-- Fundamental Change Permits Holders to Require Us to Repurchase Notes."

     Certain adjustments to, or failures to adjust, the conversion price of the notes may cause holders of notes or Class A common stock to be treated for federal income tax purposes as having received a distribution taxable under federal income tax laws. We may, at our option, make such reductions in the conversion price as our board of directors deems advisable to avoid or diminish any potential income tax liability to holders of Class A common stock which may result from the absence of such adjustments. See "Material Federal Income Tax Consequences -- Consequences to U.S. Holders -- Deemed Distributions."

     In addition, we may, from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days, in which case we shall give at least 15 days' notice of such decrease, if our board of directors has made a determination that such decrease would be in our best interests, which determination will be conclusive.

     No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% of the conversion price then in effect. However, any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing.

SUBORDINATION

     The payment of principal, premium, if any and interest on, the notes will be subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or other payment satisfactory to the holders of all of our Senior Indebtedness, whether outstanding on the date of the indenture or thereafter incurred. The notes also will be structurally subordinated to the liabilities of the subsidiaries of Agere.

     As of March 31, 2002, after giving effect to this offering:

     - we would have had $          in Senior Indebtedness, including the
       Indebtedness under the our credit facility, and

     - our subsidiaries would have had approximately $515 million in Indebtedness, which would have been effectively senior to the notes.

The indenture will not limit the amount of additional Indebtedness that we can create, incur, assume or guarantee, nor will the indenture limit the amount of Indebtedness that any subsidiary can create, incur, assume or guarantee.

     In the event of any distribution to creditors in our liquidation or dissolution or a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property, an assignment for the benefit of creditors or any marshaling of our assets and liabilities, the holders of our Senior Indebtedness will be entitled to receive payment in full in cash or other payment satisfactory to them of all obligations in respect of such Senior Indebtedness before the holders of notes will be entitled to receive any payment with respect to the notes. In addition, holders of our Senior Indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. Such subordination will not prevent the occurrences of any event of default under the indenture.

     In the event of any acceleration of the notes because of an event of default, the holders of any of our Senior Indebtedness then outstanding will be entitled to payment in full in cash or other payment satisfactory to them of all obligations in respect of such Senior Indebtedness before the holders of the notes are entitled to receive any payment or distribution in respect of the notes. If an event of default (other than an event or default in connection with certain events of bankruptcy or unsolvency) occurs and, as a result, payment of the notes is being accelerated, we will notify the administrative agent to our credit facility promptly before any such amounts are declared due and payable.

     We may not pay principal of, premium, if any, interest on or any other payment obligations in respect of the notes, including, without limitation, any fundamental change repurchase, optional redemption or other acquisition of the notes, if:

     - any Senior Indebtedness is not paid when due pursuant to the terms of the instrument governing such Senior Indebtedness, or

     - at the time of, or immediately after giving effect to, any such payment, repurchase, redemption or other acquisition, there exists under any Senior Indebtedness or any agreement pursuant to which any Senior Indebtedness has been issued any default which shall not have been cured or waived and which shall have resulted in the full amount of such Senior Indebtedness being declared due and payable.

     We also may not pay principal of, premium, if any, interest on or any other payment obligation in respect of the notes, including, without limitation, any fundamental change repurchase, optional redemption or other acquisition of the notes, during a payment blockage period. A payment blockage period commences on the receipt by the trustee (with a copy to us) of a payment blockage notice from any of the holders of our Designated Senior Indebtedness (or the representative of such holders) notifying us that a default has occurred that gives the holder of such Designated Senior Indebtedness the right to accelerate the maturity thereof. A payment blockage period ends 179 days thereafter, unless terminated earlier:

     - by written notice to the trustee and Agere from the person or persons who gave such payment blockage notice;

     - because such event of default that gave rise to the payment blockage notice shall have been cured or waived; or

     - because such Designated Senior Indebtedness has been repaid in full.

Notwithstanding the foregoing (but subject to the provisions described above), unless the holders of such Designated Senior Indebtedness (or the representative of such holders) shall have accelerated the maturity of such Designated Senior Indebtedness, we may resume payments on the notes after the end of such payment blockage period. Not more than one payment blockage notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period, except that if any payment blockage notice is delivered to the trustee by or on behalf of holders of Designated Senior Indebtedness (other than holders of Indebtedness under our credit facility), a representative of holders of Indebtedness under our credit facility may give another payment blockage notice within such period. However, in no event may the total number of days during which any payment blockage period or periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be 181 days during any consecutive 360-day period during which no payment blockage period is in effect.

     "Designated Senior Indebtedness" means Indebtedness under:

     - our credit facility; and

     - any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, exceeding $100.0 million and is specifically designated in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the indenture.

Other than Indebtedness under our credit facility, we currently have no Designated Senior Indebtedness outstanding but have the right to so designate debt incurred in the future or currently outstanding.

     "Indebtedness" means, with respect to any person on any date of determination (without duplication):

          (1) the principal of and premium (to the extent that such premium has become due and payable), if any, in respect of Indebtedness of such person for borrowed money;

          (2) the principal of and premium (to the extent that such premium has become due and payable), if any, in respect of obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

          (3) the principal component of all obligations of such person or the reimbursement of any obligor in respect of letters of credit, bankers' acceptances or other similar instruments (except to the extent such reimbursement obligation relates to letters of credit securing obligations (other than those referred to in clauses (1) or (2) above) entered into in the ordinary course of business and is not drawn or, if and to the extent drawn, such obligation is satisfied within 30 days of drawing);

          (4) the obligations under a lease required to be capitalized on the balance sheet of the lessee under GAAP or under any lease or related document (including a purchase agreement) that provides that such person is contractually obligated to purchase or cause a third party to purchase and thereby guarantee a minimum residual value of the lease property to the lessor and such person's obligations under such lease or related document to purchase or cause a third party to purchase such leased property;

          (5) the principal component of all obligations of such person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

          (6) the principal component of all Indebtedness of other persons secured by a lien on any asset of such person, whether or not such Indebtedness is assumed by such person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other persons;

          (7) to the extent not otherwise included in this definition, net obligations of such person under currency swap agreements, interest rate agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such person at such time);

          (8) the principal component of Indebtedness of other persons to the extent guaranteed by such person; and

          (9) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing.

     "Senior Indebtedness" means, with respect to any person, whether outstanding on the issue date or thereafter incurred, all Indebtedness of such person, including accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

          (1) any Indebtedness evidenced by the notes;

          (2) any obligation of such person to any subsidiary;

          (3) any liability for federal, state, foreign, local or other taxes owed or owing by such person;

          (4) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

          (5) any Indebtedness of such person that is expressly subordinate or junior in right of payment to the notes.

     Our right to receive assets of any of our subsidiaries upon its liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that we are ourselves recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any Indebtedness of such subsidiary senior to that held by us.

     In the event that, notwithstanding the foregoing, the trustee or any holder of notes receives any payment or distribution of our assets of any kind in contravention of any of the terms of the indenture, whether in cash, property or securities, including by way of set-off or otherwise, in respect of the notes before all of our Senior Indebtedness is paid in full in cash or other payment satisfactory to the holders of such Senior Indebtedness, then such payment or distribution will be held by the recipient in trust for the benefit of holders of our Senior Indebtedness, and will be immediately paid over or delivered to the holders of our Senior Indebtedness or their representatives to the extent necessary to make payment in full in cash or other payment satisfactory to such holders of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of our Senior Indebtedness.


OPTIONAL REDEMPTION



     On or after           ,           , we may redeem the notes at our option
in cash, in whole or from time to time in part, on not less than 30 nor more than 60 days' prior written notice to the holders by first-class mail, during the following periods at the following redemption prices expressed as percentages of the principal amount:


PERIOD                                                        REDEMPTION PRICE
------                                                        ----------------
Beginning on         ,    and ending on         ,   ........             %
Beginning on         ,    and ending on         ,   ........             %
Beginning on         ,    and thereafter....................       100.00%


     In each case, we will pay accrued and unpaid interest to, but not including, the redemption date. If the redemption date is an interest payment date, interest will be paid to the record holder on the relevant record date.


  SELECTION AND NOTICE

     If less than all the notes are to be redeemed at any time, selection of notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not so listed, on a pro rata basis, by lot or by any other method that the trustee considers fair and appropriate. The trustee may select for redemption a portion of the principal of any note that has a denomination larger than $1,000. Notes and portions thereof will be redeemed in the amount of $1,000 or whole multiples of $1,000. The trustee will make the selection from notes outstanding and not previously called for redemption. However, if a portion of a holder's notes are selected for partial redemption and such holder converts a portion of such notes, such converted portion will be deemed to be taken from the portion selected for redemption.

     Provisions of the indenture that apply to the notes called for redemption also apply to portions of the notes called for redemption. If any note is to be redeemed in part, the notice of redemption will state the portion of the principal amount to be redeemed. Upon surrender of a note that is redeemed in part only, we will execute and the trustee will authenticate and deliver to the holder a new note equal in principal amount to the unredeemed portion of the note surrendered.

     On and after the redemption date, unless we default in the payment of the redemption price, interest will cease to accrue on the principal amount of the notes or portions of notes called for redemption and for which funds have been set apart for payment.

FUNDAMENTAL CHANGE PERMITS HOLDERS TO REQUIRE US TO REPURCHASE NOTES

     If a fundamental change occurs prior to the maturity of the notes, each holder will have the right to require us to repurchase for cash all or any part (equal to $1,000 or a whole multiple of $1,000) of the holder's notes. The repurchase price will be equal to 100% of the aggregate principal amount of the notes to be repurchased plus accrued and unpaid interest to, but not including, the date of repurchase.

     A "fundamental change" will be deemed to have occurred upon a "termination of trading" or "a change of control".

     A "termination of trading" will be deemed to have occurred if our Class A common stock (or other common stock into which the notes are then convertible) is no longer listed for trading on the New York Stock Exchange nor approved for trading on the Nasdaq National Market.

     A "change of control" will be deemed to have occurred when:


     - any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of our Voting Stock (or our successor by merger, consolidation or purchase of all or substantially all of its assets);



     - we consolidate or merge with or into another person or the merger of another person with or into us, and our securities that are outstanding immediately prior to such transaction and represent 100% of the aggregate voting power of our Voting Stock are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving person that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving person;


     - a majority of the members of our board of directors are not Continuing Directors;


     - we sell, transfer or otherwise dispose (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets determined on a consolidated basis to another person unless the transferee person becomes the obligor in respect of the notes and is a Subsidiary of the transferor of such assets; or


     - our stockholders adopt a plan or proposal for our liquidation or dissolution.

     However, a change of control will not be deemed to have occurred if:

     - with respect to the first two bullet points above, at least 90% of the aggregate fair market value (as determined by our board of directors) of the property and securities received by holders of our Class A common stock in respect of such common stock in such transaction, other than cash payments for fractional shares, consists of shares of voting common stock of the surviving person (or its parent) that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States, and the notes become convertible into such consideration; or

     - with respect to the first four bullet points above, the daily market price per share of Class A common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control (in the case of a change of control under the second bullet above) shall equal or exceed 105% of the conversion price of the notes in effect on the date of the change of control or the public announcement of the change of control, as applicable; provided, however, that if the fundamental change results in the reclassification, conversion or exchange of outstanding shares of Class A common stock, such 10 consecutive trading day period shall be measured as ending immediately before the fundamental change.

     "Continuing Directors" means, as of any date of determination, any member of our board of directors who:

          (1) was a member of such board on the issue date; or


          (2) was nominated for election or elected to such board with the approval of a majority of such board still in office who were either members of such board on the issue date or whose such nomination or election was so approved.

     "Subsidiary" of any person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 50% of the total voting power of shares of Voting Stock or other interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such person, (2) such person and one or more Subsidiaries of such person or (3) one or more Subsidiaries of such person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of Agere.

     "Voting Stock" of Agere means all classes of Agere's capital stock or other interests of Agere then outstanding and normally entitled (without regard to any contingency) to vote in the election of directors, managers or trustees thereof.

     The definition of "change of control" includes a disposition of all or substantially all of the property and assets of Agere and its subsidiaries taken as a whole to any person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a person. As a result, it may be unclear as to whether a change of control has occurred and whether a holder of notes may require Agere to make an offer to repurchase the notes as described above.


     The fundamental change repurchase feature is a result of negotiations between us and the underwriters. The reason for giving holders of the notes this right to require us to repurchase the notes if a fundamental change occurs is to enable investors to protect the fundamental character of their investment. If a termination of trading occurs, note holders will no longer hold notes convertible into publicly traded common stock. This change would significantly diminish the value of the conversion right of the notes. If a change of control occurs as a result of one of the five events or transactions set forth above, the management of Agere will have been significantly altered. This change could negatively impact the creditworthiness of Agere or adversely impact the value of the common stock into which the notes will be convertible.


     On or before the 30th day after the occurrence of a fundamental change, we will mail to all holders of record of the notes (and to beneficial owners as required by law) a notice of the occurrence of the fundamental change and of the resulting repurchase right. We will also deliver to the trustee a copy of the notice. The notice will state among other things:

     - a brief description of the events causing the fundamental change;

     - the repurchase price and date; and

     - the procedures that holders must follow to require us to repurchase their notes.

     To exercise the repurchase right, holders of notes must deliver, on or before the 60th day after the date of our notice of a fundamental change, a repurchase notice electing to require us to repurchase notes which shall state:

     - the certificate numbers of the holder's notes to be delivered for repurchase; and

     - the portion of the principal amount of notes to be repurchased, which must be $1,000 or whole multiples of $1,000.

     Any repurchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

     - the principal amount being withdrawn;

     - the certificate numbers of the notes being withdrawn; and

     - the principal amount of the notes that remains subject to the repurchase notice, if any.

     None of the provisions relating to our obligation to repurchase the notes in the event of a fundamental change is waivable by our board of directors. In addition, none of these fundamental change provisions may be amended without the consent of a majority of the principal amount of the notes as well as the consent of the holder of each outstanding note affected by the amendment.


     We will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a fundamental change. Under current law, Rule 13e-4 requires, among other things, the dissemination of certain information to security holders in the event of an issuer tender offer.


     Payment of the repurchase price for a note for which a repurchase notice has been validly delivered and not validly withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. Payment of the repurchase price for the notes will be made promptly following the later of the repurchase date or the time of book-entry transfer or physical delivery of the notes.

     If the paying agent holds money sufficient to pay the repurchase price of a note on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the note will cease to be outstanding and interest on such note, will cease to accrue, whether or not book-entry transfer is made or the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate other than the right to receive the repurchase price upon delivery of the note.

     The repurchase rights of the holders of notes upon the occurrence of a fundamental change could discourage a potential acquiror of Agere. Specifically, the change of control provisions described above may deter certain mergers, tender offers and other takeover attempts involving us by increasing the capital required to effectuate such transactions. The fundamental change repurchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

     The term "fundamental change" is limited to specified transactions and may not include other events that might adversely affect our financial condition. Except as described above with respect to a fundamental change, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar restructuring. Subject to the limitation on mergers and consolidations described below, we, our management or our subsidiaries could in the future enter into certain transactions, including refinancings, certain recapitalizations, acquisitions, the sale of all or substantially all of our assets, liquidation or similar transactions, that would not constitute a fundamental change under the indenture, but that would increase the amount of our Senior Indebtedness or other Indebtedness outstanding at such time or substantially reduce or eliminate our assets.

     Our ability to repurchase notes pursuant to a fundamental change repurchase may be limited by a number of factors. The occurrence of an event that constitutes a change of control would constitute an event of default under our credit facility. In addition, certain events that may constitute a change of control under our credit facility and cause an event of default thereunder may not constitute a change of control under the indenture. Future Indebtedness of Agere and its subsidiaries may also contain prohibitions of certain events that would constitute a change of control or require such Indebtedness to be repurchased upon a change of control. Moreover, the exercise by the holders of their right to require Agere to repurchase the notes could cause a default under such Indebtedness, even if the fundamental change itself does not, due to the financial effect of such repurchase on Agere. Finally, our ability to pay cash to the holders upon a repurchase may be limited by Agere's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The indenture will provide that we may not, in a single transaction or a series of related transactions, consolidate or merge with or into (whether or not we are the surviving corporation), or sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions to another corporation, person or entity as an entirety or substantially as an entirety unless either:

     - we are the continuing corporation or any successor or purchaser is a corporation, partnership or trust organized under the laws of the United States, any State thereof or the District of Columbia and the successor or purchaser expressly assumes our obligations under the notes under a supplemental indenture in a form reasonably satisfactory to the trustee;

     - immediately after giving effect to the transaction, no default or event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

     - if a supplemental indenture is to be executed in connection with such consolidation, merger, transfer or lease, we have delivered to the trustee an officers' certificate and an opinion of counsel stating compliance with these provisions.

     For purposes of the foregoing, the sale, assignment, transfer, conveyance, lease or other disposition, in a single transaction or series of transactions, of all or substantially all of the properties or assets of one or more of our subsidiaries, the capital stock of which constitutes all or substantially all of our properties and assets, will be deemed to be the transfer of all or substantially all of our properties and assets.

     Upon any such consolidation, merger, sale, assignment, transfer, conveyance, lease or other disposition in accordance with the foregoing, the successor person formed by such consolidation or into which we are merged or to which such sale, assignment, transfer, conveyance, lease or other disposition is made will succeed to, and be substituted for, and may exercise our right and power, under the indenture with the same effect as if such successor had been named as us in the indenture, and thereafter (except in the case of a lease) the predecessor corporation will be released from all our obligations under the indenture and the notes.

     Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of our properties and assets.

EVENTS OF DEFAULT AND REMEDIES


     Each of the following will constitute an event of default under the indenture with respect to the notes:



          (1) we fail to pay the principal of, premium, if any, fundamental change repurchase price or redemption price with respect to any note when such amounts becomes due and payable, whether or not such payment is prohibited by the subordination provisions of the indenture;



          (2) we fail to pay interest on the notes when due and such failure continues for 30 days, whether or not such payment is prohibited by the subordination provisions of the indenture;


          (3)  we fail to provide timely notice of a fundamental change;


          (4) we fail to comply with any of our other agreements in the notes or the indenture and such failure continues for 60 days after we receive a written notice of such default from the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes;


          (5) we or any of our material subsidiaries fail to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds

     $100.0 million or its foreign currency equivalent and such failure continues for 30 days; provided, that this clause (5) shall not apply to
     (A) any notice of wind-down or any comparable notice to be given in connection with certain transfers of, or the grant of a security interest in, our receivables or intellectual property (which we define in the indenture as a "Qualified Securitization Transaction") or (B) any wind-down, or comparable event, with respect to a Qualified Securitization Transaction;


          (6) we or any of our material subsidiaries or group of subsidiaries that, taken together (as of the latest audited consolidated financial statements for Agere and its subsidiaries), would constitute a significant subsidiary (within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC) fail to pay final judgments aggregating in excess of $100.0 million (net of any amounts for which a reputable and creditworthy insurance company is liable, unless such insurance company has disclaimed such liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days following such judgments and none of such judgments has been discharged, waived or stayed; and

          (7)  certain events of bankruptcy or insolvency affecting us occur.


     If an event of default other than an event of default described in clause
(7) above occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in aggregate principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the outstanding notes to be due and payable in cash. However, the administrative agent to our credit facility is entitled to prompt notice from the trustee before any such amounts are declared due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately in cash, notwithstanding anything contained in the indenture or the notes to the contrary, but subject to the provisions limiting payment described in "-- Subordination."



     The holders of at least a majority in aggregate principal amount of the outstanding notes by notice to the trustee may rescind any acceleration of the notes and its consequences if:



     - all existing events of default (other than the nonpayment of principal of, or premium, if any, and interest on the notes that has become due solely by virtue of such acceleration) have been cured or waived;



     - the amounts payable to the trustee as compensation and indemnification have been paid; and


     - the rescission would not conflict with any judgment or decree of any court of competent jurisdiction.

No such rescission will affect any subsequent default or event of default or impair any right consequent thereto.


     If an event of default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all of the outstanding notes will become and be immediately due and payable in cash without any declaration or other act on the part of the trustee or any holders, subject to the provisions described in "-- Subordination."



     The holders of at least a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all outstanding notes, waive any past default or event of default under the indenture with respect to the outstanding notes, except a default in the payment of principal, premium or interest on the outstanding notes (other than the non-payment of principal of, or premium, if any, and interest on the outstanding notes that has become due solely by virtue of an acceleration that has been duly rescinded as provided above) or in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of each holder of notes in addition to the consent of at least a majority in aggregate principal amount of outstanding notes, or with respect to a failure to repurchase any notes tendered pursuant to the fundamental change repurchase rights described above. No such waiver will affect any subsequent default or event of default or impair any right consequent thereto.

  PROCEDURES FOR PURSUING REMEDIES

     Holders of the notes may not enforce the indenture and the notes except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense.

     Except to sue for enforcement of the right to receive payment of principal, premium, if any, or interest on the holder's note when due or the holder's right to convert its note in accordance with the indenture, no holder may pursue any remedy with respect to the indenture or the notes unless:

          (1) such holder has previously given the trustee written notice that an event of default is continuing;


          (2) holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the trustee to pursue the remedy;



          (3) such holder has offered or provided, if requested, the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;


          (4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and


          (5) the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.



     Subject to certain restrictions, the holders of at least a majority in aggregate principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability.


  NOTICES

     The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 60 days after it occurs. Except in the case of a default in the payment of principal of, premium, if any, or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is not opposed to the interests of the holders.

     In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We also are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposes to take in respect thereof.

AMENDMENT, SUPPLEMENT AND WAIVER


     Except as provided in the next sentence, the indenture may be amended or supplemented and, subject to certain exceptions, any past default or compliance with any provisions may be waived, with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each tranche affected thereby (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). Without the consent of each holder of an outstanding note (in addition to the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes), no amendment or supplement may, among other things:



          (1) reduce the percentage of the aggregate principal amount of notes whose holders must consent to an amendment, supplement or waiver;



          (2) reduce the rate of, or change the time for payment of, interest on any note;



          (3) reduce the principal of or change the stated maturity of any note;



          (4) reduce the premium payable upon the redemption or repurchase of any note or change the time at which any note may be redeemed or repurchased as described above under "Optional Redemption," and "Fundamental Change Permits Holders to Require Us to Repurchase Notes;"



          (5) waive a default or event of default in the payment of principal or, or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes then outstanding and a waiver of the payment default that resulted from such acceleration);



          (6) make any note payable in money other than that stated in the indenture and the notes;



          (7) make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of, premium, if any, or interest on the notes;



          (8) waive a redemption or fundamental change repurchase payment with respect to any note;



          (9) except as permitted by the indenture, increase the conversion price or modify the provisions of the indenture relating to conversion of the notes in a manner adverse to the holders; or



          (10) make any change to the abilities of holders of notes to enforce their rights under the indenture or the foregoing provisions or this provision.


     Notwithstanding the foregoing, without the consent of any holder, we and the trustee may amend the indenture to:

          (1) cure any ambiguity, defect or inconsistency or make any other changes in the provisions of the indenture which we and the trustee may deem necessary or desirable, provided such amendment does not materially and adversely affect the notes;

          (2) provide for uncertificated notes in addition to or in place of certificated notes;

          (3) provide for the assumption of our obligations to holders of notes in the circumstances required under the indenture as described under "-- Consolidation, Merger and Sale of Assets;"

          (4) provide for conversion rights of holders of notes in certain events such as our consolidation or merger or the sale of all or substantially all of our assets;


          (5) reduce the conversion price, provided such reduction does not adversely affect the holders of notes;


          (6) evidence and provide for the acceptance of the appointment under the indenture of a successor trustee;

          (7) make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder; or

          (8) comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act of 1939.

     However, no amendment or supplement may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders

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of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

     The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. After an amendment or supplement under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment or supplement.

SATISFACTION AND DISCHARGE


     We may discharge our obligations under notes if:



     - all outstanding notes will become due and payable at their scheduled maturity within one year or



     - all outstanding notes are scheduled for redemption within one year and, in either case, we have:


     - deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption; and


     - paid all other sums then payable by us under the indenture.

GOVERNING LAW

     The indenture and the notes will be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange the notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

     The registered holder of a note will be treated as the owner of it for all purposes.

BOOK-ENTRY; DELIVERY AND FORM; GLOBAL NOTE

     The notes will be represented by one or more global notes that will be deposited with and registered in the name of DTC or its nominee. Agere will not issue a certificated note or notes, except in the limited circumstances described below.

     Each global note will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the notes. Each participant will then keep a record of its own clients. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred. DTC, its nominees and their successors may, however, transfer a global note as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee.

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     Beneficial interests in a global note will be shown on, and transfers of beneficial interests in the global note will be made only through, records maintained by DTC and its participants. DTC has provided Agere with the following information. DTC is:

     - a limited-purpose trust company organized under the New York Banking Law;

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

     DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This book-entry system eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

     DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.


     When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC's records. When you actually purchase the notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants' records. DTC will have no knowledge of your individual ownership of the notes. DTC's records will show only the identity of the direct participants and the principal amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the global note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream. The trustee will wire payments on the notes to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of each global note for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global note to you or any other beneficial owners in that global note.


     It is DTC's current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants' accounts on the payment date based on their holdings. In addition, it is DTC's current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of the notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or us.

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     Notes represented by one or more global notes will be exchangeable for certificated notes with the same terms in authorized denominations only if:


     - DTC is unwilling or unable to continue as a depository or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days; or



     - an event of default occurs and is continuing in respect of the notes.


     If a global note is exchanged for certificated notes, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures regarding those certificated notes.

  EUROCLEAR AND CLEARSTREAM

     Links have been established among DTC, Clearstream Banking S.A. and Euroclear Bank S.A./N.V., which are two European book-entry depositories similar to DTC, to facilitate the cross-market transfers of the notes associated with secondary market trading.

     Noteholders may hold their notes through the accounts maintained by Euroclear or Clearstream in DTC only if they are participants of those systems, or indirectly through organizations which are participants in those systems.

     Euroclear and Clearstream will hold omnibus book-entry positions on behalf of their participants through customers' securities accounts in Euroclear's and Clearstream's names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear and Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

     Transfers of notes by persons holding through Euroclear or Clearstream participants will be effected through DTC, in accordance with DTC rules, on behalf of the relevant European international clearing system by its depositaries; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to its depositaries to take action to effect exercise of the notes on its behalf by delivering notes through DTC and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the notes held through Euroclear an Clearstream will be credited to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant system's rules and procedures, to the extent received by its depositaries.

     All information in this prospectus on Euroclear and Clearstream is derived form Euroclear or Clearstream, as the case may be, and reflects the policies of such organizations. These organizations may change these policies without notice.

PAYMENTS ON THE NOTES; PAYING AGENT AND REGISTRAR

     Payments in respect of the notes held in global form, whether or not held by the trust, shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable distribution dates, or if the notes are not represented by one or more global certificates, such payments shall be made by check mailed to holders of the notes at their registered address as it appears in the registrar's books.

     We have initially designated the corporate trust office of the trustee in New York, New York to act as its paying agent and registrar. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

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THE TRUSTEE

     The indenture will contain certain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture will provide that in case an event of default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

     The Bank of New York is the trustee under the indenture and has been appointed by us as registrar and paying agent with regard to the notes.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Agere or of any stockholder of Agere, as such, shall have any liability for any obligations of Agere under the notes, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

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                          DESCRIPTION OF COMMON STOCK

     The following information reflects our amended and restated certificate of incorporation and amended and restated by-laws.

GENERAL

     Our authorized capital stock consists of 5 billion shares of Class A common stock, par value $.01 per share, 5 billion shares of Class B common stock, par value $.01 per share, and 250 million shares of preferred stock, par value $1.00 per share. On March 31, 2002:

     - of the 5 billion authorized shares of Class A common stock, 727,431,519 shares were outstanding; and


     - of the 5 billion authorized shares of Class B common stock, 908,100,000 shares were outstanding.


No shares of our preferred stock were outstanding.

COMMON STOCK

  Voting Rights

     The holders of Class A common stock and Class B common stock generally have identical rights, except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to four votes per share for the election or removal of our directors. For all other matters to be voted on by our stockholders, the holders of Class A common stock and the holders of Class B common stock are entitled to one vote per share. Holders of shares of Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock.

     Amendments to our amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock or the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the outstanding shares of the class affected by the proposed amendment, voting as a separate class, and holders of Class A common stock are not entitled to vote on any alteration or change in the powers, preferences or special rights of the Class B common stock that would not adversely affect the rights of holders of Class A common stock. For purposes of the foregoing provisions, any alteration or change with respect to, and any provision for, the voluntary, mandatory or other conversion or exchange of the Class B common stock into or for Class A common stock on a one-for-one basis shall be deemed not to adversely affect the rights of the Class A common stock. Any amendment to our amended and restated certificate of incorporation to increase the authorized shares of any class of our capital stock requires the approval only of a majority of the votes entitled to be cast by the holders of Class A common stock and Class B common stock, voting together as a single class.

  Dividends

     Holders of Class A common stock and Class B common stock will share equally on a per share basis in any dividend declared by our board of directors, subject to any preferential rights of any outstanding preferred stock. However, dividends payable in shares of common stock may be paid only as follows:

     - only shares of Class A common stock may be paid to holders of Class A common stock; and

     - only shares of Class B common stock may be paid to holders of Class B common stock.

The number of shares paid as described above will be equal on a per share basis with respect to each outstanding share of Class A common stock and Class B common stock.

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     We may not reclassify, subdivide or combine shares of either class of common stock without, at the same time, proportionally reclassifying, subdividing or combining shares of the other class.

  Conversion


     Neither the Class A common stock nor the Class B common stock is convertible into any other security of ours.


  Other Rights

     Unless approved by a majority of the votes entitled to be cast by the holders of the outstanding shares of each class of common stock, voting separately as a class, in the event of any reorganization or consolidation of us with one or more entities or a merger of us with another entity in which shares of common stock are converted into or exchangeable for shares of stock, other securities, cash or other property, all holders of common stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock, other securities, cash or other property.

     On any liquidation, dissolution or winding up of us, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock, regardless of class, are entitled to receive the same amount per share with respect to any distribution of assets to holders of shares of common stock.

     No shares of either class of common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock or other securities.


ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS


  BOARD OF DIRECTORS

     Our certificate of incorporation provides that, except as otherwise fixed by or pursuant to the provisions of a certificate of designations setting forth the rights of the holders of any class or series of our preferred stock, the number of our directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which we would have if there were no vacancies, but shall not be less than three. Our directors, other than those who may be elected by the holders of our preferred stock, will be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible. Directors are elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person's successor is duly elected and qualified.


     Our certificate of incorporation provides that, except as otherwise provided for or fixed by or pursuant to a certificate of designations setting forth the rights of the holders of any class or series of our preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on our board resulting from death, resignation, disqualification, removal or other cause will be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of our board, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting our board of directors will shorten the term of any incumbent director. Our certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the voting power of all voting stock then outstanding, voting together as a single class.


     These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board of directors. Accordingly, these provisions could

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discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

  NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS


     Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any of our preferred stock, special meetings of our stockholders for any purpose or purposes may be called only by our board of directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the whole board of directors or by our chairman of the board, and any power of our stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our board or the chairman of the board.


  ADVANCE NOTICE PROCEDURES

     Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. Our stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors, or by a stockholder who has given timely written notice to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. Our stockholder notice procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our board of directors, or by a stockholder who has given timely written notice to our secretary of such stockholder's intention to bring such business before such meeting. Under our stockholder notice procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be received by our secretary not later than the close of business on the 45th calendar day nor earlier than the 75th calendar day prior to the first anniversary of the record date of stockholders entitled to vote at the preceding year's annual meeting, except that, in the event that the record date is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 75th calendar day prior to such record date and not later than the close of business on the later of the 45th calendar day prior to such record date or the 10th calendar day following the day on which public announcement of such record date is first made by us.

     Notwithstanding the foregoing, in the event that the number of directors to be elected to our board of directors is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of our increased board of directors at least 55 calendar days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to our secretary not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by us. Under our stockholder notice procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by us not earlier than the close of business on the 75th calendar day prior to such special meeting and not later than the close of business on the later of the 45th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our board of directors to be elected at such meeting.

     In addition, under our stockholder notice procedure, a stockholder's notice to us proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain the information required by our by-laws. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with our stockholder notice procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

  AMENDMENT

     Our amended and restated certificate of incorporation provides that the affirmative vote of the holders of at least 80% of our voting stock then outstanding, voting together as a single class, is required to amend provisions of the certificate relating to the number, election and term of our directors; the nomination of director candidates and the proposal of business by stockholders; the filling of vacancies; and the removal of directors. Our certificate further provides that the related by-laws described above, including the stockholder notice procedure, may be amended only by our board of directors or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of voting stock, voting together as a single class.

RIGHTS AGREEMENT


     We have adopted a rights agreement, with The Bank of New York as rights agent. The Rights Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.


  ANTI-TAKEOVER EFFECTS

     The rights may have anti-takeover effects. If the rights become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire or merge with us in most cases. Accordingly, the existence of the rights may deter a potential acquiror from making a takeover proposal or tender offer. The rights should not interfere with any merger or other business combination approved by our board of directors since we may redeem the rights as described below and since a transaction approved by our board of directors would not cause the rights to become exercisable.

  EXERCISABILITY OF RIGHTS


     Under the rights agreement, one Class A right attaches to each share of our Class A common stock outstanding, one Class B right attaches to each share of our Class B common stock outstanding and, when exercisable, entitles the registered holder to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share, at an initial purchase price of $100, subject to the customary antidilution adjustments. For a description of the terms of our Series A Junior Participating Preferred Stock, see "-- Series A Junior Participating Preferred Stock." For the purposes of the rights agreement, an acquiring person is a person or group besides our company who is the beneficial owner of:


     - 10% or more of the Class A common stock then outstanding;

     - 10% or more of the Class B common stock then outstanding; or

     - our common stock which has the right to cast 10% or more of the votes that may be cast by all outstanding shares for the election of directors of our company.

     The rights will not become exercisable until the earliest of:

     - 10 days following a public announcement that a person or group has become an acquiring person;

     - 10 days after our board of directors first determines that a person or group has become an acquiring person; or

     - such date, if any, as may be designated by our board of directors following the commencement of, or the announcement of an intention to commence, a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

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

     Additionally, at any time a person or a group has become an acquiring person and we have registered the securities subject to the rights under the Securities Act, the flip-in or flip-over features of the rights or, at the discretion of our board of directors, the exchange features of the rights, may be exercised by any holder, except for such person or group.

  "FLIP IN" FEATURE

     In the event a person or group becomes an acquiring person, each holder of a right, except for such person or group, will have the right to acquire, upon exercise of the right, instead of one one-thousandth of a share of our Series A Preferred Stock, shares of our Class A or Class B common stock, as the case may be, having a value equal to twice the exercise price of the right. For example, assuming that the initial purchase price of $100 is in effect on the date that the flip-in feature of the right is exercised, any holder of a Class A right, except for the acquiring person, can exercise his or her Class A right by paying us $100 in order to receive from us shares of Class A common stock having a value equal to $200.

  "EXCHANGE" FEATURE

     At any time after a person or group becomes an acquiring person, but is the beneficial owner of less than 50%, of our common shares then outstanding, our board of directors may, at its option, exchange all or some of the rights, except for those held by such person or group, for our common stock at an exchange ratio of one share of the relevant class of common stock per right, subject to adjustment, and cash instead of fractional shares, if any. Use of this exchange feature means that eligible rights holders would not have to pay a purchase price before receiving shares of our common stock.

  "FLIP OVER" FEATURE

     In the event we are acquired in a merger or other business combination transaction or 50% or more of our assets or our earning power and our subsidiaries, taken as a whole, are sold, each holder of a right, except for the acquiring person, will have the right to receive, upon exercise of the right, the number of shares of the acquiring company's capital common stock having a value equal to twice the exercise price of the right.

  REDEMPTION OF RIGHTS

     At any time before a person becomes an acquiring person our board of directors may redeem all of the outstanding rights at a redemption price of $0.01 per right, subject to adjustment. The right to exercise the rights, as described under "-- Exercisability of Rights," will terminate upon action of the board of directors ordering redemption, and at such time, the holders of the rights will have the right to receive only the redemption price for each right held.

  AMENDMENT OF RIGHTS

     At any time before a person or group becomes an acquiring person, the terms of the existing rights agreement may be amended by our board of directors without the consent of the holders of the rights.

     However, at any time after a person or group becomes an acquiring person, our board of directors may not adopt amendments to the existing rights agreement without the consent of the holders of the rights that adversely affect the interests of holders of the rights or that alter the conditions for amending the rights agreement. Furthermore, once the rights are no longer redeemable, our board of directors may not adopt any amendment that would cause the rights again to be redeemable.

  TERMINATION OF RIGHTS


     If not previously exercised, the rights will expire on March 27, 2011, unless we earlier redeem or exchange the rights or extend the final expiration date.


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  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK


     In connection with the creation of the rights, as described above, we have authorized the issuance of shares of Preferred Stock as Series A Junior Participating Stock.


     We have designed the dividend, liquidation, voting and redemption features of our Series A Junior Participating Preferred Stock so that the value of one one-thousandth of a share of our Series A Junior Participating Preferred Stock approximates the value of one share of our common stock. Shares of our Series A Junior Participating Preferred Stock may only be purchased after the rights have become exercisable, and each share of the Series A Junior Participating Preferred Stock:

     - is nonredeemable and junior to all other series of preferred stock, unless otherwise provided in the terms of those series of preferred stock;

     - will have a preferential dividend in an amount equal to the greater of $1.00 or 1,000 times any dividend declared on each share of common stock;

     - in the event of liquidation, will entitle its holder to receive a preferred liquidation payment equal to 1,000 times the payment made per share of common stock;

     - will have 1,000 votes, voting together with the common stock and any other capital stock with general voting rights; and

     - in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, will be entitled to receive 1,000 times the amount and type of consideration received per share of common stock.

     The rights of our Series A Junior Participating Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     Our certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of us or, while a director or officer of us, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is the alleged action of such person in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Our certificate of incorporation also provides that we will pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the General Corporation Law of the State of Delaware. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the certificate, by-law, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of us thereunder in respect of any occurrence or matter arising prior to any such repeal or modification. Our amended and restated certificate of incorporation also specifically authorizes us to maintain insurance and to grant similar indemnification rights to our employees or agents.

     The General Corporation Law of the State of Delaware permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

     - any breach of the director's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - payments of unlawful dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the General Corporation Law of the State of Delaware as amended from time to time, for liability:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the General Corporation Law of the State of Delaware, which concerns unlawful payments of dividends, stock purchases or redemptions; or

     - for any transaction from which the director derived an improper personal benefit.

     Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

     The separation and distribution agreement provides for indemnification by us of Lucent and its directors, officers and employees for some liabilities, including liabilities under the Securities Act.

DELAWARE BUSINESS COMBINATION STATUTE


     Our amended and restated certificate of incorporation contains a provision by which we expressly elect not to be governed by Section 203 of the General Corporation Law of the State of Delaware, which is described below. Accordingly, we are not currently subject to Section 203. However, stockholders can approve an amendment to our certificate of incorporation to elect to be subject to
Section 203 of the General Corporation Law of the State of Delaware.


     Section 203 of the General Corporation Law of the State of Delaware provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder became an interested stockholder unless:

     - prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

     - on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least
       66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

     - any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

     - the affiliates and associates of any such person.

     Our election to not be subject to Section 203 may have positive or negative consequences, depending on the circumstances. If we were subject to Section 203,
Section 203 might have made it more difficult for a person who would be an interested stockholder to effect various business combinations with us for a three-year period. Section 203 also might have had the effect of preventing changes in our management. It is possible that Section 203, if we had elected to be subject to it, could have made it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests. The provisions of Section 203, were it applicable, might have caused persons interested in acquiring us to negotiate in advance with our board of directors. In addition, because we did not elect to be subject to Section 203, Lucent, as a controlling stockholder, may find it easier prior to the distribution to sell its controlling interest to a third party because Section 203 would not apply to such third party. The restrictions on business combinations set forth in Section 203 would not have been applicable to Lucent so long as Lucent continued to hold 15% or more of our common stock.

TRANSFER AGENT AND REGISTRAR

     The Bank of New York is the transfer agent and registrar for our common stock.

NEW YORK STOCK EXCHANGE LISTING


     Our Class A common stock is listed on the New York Stock Exchange under the symbol "AGR.A." Our Class B common stock is listed on the New York Stock Exchange under the symbol "AGR.B."

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of material U.S. federal income tax consequences applicable to initial holders of the notes who purchase their notes at the initial offering price and to holders of our common stock received in exchange for the notes upon their conversion. This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), treasury regulations, rulings and decisions currently in effect, all of which are subject to change (possibly with retroactive effect). This discussion is limited as follows:

     - The discussion does not purport to deal with all aspects of U.S. federal taxation that may be relevant to particular investors in light of their particular investment circumstances (for example, to persons whose functional currency is not the U.S. dollar, or to persons holding notes or common stock as part of a straddle or as part of an integrated, constructive sale, conversion or hedging transaction).

     - The discussion does not cover U.S. federal income tax considerations applicable to certain types of investors subject to special treatment under the U.S. federal income tax laws (for example, banks, regulated investment companies, dealers in securities or currencies, traders in securities electing to mark to market, insurance companies, tax-exempt organizations and financial institutions).

     - The discussion does not consider the effect of any alternative minimum taxes or any foreign, state, local, gift or other tax laws that may be applicable to a particular investor.

     - The discussion assumes that investors will hold the notes or common stock as capital assets within the meaning of Section 1221 of the Code.

     If you are considering buying the notes, you are strongly urged to consult your tax advisor regarding the particular tax consequences to you of purchasing, holding and disposing of the notes and common stock.

     For purposes of this discussion, a U.S. holder means a beneficial owner of the notes and common stock that is:

     - a citizen or resident of the United States for U.S. federal income tax purposes;

     - a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

     - an estate the income of which is subject to U.S. federal income tax regardless of its source; or

     - a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

     A non-U.S. holder means a beneficial owner of the notes and common stock that is not a U.S. holder.

     If you hold a note or common stock through a partnership (including any entity treated as a partnership for U.S. federal income tax purposes), your tax treatment will generally depend on your particular status and the activities of the partnership. If you hold a note or common stock through a partnership, you should consult your tax advisor regarding the particular U.S. federal income tax consequences applicable to you.

CONSEQUENCES TO U.S. HOLDERS

  Interest Income

     The stated interest payable on the notes generally will be taxable to you as ordinary income at the time that it is paid or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

 CONVERSION OF NOTES INTO COMMON STOCK

     You generally will not recognize taxable gain or loss if you convert your notes into our common stock, except to the extent you receive cash in lieu of a fractional share. The tax basis of the common stock received upon conversion of the notes will be equal to your aggregate tax basis in the notes converted, less any portion allocable to cash received in lieu of a fractional share. The holding period of the common stock you receive upon conversion of the notes generally will include the period during which you held the notes prior to conversion. Cash received in lieu of a fractional share of common stock should be treated as a payment in exchange for the fractional share (rather than a dividend), and you generally will recognize taxable gain or loss on the receipt of such cash equal to the difference between the amount realized and the basis in the notes allocated as described above. Such gain or loss generally will be capital gain or loss, and generally will be long-term capital gain or loss if you held the notes for more than one year at the time of the conversion.

 DIVIDEND INCOME

     Distributions on the common stock will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If you are a corporation, dividends paid to you may qualify for the dividends-received deduction.

     To the extent that you receive a distribution on the common stock that exceeds our current and accumulated earnings and profits, the amount of the distribution in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of capital, which reduces your basis in the common stock. Any distribution in excess of your basis in the common stock will be treated as capital gain.

 DEEMED DISTRIBUTIONS

     The conversion rate of the notes is subject to adjustment under certain circumstances, as described in "Description of Notes -- Conversion". Certain adjustments (or failures to make adjustments) to the conversion rate that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances cause you to be treated as having received a distribution, which would be taxable to you as a dividend, return of capital or capital gain in accordance with the rules discussed above under "-- Consequences to U.S. Holders -- Dividend Income".

  SALE, EXCHANGE OR REDEMPTION OF NOTES OR COMMON STOCK

     You generally will recognize taxable gain or loss on the sale, exchange, redemption or other disposition of a note equal to the difference between the amount realized from such sale, exchange, redemption or other disposition (less accrued but unpaid interest, which will be treated as such) and your adjusted tax basis for such note. You generally will recognize taxable gain or loss on the sale or redemption of common stock equal to the difference between the amount realized from such sale or redemption and your adjusted tax basis for such common stock. In each case, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for such note or share of common stock (which holding period includes the time you held the note prior to conversion) is more than one year. Long-term capital gains of individuals are taxed at a preferential rate. Capital losses are subject to limitations. Your adjusted tax basis in a note is generally equal to the amount paid for the note decreased by payments on the note other than payments of qualified stated interest. Your adjusted basis in your common stock received upon conversion of the notes is generally equal to your basis in the converted notes, as described in "-- Consequences to U.S. Holders -- Conversion of Notes into Common Stock," above.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     We will, where required, report to you and the Internal Revenue Service the amount of any interest paid on the notes or distributions paid on the common stock in each calendar year and the amounts of federal tax withheld, if any, with respect to such payments. In general, information reporting requirements will apply to payments of principal and interest on the notes, dividends paid on the common stock and payments of the proceeds of the sales of the notes or common stock, and backup withholding tax, currently at a rate of 30%, may apply to those payments, unless you:

     - are a corporation, or are otherwise exempt and, when required, demonstrate this fact; or

     - provide a correct taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

     Backup withholding is not an additional tax; any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability provided you furnish the required information to the Internal Revenue Service.

CONSEQUENCES TO NON-U.S. HOLDERS

  INTEREST INCOME

     Generally, payments to you of principal or interest on the notes will be exempt from U.S. withholding taxes if:

     - certain certification requirements are met; and

     - you do not actually or constructively own 10% or more of the total voting power of all our voting stock and you are not a controlled foreign corporation that is related to us.

     Otherwise, payments of interest on the notes will be subject to a gross withholding tax of 30% (or such lower rate as may be available to you under an applicable treaty), unless such income is effectively connected with a U.S. trade or business or you are eligible for the benefits under an applicable income tax treaty and, in each case, you file the appropriate documentation.

 DIVIDEND INCOME

     Dividends, if any, paid on the common stock, and any deemed dividends resulting from an adjustment to the conversion price (see "-- Consequences to U.S. Holders -- Deemed Distributions" above), generally will be subject to a 30% U.S. federal withholding tax (or such lower rate as may be available to you under an applicable treaty), unless such dividend income is effectively connected with a U.S. trade or business or you are eligible for the benefits under an applicable income tax treaty and, in each case, you file the appropriate documentation.

  SALE, EXCHANGE OR REDEMPTION OF THE NOTES OR COMMON STOCK

     Upon a sale, exchange, cash redemption or other disposition of a note or common stock, you will not be subject to U.S. federal income tax on any gain unless:

     - the gain is effectively connected with a trade or business that you conduct in the United States;

     - you are an individual who is present in the United States for at least 183 days during the taxable year in which you dispose of the note or common stock, and certain other conditions are satisfied;

     - with respect to a note, a portion of the gain represents accrued interest, in which case the rules for interest would apply; or

     - with respect to the common stock, we are or have been a "U.S. real property holding corporation" for U.S. federal tax purposes at any time within the shorter of the five-year period preceding such disposition or your holding period with respect to the common stock (including the time you held the note prior to the conversion).

     We believe we are not currently, and are not likely to become, a U.S. real property holding corporation. If we were to become a U.S. real property holding corporation, then your gain on the sale or other disposition of common stock generally would not be subject to U.S. federal income tax, provided

     - the common stock was "regularly traded" on an established securities market; and

     - you do not actually or constructively own more than 5% of the common stock during the shorter of the five-year period preceding the disposition or your holding period with respect to the common stock (including the time you held the note prior to the conversion).

     If you are an individual who is present in the United States for at least 183 days during the taxable year in which you dispose of your note or common stock (and certain other conditions are satisfied), you will be subject to tax at a rate of 30% (or such reduced rate specified by an applicable income tax treaty) on the gain derived from the sale.

  U.S. TRADE OR BUSINESS

     If you hold a note or common stock in connection with a trade or business that you are conducting in the United States (or, if a treaty applies, is attributable to a permanent establishment within the United States), any interest on the note, dividends on the stock and any gain from disposing of the note or common stock generally will be subject to U.S. federal income tax as if you were a U.S. Holder. See "-- Consequences to U.S. Holders" above. In addition, if you are a foreign corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

  ESTATE TAX

     If you are an individual, your estate will not be subject to U.S. federal estate tax on the notes owned by you at the time of your death provided that:

     - interest on the notes is exempt from withholding of U.S. federal income tax under the interest exemption described in "-- Consequences to Non-U.S. Holders -- Interest Income" above (without regard to the certification requirement); and

     - payments on the notes, if received at the time of your death, were not effectively connected to a trade or business you were conducting in the United States.

     Your estate may be subject to U.S. federal estate tax on the common stock owned by you at the time of your death, subject to an applicable estate tax treaty.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     The amount of the interest on the notes and dividends on our common stock paid to you and the tax withheld with respect to such interest and dividends, regardless of whether withholding was required, will, when required, be reported annually to the IRS and to you. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other agreement.

     In general, backup withholding will not apply to payments made to you on the notes or common stock if you have provided the required certification that you are a non-U.S. Holder and neither we nor our paying agent has actual knowledge that you are a U.S. person. Some shareholders, including all corporations, are exempt from these rules.

     In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of the notes or the common stock made within the U.S. or conducted through certain U.S. financial intermediaries if:

     - (1) the payor receives the statement described above and (2) does not have actual knowledge that you are a U.S. person; or

     - you otherwise establish an exemption.

     Backup withholding is not an additional tax; any amounts withheld under backup withholding will be allowed as a credit against your U.S. federal income tax liability provided you furnish the required information to the IRS.

                                  UNDERWRITING


     Subject to the terms and conditions set forth in an underwriting agreement, dated the date of the prospectus, among us and each of the underwriters named below, for whom joint book-running managers J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. are acting as representatives, we have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from us, the principal amount of the notes set forth opposite its name below.



                                                              PRINCIPAL AMOUNT
UNDERWRITERS                                                      OF NOTES
------------                                                  ----------------
J.P. Morgan Securities Inc. ................................
Salomon Smith Barney Inc. ..................................
                                                                 ----------
     Total..................................................     $
                                                                 ==========


     The underwriters have agreed, subject to the terms and conditions of the underwriting agreement, to purchase all of the notes being sold if any of the notes being sold are purchased. The notes are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.


     The underwriters propose initially to offer the notes to the public at the initial public offering price set forth on the cover page of this prospectus,
and to certain dealers at such price less a concession not in excess of      %
of the principal amount of the notes. The underwriters may allow, and such
dealers may reallow, a discount not in excess of      % of the principal amount
of the notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.



     We have granted to the initial purchasers an option, exercisable for 30 days from the date of this prospectus, to purchase up to $20 million additional aggregate principal amount of notes at the offering price less the discount. The underwriters may exercise the option solely for the purpose of covering over-allotments. To the extent the option is exercised, each underwriter must purchase an additional principal amount of notes approximately proportionate to that underwriter's initial purchase commitment.



     The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional notes.



                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per note....................................................  $              $
Total.......................................................  $              $


     We have agreed not to, without the prior written consent of each of J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. on behalf of the underwriters, directly or indirectly, issue, offer, pledge, sell contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or otherwise dispose of any of our class A common stock or any securities convertible into or exercisable or exchangeable for our class A common stock or file any registration statement under the Securities Act with respect to any of the foregoing for a period of 90 days following the date of this prospectus, subject to certain exceptions.

     The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after consummation of the offering contemplated hereby, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure you that there will be a liquid trading market of the notes or that any active public market of the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.


     In connection with this offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of notes in excess of the number of notes to be purchased by the underwriters in this offering, which creates a syndicate short position. "Covered" short sales are sales of notes made in an amount up to the number of notes represented by the underwriters' over-allotment option. In determining the source of notes to close out the covered syndicate short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the notes in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of notes in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of the bids for or purchases of notes in the open market while this offering is in progress for the purpose of pegging, fixing or maintaining the price of the notes. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in such transactions or that such transactions, once commenced will not be discontinued without notice.



     The terms of the notes (including the conversion price) and the initial public offering price of the notes, will be negotiated between Agere and the representatives. Among the factors that will be considered in determining the terms, in addition to prevailing market conditions, are Agere's historical performance, estimates of its business potential and earnings prospects, an assessment of its management, evaluation of its stock price and consideration of the above factors in relation to companies in related businesses.



     We estimate that our portion of the total expenses of the offering will be
$          .


     We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The underwriters have performed certain investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Affiliates of the representatives are lenders under the short-term credit facility and will receive their pro rata repayments of principal thereunder from the proceeds of this offering. Specifically, we intend to use approximately 50% of the net proceeds to repay debt under our credit facility and, together, affiliates of the representatives committed 56.6% of the total commitment under our credit facility. Accordingly, affiliates of the representatives will
receive, as repayments under our credit facility, approximately $     million of
the net proceeds. In addition, the underwriters believe the fees and commissions payable in respect of participation in our credit facility are customary for borrowers with a credit profile similar to ours, for a financing of the size undertaken by us and for borrowers in our industry. Finally, affiliates of the representatives have served as agents under the credit facility and received customary fees and expenses in that capacity.

     Because affiliates of the representatives will receive more than 10% of the net proceeds of this offering, the representatives may be deemed to have a "conflict of interest" with us under Conduct Rule 2710(c)(8) of the National Association of Securities Dealers, Inc., known as the NASD. When a NASD member with a conflict of interest participates as an underwriter in a public offering, that rule requires that the initial public offering price may be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. In accordance with this rule, Credit Suisse First Boston Corporation has assumed the responsibilities of acting as a qualified independent underwriter. In its role as a qualified independent underwriter, Credit Suisse First Boston Corporation has performed a due diligence investigation and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part. We have agreed to indemnify Credit Suisse First Boston Corporation against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.


                                 LEGAL MATTERS

     The validity of the notes and common stock issuable upon conversion of the notes offered by this prospectus will be passed upon for us by Cravath, Swaine & Moore, New York, New York. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

     The consolidated and combined financial statements of Agere Systems Inc. and its subsidiaries as of September 30, 2001 and 2000 and for each of the three years in the period ended September 30, 2001 have been included in this prospectus in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     The prospectus constitutes a part of the registration statement on Form S-3, together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement, which we have filed with the SEC with respect to the notes offered in this prospectus and the Class A common stock issuable upon conversion of the notes. This prospectus does not contain all of the information in the registration statement. For further information about us and our securities, see the registration statement and its exhibits. This prospectus contains a description of the material terms and features of some material contracts, reports or exhibits to the registration statement required to be disclosed. However, as the descriptions are summaries of the contracts, reports or exhibits, we urge you to refer to the copy of each material contract, report and exhibit attached to the registration statement. Copies of the registration statement and the exhibits to the registration statement, as well as the periodic reports, proxy statements and other information we file with the SEC, may be examined without charge in the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549 or on the Internet at http://www.sec.gov. You can get information about the operation of the Public Reference Section of the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the Public Reference Room of the SEC upon payment of prescribed fees. In addition, the SEC maintains a Web site which provides online access to periodic reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov.

     We also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission. We furnish to our stockholders annual reports containing audited financial statements for each year.

     We "incorporate by reference" the information that we file with the SEC, which means that we are disclosing important information to you in those documents. The information incorporated by reference is an important part of this prospectus, and information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and in our other filings with the SEC. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information furnished pursuant to Item 9 of any Current Report on Form 8-K):

     - Annual Report on Form 10-K for the year ended September 30, 2001;

     - Quarterly Reports on Form 10-Q for the quarters ended December 31, 2001 and March 31, 2002;

     - Current Report on Form 8-K filed on October 5, 2001;

     - Current Report on Form 8-K filed on January 16, 2002, as amended by Current Report on Form 8-K/A filed on February 22, 2002; and

     - Registration Statement on Form 8-A filed March 16, 2001.

     You may request a copy of these filings at no cost by writing or telephoning us at the following address:

    Investor Relations
    Agere Systems Inc.
    c/o The Bank of New York
    P.O. Box 11082
    Church Street Station
    New York, New York 10286
    (866) 243-7347.

         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

                                                              PAGE
                                                              ----
CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS FOR THE YEAR
  ENDED SEPTEMBER 30, 2001:
  Report of Independent Accountants.........................   F-2
  Consolidated and Combined Statements of Operations for the
     years ended September 30, 2001, 2000 and 1999..........   F-3
  Consolidated and Combined Balance Sheets as of September
     30, 2001 and 2000......................................   F-4
  Consolidated and Combined Statements of Changes in
     Stockholders' Equity/Invested Equity and Total
     Comprehensive Income (Loss) for the years ended
     September 30, 2001, 2000 and 1999......................   F-5
  Consolidated and Combined Statements of Cash Flows for the
     years ended September 30, 2001, 2000 and 1999..........   F-6
  Notes to Consolidated and Combined Financial Statements...   F-7
CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS FOR
  THE QUARTERLY PERIOD ENDED MARCH 31, 2002 (UNAUDITED):
  Condensed Consolidated and Combined Statements of
     Operations for the six months ended March 31, 2002 and
     2001...................................................  F-43
  Condensed Consolidated Balance Sheets as of March 31, 2002
     and September 30, 2001.................................  F-44
  Condensed Consolidated and Combined Statements of Changes
     in Stockholders' Equity/Invested Equity and Total
     Comprehensive Loss for the six months ended March 31,
     2002 and 2001..........................................  F-45
  Condensed Consolidated and Combined Statements of Cash
     Flows for the six months ended March 31, 2002 and
     2001...................................................  F-46
  Notes to Condensed Consolidated and Combined Financial
     Statements.............................................  F-47
FINANCIAL STATEMENT SCHEDULE:
  Schedule II -- Valuation and Qualifying Accounts for the
     years ended September 30, 2001, 2000 and 1999..........  F-64

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Agere Systems Inc.:

     In our opinion, the consolidated and combined financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Agere Systems Inc. and its subsidiaries at September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated and combined financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     Prior to its separation from Lucent Technologies Inc. ("Lucent") on February 1, 2001 the Company was comprised of businesses which were integrated with the businesses of Lucent; consequently, as indicated in Note 1, the financial statement amounts prior to this date have been derived from the consolidated financial statements and accounting records of Lucent, and reflect significant assumptions and allocations. Moreover, as indicated in Note 1, the Company relied on Lucent and its other businesses for administrative, management, research and other services. Accordingly, these financial statements do not necessarily reflect the financial position, results of operations, and cash flows of the Company had it been a stand-alone company.

     As discussed in Note 4 to the consolidated and combined financial statements, effective October 1, 2000, the Company changed its accounting method for derivative instruments and hedging activity. As discussed in Note 2, effective October 1, 1999, the Company changed its accounting method for computer software developed or obtained for internal use. As discussed in Note 16, effective October 1, 1998, the Company changed its method for calculating annual pension and postretirement benefit costs.

PRICEWATERHOUSECOOPERS LLP

Florham Park, New Jersey
October 23, 2001, except for the fifth
and sixth paragraphs of Note 22 as
to which the date is December 7, 2001
and Note 17 as to which the date is
February 22, 2002.

                      AGERE SYSTEMS INC. AND SUBSIDIARIES

               CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                              YEAR ENDED SEPTEMBER 30,
                                                              -------------------------
                                                               2001      2000     1999
                                                              -------   ------   ------
REVENUE (includes $606, $1,002 and $955 for the years ended
  September 30, 2001, 2000 and 1999, respectively, from
  Lucent Technologies Inc.).................................  $ 4,080   $4,708   $3,714
COSTS.......................................................    3,084    2,555    1,949
                                                              -------   ------   ------
GROSS PROFIT................................................      996    2,153    1,765
                                                              -------   ------   ------
OPERATING EXPENSES
  Selling, general and administrative.......................      597      535      573
  Research and development..................................      951      827      683
  Purchased in-process research and development.............       --      446       17
  Amortization of goodwill and other acquired intangibles...      415      189       13
  Restructuring and separation..............................      662       --       --
  Impairment of goodwill and other acquired intangibles.....    2,762       --       --
                                                              -------   ------   ------
     TOTAL OPERATING EXPENSES...............................    5,387    1,997    1,286
                                                              -------   ------   ------
OPERATING INCOME (LOSS).....................................   (4,391)     156      479
Other income -- net.........................................       35       33       36
Interest expense............................................      151       58       38
                                                              -------   ------   ------
Income (loss) before provision for income taxes.............   (4,507)     131      477
Provision for income taxes..................................      105      207      158
                                                              -------   ------   ------
Income (loss) before cumulative effect of accounting
  change....................................................   (4,612)     (76)     319
Cumulative effect of accounting change (net of provision
  (benefit) for income taxes of $(2) and $21 for the years
  ended September 30, 2001 and 1999, respectively)..........       (4)      --       32
                                                              -------   ------   ------
NET INCOME (LOSS)...........................................  $(4,616)  $  (76)  $  351
                                                              =======   ======   ======
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
Income (loss) before cumulative effect of accounting
  change....................................................  $ (3.46)  $ (.07)  $  .31
Cumulative effect of accounting change......................       --       --      .03
                                                              -------   ------   ------
Net income (loss)...........................................  $ (3.46)  $ (.07)  $  .34
                                                              =======   ======   ======
Weighted average shares outstanding -- basic and diluted (in
  millions).................................................    1,334    1,035    1,035
                                                              =======   ======   ======

          See Notes to Consolidated and Combined Financial Statements.

                      AGERE SYSTEMS INC. AND SUBSIDIARIES

                    CONSOLIDATED AND COMBINED BALANCE SHEETS
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                                 SEPTEMBER 30,
                                                              --------------------
                                                               2001          2000
                                                              -------       ------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $ 3,152       $   --
  Trade receivables, less allowances of $33 and $17 at
     September 30, 2001 and 2000, respectively..............      347          699
  Receivables due from Lucent Technologies Inc..............       42          122
  Inventories...............................................      304          380
  Deferred income taxes -- net..............................       --           69
  Prepaid expense...........................................       61           68
  Other current assets......................................      154           66
                                                              -------       ------
     TOTAL CURRENT ASSETS...................................    4,060        1,404
Property, plant and equipment -- net........................    1,851        1,883
Goodwill and other acquired intangibles -- net of
  accumulated amortization of $93 and $210 at September 30,
  2001 and 2000, respectively...............................      343        3,491
Deferred income taxes -- net................................        4           55
Other assets................................................      304          234
                                                              -------       ------
     TOTAL ASSETS...........................................  $ 6,562       $7,067
                                                              =======       ======
LIABILITIES AND STOCKHOLDERS' EQUITY/INVESTED EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................  $   514       $  267
  Payroll and benefit-related liabilities...................      138          193
  Short-term debt...........................................    2,516           14
  Income taxes payable......................................      336          289
  Restructuring reserve.....................................      171           --
  Other current liabilities.................................      229          213
                                                              -------       ------
     TOTAL CURRENT LIABILITIES..............................    3,904          976
Post-employment benefit liabilities.........................       92           95
Long-term debt..............................................       33           46
Deferred income taxes -- net................................       --          103
Other liabilities...........................................       72           66
                                                              -------       ------
     TOTAL LIABILITIES......................................    4,101        1,286
                                                              -------       ------
Commitments and contingencies
STOCKHOLDERS' EQUITY/INVESTED EQUITY
Preferred stock, par value $1.00 per share, 250,000,000
  shares authorized and no shares issued and outstanding....       --           --
Class A common stock, par value $0.01 per share,
  5,000,000,000 shares authorized and 727,000,107 shares
  issued and outstanding at September 30, 2001 and no shares
  issued and outstanding at September 30, 2000..............        7           --
Class B common stock, par value $0.01 per share,
  5,000,000,000 shares authorized and 908,100,000 shares
  issued and outstanding at September 30, 2001 and
  1,035,100,000 shares issued and outstanding at September
  30, 2000..................................................        9           10
Additional paid-in capital..................................    6,996           --
Owner's net investment......................................       --        5,823
Accumulated deficit.........................................   (4,542)          --
Accumulated other comprehensive loss........................       (9)         (52)
                                                              -------       ------
     TOTAL STOCKHOLDERS' EQUITY/INVESTED EQUITY.............    2,461        5,781
                                                              -------       ------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY/INVESTED
      EQUITY................................................  $ 6,562       $7,067
                                                              =======       ======

          See Notes to Consolidated and Combined Financial Statements.

                      AGERE SYSTEMS INC. AND SUBSIDIARIES

                CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES
                    IN STOCKHOLDERS' EQUITY/INVESTED EQUITY
                     AND TOTAL COMPREHENSIVE INCOME (LOSS)
                             (DOLLARS IN MILLIONS)

                                                               YEAR ENDED SEPTEMBER 30,
                                                              ---------------------------
                                                               2001      2000      1999
                                                              -------   -------   -------
CLASS A COMMON STOCK
Beginning balance...........................................  $    --   $    --   $    --
Issuance of Class A common stock............................        6        --        --
Conversion of Class B to Class A common stock...............        1        --        --
                                                              -------   -------   -------
Ending balance..............................................        7        --        --
                                                              -------   -------   -------
CLASS B COMMON STOCK
Beginning balance...........................................       10        10        10
Conversion of Class B to Class A common stock...............       (1)       --        --
                                                              -------   -------   -------
Ending balance..............................................        9        10        10
                                                              -------   -------   -------
OWNER'S NET INVESTMENT
Beginning balance...........................................    5,823     1,969     1,649
Net loss prior to February 1, 2001..........................      (74)       --        --
Net income (loss)...........................................       --       (76)      351
Transfers to Lucent Technologies Inc. ......................   (1,405)   (4,492)   (3,777)
Transfers from Lucent Technologies Inc. ....................    1,501     8,422     3,746
Transfer to additional paid in capital......................   (5,845)       --        --
                                                              -------   -------   -------
Ending balance..............................................       --     5,823     1,969
                                                              -------   -------   -------
ADDITIONAL PAID IN CAPITAL
Beginning balance...........................................       --        --        --
Transfer from owner's net investment........................    5,845        --        --
Transfers to Lucent Technologies Inc. ......................   (1,604)       --        --
Transfers from Lucent Technologies Inc. ....................    1,813        --        --
Debt transferred from Lucent Technologies Inc. .............   (2,500)       --        --
Issuance of common stock -- net of expense..................    3,442        --        --
                                                              -------   -------   -------
Ending balance..............................................    6,996        --        --
                                                              -------   -------   -------
ACCUMULATED DEFICIT
Beginning balance...........................................       --        --        --
Net loss from February 1, 2001..............................   (4,542)       --        --
                                                              -------   -------   -------
Ending balance..............................................   (4,542)       --        --
                                                              -------   -------   -------
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Beginning balance...........................................      (52)      (17)      (16)
Foreign currency translations...............................       26       (35)        1
Unrealized loss on cash flow hedges -- net of taxes of $0...      (13)       --        --
Unrealized holding gains (losses) -- net of taxes of $0 in
  2001 and $1 in 1999.......................................       30        --        (2)
                                                              -------   -------   -------
Ending balance..............................................       (9)      (52)      (17)
                                                              -------   -------   -------
  TOTAL STOCKHOLDERS' EQUITY/INVESTED EQUITY................  $ 2,461   $ 5,781   $ 1,962
                                                              =======   =======   =======
TOTAL COMPREHENSIVE INCOME (LOSS)
Net income (loss)...........................................  $(4,616)  $   (76)  $   351
Other comprehensive income (loss)...........................       43       (35)       (1)
                                                              -------   -------   -------
  TOTAL COMPREHENSIVE INCOME (LOSS).........................  $(4,573)  $  (111)  $   350
                                                              =======   =======   =======

          See Notes to Consolidated and Combined Financial Statements.

                      AGERE SYSTEMS INC. AND SUBSIDIARIES

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                               YEAR ENDED SEPTEMBER 30,
                                                              --------------------------
                                                                2001      2000     1999
                                                              --------   ------   ------
OPERATING ACTIVITIES
Net income (loss)...........................................  $(4,616)   $ (76)   $ 351
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities, net of effects of
  acquisitions of businesses:
  Cumulative effect of accounting change....................        4       --      (32)
  Restructuring and separation expense -- net of cash
     payments...............................................      492       --       --
  Provision for inventory write-downs.......................      409       29       11
  Depreciation and amortization.............................      871      666      398
  Provision for uncollectibles..............................       16        6        3
  Benefit (provision) for deferred income taxes.............       42       (2)     (14)
  Purchased in-process research and development.............       --      446       17
  Impairment of investments.................................       47       --       --
  Impairment of goodwill and other acquired intangibles.....    2,762       --       --
  Equity (earnings) loss from investments...................      (42)      (4)      20
  Gain on sales of investments..............................       --      (18)     (32)
  Amortization of debt issuance costs.......................       29       --       --
  Decrease (increase) in receivables........................      413     (237)      25
  Increase in inventories...................................     (333)     (95)     (37)
  Increase in accounts payable..............................      243       37       70
  (Decrease) increase in payroll and benefit liabilities....      (51)     (66)      39
  Changes in other operating assets and liabilities.........      (30)      77     (132)
  Other adjustments for non-cash items -- net...............       13       (1)       3
                                                              -------    -----    -----
NET CASH PROVIDED BY OPERATING ACTIVITIES...................      269      762      690
                                                              -------    -----    -----
INVESTING ACTIVITIES
Capital expenditures........................................     (723)    (672)    (656)
Proceeds from the sale or disposal of property, plant and
  equipment.................................................        2       --       --
Purchases of investments....................................       --      (65)     (48)
Sales of investments........................................       --       18       36
Acquisitions of businesses -- net of cash acquired..........       (1)    (104)     (92)
Other investing activities -- net...........................       (1)      (6)       7
                                                              -------    -----    -----
NET CASH USED IN INVESTING ACTIVITIES.......................     (723)    (829)    (753)
                                                              -------    -----    -----
FINANCING ACTIVITIES
Transfers from Lucent Technologies Inc. ....................      171       85       68
Principal payments of long-term debt........................      (12)     (18)      (5)
Proceeds from issuance of stock -- net of expenses..........    3,448       --       --
                                                              -------    -----    -----
NET CASH PROVIDED BY FINANCING ACTIVITIES...................    3,607       67       63
                                                              -------    -----    -----
Effect of exchange rate changes on cash.....................       (1)      --       --
Net increase in cash and cash equivalents...................    3,152       --       --
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............       --       --       --
                                                              -------    -----    -----
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $ 3,152    $  --    $  --
                                                              =======    =====    =====

          See Notes to Consolidated and Combined Financial Statements.

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

1.  BACKGROUND AND BASIS OF PRESENTATION

  BACKGROUND

     On July 20, 2000, Lucent Technologies Inc. ("Lucent") announced its intention to spin off its integrated circuits and optoelectronic components businesses (collectively, the "Company's Businesses") that now comprise Agere Systems Inc. (the "Company" or "Agere"). At that time, Lucent announced it intended to distribute all shares of the Company's common stock it then owned to its stockholders in a tax free distribution (the "Distribution") by the end of Lucent's then current fiscal year, September 30, 2001, following the initial public offering ("IPO") of the Company's Class A common stock, which was completed in April 2001.

     On August 1, 2000, the Company was incorporated in Delaware as a wholly owned subsidiary of Lucent. On this date, 1,000 shares of the Company's common stock, par value $0.01 per share, were issued, authorized and outstanding. Effective February 1, 2001, Lucent transferred to the Company substantially all of the assets and liabilities of the Company's Businesses (the "Separation") except for short-term debt and related fees which were transferred at the IPO closing date, and pension and postretirement plan assets and liabilities which will be transferred at a later date.

     On March 14, 2001, the Company amended its certificate of incorporation to authorize shares of Class A and Class B common stock and changed and reclassified its 1,000 outstanding shares of common stock into 1,035,100,000 shares of Class B common stock (the "Recapitalization"). The ownership rights of Class A and Class B common stockholders are the same except that each share of Class B common stock has four votes for the election and removal of directors while each share of Class A common stock has one vote for such matters. All Company share and per share data has been retroactively adjusted to reflect the Recapitalization as if it had occurred at the beginning of the earliest period presented. On April 2, 2001, the Company issued 600,000,000 shares of Class A common stock in the IPO for $6 per share less underwriting discounts and commissions of $.23 per share. On April 4, 2001, Lucent converted 90,000,000 shares of Class B common stock into Class A common stock and exchanged those shares for outstanding Lucent debt with Morgan Stanley pursuant to the overallotment option granted in connection with the IPO. After completion of the IPO, inclusive of the overallotment option, Lucent owned approximately 58% of the aggregate number of outstanding shares of Class A and B common stock. Also, on April 2, 2001, the Company assumed from Lucent $2,500 of short-term debt. On May 1, 2001, Lucent elected to convert 37,000,000 of its shares in the Company from Class B common stock to Class A common stock.

     Agere is currently a majority-owned subsidiary of Lucent. On August 16, 2001, Lucent announced that it had entered into amendments with the lenders under its credit facilities that impose a number of conditions that Lucent must satisfy in order to spin off Agere. Lucent has stated that it remains committed to completing the process of separating Agere from Lucent, and that it intends to move forward with the distribution of the Agere stock it holds in a tax-free distribution. Because Lucent must meet a number of conditions before it can complete the spin off and because Lucent alone will make the decision about whether to complete the spin off, even if the conditions were met, we can not assure you that Lucent will complete the spin off by a particular date or at all.

     The Company adopted a rights agreement prior to the completion of the IPO. The delivery of a share of the Company's common stock currently constitutes the delivery of a preferred stock purchase right associated with such share. These rights may have anti-takeover effects in that the existence of the rights may deter a potential acquiror from making a takeover proposal or a tender offer.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

  BASIS OF PRESENTATION

     The consolidated and combined financial statements include amounts prior to February 1, 2001 that have been derived from the consolidated financial statements and accounting records of Lucent using the historical results of operations and historical basis of the assets and liabilities of the Company's Businesses. Management believes the assumptions underlying the consolidated and combined financial statements are reasonable. However, the consolidated and combined financial statements included herein may not necessarily reflect the Company's results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Company been a stand-alone company during the periods presented. Because a direct ownership relationship did not exist among all the various units comprising the Company, Lucent's net investment in the Company is shown in lieu of stockholders' equity in the combined financial statements prior to the Separation. The Company began accumulating retained earnings on February 1, 2001, the date on which Lucent began transferring to the Company the assets and liabilities of the Company's Businesses. The formation of the Company and the transfers of assets and liabilities from Lucent have been accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests.

     The consolidated and combined financial statements include allocations of certain Lucent expenses, assets and liabilities, including the items described below.

  General Corporate Expenses

     Lucent allocated general corporate expenses based on revenue prior to February 1, 2001. These allocations were reflected in the selling, general and administrative, costs and research and development line items in the consolidated and combined statements of operations. The general corporate expense allocations were primarily for cash management, legal, accounting, tax, insurance, public relations, advertising, human resources and data services. These allocations amounted to $60, $178 and $194 for fiscal 2001, 2000 and 1999, respectively. Management believes the costs of these services charged to the Company are a reasonable representation of the costs that would have been incurred if the Company had performed these functions as a stand-alone company. Since the Separation, the Company has performed these functions using its own resources or through purchased services. The Company and Lucent entered into agreements for Lucent to provide certain general corporate services on a transition basis. See Note 19 "Transactions with Lucent."

  Basic Research

     Prior to February 1, 2001, research and development expenses included an allocation from Lucent to fund a portion of the costs of basic research conducted by Lucent's Bell Laboratories. This allocation was based on the number of individuals conducting basic research who were transferred from Lucent's Bell Laboratories to the Company as part of the Separation. This allocation amounted to $23, $66 and $64 for fiscal 2001, 2000 and 1999, respectively. Management believes the costs of this research charged to the Company are a reasonable representation of the costs that would have been incurred if the Company had performed this research as a stand-alone company. The expenses for basic research currently conducted by the Company are included with all other research and development expenses in the consolidated statements of operations.

  Interest Expense

     Prior to the Separation, Lucent provided financing to the Company and incurred debt at the parent level. The combined balance sheets, prior to the IPO, do not include debt other than capitalized lease obligations. As a result of the Separation, there was no interest expense allocated to the Company from Lucent after January 31, 2001. The consolidated and combined statements of operations, however, include

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

an allocation of interest expense totaling $32, $52 and $38, for fiscal 2001, 2000 and 1999, respectively. This allocation was based on the ratio of the Company's net assets, excluding debt, to Lucent's total net assets, excluding debt. The Company's interest expense as a stand-alone company is higher than that reflected in the combined statements of operations, primarily due to the $2,500 credit facility assumed from Lucent following the IPO. Interest expense for all periods presented also includes interest expense related to the Company's capitalized lease obligation.

  Pension and Postretirement Costs

     The documents relating to the Separation provide that, until the Distribution, the Company's United States ("U.S.") employees will be participants in Lucent's pension plans. At the Distribution, the Company will become responsible for pension benefits for the active U.S. employees of the Company, as well as U.S. employees who retire or terminate after the IPO. Lucent will transfer to the Company the pension and postretirement assets and liabilities related to these employees at the Distribution. Obligations related to retired and terminated vested U.S. employees prior to the IPO will remain the responsibility of Lucent. Lucent has managed its U.S. pension and postretirement benefit plans on a consolidated basis and separate Company information is not readily available. The consolidated and combined statements of operations include, however, an allocation of the costs (benefits) of the U.S. employee pension and postretirement plans. These costs (benefits) were allocated based on the Company's U.S. active employee population for each of the years presented. In relation to the Lucent plans, the Company recorded pension (benefit) expense of $(2), $27 and $38, for fiscal 2001, 2000 and 1999, respectively, and postretirement expense of $10, $15 and $17, for fiscal 2001, 2000 and 1999, respectively. The Company is responsible for the pension and postretirement benefits of its non-U.S. employees. The liabilities of the various country-specific plans for these employees are reflected in the consolidated and combined financial statements and were not material for the periods presented. There are estimated prepaid pension assets of $122 and postretirement liabilities of $86 as of September 30, 2001 associated with various existing Lucent pension and other employee benefit plans related to the Company's employees. These assets and liabilities will not be reflected in the Company's financial statements until the plan assets and liabilities are transferred. The amounts transferred to the Company for prepaid pension assets and postretirement liabilities could be materially different than these amounts at the Distribution.

  Income Taxes

     The Company's income taxes have been calculated on a separate tax return basis prior to the IPO. This reflects Lucent's tax strategies, and is not necessarily reflective of the tax strategies that the Company would have followed or will follow as a stand-alone company.

  Cash and Receivables

     Prior to the Separation, cash deposits from the Company's Businesses were transferred to Lucent on a regular basis and were netted against the owner's net investment account as Lucent used a centralized approach to cash management and the financing of its operations. As a result, none of Lucent's cash, cash equivalents or debt was allocated to the Company in the combined financial statements. The receivable from Lucent reflected in the combined balance sheet included both accounts receivable related to non-U.S. sales to Lucent as well as an amount of receivables for sales to Lucent in the U.S. that were historically settled through owner's net investment. In order to better reflect the historic trends in working capital resulting from the sales to Lucent in the U.S. and provide a more meaningful basis of comparison in future periods, the Company had carved out of the owner's net investment account at September 30, 2000 an amount of receivables related to the sales to Lucent in the U.S. calculated using the Company's days sales outstanding for third party receivables. At September 30, 2000, such amounts included in receivables due from Lucent were $90. Changes in invested equity represent any funding required from

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

Lucent for working capital, acquisition or capital expenditure requirements after giving effect to the Company's transfers of cash to or from Lucent.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF COMBINATION AND CONSOLIDATION

     Prior to the Separation, the combined financial statements included certain majority owned subsidiaries and assets and liabilities of the Company's Businesses not owned by the Company that were transferred to the Company from Lucent on February 1, 2001. Following the Separation, the Company's consolidated financial statements include the accounts of majority owned subsidiaries which it controls and assets and liabilities of the Company. Investments in which the Company exercises significant influence, but which it does not control are accounted for under the equity method of accounting. Investments in which the Company does not exercise significant influence are recorded at cost. All material inter-company transactions and balances between and among the Company's Businesses, subsidiaries and investees accounted for under the equity method of accounting have been eliminated.

  USE OF ESTIMATES

     The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the period reported. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary. These estimates include an allocation of costs by Lucent, assessing the collectability of accounts receivable, the use and recoverability of inventory, the realization of deferred tax assets, employee benefits, restructuring reserves, useful lives for depreciation and amortization periods of tangible and intangible assets, and long-lived asset impairments among others. The markets for the Company's products are characterized by intense competition, rapid technological development, evolving standards, short product life cycles and price erosion, all of which could impact the future realizability of the Company's assets. Actual results could differ from those estimates.

  FOREIGN CURRENCY TRANSLATION

     Balance sheet accounts of the Company's foreign operations for which the local currency is the functional currency are translated into U.S. dollars at period-end exchange rates, while income, expenses and cash flows are translated at average exchange rates during the period. Translation gains or losses related to net assets of such operations are shown as a component of accumulated other comprehensive income (loss) in stockholders' equity/invested equity. Gains and losses resulting from foreign currency transactions, which are transactions denominated in a currency other than the entity's functional currency, are included in the consolidated and combined statements of operations.

  REVENUE RECOGNITION

     Revenue is derived from sales of products in the integrated circuits and optoelectronic segments and from intellectual property licensing. Revenue is recognized when contractual obligations have been satisfied, title and risk of loss have been transferred to the customer and collection of the resulting receivable is reasonably assured. The Company recognizes revenue from product sales to distributors when all obligations have been satisfied. The Company's distributor arrangements generally provide for limited product returns and price protection. A provision for estimated sales returns and other allowances is recognized as a reduction of revenue at the time of revenue recognition based upon historical experience. The Company has not historically entered into long-term contracts or service agreements. Revenue from

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

intellectual property licensing revenue is recognized over the license term. Estimated sales allowances are provided as a reduction of revenue at the time of revenue recognition.

     In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company adopted SAB 101 in the fourth quarter of fiscal 2001. The impact of adoption was not material to its consolidated financial position or results of operations.

  RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are charged to expense as incurred.

  CASH AND CASH EQUIVALENTS

     The Company considers all liquid investments with original maturities of ninety days or less to be cash equivalents. Cash is reflected net of outstanding checks.

  INVENTORIES

     Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation and amortization is determined using a combination of either accelerated or straight-line methods over the estimated useful lives of the various asset classes.

     Estimated useful lives range from three to five years for machinery, electronic and other equipment, and up to forty years for buildings. Major renewals and improvements are capitalized and minor replacements, maintenance, and repairs are charged to current operations as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the consolidated and combined balance sheets and any gain or loss is reflected in the consolidated and combined statements of operations.

  INTERNAL USE SOFTWARE

     The Company adopted Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" on October 1, 1999. Certain costs of computer software developed or obtained for internal use, that were previously expensed as incurred, are capitalized and amortized on a straight-line basis over three years. Costs for general and administrative, overhead, maintenance and training, as well as the cost of software that does not add functionality to the existing system, are expensed as incurred.

  GOODWILL AND OTHER ACQUIRED INTANGIBLES

     Goodwill and other acquired intangibles are amortized on a straight-line basis over the periods benefited, principally in the range of four to nine years. Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for as purchases.

  IMPAIRMENT OF LONG-LIVED ASSETS

     Long-lived assets, including goodwill and other acquired intangibles, are reviewed for impairment whenever events such as a significant industry downturn, product discontinuance, plant closures, product

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

dispositions, technological obsolescence or other changes in circumstances indicate that the carrying amount may not be recoverable. When such events occur, the Company compares the carrying amount of the assets to undiscounted expected future cash flows. If this comparison indicates that there is an impairment, the amount of the impairment is typically calculated using discounted expected future cash flows.

  FINANCIAL INSTRUMENTS

     The Company uses various financial instruments, including foreign currency exchange forward contracts, to manage and reduce risk to the Company by generating cash flows which offset the cash flows of certain transactions in foreign currencies or underlying financial instruments in relation to their amount and timing. The Company's derivative financial instruments are for purposes other than trading. The Company's non-derivative financial instruments include letters of credit.

  INVESTMENTS

     Investments in marketable securities that are available for sale are recorded at fair value. Unrealized gains and losses related to these securities are excluded from earnings and are included as a separate component of comprehensive income (loss) until such gains or losses are realized.

     Minority equity investments in non-publicly traded companies are generally carried at cost. The Company monitors these investments for impairment and makes appropriate reductions in carrying values when necessary.

  INCOME TAXES

     Historically, certain of the Company's operations have been included in Lucent's consolidated income tax returns. Income tax expense in the Company's consolidated and combined statements of operations has been calculated on a separate tax return basis prior to the IPO. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is established, as needed, to reduce net deferred tax assets to the amount for which recovery is probable.

  EARNINGS (LOSS) PER SHARE

     Basic and diluted earnings (loss) per common share for all periods prior to the IPO is calculated by dividing net income (loss) by 1,035,000,000, which is the number of shares issued to Lucent on August 1, 2000 as retroactively adjusted for the Recapitalization. For periods following the IPO, basic earnings
(loss) per common share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period and diluted earnings (loss) per common share is calculated by dividing net income
(loss) by the sum of the weighted average number of common shares outstanding, plus all additional common shares that would have been outstanding if potentially dilutive securities or common stock equivalents had been issued. Because of the Company's net loss, the effect of dilutive securities for fiscal 2001 was not considered.

  OTHER COMPREHENSIVE INCOME (LOSS)

     Total comprehensive income (loss) includes, in addition to net income
(loss), unrealized gains and losses excluded from the consolidated and combined statements of operations that are recorded directly into a separate section of stockholders' equity/invested equity on the consolidated and combined balance sheets. These unrealized gains and losses are referred to as other comprehensive income (loss). The Company's accumulated other comprehensive income (loss) shown on the consolidated and combined balance sheets consists of foreign currency translation adjustments which are not adjusted for income taxes

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

because they relate to indefinite investments in non-U.S. subsidiaries, unrealized investment holding gains and losses which also are not adjusted for income taxes and unrealized losses on cash flow hedges which also are not adjusted for income taxes.

3.  ACQUISITIONS

     The following table presents information about certain acquisitions in fiscal 2000 and 1999. No significant acquisitions occurred during fiscal 2001. All the acquisitions were accounted for under the purchase method of accounting, and the acquired technology valuation included existing technology, purchased in-process research and development ("IPRD") and other intangibles. IPRD charges were recorded in the quarter in which the transaction was completed. The consolidated and combined financial statements include the results of operations and the estimated fair value of assets and liabilities assumed from the respective dates of acquisitions. The acquired entities are 100% owned.

                       ACQUISITION   PURCHASE               EXISTING       OTHER      PURCHASED
                          DATE        PRICE     GOODWILL   TECHNOLOGY   INTANGIBLES     IPRD
                       -----------   --------   --------   ----------   -----------   ---------
2000
Herrmann(1)..........     6/00        $  432     $  384       $ 52         $ 16         $ 34
Ortel(2).............     4/00         2,998      2,554        171           24          307
Agere, Inc.(3).......     4/00           377        303        n/a          n/a           94
Assets of VTC(4).....     3/00           104         46         31            7           11
1999
Enable(5)............     3/99        $   51     $   34       $  8          n/a         $  9
Sybarus(6)...........     2/99            41         33        n/a          n/a            8

                         AMORTIZATION PERIOD (IN YEARS)
                       -----------------------------------
                                   EXISTING       OTHER
                       GOODWILL   TECHNOLOGY   INTANGIBLES
                       --------   ----------   -----------
2000
Herrmann(1)..........     8            7             7
Ortel(2).............     9          7.5           4-9
Agere, Inc.(3).......     7          n/a           n/a
Assets of VTC(4).....     7            5             7
1999
Enable(5)............     6            7           n/a
Sybarus(6)...........     4          n/a           n/a

---------------

(1) Herrmann Technology, Inc. was a developer and manufacturer of passive optical filters that could be used in conjunction with active optoelectronic components. The purchase price was paid in Lucent common stock and options.

(2) Ortel Corporation was a developer and manufacturer of optoelectronic components used in fiber optic systems for cable television and data communications networks. The purchase price was paid in Lucent common stock and options.

(3) Agere, Inc. was a developer of network processor integrated circuits. The purchase price was paid in Lucent common stock and options.

(4) VTC Inc. was a supplier of integrated circuits to computer hard disk drive manufacturers. The purchase price was paid in cash.

(5) Enable Semiconductor, Inc. was a developer of integrated circuits for local area network equipment. The purchase price was paid in cash.

(6) Sybarus Technologies, ULC was a developer of integrated circuits for communications networks. The purchase price was paid in cash.

     In connection with the acquisition of Herrmann, certain former stockholders of Herrmann were entitled to receive up to a total of 677,019 additional shares of Lucent common stock. Of that amount, 150,000 shares are based on retention, which is recorded as compensation expense over the two-year period following the acquisition and 527,019 shares are based on the achievement of specified milestones which require the production of two products at improved manufacturing yields. As of September 30, 2001, 200,000 of the shares related to the achievement of milestones have been issued, resulting in additional goodwill. The remaining shares based on milestones, if distributed, will also be treated as additional goodwill.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     In connection with the acquisition of substantially all the assets of VTC, stockholders of VTC are entitled to receive additional cash consideration of up to $50 contingent on the delivery of product at specified manufacturing yields and the transfer and qualification of process technology to the Company's manufacturing facilities. As of September 30, 2001, $30 of the additional cash consideration has been paid, resulting in additional goodwill. Any future cash consideration, if paid, will also be recorded as additional goodwill.

     Included in the purchase price for the above acquisitions was IPRD, which was a non-cash charge to earnings for technology that had not reached technological feasibility and had no future alternative use. The remaining purchase price was allocated to tangible assets and intangible assets, including goodwill and other acquired intangibles, less liabilities assumed.

     The value allocated to IPRD was determined utilizing an income approach that included an excess earnings analysis reflecting the appropriate cost of capital for the investment. Estimates of future cash flows related to the IPRD were made for each project based on Lucent's estimates of revenue, operating expenses and income taxes from the project. These estimates were consistent with historical pricing, gross margins and expense levels for similar products.

     Revenue was estimated based on relevant market size and growth factors, expected industry trends, individual product sales cycles and the estimated life of each product's underlying technology. Estimated operating expenses, income taxes, and charges for the use of contributory assets for each project were deducted from estimated revenue to determine estimated after-tax cash flows for each project. Estimated operating expenses include costs, selling, general and administrative expenses and research and development expenses. The research and development expenses include estimated costs to maintain the products once they have been introduced into the market and generate revenue and costs to complete the IPRD.

     The discount rates utilized to discount the projected cash flows for each project were based on consideration of Lucent's weighted average cost of capital, as well as other factors including the useful life of each project, the anticipated profitability of each project, the uncertainty of technology advances that were known at the time and the stage of completion of each project.

     Management is primarily responsible for estimating the fair value of the assets and liabilities acquired, and has conducted due diligence in determining the fair value. Management has made estimates and assumptions that affect the reported amounts of assets, liabilities and expenses resulting from such acquisitions. Actual results could differ from those amounts.

     During fiscal 2001, it was determined that there was an other than temporary impairment to some of the goodwill and other acquired intangibles related to the acquisitions of Ortel, Herrmann Technology, Agere, Inc. and Enable Semiconductor. See Note 7 "Impairment of Goodwill and Other Acquired Intangibles."

     The following unaudited pro forma statement of income data for fiscal 2000 and 1999 give effect to the acquisition of Ortel as if it occurred on October 1, 1999 and 1998, respectively.

                                                                YEAR ENDED
                                                               SEPTEMBER 30,
                                                              ---------------
                                                               2000     1999
                                                              ------   ------
Revenue.....................................................  $4,760   $3,783
Income (loss) before cumulative effect of accounting
  change....................................................  $   48   $    7

     Pro forma adjustments to income (loss) before cumulative effect of accounting change include the impact of a full year of amortization of goodwill and other acquired intangibles but exclude the effect of IPRD of $307 for fiscal 2000. This is presented for information purposes only and is not necessarily

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

indicative of the results of future operations or results that would have been achieved had this acquisition taken place at the beginning of each fiscal year presented.

4.  ACCOUNTING CHANGES

     Effective October 1, 2000, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), and its corresponding amendments under SFAS No. 138. SFAS 133 requires the Company to measure all derivatives, including certain derivatives embedded in other contracts, at fair value and to recognize them in the balance sheet as an asset or liability, depending on the Company's rights or obligations under the applicable derivative contract. For derivatives designated as fair value hedges, the changes in the fair value of both the derivative instrument and the hedged item are recorded in earnings. For derivatives designated as cash flow hedges, the effective portions of changes in fair value of the derivative are reported in other comprehensive income and are subsequently reclassified into earnings when the hedged item affects earnings. Changes in fair value of derivative instruments not designated as hedging instruments and ineffective portions of hedges are recognized in earnings in the current period. The adoption of SFAS 133 as of October 1, 2000, resulted in a cumulative after-tax increase in net loss of $4 (net of a tax benefit of $2). The increase in net loss is primarily due to derivatives not designated as hedging instruments. For fiscal 2001, the change in fair market value of derivative instruments was recorded in other income-net and was not material.

5.  RECENT PRONOUNCEMENTS

  SFAS 142

     In July 2001, the Financial Accounting Standards Board issued SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 provides guidance on the financial accounting and reporting for acquired goodwill and other intangible assets. Under SFAS 142, goodwill and indefinite lived intangible assets will no longer be amortized. Intangible assets with finite lives will continue to be amortized over their useful lives, which will no longer be limited to a maximum life of forty years. The criteria for recognizing an intangible asset have also been revised. As a result, the Company will need to re-assess the classification and useful lives of its previously acquired goodwill and other intangible assets. SFAS 142 also requires that goodwill and indefinite lived intangibles be tested for impairment at least annually. The goodwill impairment test is a two step process that requires goodwill to be allocated to reporting units. In the first step, the fair value of the reporting unit is compared to the carrying value of the reporting unit. If the fair value of the reporting unit is less than the carrying value of the reporting unit, a goodwill impairment may exist, and the second step of the test is performed. In the second step, the implied fair value of the goodwill is compared to the carrying value of the goodwill and an impairment loss will be recognized to the extent that the carrying value of the goodwill exceeds the implied fair value of the goodwill. SFAS 142 is effective for Agere in fiscal year 2003, although earlier application is permitted. The Company plans to adopt SFAS 142 effective October 1, 2002 and is currently evaluating the potential effects of implementing this standard on its financial condition and results of operations.

  SFAS 143

     Also in July 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and their associated retirement costs. In accordance with SFAS 143, retirement obligations will be recognized at fair value in the period they are incurred. When the liability is initially recorded, the cost is capitalized by increasing the asset's carrying value, which is subsequently depreciated over its useful life. SFAS 143 is effective for Agere in fiscal year 2003, with earlier application encouraged. The Company is currently evaluating the potential

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

effects, if any, on its financial condition and results of operations of adopting SFAS 143, as well as the timing of its adoption.

  SFAS 144

     In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 primarily addresses financial accounting and reporting for the impairment or disposal of long-lived assets and also affects certain aspects of accounting for discontinued operations. SFAS 144 is effective for Agere in fiscal year 2003, with earlier application encouraged. The Company is currently evaluating the potential effects, if any, on its financial condition and results of operations of adopting SFAS 144, as well as the timing of its adoption.

6.  RESTRUCTURING AND SEPARATION EXPENSES AND INVENTORY PROVISION

  RESTRUCTURING EXPENSES

     In fiscal 2001, the Company announced a series of restructuring initiatives to align the Company with market conditions. These initiatives were focused on improving gross profit, reducing expenses and streamlining operations. The Company recorded a restructuring charge of $563 for the year ended September 30, 2001 classified within restructuring and separation expenses. These restructuring initiatives include a worldwide workforce reduction, rationalization of manufacturing capacity, and other activities.

  Worldwide Workforce Reduction

     The restructuring initiatives announced in fiscal 2001 will result in a workforce reduction of approximately 6,000 employees across various business functions, operating units and geographic regions, and includes management and occupational employees. The Company recorded a restructuring charge of $177 for fiscal 2001 relating to approximately 5,500 employees, of which approximately 4,300 employees have been taken off-roll as of September 30, 2001. Of the $177 charge, $28 represents termination benefits to certain U.S. management employees that will be funded through Lucent's pension assets. Severance costs and other exit costs noted above were determined in accordance with Emerging Issues Task Force No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity."

  Rationalization of Manufacturing Capacity and Other Charges

     The Company recorded a restructuring charge of $386 in fiscal 2001 relating to the rationalization of under-utilized manufacturing facilities and other restructuring-related activities. The Company has discontinued manufacturing operations at its chip fabrication plant in Madrid, Spain. The Company is also rationalizing under-utilized manufacturing capacity at our facilities in Orlando, Florida, and in Allentown, Breinigsville and Reading, Pennsylvania. In addition, the Company is consolidating several satellite-manufacturing sites as well as leased corporate offices. The restructuring charge for fiscal 2001 includes $37 related to facility closings primarily for lease terminations, non-cancelable leases and related costs. It also includes an asset impairment charge of $287. All affected assets were classified as held for disposal, in accordance with the guidance on impairment of assets in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and depreciation was suspended. The $287 impairment charge represents the write-down to fair value, less costs to sell, of property, plant and equipment that was disposed of or removed from operations. The remaining restructuring charge of $62 for fiscal 2001 relates primarily to contract terminations.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     A summary of restructuring costs is outlined as follows:

                                                  YEAR ENDED
                                              SEPTEMBER 30, 2001         SEPTEMBER 30, 2001
                                         -----------------------------   ------------------
                                          TOTAL    NON CASH     CASH       RESTRUCTURING
                                         CHARGES   CHARGES    PAYMENTS        RESERVE
                                         -------   --------   --------   ------------------
Workforce reduction....................   $177      $ (28)      $(57)           $ 92
Rationalization of manufacturing
  capacity and other charges...........    386       (293)       (14)             79
                                          ----      -----       ----            ----
  Total................................   $563      $(321)      $(71)           $171
                                          ====      =====       ====            ====

     The Company anticipates that the majority of the remaining cash expenditures relating to workforce reductions will be paid by the end of the calendar year and the majority of the contract terminations will be paid by the end of the second fiscal quarter of 2002. Amounts related to non-cancelable lease obligations due to the consolidation of facilities will be paid over the respective lease terms through fiscal 2005. The Company expects to substantially complete implementation of the announced restructuring program by December 31, 2001.

  SEPARATION EXPENSES

     The Company incurred costs, fees and expenses relating to the Separation. These costs, fees and expenses were primarily related to legal separation matters, designing and constructing the Company's computer infrastructure, information and data storage systems, marketing expenses relating to building a company brand identity and implementing treasury, real estate, pension and records retention management services. In fiscal 2001, the Company incurred $99 of separation expenses included in restructuring and separation expenses.

  INVENTORY PROVISION

     The Company recorded inventory provisions, classified within cost of sales, of $409 in fiscal 2001 compared to inventory provisions of $29 in fiscal 2000. The fiscal 2001 amount, which includes purchase order cancellation charges, reflects a significant decrease in forecasted revenue and was calculated in accordance with the Company's inventory valuation policy, which is based on a review of forecasted demand compared with existing inventory levels.

7.  IMPAIRMENT OF GOODWILL AND OTHER ACQUIRED INTANGIBLES

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances occur that indicate the carrying amount of the assets may not be fully recoverable. During fiscal 2001, the Company evaluated goodwill and other acquired intangibles associated with recent acquisitions for impairment. The assessment was performed in accordance with SFAS 121 as a result of weakening economic conditions and decreased current and expected future demand for products in the markets in which the Company operates. Fair value of the acquired entities was determined using a discounted cash flow model based on growth rates and margins reflective of lower demand for the Company's products, as well as anticipated future demand. Discount rates used were based upon the Company's weighted average cost of capital adjusted for business risks. These amounts are based on management's best estimate of future results.

     As a result of the assessment, the Company determined that an other than temporary impairment existed related to the Company's acquisitions of Ortel, Herrmann Technology, Agere, Inc. and Enable Semiconductor. The Company recorded a charge to reduce goodwill and other acquired intangibles of

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

$2,762 during fiscal 2001, consisting of $2,220, $275, $240 and $27 related to Ortel, Herrmann Technology, Agere, Inc. and Enable Semiconductor, respectively.

8.  SUPPLEMENTARY FINANCIAL INFORMATION

  INCOME STATEMENT INFORMATION

                                                                YEAR ENDED SEPTEMBER 30,
                                                               --------------------------
                                                                2001      2000      1999
                                                               ------    ------    ------
INCLUDED IN COSTS AND OPERATING EXPENSES
Depreciation and amortization of property, plant and
  equipment.................................................    $445      $477      $385
                                                                ====      ====      ====
OTHER INCOME -- NET
Interest income.............................................    $ 69      $ --      $ --
Loss on sales of fixed assets...............................      (5)       --        --
Gain (loss) on foreign currency transactions................     (14)        6         9
Gain on sales of investments................................      --        18        32
Impairment of investments...................................     (47)       --        --
Equity earnings (loss) from investments.....................      42         4       (20)
Other income (loss).........................................     (10)        5        15
                                                                ----      ----      ----
Other income -- net.........................................    $ 35      $ 33      $ 36
                                                                ====      ====      ====

  BALANCE SHEET INFORMATION

                                                                 SEPTEMBER 30,
                                                               ------------------
                                                                2001       2000
                                                               -------    -------
INVENTORIES
Completed goods.............................................   $    87    $   119
Work in process and raw materials...........................       217        261
                                                               -------    -------
Inventories.................................................   $   304    $   380
                                                               =======    =======
PROPERTY, PLANT AND EQUIPMENT -- NET
Land and improvements.......................................   $    44    $    54
Buildings and improvements..................................       660        640
Machinery, electronic and other equipment...................     3,566      3,746
                                                               -------    -------
          Total property, plant and equipment...............     4,270      4,440
Less: accumulated depreciation and amortization.............    (2,419)    (2,557)
                                                               -------    -------
Property, plant and equipment -- net........................   $ 1,851    $ 1,883
                                                               =======    =======

  CASH FLOW INFORMATION

     Prior to the Separation, interest and income taxes were paid by Lucent on behalf of the Company and do not necessarily reflect what the Company would have paid had it been a stand-alone company. Following the Separation, the Company began to pay interest and income tax expenses. Interest for fiscal 2001 is primarily related to the $2,500 credit facility assumed from Lucent in connection with the IPO and the Company's capitalized lease obligation. The interest and income tax payments were $84 and $52, respectively, for fiscal 2001.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     Transfers from Lucent include the following non-cash transactions: (1) a $2,500 decrease to additional paid in capital to reflect the transfer of the credit facility; Agere did not receive any of the proceeds, (2) a $3,807 increase in owner's net investment, to reflect the Ortel, Herrmann and Agere, Inc. acquisitions that were made with Lucent common stock and options in fiscal 2000, and (3) a $32 decrease in owner's net investment for a change in accounting related to pension and postretirement benefit costs reflected in fiscal 1999.

     A capital lease obligation of $83 was entered into in fiscal 1999, for the lease of semiconductor manufacturing equipment.

  Acquisitions of Businesses

     Shown below is the impact on cash flows related to the acquisition of businesses for cash in the fiscal years presented.

                                                               YEAR ENDED SEPTEMBER 30,
                                                               -------------------------
                                                               2001      2000      1999
                                                               -----     -----     -----
Fair value of assets acquired, net of cash acquired.........    $ 1      $106       $99
Less: fair value of liabilities assumed.....................     --         2         7
                                                                ---      ----       ---
Acquisitions of businesses, net of cash acquired............    $ 1      $104       $92
                                                                ===      ====       ===

9.  INCOME TAXES

     The following table presents the principal reasons for the difference between the effective tax rate and the U.S. federal statutory income tax rate.

                                                               YEAR ENDED SEPTEMBER 30,
                                                              --------------------------
                                                               2001      2000      1999
                                                              -------   -------   ------
U.S. federal statutory income tax rate......................    35.0%     35.0%    35.0%
State and local income taxes, net of federal income tax
  effect....................................................     1.1       2.1      1.1
Non U.S. earnings taxed at different rates..................    (2.6)     (5.1)    (0.7)
Research credits............................................     0.7      (2.5)    (1.8)
Foreign sales corporation...................................     0.4      (1.4)    (1.6)
Valuation allowance.........................................   (12.3)       --       --
Other differences -- net....................................    (0.6)     (0.3)     0.2
                                                               -----     -----     ----
Effective income tax rate excluding acquisition related
  costs.....................................................    21.7      27.8     32.2
Acquisition related costs(1)................................   (24.0)    130.2      0.9
                                                               -----     -----     ----
Effective income tax rate...................................    (2.3)%   158.0%    33.1%
                                                               =====     =====     ====

---------------

(1) Non-tax deductible IPRD and amortization of goodwill.

     The fiscal 2001 rate includes the impact of recording a full valuation allowance of approximately $553 for deferred tax assets.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     The following table presents the United States and foreign components of income (loss) before income taxes and the provision for income taxes.

                                                              YEAR ENDED SEPTEMBER 30,
                                                              -------------------------
                                                                2001      2000    1999
                                                              --------   ------   -----
INCOME (LOSS) BEFORE INCOME TAXES
United States...............................................  $(4,451)   $(221)   $332
Non-U.S. ...................................................      (56)     352     145
                                                              -------    -----    ----
Income (loss) before income taxes...........................  $(4,507)   $ 131    $477
                                                              =======    =====    ====
PROVISION FOR INCOME TAXES
CURRENT
Federal.....................................................  $     7    $ 105    $ 86
State and local.............................................        6       21       9
Non-U.S. ...................................................       50       83      77
                                                              -------    -----    ----
Sub-total...................................................       63      209     172
                                                              -------    -----    ----
DEFERRED
Federal.....................................................        5        9      32
State and local.............................................        3        1      (2)
Non-U.S. ...................................................       34      (12)    (44)
                                                              -------    -----    ----
Sub-total...................................................       42       (2)    (14)
                                                              -------    -----    ----
Provision for income taxes..................................  $   105    $ 207    $158
                                                              =======    =====    ====

     As of September 30, 2001, the Company had total federal and state net operating loss carryforwards (tax-effected) of approximately $506, and federal research and development credit carryforwards of approximately $13, the majority of which expires in fiscal 2022.

     The components of deferred tax assets and liabilities at September 30, 2001 and 2000 are as follows:

                                                              SEPTEMBER 30,
                                                              --------------
                                                               2001    2000
                                                              ------   -----
DEFERRED TAX ASSETS
Benefit obligations.........................................  $  48    $ 66
Reserves and allowances.....................................    132      65
Net operating loss/credit carryforwards.....................    519       9
Valuation allowance.........................................   (537)     --
Other.......................................................      9       5
                                                              -----    ----
  Total deferred tax assets.................................  $ 171    $145
                                                              =====    ====
DEFERRED TAX LIABILITIES
Property, plant, and equipment..............................  $  98    $ 87
Investments.................................................     16      --
Intangibles.................................................     53      37
                                                              -----    ----
  Total deferred tax liabilities............................  $ 167    $124
                                                              =====    ====

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     The Company has not provided for U.S. deferred income taxes or foreign withholding taxes on $423 undistributed earnings of its non-U.S. subsidiaries as of September 30, 2001, because these earnings are intended to be reinvested indefinitely.

10.  AVAILABLE-FOR-SALE SECURITIES

     The Company's investments in marketable securities are classified as "available-for-sale" in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investment in Debt and Equity Securities." These investments are carried at fair value with any unrealized gains and losses recorded as a separate component of other comprehensive income
(loss). Fair value is based upon market prices quoted on the last day of the fiscal year. The fair market value of available-for-sale securities included in the consolidated and combined balance sheet was $41 as of September 30, 2001 and the Company had no available-for-sale securities as of September 30, 2000. The unrealized gain recorded as a separate component of other comprehensive income
(loss) for fiscal 2001 was $30.

11.  INVESTMENT IN SILICON MANUFACTURING PARTNERS

     In December 1997, the Company entered into a joint venture, called Silicon Manufacturing Partners Pte Ltd. ("SMP"), with Chartered Semiconductor Manufacturing Ltd.'s ("Chartered Semiconductor"), a leading manufacturing foundry for integrated circuits, to operate a 54,000 square foot integrated circuit manufacturing facility in Singapore. The Company owns a 51% equity interest in this joint venture, and Chartered Semiconductor owns the remaining 49% equity interest. The Company's 51% interest in SMP is accounted for under the equity method due to Chartered Semiconductor's participatory rights under the joint venture agreement. Under the joint venture agreement, each partner is entitled to the margins from sales to customers directed to SMP by that partner, after deducting their respective share of the overhead costs of SMP. Accordingly, SMP's net income (loss) is not expected to be shared in the same ratio as equity ownership. The Company recognized equity earnings (losses) of $54, $0 and $(24) in fiscal 2001, 2000 and 1999, respectively.

     The following table shows the condensed balance sheets and statements of operations of SMP:

                                                              SEPTEMBER 30,
                                                              -------------
                                                              2001    2000
                                                              -----   -----
Assets
  Current assets............................................  $121    $ 76
  Noncurrent assets.........................................   549     553
Liabilities
  Current liabilities.......................................  $ 61    $ 92
  Noncurrent liabilities....................................   406     355

                                                                   YEAR ENDED
                                                                 SEPTEMBER 30,
                                                               ------------------
                                                               2001   2000   1999
                                                               ----   ----   ----
Revenue.....................................................   $234   $169   $ 14
Gross profit (loss).........................................     83     16    (23)
Income (loss) from continuing operations....................     47     (2)   (47)
Net income (loss)...........................................   $ 47   $ (2)  $(47)

     Effective January 1, 2001, SMP adopted SFAS 133. During the nine months ended September 30, 2001, SMP entered into cash flow hedges to manage interest rate risk due to its floating interest rate debt and recorded an unrealized loss of $25 from these hedges as a separate component of other comprehensive

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

income (loss) for the nine months ended September 30, 2001. As a result, the Company recorded an unrealized loss of $13 in other comprehensive income (loss).

12.  DEBT

     On April 2, 2001, the Company assumed $2,500 of short-term borrowings under a credit facility with financial institutions from Lucent. In addition, the Company assumed $54 of prepaid financing fees, which will be amortized over the life of facility. The facility is comprised of term loans and revolving credit loans. The Company did not receive any of the proceeds of this short-term debt. The credit facility is secured by the Company's principal domestic assets other than the proceeds of the IPO and while Lucent remains a majority stockholder, real estate. Upon the repayment of $1,500 of the debt, and if the Company has credit ratings of BBB- or better with a stable outlook from Standard & Poor's and Baa3 or better with a stable outlook from Moody's Investor Services, the debt will become uncollateralized. At September 30, 2001, Agere's ratings were BB- from Standard & Poor's with a stable outlook and Ba3 from Moody's Investor Services with a stable outlook. Upon the repayment of $1,500, the remaining debt outstanding under this facility would consist of revolving credit loans. The credit facility will mature on February 21, 2002, which is 364 days from the date Lucent initially entered into the facility. The debt is not convertible into any other securities of the Company.

     The only periodic debt service obligation under the credit facility is to make quarterly interest payments. Interest rates on borrowings under the credit facility are based on the applicable LIBOR rate, or at the Company's election the prime rate, in each case plus a spread that will vary depending on the Company's credit rating and whether or not $1,500 of the debt is repaid, as described below. For ratings of BB- from Standard & Poor's and Ba3 from Moody's, the applicable interest rate at September 30, 2001 would be the applicable LIBOR rate plus 350 basis points. In addition, prior to any repayment of $1,500 of the debt, the interest rate will increase 25 basis points every ninety days from February 22, 2001. The weighted average interest rate at September 30, 2001 was 7.11%. Upon any repayment of $1,500 of the debt, the interest rates on the borrowings, assuming the credit rating remains the same, would return to the applicable LIBOR rate plus 350 basis points.

     The credit facility contains customary restrictions, affirmative and negative covenants and events of default for this type of collateralized financing. These covenants include a maximum ratio of debt to earnings before interest, taxes, depreciation and amortization and a minimum ratio of earnings before interest, taxes, depreciation and amortization to interest expense.

     On October 4, 2001, the Company amended its credit facility. See Note 22 "Subsequent Events."

13.  TOTAL COMPREHENSIVE INCOME (LOSS)

     Total comprehensive income (loss), which is displayed in the consolidated and combined statements of changes in stockholders' equity/invested equity and total comprehensive income (loss), represents net income (loss) plus the results of certain equity changes not reflected in the consolidated and combined statements of operations.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     The components of accumulated other comprehensive income (loss) are shown below.

                                                                                      TOTAL
                                                                                   ACCUMULATED
                                                      UNREALIZED                      OTHER
                                          FOREIGN      HOLDING      UNREALIZED    COMPREHENSIVE
                                         CURRENCY       GAINS      LOSS ON CASH      INCOME
                                        TRANSLATION    (LOSSES)    FLOW HEDGES       (LOSS)
                                        -----------   ----------   ------------   -------------
Beginning balance October 1, 1998.....     $(18)         $ 2           $ --           $(16)
Current-period change.................        1           (2)            --             (1)
                                           ----          ---           ----           ----
Ending balance September 30, 1999.....      (17)          --             --            (17)
Current-period change.................      (35)          --             --            (35)
                                           ----          ---           ----           ----
Ending balance September 30, 2000.....      (52)          --             --            (52)
Current-period change.................       26           30            (13)            43
                                           ----          ---           ----           ----
Ending balance September 30, 2001.....     $(26)         $30           $(13)          $ (9)
                                           ====          ===           ====           ====

     The foreign currency translation adjustments are not currently adjusted for income taxes because they relate to indefinite investments in non-US subsidiaries. There were also no income taxes provided for the unrealized gain on investments. The unrealized loss on cash flow hedges was related to the SFAS 133 hedging activities by SMP, a joint venture with Chartered Semiconductor in Singapore and there were no income taxes provided for the unrealized loss.

14.  STOCK COMPENSATION PLANS

     Certain employees of the Company have been granted stock options and other equity-based awards under Lucent stock based compensation plans. At the time of the Distribution, awards outstanding under Lucent's stock-based compensation plans and held by Company employees will be converted to Company stock-based awards. The stock options and other awards, as converted or adjusted, will have the same vesting provisions, option periods, and other terms and conditions as the Lucent options and awards they replace. The number of shares and exercise price of each stock option will be adjusted so that following conversion, each option will have the same ratio of the exercise price per share to the market value per share, and the same aggregate difference between market value and exercise price as the Lucent stock options prior to the conversion. No new measurement date is expected to occur upon conversion of the stock options.

     Agere has stock-based compensation plans under which employees and outside directors receive stock option and other equity-based awards. The plans provide for the granting of stock options, performance awards, restricted stock awards and other stock unit awards. During fiscal 2001, employees of the Company were granted stock options and other equity-based awards under Agere's 2001 Long-Term Incentive Plan. The Company has reserved 182 million shares for issuance under these plans.

     Lucent stock options generally were granted with an exercise price equal to 100% of the market value of a share of common stock on the date of grant, have two to ten-year terms and vest no later than four years from the date of grant. Agere stock options are granted with an exercise price equal to 100% of the market value of a share of common stock on the date of the grant, have seven-year terms, and generally vest no later than four years from the date of grant.

     In connection with certain of the Company's acquisitions, outstanding stock options held by employees of acquired companies became exercisable, according to their terms, for Lucent's common stock effective at the acquisition date. For acquisitions accounted for as purchases, the fair value of these options was included as part of the purchase price.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     Agere maintains an Employee Stock Purchase Plan (the "ESPP") with consecutive offering periods, each consisting of four purchase periods of approximately six months in length. The first offering period commenced on March 27, 2001 and ends April 30, 2003. Subsequent offering periods will run generally for 24 months beginning May 1 of every other year. Under the terms of the ESPP, participating employees may have up to 10% of eligible compensation (subject to certain limitations) deducted from their pay to purchase the Company's common stock. The per share purchase price is equal to 85% of the lower of either the market price on the employee's entry date for the current offering period, or the last trading day of each purchase period. The amount that may be offered pursuant to this plan is 85 million shares. As of September 30, 2001, no shares were purchased under the ESPP.

     Agere has adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" and, as permitted under SFAS No. 123, applies Accounting Principles Board Opinion ("APB") No. 25 and related interpretations in accounting for its plans. Compensation expense recorded under APB No. 25, which uses the intrinsic value method, was $4, $1 and $1 for the years ended September 30, 2001, 2000 and 1999, respectively. If Agere had elected to adopt the optional recognition provisions of SFAS No. 123, which uses the fair value-based method, for its stock option plans and ESPP, net income (loss) for the Company would have been changed to the pro forma amounts indicated below:

                                                              YEAR ENDED SEPTEMBER 30,
                                                              -------------------------
                                                                2001      2000    1999
                                                              --------   ------   -----
NET INCOME (LOSS)
As reported.................................................  $(4,616)   $ (76)   $351
Pro forma*..................................................   (4,752)    (131)    326
EARNINGS (LOSS) PER SHARE -- BASIC AND DILUTED
As reported.................................................  $ (3.46)   $(.07)   $.34
Pro forma*..................................................    (3.56)    (.13)    .32

---------------

* The pro forma amounts shown above include the fair values of both the Agere and Lucent stock options held by Agere employees. Also included is the fair value of Agere options under the ESPP.

     The fair value of stock options used to compute pro forma net income (loss) disclosures is the estimated fair value at grant date using the Black-Scholes option-pricing model with the following assumptions:

                                                              YEAR ENDED SEPTEMBER 30,
                                                              ------------------------
                                                               2001     2000     1999
                                                              ------   ------   ------
WEIGHTED AVERAGE ASSUMPTIONS (Lucent)
Dividend yield..............................................   0.58%    0.22%    0.14%
Expected volatility.........................................   59.0%    39.2%    33.3%
Risk free interest rate.....................................    5.0%     6.2%     4.8%
Expected holding period (in years)..........................    3.0      2.8      4.0
WEIGHTED AVERAGE ASSUMPTIONS (Agere)
Dividend yield..............................................   0.00%     n/a      n/a
Expected volatility.........................................   66.8%     n/a      n/a
Risk free interest rate.....................................   4.16%     n/a      n/a
Expected holding period (in years)..........................    2.4      n/a      n/a

     Presented below is a summary of the status of the Lucent stock options held by Company employees for which the Company estimates it will assume responsibility, and the related transactions for the years ended September 30, 2001, 2000 and 1999, as well as a summary of the status of Agere stock options and

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

related transactions for fiscal 2001. The Lucent stock option activity is not necessarily indicative of what the activity would have been had Agere been a separate stand-alone company during the periods presented, or what the activity may be in the future.

                                                                               WEIGHTED
                                                               SHARES          AVERAGE
                                                               (000'S)      EXERCISE PRICE
                                                               -------     ----------------
     LUCENT OPTIONS OUTSTANDING AT SEPTEMBER 30, 1998.......    12,379          $22.24
     Granted/Assumed*.......................................     3,432           42.88
     Exercised..............................................      (450)          12.22
     Forfeited/Expired......................................       (37)          34.34
                                                               -------
     LUCENT OPTIONS OUTSTANDING AT SEPTEMBER 30, 1999.......    15,324           27.13
     Granted/Assumed*.......................................    32,505           32.65
     Exercised..............................................    (4,339)           8.02
     Forfeited/Expired......................................    (1,723)          40.29
                                                               -------
     LUCENT OPTIONS OUTSTANDING AT SEPTEMBER 30, 2000.......    41,767           32.87
     Avaya Inc. spin-off adjustments#.......................       306            (.25)
                                                               -------
     LUCENT OPTIONS OUTSTANDING AT SEPTEMBER 30, 2000.......    42,073           32.62
     Granted/Assumed*.......................................     9,526           17.30
     Exercised..............................................    (2,033)           2.46
     Forfeited/Expired......................................    (4,086)          36.89
                                                               -------
     LUCENT OPTIONS OUTSTANDING AT SEPTEMBER 30, 2001.......    45,480          $32.59
                                                               =======
     AGERE OPTIONS OUTSTANDING AT SEPTEMBER 30, 2000........        --              --
     Granted................................................   151,763          $ 5.81
     Exercised..............................................        --              --
     Forfeited/Expired......................................    (9,013)           5.87
                                                               -------
     AGERE OPTIONS OUTSTANDING AT SEPTEMBER 30, 2001........   142,750          $ 5.81
                                                               =======

---------------

*  Includes options converted in acquisitions.

# Effective with the spin-off of Avaya Inc. on September 30, 2000, the number of outstanding options was adjusted and all exercise prices were decreased immediately following the spin-off date to preserve the economic values of the options that existed prior to the spin-off.

     The weighted average fair value of the Agere stock options and Lucent stock options held by Agere employees, is calculated using the Black-Scholes option-pricing model. The weighted average fair value of Agere stock options granted during fiscal 2001 was $2.43 per share, and for those granted by Lucent during fiscal 2001, 2000 and 1999 was $7.36, $15.88 and $14.46 per share, respectively.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     The following table summarizes the status of Lucent stock options, held by the Agere employees, which were outstanding at September 30, 2001.

                              STOCK OPTIONS OUTSTANDING       STOCK OPTIONS EXERCISABLE
                           --------------------------------   --------------------------
                                      WEIGHTED
                                       AVERAGE
                                      REMAINING    WEIGHTED                   WEIGHTED
                                     CONTRACTUAL   AVERAGE                    AVERAGE
                           SHARES       LIFE       EXERCISE     SHARES        EXERCISE
RANGE OF EXERCISE PRICES   (000'S)     (YEARS)      PRICE       (000'S)        PRICE
------------------------   -------   -----------   --------   -----------   ------------
$0.12 to $11.05........      5,322      7.17        $ 3.15        2,702        $ 3.31
$11.06 to $17.32.......      7,977      6.33         13.54        2,418         11.45
$17.33 to $27.01.......      7,229      8.00         19.79        1,811         20.83
$27.02 to $45.50.......     13,325      3.36         39.96       11,013         39.19
$45.51 to $59.73.......      8,565      8.30         56.82        1,930         57.50
$59.74 to $63.88.......      2,321      8.19         62.29          539         61.88
$63.89 to $77.09.......        741      8.21         68.02           82         69.76
                           -------                               ------
Total..................     45,480      6.32        $32.59       20,495        $32.01
                           =======                               ======

     The following table summarizes the status of Agere stock options outstanding at September 30, 2001:

                              STOCK OPTIONS OUTSTANDING       STOCK OPTIONS EXERCISABLE
                           --------------------------------   --------------------------
                                      WEIGHTED
                                       AVERAGE
                                      REMAINING    WEIGHTED                   WEIGHTED
                                     CONTRACTUAL   AVERAGE                    AVERAGE
                           SHARES       LIFE       EXERCISE     SHARES        EXERCISE
RANGE OF EXERCISE PRICES   (000'S)     (YEARS)      PRICE       (000'S)        PRICE
------------------------   -------   -----------   --------   -----------   ------------
$5.15 to $5.70.........     68,134      6.83        $5.58          --           $  --
$5.71 to $6.48.........     73,814      6.48         6.00         404            5.96
$6.49 to $7.21.........        802      6.67         7.03          --              --
                           -------                                ---
Total..................    142,750      6.65        $5.81         404           $5.96
                           =======                                ===

     Other stock unit awards are granted under certain award plans. The following table presents the total number of shares of common stock represented by awards granted to Company employees.

                                                             YEAR ENDED SEPTEMBER 30,
                                                             ------------------------
                                                              2001     2000     1999
                                                             ------   ------   ------
Lucent other stock unit awards granted (000's).............     500        4       40
Weighted average market value of shares granted during the
  period...................................................  $16.21   $64.91   $29.36
Agere other stock unit awards granted (000's)..............      75      n/a      n/a
Weighted average market value of shares granted during the
  period...................................................  $ 5.43      n/a      n/a

15.  EARNINGS (LOSS) PER COMMON SHARE

     Basic and diluted earnings (loss) per common share is calculated by dividing net earnings (loss) by the weighted average number of common shares outstanding during the period. As a result of the net loss reported for the year ended September 30, 2001, 1,170,969 of potential common shares have been excluded from the calculation of diluted loss per share because their effect would be anti-dilutive.

     In addition, at September 30, 2001, Agere employees held stock-based awards covering approximately 46 million shares of Lucent common stock that may be converted to Agere stock-based awards at the time of the Distribution, if the Distribution occurs. The number of shares of Agere common stock subject to

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

substituted awards, if this conversion occurs, cannot be determined at this time since the conversion ratio will be determined at the Distribution based on the per share value of the Company's common stock in relation to that of Lucent's common stock.

16.  BENEFIT OBLIGATIONS

     The Company's financial statements reflect the cost experienced for its employees and retirees while included in the Lucent plans. Effective January 1, 2002, the Company will assume responsibility for all employee benefit plans other than pension benefits. Following the Distribution, the Company will assume responsibility for the pension benefits covering its active employees and employees who retired subsequent to the IPO.

  PENSION AND POSTRETIREMENT BENEFITS

     Several pension plans cover substantially all full-time employees. Retirement benefits under the plans are based on a career average or flat dollar formula. The domestic plans are non-contributory. A cash balance program was established for all companies acquired since October 1, 1996 that did not participate in a defined benefit pension plan and all management employees hired after January 1, 1999. The cash balance plan resembles a savings account. Amounts are credited based on age and a percentage of earnings. Following termination, the employee is entitled to receive the balance in the account in a lump sum. Under the cash balance program, future increases in earnings will not result in additional prior service costs. It is the Company's policy to fund the plans on a current basis to the extent deductible under existing Federal tax regulations. The employees in the cash balance pension plan are not eligible for the postretirement benefit plan.

     Until the Distribution, the Company's U.S. employees will be participants in Lucent's pension plans. At the Distribution, the Company will become responsible for pension benefits for the active U.S. employees of the Company, as well as U.S. employees who retired or terminated employment subsequent to the IPO. Obligations related to employees who retired or terminated employment prior to the IPO will remain the responsibility of Lucent. Following the Distribution, Lucent will transfer to the Company the pension and postretirement assets and liabilities related to these employees. Lucent has managed its U.S. employee benefit plans on a consolidated basis and separate company information is not readily available. The consolidated and combined statements of operations include an allocation of the costs (benefits) of the U.S. pension and postretirement plans. These costs were allocated based on the Company's U.S. active employee population for each of the years presented.

     Effective October 1, 1998, Lucent changed its method for calculating the market-related value of plan assets used in determining the expected return-on-plan-assets component of annual net pension and postretirement benefit costs. Under the previous accounting method, the calculation of the market-related value of plan assets included only interest and dividends immediately, while all other realized and unrealized gains and losses were amortized on a straight-line basis over a five-year period. The new method used to calculate market-related value includes recognizing immediately an amount based on Lucent's historical asset returns and amortizes the difference between that amount and the actual return on a straight-line basis over a five-year period.

     The cumulative effect of this accounting change for Agere related to periods prior to fiscal 1999 of $53 ($32 after-tax) is a one-time, non-cash credit to fiscal 1999 earnings. This accounting change also resulted in a reduction in benefit costs in fiscal 1999 that increased income by $10 ($6 after-tax) as compared with the previous accounting method.

     In fiscal 2001, Agere recorded non-cash charges totaling $28 for termination benefits paid from pension assets to U.S. paid management employees in connection with involuntary terminations as part of business restructuring. See Note 6 "Restructuring and Separation Expenses and Inventory Provision."

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     In fiscal 2001, Lucent recorded final adjustments to the pension and postretirement assets and obligation amounts that were transferred to Avaya Inc. ("Avaya"), the former enterprise networks group of Lucent that was spun off on September 30, 2000.

     The information that follows was provided by Lucent and relates to the entire Lucent pension and postretirement plans, including discontinued operations. The following table shows the funded status of the Lucent pension and postretirement plans:

                                                 PENSION BENEFITS    POSTRETIREMENT BENEFITS
                                                  SEPTEMBER 30,           SEPTEMBER 30,
                                                ------------------   -----------------------
                                                 2001       2000        2001         2000
                                                -------   --------   ----------   ----------
CHANGE IN BENEFIT OBLIGATION
  Benefit obligation at October 1.............  $26,113   $ 27,401    $ 8,242      $ 8,604
     Service cost.............................      316        478         35           67
     Interest cost............................    1,926      1,915        604          601
     Actuarial losses.........................    1,434        370        761           33
     Amendments...............................        9         (1)       (58)          --
     Benefits paid............................   (2,788)    (2,294)      (709)        (651)
     Settlements..............................       (3)        --        (10)          --
     Termination benefits.....................    1,954         --        197           --
     Impact of curtailments...................      715         --        288           --
     Benefit obligation assumed by Avaya......      174     (1,756)        48         (412)
                                                -------   --------    -------      -------
  Benefit obligation at September 30..........  $29,850   $ 26,113    $ 9,398      $ 8,242
                                                =======   ========    =======      =======
CHANGE IN PLAN ASSETS
  Fair value of plan assets at October 1......  $45,262   $ 41,067    $ 4,557      $ 4,467
     Actual (loss) return on plan assets......   (6,830)     9,791       (827)         654
     Lucent contributions.....................       25         19         17            8
     Benefits paid............................   (2,788)    (2,294)      (709)        (651)
     Assets transferred from (to) Avaya.......      259     (2,984)        36         (255)
     Other (including transfer of assets from
       pension to postretirement plans).......     (389)      (337)       366          334
                                                -------   --------    -------      -------
  Fair value of plan assets at September 30...  $35,539   $ 45,262    $ 3,440      $ 4,557
                                                =======   ========    =======      =======
FUNDED (UNFUNDED) STATUS OF THE PLAN..........  $ 5,689   $ 19,149    $(5,958)     $(3,685)
  Unrecognized prior service cost (credit)....    1,228      2,086       (135)          49
  Unrecognized transition asset...............     (103)      (322)        --           --
  Unrecognized net (gain) loss................   (1,790)   (14,499)     1,035       (1,208)
                                                -------   --------    -------      -------
NET AMOUNT RECOGNIZED.........................  $ 5,024   $  6,414    $(5,058)     $(4,844)
                                                =======   ========    =======      =======

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                 PENSION BENEFITS    POSTRETIREMENT BENEFITS
                                                  SEPTEMBER 30,           SEPTEMBER 30,
                                                ------------------   -----------------------
                                                 2001       2000        2001         2000
                                                -------   --------   ----------   ----------
AMOUNTS RECOGNIZED IN THE LUCENT CONSOLIDATED
  BALANCE SHEETS CONSIST OF:
  Prepaid pension costs.......................  $ 4,958   $  6,238    $    --      $    --
  Prepaid pension costs allocated to
     discontinued operations..................      122        202         --           --
  Accrued benefit liability...................      (73)       (37)    (4,972)      (4,786)
  Accrued benefit liability allocated to
     discontinued operations..................       (2)        --        (86)         (58)
  Intangible asset............................        5          5         --           --
  Accumulated other comprehensive income......       14          6         --           --
                                                -------   --------    -------      -------
Net amount recognized.........................  $ 5,024   $  6,414    $(5,058)     $(4,844)
                                                =======   ========    =======      =======

     Pension plan assets include $17 and $102 of Lucent common stock at September 30, 2001 and 2000, respectively. Postretirement plan assets include $1 and $3 of Lucent common stock at September 30, 2001 and 2000, respectively.

     In fiscal 2001, Lucent recorded charges totaling $2,151 for pension and postretirement termination benefits in connection with voluntary early-retirement offers and other involuntary terminations as part of its business restructuring. Of this amount, $2,113 reflected termination charges associated with Lucent's business restructuring, $10 was associated with Lucent's supplemental pension plan and $28 was associated with Agere's business restructuring mentioned above. In fiscal 2001, Lucent recorded charges of $660 for pension and postretirement curtailments, of which $632 was included in Lucent's net business restructuring curtailment charge and $28 was associated with reductions in Lucent's postretirement benefits for active management employees.

  COMPONENTS OF NET PERIODIC BENEFIT COST

                                                           YEAR ENDED SEPTEMBER 30,
                                                          ---------------------------
                                                           2001      2000      1999
                                                          -------   -------   -------
Pension Cost (Credit)
  Service cost..........................................  $   316   $   478   $   509
  Interest cost on projected benefit obligation.........    1,926     1,915     1,671
  Expected return on plan assets........................   (3,373)   (3,229)   (2,957)
  Amortization of unrecognized prior service costs......      326       362       461
  Amortization of transition asset......................     (222)     (300)     (300)
  Amortization of net (gain)/loss.......................     (387)     (197)        2
  Termination benefits..................................    1,954        --        --
  Curtailments..........................................      562        --        --
  Settlements...........................................      (12)       --        --
                                                          -------   -------   -------
NET PENSION COST (CREDIT)...............................  $ 1,090   $  (971)  $  (614)
                                                          =======   =======   =======

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                           YEAR ENDED SEPTEMBER 30,
                                                          ---------------------------
                                                           2001      2000      1999
                                                          -------   -------   -------
Distribution of Net Pension Cost (Credit)
  Continuing operations.................................  $ 1,064   $(1,113)  $  (779)
  Discontinued operations...............................       26       142       165
                                                          -------   -------   -------
NET PENSION COST (CREDIT)...............................  $ 1,090   $  (971)  $  (614)
                                                          =======   =======   =======
Postretirement Cost
  Service Cost..........................................  $    35   $    67   $    80
  Interest cost on accumulated benefit obligation.......      604       601       537
  Expected return on plan assets........................     (352)     (338)     (308)
  Amortization of unrecognized prior service costs......       22        37        53
  Amortization of net (gain)/loss.......................      (25)      (12)        6
  Termination benefits..................................      197        --        --
  Curtailments..........................................       98        --        --
  Settlements...........................................       (5)       --        --
                                                          -------   -------   -------
NET POSTRETIREMENT BENEFIT COST.........................  $   574   $   355   $   368
                                                          =======   =======   =======
Distribution of Net Postretirement Benefit Cost
  Continuing operations.................................  $   564   $   291   $   298
  Discontinued operations...............................       10        64        70
                                                          -------   -------   -------
NET POSTRETIREMENT BENEFIT COST.........................  $   574   $   355   $   368
                                                          =======   =======   =======
Pension and postretirement benefits weighted-average
assumptions as of September 30, 2001
  Discount rate.........................................      7.0%      7.5%     7.25%
  Expected return on plan assets........................      9.0%      9.0%      9.0%
  Rate of compensation increase.........................      4.5%      4.5%      4.5%

     Lucent has several non-pension postretirement benefit plans. For postretirement health care benefit plans, Lucent assumed an 8.6% weighted average annual health care cost trend rate for 2002 gradually declining to 4.9% (excluding postretirement dental benefits, the annual medical cost trend rate would be 9.1% in 2002 gradually declining to 5.0%). The assumed health care cost trend rate has a significant effect on the amounts reported. A one percentage-point change in the assumed Lucent health care cost trend rate would have the following effects, including discontinued operations:

                                                              1 PERCENTAGE POINT
                                                              -------------------
                                                              INCREASE   DECREASE
                                                              --------   --------
Effect on total of service and interest cost components.....    $ 25       $ 22
Effect on postretirement benefit obligation.................    $360       $321

  SAVINGS PLANS

     The majority of the Company's employees are eligible to participate in savings plans sponsored by Lucent. The plans allow employees to contribute a portion of their compensation on a pre-tax and/or after-tax basis in accordance with specified guidelines. Lucent matches a percentage of employee contributions up to certain limits. The Company's expense related to the Lucent savings plans was $25,

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

$21 and $25 in fiscal 2001, 2000 and 1999, respectively. The Company expects to establish corresponding plans effective January 1, 2002.

17.  OPERATING SEGMENTS

     Effective October 1, 2001, the Company realigned its business operations into two market-focused groups, Infrastructure Systems and Client Systems, that target the network equipment and consumer communications markets respectively. These two groups comprise the Company's only reportable operating segments. The segments each include revenue from the licensing of intellectual property related to that segment. There were no intersegment sales.

     The Infrastructure Systems segment is comprised of the former Optoelectronics segment and portions of the former Integrated Circuits segment and facilitates the convergence of products from both businesses as the Company addresses markets in high-speed communications systems. The Company has consolidated research and development, as well as marketing, for both optoelectronic and integrated circuit devices aimed at communications systems. This allows the more efficient design, development and delivery of complete, interoperable solutions to equipment manufacturers for advanced enterprise, access, metropolitan, long-haul and undersea applications.

     The Client Systems segment consists of the remainder of the former Integrated Circuits segment and includes wireless data, computer communications, storage and wireless terminal solutions products. This segment delivers semiconductor solutions for a variety of end-user applications such as modems, internet-enabled cellular terminals and hard-disk drives for computers as well as software, systems and wireless local area network solutions through the ORiNOCO(TM) product family.

     Each segment is managed separately. Disclosure of segment information is on the same basis as is used internally for evaluating segment performance and for deciding how to allocate resources. Performance measurement and resource allocation for the segments are based on many factors. The primary financial measure used is operating income (loss), exclusive of amortization of goodwill and other acquired intangibles, IPRD, the impairment of goodwill and other acquired intangibles, and restructuring and separation expenses.

     The Company does not identify or allocate assets by operating segment. In addition, the Company does not allocate interest income or expense, other income or expense, or income taxes to the segments. Management does not evaluate segments based on these criteria. The Company has centralized corporate functions and uses shared service arrangements to realize economies of scale and efficient use of resources. The costs of shared services, and other corporate center operations managed on a common basis, are allocated to the segments based on usage or other factors based on the nature of the activity. The accounting policies of the reportable operating segments are the same as those described in
Note 2 "Summary of Significant Accounting Policies."

     The Company generates revenues from the sale of two products, integrated circuits and optoelectronic components. These products are consistent with the segments reported by the Company prior to October 1, 2001. Integrated circuits, or chips, are made using semiconductor wafers imprinted with a network of electronic components. They are designed to perform various functions such as processing electronic signals, controlling electronic system functions and processing and storing data. Optoelectronic components, including both active and passive components, transmit, process, change, amplify and receive light that carries data and voice traffic over optical networks.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

  REPORTABLE SEGMENTS

                                                             YEAR ENDED SEPTEMBER 30,
                                                             ------------------------
                                                              2001     2000     1999
                                                             ------   ------   ------
INFRASTRUCTURE SYSTEMS
  Revenue.................................................   $2,674   $3,059   $2,290
  Operating income (loss) (excluding amortization of
     goodwill and other acquired intangibles, IPRD,
     restructuring and separation expenses and impairment
     of goodwill and other acquired intangibles)..........     (377)     658      478
  Depreciation and amortization...........................      277      280      219
CLIENT SYSTEMS
  Revenue.................................................   $1,406   $1,649   $1,424
  Operating income (loss) (excluding amortization of
     goodwill and other acquired intangibles, IPRD,
     restructuring and separation expenses and impairment
     of goodwill and other acquired intangibles)..........     (175)     133       31
  Depreciation and amortization...........................      179      197      166

  RECONCILING ITEMS

     A reconciliation of the totals reported for the operating segments to the significant line items in the consolidated and combined financial statements is shown below.

                                                            YEAR ENDED SEPTEMBER 30,
                                                            -------------------------
                                                             2001      2000     1999
                                                            -------   ------   ------
OPERATING INCOME (LOSS)
  Total reportable segments..............................   $  (552)  $  791   $  509
  Amortization of goodwill and other acquired
     intangibles.........................................      (415)    (189)     (13)
  IPRD...................................................        --     (446)     (17)
  Restructuring and separation expenses..................      (662)      --       --
  Impairment of goodwill and other acquired
     intangibles.........................................    (2,762)      --       --
                                                            -------   ------   ------
     Total operating income (loss).......................   $(4,391)  $  156   $  479
                                                            =======   ======   ======

  REVENUE BY PRODUCT

  Integrated circuits....................................   $ 2,869   $3,507   $3,055
  Optoelectronic components..............................   $ 1,211   $1,201   $  659

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

  GEOGRAPHIC INFORMATION

                                           REVENUE(1)            LONG-LIVED ASSETS(2)
                                    YEAR ENDED SEPTEMBER 30,        SEPTEMBER 30,
                                    ------------------------   ------------------------
                                     2001     2000     1999     2001     2000     1999
                                    ------   ------   ------   ------   ------   ------
U.S. .............................  $1,834   $2,404   $1,863   $1,802   $4,945   $1,333
Foreign Regions
  Asia Pacific & PRC..............   1,277    1,229    1,021      250      281      247
  Europe, Middle East & Africa....     739      867      713      128      146      214
  Caribbean, Canada, Mexico &
     Latin America................     230      208      117       14        2        1
                                    ------   ------   ------   ------   ------   ------
     Totals.......................  $4,080   $4,708   $3,714   $2,194   $5,374   $1,795
                                    ======   ======   ======   ======   ======   ======

---------------

(1) Revenue is attributed to geographic areas based on the customer's shipped-to location, except for intellectual property license revenue which is attributed to the U.S. operations.

(2) Represents property, plant and equipment-net and goodwill and other acquired intangibles.

  CONCENTRATIONS

     Historically, the Company has relied on a limited number of customers for a substantial portion of its revenue. Lucent accounted for 14.9%, 21.3% and 25.7% of the Company's consolidated and combined revenue for fiscal 2001, 2000 and 1999, respectively. The Company expects that a significant portion of its future revenue will continue to be generated by current customers and a limited number of other customers. The Company currently purchases some parts and processes used for its integrated circuits and several different parts that are used in its optoelectronic components, in each case for which there is only one qualified manufacturer. While the Company is currently seeking alternative internal or external sources of these parts and processes, disruption of its sole source could have a material adverse effect on sales and shipments of the affected products.

18.  FINANCIAL INSTRUMENTS

  FAIR VALUES

     The carrying values and estimated fair values of cash and cash equivalents, investments, receivables, payables and debt maturing within one year contained in the consolidated and combined balance sheets approximate fair value.

     The carrying values of foreign exchange forward contracts at September 30, 2001 equal their fair value. The carrying values and estimated fair values of foreign exchange forward contracts at September 30, 2000 was $0 for assets, and $5 and $6, respectively for liabilities. The fair values of foreign exchange forward contracts are determined using quoted market rates.

  CREDIT AND MARKET RISK

     By their nature, all financial instruments involve risk, including credit risk for non-performance by counterparties. The Company seeks to reduce credit risk on financial instruments by dealing only with financially secure counterparties and reserves for losses are established when deemed necessary. The Company seeks to limit its exposure to credit risks in any single country or region.

     All financial instruments inherently expose the holders to market risk, including changes in currency and interest rates. Agere manages its exposure to these market risks through its regular operating and financing activities and when appropriate, through the use of derivative financial instruments.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

  DERIVATIVE FINANCIAL INSTRUMENTS

     The Company conducts its operations on a multinational basis in several foreign currencies. Generally, foreign currency forward exchange contracts are designated for firmly committed or forecasted sales and purchases that are expected to occur in less than one year. Agere enters into various foreign exchange forward contracts to manage its exposure to changes in those foreign exchange rates. The Company's derivative financial instruments are used as risk management tools and are not for trading purposes.

     The notional amounts for foreign currency forward exchange contracts represent the U.S. dollar equivalent of an amount exchanged. As of September 30, 2001, Agere had outstanding hedges for British Pounds Sterling and Singapore Dollars. The notional amounts for these contracts were $12 and $6, respectively. The asset and liability fair values of these instruments were $0.

     Agere engages in foreign currency hedging activities as a defensive strategy designed to protect the Company from adverse changes in foreign currency exchange rates that may affect the eventual net cash flows resulting from the sale of products to foreign customers and purchases from foreign suppliers. Agere expects to continue to hedge foreign currency risk to preserve the economic cash flows of the Company, but does not expect to designate related derivative instruments as hedges for cost/benefit reasons. Accordingly, the changes in fair value of these undesignated, freestanding foreign currency derivative instruments are recorded in other income-net in the period of change and have not been material to Agere.

     Prior to the adoption of SFAS 133 on October 1, 2000, foreign exchange forward contracts were designated for firmly committed or forecast sales and purchases that were expected to occur in less than one year. Gains and losses on all hedged contracts for firmly committed transactions were deferred in other current assets and liabilities, were recognized in other income-net when the transactions occurred or were no longer probable and were not material to the combined financial statements at September 30, 2000. All other gains and losses on foreign exchange forward contracts were recognized in other income-net as the exchange rates changed.

  LETTERS OF CREDIT

     The Company is a party to letters of credit that represent purchased guarantees ensuring the Company's performance or payment to third parties in accordance with specified terms and conditions which amounted to approximately $17 and $20 as of September 30, 2001 and 2000. The estimated fair value of these letters of credit were $0 as of September 30, 2001 and 2000, which is based on fees paid to obtain the obligations.

19.  TRANSACTIONS WITH LUCENT

     Revenue from products sold to Lucent was $606, $1,002 and $955, in fiscal 2001, 2000 and 1999, respectively. Included in these amounts are revenues of $65 and $82 in fiscal 2000 and 1999, respectively, from sales to Avaya, which was the enterprise networks business of Lucent until its spin off from Lucent on September 30, 2000. Sales to Avaya after that date are not considered transactions with Lucent. Products purchased from Lucent were $22, $23 and $1 for fiscal 2001, 2000 and 1999, respectively. In addition, Lucent billed the Company $23, $67 and $49 for fiscal 2001, 2000 and 1999, respectively, for specific research and development projects related to the Company's businesses.

     In connection with the Separation and Distribution, the Company and Lucent entered into a Separation and Distribution Agreement (the "Separation and Distribution Agreement") and related agreements, which are summarized below. This summary is qualified in all respects by the terms of the Separation and Distribution Agreement and the related agreements.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

  SEPARATION AND DISTRIBUTION AGREEMENT

     The Separation and Distribution Agreement governs the transfer by Lucent to the Company of all the assets, liabilities and operations associated with the Company's Businesses.

     The Separation and Distribution Agreement, among other things, provides that the Company will indemnify Lucent for all liabilities relating to the Company's Businesses and for all contingent liabilities primarily relating to the Company's Businesses. In addition, the Separation and Distribution Agreement provides that certain contingent liabilities will be shared by Lucent and the Company based on agreed upon percentages.

  EMPLOYEE BENEFITS AGREEMENT

     The Company and Lucent entered into an Employee Benefits Agreement, pursuant to which the Company will create independent pension and other employee benefit plans that are substantially similar to Lucent's existing pension and other employee benefit plans. This agreement provides that, from the Separation until the Distribution, the Company will be a "Participating Company" in Lucent's employee benefit plans, other than Lucent's employee stock purchase plan (after June 30, 2001), and will bear its allocable share of costs for benefits and administration under these plans. Under the agreement and effective immediately after the Distribution, Lucent will transfer the assets and liabilities of various existing Lucent pension and other employee benefit plans related to Agere employees. Generally, following the Distribution, Lucent will cease to have any liability or obligation to the Company's current employees and their beneficiaries under any of Lucent's benefit plans, programs or practices.

  FEDERAL, STATE AND LOCAL TAX ALLOCATION AGREEMENT

     The State and Local Income Tax Allocation Agreement and the Federal Tax Allocation Agreement govern the allocation of state, local and federal income taxes for periods prior to and including the date of the IPO, except that the state and local income tax allocation agreement will continue to apply in certain states until Lucent no longer owns at least 50% of the Company's stock.

  TAX SHARING AGREEMENT

     The Company and Lucent entered into a Tax Sharing Agreement, which governs the Company's and Lucent's respective rights, responsibilities and obligations after the Distribution with respect to taxes for the periods ending on or before the Distribution. Generally, pre-Distribution taxes that are clearly attributable to the business of one party will be borne solely by that party, and other pre-Distribution taxes will be shared by the parties based on a formula set forth in the Tax Sharing Agreement. In addition, the Tax Sharing Agreement addresses the allocation of liability for taxes that are incurred as a result of restructuring activities undertaken to implement the Separation. If the Distribution fails to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code because of an acquisition of the Company's stock or assets, or some other actions taken by the Company, then the Company will be solely liable for any resulting corporate taxes.

  FIBER, MICROELECTRONICS AND ORINOCO PRODUCT PURCHASE AGREEMENTS

     The Company and Lucent entered into a Fiber Product Purchase Agreement, a Microelectronics Product Purchase Agreement and an ORiNOCO Product Purchase Agreement. The pricing terms for the products and services covered by these commercial agreements reflect negotiated prices. Under the Fiber Product Purchase Agreement the Company has an obligation to purchase all of its requirements of specified specialty fiber, fiber apparatus and premises cable products from Lucent.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     The Microelectronics Product Purchase Agreement governs purchases of goods and services by Lucent from the Company. Under the agreement, Lucent committed to purchase at least $2,800 of products from the Company over a three-year period beginning February 1, 2001. In limited circumstances, Lucent's purchase commitment may be reduced or the term may be extended. For the period February 1, 2001 through September 30, 2001, Lucent's purchases under this agreement were $325. In light of Lucent's purchases to date and adverse market conditions, the Company is discussing with Lucent ways to restructure Lucent's obligations under the agreement.

     The ORiNOCO Product Purchase Agreement governs transactions in which the Company furnishes ORiNOCO products to Lucent for resale. The agreement does not grant to Lucent an exclusive right to resell the products, but does grant Lucent a right of first opportunity or refusal for certain specified service provider customers in exchange for a minimum purchase commitment. The pricing in the agreement is based on the Company's list price in effect on the date of the receipt of an order less any applicable discounts.

  INTERIM SERVICES AND SYSTEMS REPLICATION AGREEMENT

     The Company and Lucent entered into an Interim Service and Systems Replication Agreement to provide each other, on an interim, transitional basis, with various data processing services, telecommunications services and corporate support services, including: accounting, financial management, information systems management, tax, payroll, legal, human resources administration, procurement and other general support. This agreement also provides for the replication and transfer of designated computer systems used for administrative support or used in the Company's Businesses or Lucent's other businesses. The systems include specified hardware, software, data storage or maintenance and support components. Costs and expenses of purchasing hardware or obtaining software are borne by the party purchasing the hardware or licensing the software. The costs associated with this agreement amounted to $73 for the year ended September 30, 2001.

  REAL ESTATE AGREEMENTS

     Lucent and the Company entered into various leases and sublease arrangements for the sharing of certain facilities for a transitional period on commercial terms. The lease term for space in owned buildings was determined on a case-by-case basis. In the case of subleases or sub-subleases of property, the lease term generally coincides with the remaining term of the primary lease or sublease, respectively.

  TRADEMARK LICENSE AGREEMENT, TRADEMARK ASSIGNMENT AND TRADE DRESS ASSIGNMENT

     The primary trademarks used in the sale of the Company's products and services were transferred to the Company, except for Lucent's name and logo and the Bell Laboratories name. The Company may use the Lucent name and logo, but not the Bell Laboratories name, on a royalty-free basis, for a transitional period. Lucent and the Company entered into a Trademark License Agreement, Trademark Assignment and Trade Dress Assignment to effectuate the grant or transfer, as applicable, of such rights.

  PATENT ASSIGNMENTS

     The Company and Lucent executed patent assignments and other agreements related to patents owned or controlled by Lucent. The patent assignments divided ownership of patents, patent applications and foreign counterparts between the Company and Lucent. Lucent transferred to Agere ownership of or exclusive rights in certain patents and patent applications held by Lucent before the Separation that relate principally to the Company's Businesses. Lucent retained ownership of all other patents and patent applications.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

  TECHNOLOGY ASSIGNMENT AND JOINT OWNERSHIP AGREEMENT

     The Company and Lucent executed assignments and other agreements, including the technology assignment, related to technology owned or controlled by Lucent and its subsidiaries. Technology included copyrights, mask works and other intellectual property other than trademarks, trade names, service marks and patent rights. The technology assignment generally divided ownership of technology between the Company and Lucent, with each owning technology that was developed by or for, or purchased for the respective businesses of each company. Certain specified technology is owned jointly by the Company and Lucent.

  PATENT AND TECHNOLOGY LICENSE AGREEMENT

     The Company and Lucent entered into a Patent and Technology License Agreement related to patents and technology owned or controlled by the Company and Lucent. The Patent and Technology License Agreement provides for cross-licenses to each company. The Company and Lucent granted to each other, under the patents that each company has, a nonexclusive, personal, nontransferable license to make, have made, use, lease, import, offer to sell, and sell any and all products and services of the businesses in which the licensed company, including related companies, is now or hereafter engaged. The cross-licenses also permit each company, subject to limitations, to have third parties make items under the other company's patents, as well as to pass through to customers limited rights under the other company's patents with respect to products and services furnished to customers by the licensed company. Certain patents are licensed exclusively to each party, including the right to grant sublicenses, subject to retention of a right to use those patents by the licensing party. Otherwise, the right to sublicense to unaffiliated third parties was not granted under the cross-licenses, except for limited rights in connection with establishing second source suppliers, performing joint development activities and rights to sublicense a divested business. The cross-licenses between the Company and Lucent cover all of each company's patents, including patents issued on patent applications with a filing date prior to February 1, 2003. The Patent and Technology License Agreement also grants to the Company a joint ownership interest to a limited number of patents and patent applications.

  DEVELOPMENT PROJECT AGREEMENT

     Lucent and the Company entered into a Development Project Agreement under which Bell Laboratories performs certain research and development activities for the Company on a contract basis. The Company also performs research and development activities for Lucent on a contract basis.

  JOINT DESIGN CENTER OPERATING AGREEMENT

     Lucent and the Company entered into a Joint Design Center Operating Agreement to develop technology for micro electro-mechanical systems, or MEMS.

20.  COMMITMENTS AND CONTINGENCIES

     In the normal course of business, the Company is involved in proceedings, lawsuits and other claims, including proceedings under laws and government regulations related to environmental, tax and other matters. The semiconductor industry is characterized by substantial litigation concerning patents and other intellectual property rights. From time to time, the Company may be party to various inquiries or claims in connection with these rights. These matters are subject to many uncertainties, and outcomes are not predictable with assurance. Consequently, the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at September 30, 2001 cannot be ascertained. While these matters could affect the operating results of any one quarter when resolved in future periods and while there can be no assurance with respect thereto, management believes that after final disposition, any monetary

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

liability or financial impact to the Company beyond that provided for at September 30, 2001, would not be material to the annual consolidated financial statements.

     In December 1997, the Company entered into a joint venture, called SMP, with Chartered Semiconductor, a leading manufacturing foundry for integrated circuits, to operate a 54,000 square foot integrated circuit manufacturing facility in Singapore. The Company owns a 51% equity interest in this joint venture, and Chartered Semiconductor owns the remaining 49% equity interest. The Company has an agreement with SMP under which it has agreed to purchase 51% of the production output from this facility and Chartered Semiconductor agreed to purchase the remaining 49% of the production output. If the Company fails to purchase its required commitments, it will be required to pay SMP for the fixed costs associated with the unpurchased wafers. Chartered Semiconductor is similarly obligated with respect to the wafers allotted to it. The agreement also provides that Chartered Semiconductor will have the right of first refusal to purchase integrated circuits produced in excess of the Company's requirements. The agreement may be terminated by either party upon two years written notice, but may not be terminated prior to February 2008. The agreement may also be terminated for material breach, bankruptcy or insolvency.

     In July 2000, the Company and Chartered Semiconductor entered into an agreement committing the Company and Chartered Semiconductor to jointly develop manufacturing technologies for future generations of integrated circuits targeted at high-growth communications markets. The Company has agreed to invest up to $350 over a five-year period. As part of the joint development activities, the two companies will staff a new research and development team at Chartered Semiconductor's Woodlands campus in Singapore. These scientists and engineers will work with Company teams in Murray Hill, New Jersey, and Orlando, Florida, as well as with Chartered Semiconductor's technology development organization, to create a 600-person research and development team. The agreement may be terminated for breach of material terms upon 30 days notice or for convenience upon six months notice prior to the planned successful completion of a development project, in which case the agreement will terminate upon the actual successful completion of that project.

  RISKS AND UNCERTAINTIES

     The Company has a limited history operating as a stand-alone company, and it may be unable to make the changes necessary to operate as a stand-alone company, or it may incur greater costs as a stand-alone company. Until early 2001, the Company's businesses were operated by Lucent as a segment of its broader corporate organization rather than as a separate stand-alone company. Lucent assisted the Company by performing various corporate functions, including public relations, employee relations, investor relations, finance, legal and tax functions. Lucent continues to provide some of these functions to the Company on an interim basis pursuant to the Interim Services and Systems Replication Agreement.

     As of September 30, 2001, the Company's primary source of liquidity was its cash and cash equivalents. The Company believes this cash, together with cash flow from operations, will be sufficient to meet its cash requirements at least through the end of fiscal 2002, including repayment of borrowings under the credit facility if its maturity is not extended. If the Company's revenues are materially lower than what is contemplated in its outlook, the Company will further reduce expenditures in an effort to meet its cash requirements. The Company also intends to seek additional funds from liquidity generating transactions and capital markets financings, although it cannot provide any assurance that any of these transactions or financings will be available to it on acceptable terms or at all.

  LEGAL PROCEEDINGS

     From time to time, the Company is involved in legal proceedings arising in the ordinary course of business, including unfair labor charges filed by its unions with the National Labor Relations Board, claims

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

before the U.S. Equal Employment Opportunity Commission and other employee grievances. The Company also may be subject to intellectual property litigation and infringement claims, which could cause it to incur significant expenses or prevent it from selling its products.

     On October 3, 2000, a patent infringement lawsuit was filed against Lucent, among other optoelectronic components manufacturers, by Litton Systems, Inc. and The Board of Trustees of the Leland Stanford Junior University in the United States District Court for the Central District of California (Western Division). The Company anticipates that it may be named a defendant in the suit. The complaint alleges that each of the defendants is infringing a patent related to the manufacture of erbium-doped optical amplifiers. The patent is owned by Stanford University and is exclusively licensed to Litton. The complaint seeks, among other remedies, unspecified monetary damages, counsel fees and injunctive relief. This matter is in its early stages.

     An investigation was commenced on April 4, 2001, by the U.S. International Trade Commission based on a request of Proxim, Inc. alleging patent infringement by 14 companies, including some of the Company's customers for wireless local area networking products. Proxim alleges infringement of three patents related to spread-spectrum coding techniques. Spread-spectrum coding techniques refers to a way of transmitting a signal for wireless communications by spreading the signal over a wide frequency band. The Company believes that it has valid defenses to Proxim's claims and has intervened in the investigation in order to defend its customers. Proxim seeks relief in the form of an exclusion order preventing the importation by the Company's customers of specified wireless local area networking products, including some of the Company's products, into the United States. If Proxim were able to obtain an exclusion order, the Company believes that the order would likely apply to 802.11(b) card products and access point products containing such cards for the Company's customers named in the complaint, and possibly all 802.11(b) card products and access point products containing such cards imported by the Company. The Company believes that any order would not exclude importation of 802.11(b) chipsets, or impact any potential 802.11(a) products. While it is possible that an exclusion order, if granted, could affect products from which the Company derives a material amount of revenue, the Company believes that it could restructure its operations to minimize the impact of such an order on the Company's business. One of the Company's subsidiaries, Agere Systems Guardian Corp., filed a lawsuit on May 23, 2001, in the U.S. District Court in Delaware against Proxim alleging infringement of three patents used in Proxim's wireless local area networking products.

     If the Company is unsuccessful in resolving these proceedings, as they relate to the Company, its operations may be disrupted or it may incur additional costs. Other than as described above, the Company does not believe there is any litigation pending that should have, individually or in the aggregate, a material adverse effect on its financial position, results of operations or cash flows.

  ENVIRONMENTAL, HEALTH AND SAFETY

     The Company is subject to a wide range of U.S. and non-U.S. governmental requirements relating to employee safety and health and to the handling and emission into the environment of various substances used in its operations. The Company also is subject to environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act, also known as Superfund, that require the cleanup of soil and groundwater contamination at sites currently or formerly owned or operated by the Company, or at sites where the Company may have sent waste for disposal. These laws often require parties to fund remedial action at sites regardless of fault. Lucent is a potentially responsible party at numerous Superfund sites and sites otherwise requiring cleanup action. With some limited exceptions, under the Separation and Distribution Agreement with Lucent, the Company has assumed all environmental liabilities resulting from the Company's Businesses, which include liabilities for the costs associated with eight of these sites -- five Superfund sites, two of the Company's former facilities and one of the Company's current manufacturing facilities.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     It is often difficult to estimate the future impact of environmental matters, including potential liabilities. The Company has established financial reserves to cover environmental liabilities where they are probable and reasonably estimable. This practice is followed whether the claims are asserted or unasserted. Management expects that the amounts reserved will be paid out over the period of remediation for the applicable site, which typically ranges from five to thirty years. Reserves for estimated losses from environmental remediation are, depending upon the site, based primarily upon internal or third party environmental studies, estimates as to the number, participation level and financial viability of all potentially responsible parties, the extent of the contamination and the nature of required remedial actions. Accruals will be adjusted as further information develops or circumstances change. The amounts provided for in the consolidated and combined financial statements for environmental reserves are the gross undiscounted amount of such reserves, without deductions for insurance or third party indemnity claims. Although the Company believes that its reserves are adequate, including those covering the Company's potential liabilities at Superfund sites, there can be no assurance that expenditures which will be required relating to remedial actions and compliance with applicable environmental laws will not exceed the amounts reflected in these reserves or will not have a material adverse effect on the Company's financial condition, results of operations or cash flows. Any possible loss or range of possible loss that may be incurred in excess of that provided for as of September 30, 2001, cannot be estimated.

  LEASES

     The Company leases land, buildings and equipment under agreements that expire in various years through 2006. Rental expense under operating leases was $133, $97 and $58 for the fiscal years ended September 30, 2001, 2000 and 1999, respectively. The table below shows the future minimum lease payments due under non-cancelable leases at September 30, 2001. Such payments total $331 for operating leases. The net present value of such payments on the capital lease obligation was $49 after deducting imputed interest of $6.

                                                       YEAR ENDED SEPTEMBER 30,
                                               ----------------------------------------
                                                                                  LATER
                                               2002   2003   2004   2005   2006   YEARS
                                               ----   ----   ----   ----   ----   -----
Operating leases.............................  $142   $106   $50    $29     $4     $--
Capital lease................................    17     22    16     --     --     --
                                               ----   ----   ---    ---     --     --
  Total......................................  $159   $128   $66    $29     $4     $--
                                               ====   ====   ===    ===     ==     ==

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

21.  QUARTERLY INFORMATION (UNAUDITED)

                                                                FISCAL QUARTERS
                                                 ---------------------------------------------
                                                 FIRST    SECOND    THIRD    FOURTH     TOTAL
                                                 ------   ------   -------   -------   -------
YEAR ENDED SEPTEMBER 30, 2001
Revenue........................................  $1,362   $1,191   $   927   $   600   $ 4,080
Gross profit (loss)............................     580      441       (35)       10       996
Amortization of goodwill and other acquired
  intangibles..................................     111      112       112        80       415
Restructuring and separation...................      11       36       462       153       662
Impairment of goodwill and other acquired
  intangibles..................................      --       --        27     2,735     2,762
Loss before cumulative effect of accounting
  change.......................................      --     (148)   (1,110)   (3,354)   (4,612)
Cumulative effect of accounting change.........      (4)      --        --        --        (4)
Net loss.......................................  $   (4)  $ (148)  $(1,110)  $(3,354)  $(4,616)
Basic and diluted loss per share:
  Loss before cumulative effect of accounting
     change....................................  $   --   $ (.15)  $  (.68)  $ (2.05)  $ (3.46)
  Cumulative effect of accounting change.......      --       --        --        --        --
  Net loss.....................................  $   --   $ (.15)  $  (.68)  $ (2.05)  $ (3.46)
Average shares outstanding -- basic and diluted
  (in millions)................................   1,035    1,035     1,629     1,635     1,334
YEAR ENDED SEPTEMBER 30, 2000
Revenue........................................  $  966   $1,067   $ 1,186   $ 1,489   $ 4,708
Gross profit...................................     464      454       520       715     2,153
Purchased in-process research & development....      --       11       435        --       446
Amortization of goodwill and other acquired
  intangibles..................................       5        5        67       112       189
Net income (loss)..............................  $   94   $   65   $  (365)  $   130   $   (76)
Basic and diluted earnings (loss) per share....  $  .09   $  .06   $  (.35)  $   .13   $  (.07)
Average shares outstanding -- basic and diluted
  (in millions)................................   1,035    1,035     1,035     1,035     1,035

22.  SUBSEQUENT EVENTS

  AMENDMENT OF CREDIT FACILITY

     On October 4, 2001, the Company and its lenders amended its credit facility. In connection with the amendment, the Company repaid $1,000 of the $2,500 then outstanding, reducing the facility to $1,500. The facility is comprised of term loans and revolving credit loans and is secured by the Company's principal domestic assets other than the proceeds of the IPO and while Lucent remains a majority stockholder, real estate. The maturity date of the facility has been extended from February 22, 2002 to September 30, 2002. In addition, if the Company raises at least $500 in equity or debt capital markets transactions before September 30, 2002, the maturity date of the facility will be extended to September 30, 2004, with the facility required to be reduced to $750 on September 30, 2002 and $500 on September 30, 2003. The debt is not convertible into any other securities of the Company.

     The interest rates applicable to borrowings under the facility are based on a scale indexed to the Company's credit rating. Based upon ratings of BB- from Standard & Poor's and Ba3 from Moody's, the interest rate under the facility is currently the applicable LIBOR rate plus 475 basis points. In addition,

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

until the Company permanently reduces the size of the facility to $1,000, the applicable interest rate will increase by an additional 25 basis points every ninety days, with the next increase taking effect on February 17, 2002. If the Company permanently reduces the size of the facility to $1,000, the interest rate for borrowings under the facility, assuming the Company's credit ratings remain the same, would drop to the applicable LIBOR rate plus 400 basis points. The only periodic debt service obligation under the amended credit facility is to make quarterly interest payments.

     Under the agreement, Agere must use proceeds of certain liquidity raising transactions, asset sales outside the ordinary course of business and capital markets transactions to reduce the size of the facility. If Agere completes the liquidity raising transactions or sells assets outside the ordinary course of business, it must apply 100% (50% if the size of the facility is $500 or less) of the net cash proceeds it receives from the transaction to reduce the size of the facility. The agreement also provides that 50% of the net cash proceeds of the first $500 and 75% (50% if the size of the facility is $500 or less) of the net cash proceeds greater than $500 from equity and debt capital markets transactions be applied to reduce the credit facility. Notwithstanding the foregoing, the Company must apply 100% of net cash proceeds over $1,000 from the issuance of debt securities that are secured equally with the credit facility to reduce the size of the credit facility.

     The financial covenants in the original agreement have been replaced with new covenants. The new covenants require Agere (1) to maintain a minimum level of liquidity, (2) to achieve a minimum level of earnings before interest, taxes, depreciation and amortization computed in accordance with the agreement each quarter, (3) to maintain a minimum level of net worth and (4) to limit its capital expenditures. Other covenants restrict the Company's ability to pay cash dividends, incur indebtedness and invest cash in its subsidiaries and other businesses.

  BUSINESS RESTRUCTURING

     On December 5, 2001, the Company announced its intention to further reduce its workforce by approximately 950 employees. The workforce reduction was undertaken to align the Company's business with current market conditions. The positions affected are primarily management positions within the Company's product groups, sales organizations and corporate support functions located in New Jersey and Pennsylvania. The Company expects to complete the workforce reduction and recognize a related charge by the end of fiscal 2002.

  SALE OF FPGA BUSINESS

     On December 7, 2001, the Company entered into an agreement to sell certain assets and liabilities related to the field-programmable gate array ("FPGA") business of the Integrated Circuits segment to Lattice Semiconductor Corporation ("Lattice") for $250 in cash. The Company's FPGA business consists of its general-purpose ORCA(TM) FPGA product portfolio, field-programmable system chip product portfolio and related software design tools. As part of the sale, approximately 100 employees will transfer to Lattice. The sale is expected to close in the second quarter of fiscal 2002, subject to regulatory approval and other customary closing conditions.

                      AGERE SYSTEMS INC. AND SUBSIDIARIES

          CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              SIX MONTHS ENDED
                                                                  MARCH 31,
                                                              -----------------
                                                               2002      2001
                                                              -------   -------
Revenue (includes $143 and $405 for the six months ended
  March 31, 2002 and 2001, respectively, from Lucent
  Technologies Inc.)........................................  $1,088    $2,553
Costs.......................................................   1,019     1,532
                                                              ------    ------
Gross profit................................................      69     1,021
                                                              ------    ------
Operating expenses:
  Selling, general and administrative.......................     199       336
  Research and development..................................     377       537
  Amortization of goodwill and other acquired intangibles...      37       223
  Restructuring and separation -- net.......................      96        47
  Impairment of goodwill and other acquired intangibles.....     176        --
                                                              ------    ------
     Total operating expenses...............................     885     1,143
                                                              ------    ------
Operating loss..............................................    (816)     (122)
Other income -- net.........................................     335        37
Interest expense............................................      73        34
                                                              ------    ------
Loss before provision for income taxes......................    (554)     (119)
Provision for income taxes..................................      40        29
                                                              ------    ------
Loss before cumulative effect of accounting change..........    (594)     (148)
Cumulative effect of accounting change (net of benefit for
  income taxes of $2 for the six months ended March 31,
  2001).....................................................      --        (4)
                                                              ------    ------
Net loss....................................................  $ (594)   $ (152)
                                                              ======    ======
Basic and diluted loss per share:
Loss before cumulative effect of accounting change..........  $(0.36)   $(0.15)
Cumulative effect of accounting change......................      --        --
                                                              ------    ------
Net loss....................................................  $(0.36)   $(0.15)
                                                              ======    ======
Weighted average shares outstanding -- basic and diluted (in
  millions).................................................   1,635     1,035
                                                              ======    ======

     See Notes to Condensed Consolidated and Combined Financial Statements.

                      AGERE SYSTEMS INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              MARCH 31,   SEPTEMBER 30,
                                                                2002          2001
                                                              ---------   -------------
ASSETS
Current Assets
Cash and cash equivalents...................................   $ 1,604       $ 3,152
Trade receivables, less allowances of $20 at March 31, 2002
  and $33 at September 30, 2001.............................       240           347
Receivables due from Lucent Technologies Inc. ..............        53            42
Inventories.................................................       234           304
Prepaid expenses............................................        63            61
Other current assets........................................       102           154
                                                               -------       -------
    Total current assets....................................     2,296         4,060
Property, plant and equipment -- net of accumulated
  depreciation and amortization of $2,464 at March 31, 2002
  and $2,419 at September 30, 2001..........................     1,566         1,851
Goodwill and other acquired intangibles -- net of
  accumulated amortization of $77 at March 31, 2002 and $93
  at September 30, 2001.....................................       152           343
Deferred income taxes -- net................................         3             4
Other assets................................................       274           304
                                                               -------       -------
    Total assets............................................   $ 4,291       $ 6,562
                                                               =======       =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable............................................   $   305       $   514
Payroll and benefit-related liabilities.....................       181           138
Short-term debt.............................................     1,111         2,516
Income taxes payable........................................       330           336
Restructuring reserve.......................................        76           171
Other current liabilities...................................       200           229
                                                               -------       -------
    Total current liabilities...............................     2,203         3,904
Post-employment benefit liabilities.........................        97            92
Long-term debt..............................................        26            33
Deferred income taxes -- net................................         4            --
Other liabilities...........................................        51            72
                                                               -------       -------
    Total liabilities.......................................     2,381         4,101
                                                               -------       -------
Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred stock, par value $1.00 per share, 250,000,000
  shares authorized and no shares issued and outstanding....        --            --
Class A common stock, par value $0.01 per share,
  5,000,000,000 shares authorized and 727,431,519 and
  727,000,107 shares issued and outstanding as of March 31,
  2002 and September 30, 2001, respectively.................         7             7
Class B common stock, par value $0.01 per share,
  5,000,000,000 shares authorized and 908,100,000 shares
  issued and outstanding as of March 31, 2002 and September
  30, 2001..................................................         9             9
Additional paid-in capital..................................     7,032         6,996
Accumulated deficit.........................................    (5,136)       (4,542)
Accumulated other comprehensive loss........................        (2)           (9)
                                                               -------       -------
    Total stockholders' equity..............................     1,910         2,461
                                                               -------       -------
    Total liabilities and stockholders' equity..............   $ 4,291       $ 6,562
                                                               =======       =======

     See Notes to Condensed Consolidated and Combined Financial Statements.

                      AGERE SYSTEMS INC. AND SUBSIDIARIES

          CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN
       STOCKHOLDERS' EQUITY/INVESTED EQUITY AND TOTAL COMPREHENSIVE LOSS
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                              SIX MONTHS ENDED
                                                                  MARCH 31,
                                                              -----------------
                                                               2002      2001
                                                              -------   -------
Class A Common Stock -- beginning and ending balance........  $     7   $    --
                                                              -------   -------
Class B Common Stock -- beginning and ending balance........        9        10
                                                              -------   -------
Owner's net investment
Beginning balance...........................................       --     5,823
Net loss prior to February 1, 2001..........................       --       (74)
Transfers to Lucent Technologies Inc. ......................       --    (1,405)
Transfers from Lucent Technologies Inc. ....................       --     1,501
Transfer to additional paid in capital......................       --    (5,845)
                                                              -------   -------
Ending balance..............................................       --        --
                                                              -------   -------
Additional paid in capital
Beginning balance...........................................    6,996        --
Transfers from owner's net investment.......................       --     5,845
Transfers to Lucent Technologies Inc. ......................       --    (1,318)
Transfers from Lucent Technologies Inc. ....................       34     1,362
Compensation on equity-based awards.........................        2        --
                                                              -------   -------
Ending balance..............................................    7,032     5,889
                                                              -------   -------
Accumulated deficit
Beginning balance...........................................   (4,542)       --
Net loss from February 1, 2001..............................     (594)      (78)
                                                              -------   -------
Ending balance..............................................   (5,136)      (78)
                                                              -------   -------
Accumulated other comprehensive loss
Beginning balance...........................................       (9)      (52)
Foreign currency translations...............................       (2)        8
Unrealized gain on cash flow hedges.........................        4        --
Reclassification adjustments to net loss....................        5        --
                                                              -------   -------
Ending balance..............................................       (2)      (44)
                                                              -------   -------
     Total stockholders' equity/invested equity.............  $ 1,910   $ 5,777
                                                              =======   =======
Total comprehensive loss
Net loss....................................................  $  (594)  $  (152)
Other comprehensive income (loss)...........................        7         8
                                                              -------   -------
     Total comprehensive loss...............................  $  (587)  $  (144)
                                                              =======   =======

     See Notes to Condensed Consolidated and Combined Financial Statements.

                      AGERE SYSTEMS INC. AND SUBSIDIARIES

          CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                              SIX MONTHS ENDED
                                                                  MARCH 31,
                                                              -----------------
                                                                2002      2001
                                                              --------   ------
OPERATING ACTIVITIES
  Net loss..................................................  $  (594)   $(152)
  Adjustments to reconcile net loss to net cash (used)
     provided by operating activities:
     Cumulative effect of accounting change.................       --        4
     Restructuring expense (reversal) -- net of cash
      payments..............................................      (19)      --
     Provision for inventory write-downs....................       66       74
     Depreciation and amortization..........................      258      442
     (Benefit) provision for uncollectibles.................       (3)      14
     Provision (benefit) for deferred income taxes..........       13       (4)
     Impairment of investments..............................        5       --
     Impairment of goodwill and other acquired
      intangibles...........................................      176       --
     Equity earnings from investments.......................      (26)     (40)
     Gain on disposition of business........................     (243)      --
     Gain on sales of investments...........................      (41)      --
     Amortization of debt issuance costs....................       28       --
     Decrease in receivables................................      101      169
     Increase in inventories................................       (3)    (323)
     (Decrease) increase in accounts payable................     (175)     197
     Increase in payroll and benefit liabilities............       43        1
     Changes in other operating assets and liabilities......      (43)     (19)
     Other adjustments for non-cash items -- net............        3        6
                                                              -------    -----
  Net cash (used) provided by operating activities..........     (454)     369
                                                              -------    -----
INVESTING ACTIVITIES
  Capital expenditures......................................      (80)    (485)
  Proceeds from the sale or disposal of property, plant and
     equipment..............................................      115       --
  Proceeds from sales of investments........................       55       --
  Proceeds from disposition of business.....................      250       --
  Other investing activities -- net.........................       --       (1)
                                                              -------    -----
  Net cash provided (used) by investing activities..........      340     (486)
                                                              -------    -----
FINANCING ACTIVITIES
  Transfers from Lucent Technologies Inc. ..................       --      189
  Payment of credit facility fees...........................      (21)      --
  Proceeds from the issuance of short-term debt.............      136       --
  Principal repayments on short-term debt...................   (1,541)      --
  Principal repayments on long-term debt....................       (7)      (3)
                                                              -------    -----
  Net cash (used) provided by financing activities..........   (1,433)     186
                                                              -------    -----
  Effect of exchange rate changes on cash...................       (1)       3
  Net (decrease) increase in cash and cash equivalents......   (1,548)      72
  Cash and cash equivalents at beginning of period..........    3,152       --
                                                              -------    -----
  Cash and cash equivalents at end of period................  $ 1,604    $  72
                                                              =======    =====

     See Notes to Condensed Consolidated and Combined Financial Statements.

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED
                              FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

1.  BACKGROUND AND BASIS OF PRESENTATION

  BACKGROUND

     Agere Systems Inc. (the "Company" or "Agere") was incorporated in Delaware as a wholly owned subsidiary of Lucent Technologies Inc. ("Lucent") on August 1, 2000. On this date, 1,000 shares of the Company's common stock, par value $0.01 per share, were issued, authorized and outstanding. Agere had no material assets or activities as a separate corporate entity until the contribution by Lucent of its integrated circuits and optoelectronic components businesses (collectively, the "Company's Businesses"). Lucent had previously conducted these businesses through various divisions and subsidiaries. On February 1, 2001, Lucent transferred to Agere substantially all the assets and liabilities related to the Company's Businesses (the "Separation"). As of March 31, 2002, all assets and liabilities related to the Company's Businesses have been transferred to Agere, except pension and postretirement plan assets and liabilities, which have yet to be transferred.

     On March 14, 2001, the Company amended its certificate of incorporation to authorize shares of Class A and Class B common stock and changed and reclassified its 1,000 outstanding shares of common stock into 1,035,100,000 shares of Class B common stock (the "Recapitalization"). The ownership rights of Class A and Class B common stockholders are the same except that each share of Class B common stock has four votes for the election and removal of directors while each share of Class A common stock has one vote for such matters. All Company share and per share data has been retroactively adjusted to reflect the Recapitalization as if it had occurred at the beginning of the earliest period presented.

     On April 2, 2001, the Company issued 600,000,000 shares of Class A common stock in an initial public offering (the "IPO") for $6 per share less underwriting discounts and commissions of $.23 per share. On April 4, 2001, Lucent converted 90,000,000 shares of Class B common stock into Class A common stock and exchanged those shares for outstanding Lucent debt with Morgan Stanley pursuant to the overallotment option granted in connection with the IPO. After completion of the IPO, inclusive of the overallotment option, Lucent owned approximately 58% of the aggregate number of outstanding shares of Class A and B common stock. Also, on April 2, 2001, the Company assumed from Lucent $2,500 of short-term debt. On May 1, 2001, Lucent elected to convert 37,000,000 of its shares in the Company from Class B common stock to Class A common stock.

     Lucent has announced that it intends to distribute the Agere common stock it owns to its stockholders in a tax free distribution (the "Distribution"). As of March 31, 2002, Agere is a majority-owned subsidiary of Lucent. See Note 16 "Subsequent Event" for additional details regarding the Distribution.

  BASIS OF PRESENTATION

     The condensed consolidated and combined financial statements include amounts prior to February 1, 2001 that have been derived from the consolidated financial statements and accounting records of Lucent using the historical results of operations and historical basis of the assets and liabilities of the Company's Businesses. Management believes the assumptions underlying the consolidated and combined financial statements are reasonable. However, the consolidated and combined financial statements that were derived from Lucent's financial records may not necessarily reflect the Company's results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Company been a stand-alone company. Because a direct ownership relationship did not exist among all the various units comprising the Company, Lucent's net investment in the Company is shown in lieu of stockholders' equity in the combined financial statements prior to the Separation. The Company began accumulating retained earnings (losses) on February 1, 2001, the date on

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

which Lucent transferred substantially all of the assets and liabilities of the Company's Businesses to the Company. The formation of the Company and the transfers of assets and liabilities from Lucent have been accounted for as a reorganization of entities under common control, in a manner similar to a pooling of interests.

     Beginning February 1, 2001, the Company's consolidated financial statements include certain majority owned subsidiaries and assets and liabilities of the Company. Investments in which the Company exercises significant influence, but which it does not control are accounted for under the equity method of accounting. Investments in which the Company does not exercise significant influence are recorded at cost. All material intercompany transactions and balances between and among the Company's Businesses, subsidiaries and investees accounted for under the equity method have been eliminated.

  General Corporate Expenses

     Prior to February 1, 2001, general corporate expenses were allocated from Lucent based on revenue. These allocations were reflected in the selling, general and administrative, costs and research and development line items in the consolidated and combined statements of operations. The general corporate expense allocations were primarily for cash management, legal, accounting, tax, insurance, public relations, advertising, human resources and data services. These allocations amounted to $72 for the six months ended March 31, 2001. Management believes the costs of these services charged to the Company are a reasonable representation of the costs that would have been incurred if the Company had performed these functions as a stand-alone company. Since the Separation, the Company has performed these functions using its own resources or through purchased services. The Company and Lucent entered into agreements for Lucent to provide certain general corporate services on a transition basis. See
Note 13 "Transactions with Lucent."

  Basic Research

     Prior to February 1, 2001, research and development expenses included an allocation from Lucent to fund a portion of the costs of basic research conducted by Lucent's Bell Laboratories. This allocation was based on the number of individuals conducting basic research who were transferred from Lucent's Bell Laboratories to the Company as part of the Separation. The allocation amounted to $23 for the six months ended March 31, 2001. Management believes the costs of this research charged to the Company are a reasonable representation of the costs that would have been incurred if the Company had performed this research as a stand-alone company. Since the Separation, expenses for basic research conducted by the Company are included with all other research and development expenses in the consolidated statements of operations.

  Interest Expense

     Prior to February 1, 2001, interest expense was allocated from Lucent as Lucent provided financing to the Company and incurred debt at the parent level. This allocation was based on the ratio of the Company's net assets, excluding debt, to Lucent's total net assets, excluding debt. The allocation amounted to $32 for the six months ended March 31, 2001. The Company's interest expense for the six months ended March 31, 2002 is higher than that reflected in the combined statements of operations for the six months ended March 31, 2001, primarily due to the assumption of the credit facility from Lucent at the completion of the IPO. Interest expense for all periods presented includes interest expense related to the Company's capitalized lease obligation.

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

  Pension and Postretirement Costs

     The documents relating to the Separation provide that, until the Distribution, the Company's United States ("U.S.") employees will be participants in Lucent's pension plans. At the Distribution, the Company will become responsible for pension benefits for the active U.S. employees of the Company, as well as U.S. employees who retire or terminate after the IPO. Lucent will transfer to the Company the pension and postretirement assets and liabilities related to these employees at the Distribution. Obligations related to retired and terminated vested U.S. employees prior to the IPO will remain the responsibility of Lucent. Lucent has managed its U.S. pension and postretirement benefit plans on a consolidated basis and separate Company information is not readily available. The consolidated and combined statements of operations include an allocation of the costs of the U.S. employee pension and postretirement plans. These costs were allocated based on the Company's U.S. active employee population for each of the periods presented. In relation to the Lucent plans, the Company recorded pension expense of $0 and $3 for the six months ended March 31, 2002 and 2001, respectively, and postretirement expense of $5 and $6 for the six months ended March 31, 2002 and 2001, respectively. The Company is responsible for the pension and postretirement benefits of its non-U.S. employees. The liabilities of the various country-specific plans for these employees are reflected in the consolidated and combined financial statements and were not material for the periods presented. There are estimated prepaid pension assets of $111 and postretirement liabilities of $103 as of March 31, 2002 associated with various existing Lucent pension and other employee benefit plans related to the Company employees. The amounts transferred to the Company for prepaid pension assets and postretirement liabilities at the Distribution and the pension and postretirement expenses recognized in future periods could be materially different than these amounts.

  Income Taxes

     The Company's income taxes were calculated on a separate tax return basis prior to the IPO. This reflects Lucent's tax strategies and is not necessarily reflective of the tax strategies that the Company would have followed or will follow as a stand-alone company. For the six months ended March 31, 2002, the Company's effective tax rate was (7.3)%, which primarily reflects the provision for taxes in foreign jurisdictions and the recording of a full valuation allowance of approximately $196 against U.S. net deferred tax assets. For the six months ended March 31, 2001, the Company's effective tax rate was (24.9)%, which primarily reflects the impact of non-tax deductible goodwill amortization and separation costs.

  Interim Financial Information

     These condensed financial statements have been prepared in accordance with the rules of the Securities and Exchange Commission for interim financial statements and do not include all annual disclosures required by accounting principles generally accepted in the U.S. These financial statements should be read in conjunction with the audited consolidated and combined financial statements and notes thereto included in the Company's Form 10-K for the fiscal year ended September 30, 2001. The condensed financial information as of March 31, 2002 and for the six months ended March 31, 2002 and 2001 is unaudited, but includes all adjustments that management considers necessary for a fair presentation of the Company's consolidated and combined results of operations, financial position and cash flows. Results for the six months ended March 31, 2002 are not necessarily indicative of results to be expected for the full fiscal year 2002 or any other future periods.

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

2.  RECENT PRONOUNCEMENTS

  SFAS 142

     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 provides guidance on the financial accounting and reporting for acquired goodwill and other intangible assets. Under SFAS 142, goodwill and indefinite lived intangible assets will no longer be amortized. Intangible assets with finite lives will continue to be amortized over their useful lives, which will no longer be limited to a maximum life of forty years. The criteria for recognizing an intangible asset have also been revised. As a result, the Company will need to re-assess the classification and useful lives of its previously acquired goodwill and other intangible assets. SFAS 142 also requires that goodwill and indefinite lived intangible assets be tested for impairment at least annually. The goodwill impairment test is a two step process that requires goodwill to be allocated to reporting units. In the first step, the fair value of the reporting unit is compared to the carrying value of the reporting unit. If the fair value of the reporting unit is less than the carrying value of the reporting unit, a goodwill impairment may exist, and the second step of the test is performed. In the second step, the implied fair value of the goodwill is compared to the carrying value of the goodwill and an impairment loss will be recognized to the extent that the carrying value of the goodwill exceeds the implied fair value of the goodwill. SFAS 142 is effective for Agere in fiscal 2003, although earlier application is permitted. The Company plans to adopt SFAS 142 effective October 1, 2002 and is currently evaluating the potential effects of implementing this standard on its financial condition and results of operations.

  SFAS 143

     Also in July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and their associated retirement costs. In accordance with SFAS 143, retirement obligations will be recorded at fair value in the period they are incurred. When the liability is initially recorded, the cost is capitalized by increasing the asset's carrying value, which is subsequently depreciated over its useful life. SFAS 143 is effective for Agere in fiscal 2003, with earlier application encouraged. The Company plans to adopt SFAS 143 effective October 1, 2002 and is currently evaluating the potential effects of implementing this standard on its financial condition and results of operations.

  SFAS 144

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 primarily addresses financial accounting and reporting for the impairment or disposal of long-lived assets and also affects certain aspects of accounting for discontinued operations. SFAS 144 is effective for Agere in fiscal 2003, with earlier application encouraged. The Company plans to adopt SFAS 144 effective October 1, 2002 and is currently evaluating the potential effects of implementing this standard on its financial condition and results of operations.

3.  ACCOUNTING CHANGE

     Effective October 1, 2000, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), and its corresponding amendments under SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an Amendment of FAS 133". SFAS 133 requires the Company to measure all derivatives, including certain

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

derivatives embedded in other contracts, at fair value and to recognize them in the balance sheet as an asset or liability, depending on the Company's rights or obligations under the applicable derivative contract. For derivatives designated as fair value hedges, the changes in the fair value of both the derivative instrument and the hedged item are recorded in earnings. For derivatives designated as cash flow hedges, the effective portions of changes in fair value of the derivative are reported in other comprehensive income and are subsequently reclassified into earnings when the hedged item affects earnings. Changes in fair value of derivative instruments not designated as hedging instruments and ineffective portions of hedges are recognized in earnings in the current period. The adoption of SFAS 133 as of October 1, 2000, resulted in a cumulative after-tax increase in net loss of $4 (net of a tax benefit of $2) for the six months ended March 31, 2001. The increase in net loss is primarily due to derivatives not designated as hedging instruments. For the six months periods ended March 31, 2002 and 2001 the change in fair market value of derivative instruments was recorded in other income-net and was not material.

4.  RESTRUCTURING AND SEPARATION -- NET

  RESTRUCTURING EXPENSES

     As a result of a significant decline in market demand since early calendar year 2001, the Company has announced a number of restructuring and consolidation actions to improve gross profit, reduce expenses and streamline operations. These actions include a worldwide workforce reduction, rationalization of manufacturing capacity and other activities. The Company recorded net restructuring charges of $91 for the six months ended March 31, 2002 classified within restructuring and separation -- net. These net restructuring charges are comprised of charges of $177, offset by a reversal of $86. The Company recorded net restructuring charges of $12 in the six months ended March 31, 2001 primarily related to contract terminations. The details of the actions announced during the six months ended March 31, 2002 are outlined below.

     On December 5, 2001, the Company announced a workforce reduction of 950 positions, which affects primarily management positions within the Company's product groups, sales organizations and corporate support functions located in New Jersey and Pennsylvania.

     On January 23, 2002, the Company announced plans to further improve its operating efficiency by consolidating its facilities. The Company is consolidating existing manufacturing, research and development, business management and administrative facilities in Pennsylvania and New Jersey. This consolidation is expected to be substantially completed eighteen months from the announcement. Additionally, the Company is seeking a buyer for its wafer fabrication operation in Orlando, Florida. This site has approximately 1,100 employees.

     The Company is moving the majority of its integrated circuits and optoelectronics operations from the Company's sites in Reading and Breinigsville, Pa., into the Allentown, Pa. campus. In addition, the majority of its assembly and test operations located in these three sites are moving to the Company's assembly and test facilities in Bangkok, Thailand; Matamoras, Mexico; and Singapore. Subsequently, the Company will discontinue operations at the Reading and Breinigsville facilities and will seek buyers for those properties. The Company expects that its plans to combine operations from these facilities into Allentown will result in a net headcount reduction of approximately 300 positions.

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

     The following table sets forth the Company's restructuring reserves as of March 31, 2002 and reflects the activity related to the worldwide workforce reductions and the rationalization of manufacturing capacity and other charges affecting the reserves for the six months ended March 31, 2002:

                              SEPTEMBER 30,                                                            MARCH 31,
                                   2001                  SIX MONTHS ENDED MARCH 31, 2002                 2002
                              --------------   ---------------------------------------------------   -------------
                              RESTRUCTURING    RESTRUCTURING   RESTRUCTURING   NON-CASH     CASH     RESTRUCTURING
                                 RESERVE          CHARGE         REVERSAL       ITEMS     PAYMENTS      RESERVE
                              --------------   -------------   -------------   --------   --------   -------------
Workforce reduction.........       $ 92            $ 56            $(20)         $(23)     $ (80)         $25
Rationalization of
  manufacturing
  capacity and other
  charges...................         79             121             (66)          (53)       (30)          51
                                   ----            ----            ----          ----      -----          ---
Total.......................       $171            $177            $(86)         $(76)     $(110)         $76
                                   ====            ====            ====          ====      =====          ===

  Worldwide Workforce Reduction

     The Company recorded restructuring charges relating to workforce reductions of $56 for the six months ended March 31, 2002. The charges include $23 for the approximately 500 remaining employees associated with the workforce reduction of approximately 6,000 positions announced in fiscal 2001, $24 relating to approximately 600 employees associated with the December 5, 2001 announcement and $9 for approximately 100 employees associated with the January 23, 2002 announcement. Of the total workforce reduction charges, $23 represents non-cash charges for termination benefits to certain U. S. employees that will be funded through pension assets.

     During the six months ended March 31, 2002, the Company recorded a $20 reversal of the restructuring reserve associated with workforce reductions, resulting from severance and benefit cost termination estimates that exceeded amounts paid during the second half of calendar year 2001. The original reserve included an estimate of termination pay and benefits for occupational employees that was based on the average rate of pay and years of service of the occupational employee pool at risk. The Company's collective bargaining agreements allow for a period when employees at risk can opt for positions filled by employees with less seniority. When that period ended, a series of personnel moves followed that ultimately resulted in lower severance and benefit payments than originally expected. This was due principally to the termination of occupational employees with fewer years of service and fewer weeks of severance entitlement. These personnel moves were substantially finished at the end of calendar 2001. Severance costs and other exit costs were determined in accordance with Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity."

     The Company has completed the workforce reductions announced in fiscal 2001 with approximately 6,000 employees taken off-roll as of March 31, 2002. The Company has also made significant progress towards completing the workforce reduction of 950 employees announced on December 5, 2001 with approximately 500 employees taken off-roll by March 31, 2002 and expects to complete this workforce reduction by the end of fiscal 2002. With regard to the facilities consolidation plan announced on January 23, 2002, the Company expects that this action will result in a net reduction of approximately 300 positions by the end of fiscal year 2003, none of which were off-roll as of March 31, 2002.

  Rationalization of Manufacturing Capacity and Other Charges

     The Company recorded restructuring charges of $121 for the six months ended March 31, 2002 relating to the rationalization of under-utilized manufacturing facilities and other activities. The charges

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

included $69 related to asset impairments, $40 for facility closings, and $12 of other related costs primarily for contract terminations.

     The asset impairment charge of $69 includes the impairment of assets under construction that had not been placed into service and were associated with the facilities consolidation initiative announced on January 23, 2002 to move the majority of the Company's operations in Reading and Breinigsville, Pa. to its Allentown, Pa. campus, and the impairment of property, plant and equipment relating to earlier restructuring initiatives for the rationalization of underutilized manufacturing facilities and other activities. All affected assets were classified as held for disposal, in accordance with the guidance on impairment of assets in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"), and depreciation was suspended. These non-cash impairment charges represent the write-down to fair value, less costs to sell, of property, plant and equipment that were disposed of, held for sale, or removed from operations.

     The facility closing charge of $40 consists principally of a non-cash charge of $35 for the realization of the cumulative translation adjustment resulting from the Company's decision to substantially liquidate its investment in the legal entity associated with its Madrid, Spain manufacturing operations. This charge was recognized in accordance with EITF Issue No. 01-5, Issue Summary No. 1, "Application of SFAS No. 52, and Foreign Currency Translation, to an Investment Being Evaluated for Impairment That Will Be Disposed Of." The $5 balance of the charge related to the facility closings is primarily for lease terminations and non-cancelable leases and related costs.

     The Company recorded restructuring charge reversals of $66 for the six months ended March 31, 2002. The restructuring charge reversals included adjustments to estimates of $27 for asset impairments, a $25 reversal due to the Company receiving more proceeds from the sale of the assets associated with the Company's Madrid, Spain manufacturing operations than originally estimated, $6 for contract terminations, a $6 reversal of a restructuring reserve deemed no longer necessary and $2 for facility lease terminations. The asset impairment adjustments were due principally to realizing more proceeds than expected from asset dispositions and from assets that were placed back into service in the current quarter.

  Restructuring Reserve Balances

     The Company anticipates that substantially all of the $25 restructuring reserve as of March 31, 2002, relating to workforce reductions, will be paid by the end of fiscal 2002. The Company also anticipates that the restructuring reserve balance of $51 as of March 31, 2002, relating to the rationalization of manufacturing capacity and other charges, will be paid as follows: the majority of the contract terminations of $30 will be paid by the end of fiscal 2002; the non-cancelable lease obligations of $11, due to consolidation of facilities, will be paid over the respective lease terms through fiscal 2005; and the majority of the other related costs of $10 will be paid by the end of calendar year 2002. These cash outlays will be funded through cash and cash equivalents on hand.

  SEPARATION EXPENSES

     The Company incurred costs, fees and expenses relating to the Separation. These costs, fees and expenses were primarily related to legal separation matters, designing and constructing the Company's computer infrastructure, information and data storage systems, marketing expenses relating to building a company brand identity and implementing treasury, real estate, pension and records retention management services. The Company incurred separation expenses of $5 and $35 for the six months ended March 31, 2002 and 2001, respectively.

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

5.  DEBT

  CREDIT FACILITY

     On April 2, 2001, in connection with the IPO, the Company assumed $2,500 of short-term borrowings from Lucent under a credit facility. The Company did not receive any of the proceeds of this short-term debt.

     On October 4, 2001, the Company amended this credit facility. In connection with the amendment, the Company repaid $1,000 of the $2,500 then outstanding, reducing the facility to $1,500. The Company also paid $21 in fees in connection with the amendment, which will be amortized over the life of the facility. The facility is secured by the Company's principal domestic assets other than the proceeds of the IPO and, while Lucent remains a majority stockholder, real estate. The maturity date of the facility was extended from February 22, 2002 to September 30, 2002. In addition, if the Company raises at least $500 in equity or debt capital market transactions before September 30, 2002, the maturity date of the facility will be extended to September 30, 2004, with the facility required to be reduced to $750 on September 30, 2002 and $500 on September 30, 2003. The debt is not convertible into any other securities of the Company. The facility contains financial covenants, including restrictions on the Company's ability to pay cash dividends.

     Under the facility agreement, Agere must use 100% (50% if the size of the facility is $500 million or less) of the net cash proceeds of liquidity raising transactions to reduce the size of the facility. Liquidity raising transactions are dispositions of assets (other than sales of inventory and ordinary course disposals of excess or obsolete property) including, among other things, receivables securitizations and sale-leaseback transactions, in each case outside the ordinary course of business. The agreement also provides that 50% of the net cash proceeds of the first $500 and 75% (50% if the size of the facility is $500 or less) of the net cash proceeds greater than $500 from most sales of debt or equity securities in public or private transactions be applied to reduce the facility. Notwithstanding the foregoing, the Company must apply 100% of net cash proceeds over $1,000 from the issuance of debt securities that are secured equally with the facility to reduce the size of the facility. As required, the Company used the proceeds of various liquidity raising transactions to reduce the size of the facility to $960 at March 31, 2002. At March 31, 2002, $500 of the facility is a revolving credit facility with the remainder considered a term loan.

     The only periodic debt service obligation under the facility is to make quarterly interest payments. The interest rates applicable to borrowings under the facility are based on a scale indexed to the Company's credit rating. At March 31, 2002, the interest rate under the facility was the applicable LIBOR rate plus 400 basis points, based upon the current ratings of BB- from Standard & Poor's and Ba3 from Moody's. Unless the Company's credit ratings change, this rate will be in effect for the remaining life of the facility. Any further decline in the Company's credit rating would increase the interest rate under the facility by 25 basis points per year. The weighted average interest rate under the facility at March 31, 2002 was 5.5%.

 ACCOUNTS RECEIVABLE SECURITIZATION

     On January 24, 2002, Agere Systems Inc. and certain of its subsidiaries entered into a securitization transaction relating to certain accounts receivable. As part of the transaction, Agere Systems Inc. and certain of its subsidiaries irrevocably transfer accounts receivable on a daily basis to a wholly-owned, fully consolidated, bankruptcy-remote subsidiary, Agere Systems Receivables Funding LLC ("ASRF"). ASRF has entered into a loan agreement with certain financial institutions, pursuant to which the financial institutions agreed to make loans to ASRF secured by the accounts receivable. The financial institutions have commitments under the loan agreement of up to $200; however the amount the Company can

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

actually borrow at any time depends on the amount and nature of the accounts receivable that the Company has transferred to ASRF. The loan agreement expires on January 21, 2003.

     As of March 31, 2002, ASRF had borrowed $136 under this agreement. The proceeds were used by the Company to repay amounts outstanding under the credit facility. Virtually all of the Company's accounts receivables are required to be pledged as security for the outstanding loans even though some of those receivables may not qualify for borrowings. As of March 31, 2002, $283 of gross receivables are pledged as security for the outstanding loans. Pledged receivables include receivables from Lucent, even though those receivables are not currently eligible for borrowings under the agreement. The Company pays interest on amounts borrowed under the agreement based on one-month LIBOR. The weighted average annual interest rate on amounts borrowed from the inception of the accounts receivable securitization through March 31, 2002 was 1.9%. In addition, the Company pays an annual 1% commitment fee on the total loan commitment of $200.

     ASRF is a separate legal entity with its own separate creditors. Upon liquidation of ASRF, its assets will be applied to satisfy the claims of its creditors prior to any value in ASRF becoming available to the Company. The business of ASRF is limited to the acquisition of receivables from Agere Systems Inc. and certain of its subsidiaries and related activities.

 OTHER DEBT

     The remainder of the Company's debt relates to obligations under capitalized leases.

6.  IMPAIRMENT OF GOODWILL AND OTHER ACQUIRED INTANGIBLES

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances occur that indicate the carrying amount of the assets may not be fully recoverable. During the second quarter of fiscal 2002, the Company evaluated goodwill and other acquired intangibles associated with acquisitions for impairment. The assessment was performed in accordance with SFAS 121 as a result of weakening economic conditions and decreased current and expected future demand for products in the markets in which the Company operates. Fair value of the acquired entities was determined using a discounted cash flow model based on growth rates and margins reflective of lower demand for the Company's products, as well as anticipated future demand. Discount rates used were based upon the Company's weighted average cost of capital adjusted for business risks. These amounts are based on management's best estimate of future results.

     As a result of the assessment, the Company determined that an other than temporary impairment existed related to the Company's acquisitions of Ortel Corporation and Herrmann Technology, Inc., which were acquired in fiscal 2000. The Company recorded a charge to reduce goodwill and other acquired intangibles of $176 during the six months ended March 31, 2002, consisting of $113 and $63 related to Ortel Corporation and Herrmann Technology, Inc., respectively.

7.  SALE OF FPGA BUSINESS

     On January 18, 2002, the Company completed the sale of certain assets and liabilities related to the field-programmable gate array ("FPGA") business of the Infrastructure Systems segment to Lattice Semiconductor Corporation ("Lattice") for $250 in cash. The transaction included the Company's general-purpose ORCA(R) FPGA product portfolio, field-programmable system chip product portfolio and related software design tools. As part of the transaction, approximately 100 product development, marketing and technical sales employees transferred to Lattice. The net cash proceeds of $250 from the

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

sale were used to permanently reduce the credit facility. The Company recognized a gain of $243 from the sale, which is included in other income -- net.

8.  SUPPLEMENTARY FINANCIAL INFORMATION

 BALANCE SHEET INFORMATION

                                                              MARCH 31,   SEPTEMBER 30,
                                                                2002          2001
                                                              ---------   -------------
Inventories
  Completed goods...........................................    $ 78          $ 87
  Work in process and raw materials.........................     156           217
                                                                ----          ----
     Inventories............................................    $234          $304
                                                                ====          ====

 INCOME STATEMENT INFORMATION

     The Company recorded inventory provisions classified within costs of $66 and $74 for the six months ended March 31, 2002 and 2001, respectively. These amounts are calculated in accordance with the Company's inventory valuation policy, which is based on a review of forecasted demand compared with existing inventory levels.


     The Company recorded $16 of accelerated depreciation for the three and six months ended March 31, 2002 due to a change in accounting estimate. This change in accounting estimate is due to the shortening of the estimated useful lives of certain assets in connection with the planned facility closings announced on January 23, 2002. This accelerated depreciation is reflected in net income and resulted in a $.01 per share loss for the three and six months ended March 31, 2002.


     The following table shows the components of other income -- net:

                                                              SIX MONTHS
                                                                 ENDED
                                                               MARCH 31,
                                                              -----------
                                                              2002   2001
                                                              ----   ----
Other income -- net
  Gain on sale of FPGA business.............................  $243   $--
  Equity earnings from investments..........................    26    40
  Interest income...........................................    21     4
  Gain on sales of investments -- net.......................    41    --
  Other income (loss) -- net................................     4    (7)
                                                              ----   ---
     Total other income -- net..............................  $335   $37
                                                              ====   ===

9.  COMPREHENSIVE INCOME (LOSS)

     Total comprehensive loss represents net loss plus the results of certain equity changes not reflected in the consolidated and combined statements of operations. The components of other comprehensive income (loss) are shown below.

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                               SIX MONTHS
                                                                  ENDED
                                                                MARCH 31,
                                                              -------------
                                                              2002    2001
                                                              -----   -----
Net loss....................................................  $(594)  $(152)
Other comprehensive income (loss):
  Foreign currency translation adjustments..................     (2)      8
  Unrealized gain on cash flow hedges.......................      4      --
  Reclassification adjustment to net loss...................      5      --
                                                              -----   -----
     Total comprehensive loss...............................  $(587)  $(144)
                                                              =====   =====

     The foreign currency translation adjustments are not currently adjusted for income taxes because they relate to indefinite investments in non-U.S. subsidiaries. The unrealized gain on cash flow hedges was related to hedging activities by Silicon Manufacturing Partners ("SMP"), a joint venture with Chartered Semiconductor in Singapore accounted for under the equity method, and there were no income taxes provided for the unrealized gain. The reclassification adjustment is comprised of a reversal of a $30 unrealized gain due to the realization of a gain from the sale of an available-for-sale investment and a $35 unrealized foreign currency translation loss due to the realization of the cumulative translation adjustment resulting from the Company's decision to substantially liquidate its investment in the legal entity associated with the Madrid, Spain manufacturing operations.

10.  LOSS PER COMMON SHARE

     Basic and diluted loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding during the period. As a result of the net loss reported for the six months ended March 31, 2002 and 2001, approximately 186,303 and 16,724 potential common shares, respectively, have been excluded from the calculation of diluted loss per share because their effect would be anti-dilutive.

     In addition, at March 31, 2002, Agere employees held stock-based awards covering approximately 42 million shares of Lucent common stock that will be converted to Agere stock-based awards at the time of the Distribution. The number of shares of Agere common stock subject to substituted awards, if this conversion occurs, cannot be determined at this time since the conversion ratio will be determined at the Distribution based on the per share value of the Company's common stock in relation to that of Lucent's common stock.

11.  OPERATING SEGMENTS

     Effective October 1, 2001, the Company realigned its business operations into two market-focused groups, Infrastructure Systems and Client Systems, that target the network equipment and consumer communications markets respectively. These two groups comprise the Company's only reportable operating segments. The segments each include revenue from the licensing of intellectual property related to that segment. There were no intersegment sales.

     The Infrastructure Systems segment is comprised of the former Optoelectronics segment and portions of the former Integrated Circuits segment and facilitates the convergence of products from both businesses as the Company addresses markets in high-speed communications systems. The Company has consolidated research and development, as well as marketing, for both optoelectronic and integrated circuit devices aimed at communications systems. This allows the more efficient design, development and delivery of

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

complete, interoperable solutions to equipment manufacturers for advanced enterprise, access, metropolitan, long-haul and undersea applications.

     The Client Systems segment consists of the remainder of the former Integrated Circuits segment and includes wireless data, computer communications, storage and wireless terminal solutions products. This segment delivers integrated circuit solutions for a variety of end-user applications such as modems, Internet-enabled cellular terminals and hard-disk drives for computers as well as software, systems and wireless local area network solutions through the ORiNOCO(R) product family.

     Each segment is managed separately. Disclosure of segment information is on the same basis used internally for evaluating segment performance and allocating resources. Performance measurement and resource allocation for the segments are based on many factors. The primary financial measure used is operating income
(loss), exclusive of amortization of goodwill and other acquired intangibles, the impairment of goodwill and other acquired intangibles, and net restructuring and separation expenses.

     The Company does not identify or allocate assets by operating segment. In addition, the Company does not allocate interest income or expense, other income or expense, or income taxes to the segments. Management does not evaluate segments based on these criteria. The Company has centralized corporate functions and uses shared service arrangements to realize economies of scale and efficient use of resources. The costs of shared services, and other corporate center operations managed on a common basis, are allocated to the segments based on usage or other factors based on the nature of the activity.

     The Company generates revenues from the sale of two products, integrated circuits and optoelectronic components. These products are consistent with the segments reported by the Company prior to October 1, 2001. Integrated circuits, or chips, are made using semiconductor wafers imprinted with a network of electronic components. They are designed to perform various functions such as processing electronic signals, controlling electronic system functions and processing and storing data. Optoelectronic components, including both active and passive components, transmit, process, change, amplify and receive light that carries data and voice traffic over optical networks.

 REPORTABLE SEGMENTS

                                                              SIX MONTHS ENDED
                                                                  MARCH 31,
                                                              -----------------
                                                               2002      2001
                                                              -------   -------
Revenue
  Infrastructure Systems....................................  $  489    $1,784
  Client Systems............................................     599       769
                                                              ------    ------
     Total..................................................  $1,088    $2,553
                                                              ======    ======
Operating income (loss) (excluding amortization of goodwill
  and other acquired intangibles, impairment of goodwill and other acquired intangibles, and net restructuring and
  separation expenses)
  Infrastructure Systems....................................  $ (389)   $  213
  Client Systems............................................    (118)      (65)
                                                              ------    ------
     Total..................................................  $ (507)   $  148
                                                              ======    ======

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

 RECONCILING ITEMS

     A reconciliation of the totals reported for the operating segments to the significant line items in the condensed financial statements is shown below.

                                                              SIX MONTHS ENDED
                                                                 MARCH 31,
                                                              ----------------
                                                               2002      2001
                                                              ------    ------
Reportable segment operating income (loss)..................  $(507)    $ 148
  Amortization of goodwill and other acquired intangibles...    (37)     (223)
  Restructuring and separation expenses -- net..............    (96)      (47)
  Impairment of goodwill and other acquired intangibles.....   (176)       --
                                                              -----     -----
     Total operating loss...................................  $(816)    $(122)
                                                              =====     =====

12.  STOCK COMPENSATION PLANS

     On February 21, 2002, the Company's stockholders authorized an additional 180 million shares for issuance under its 2001 Long-Term Incentive Plan.

13.  TRANSACTIONS WITH LUCENT

     Revenue from products sold to Lucent was $143 and $405 for the six months ended March 31, 2002 and 2001, respectively. Products purchased from Lucent were $15 for the six months ended March 31, 2001. There were no material purchases of products from Lucent during fiscal 2002.

     In connection with the Separation, the Company and Lucent entered into an Interim Service and Systems Replication Agreement to provide each other, on an interim, transitional basis, with various data processing services, telecommunications services and corporate support services, including: accounting, financial management, information systems management, tax, payroll, legal, human resources administration, procurement and other general support. The costs associated with this agreement amounted to $3 and $20 for the six months ended March 31, 2002 and 2001, respectively.

     In connection with the Separation, the Company and Lucent entered into the Microelectronics Product Purchase Agreement. Under the agreement, Lucent committed to purchase at least $2,800 of products from the Company over a three-year period beginning February 1, 2001. In limited circumstances, Lucent's purchase commitment may be reduced or the term may be extended. Lucent's purchases under this agreement were $411 for the period from February 1, 2001 through January 31, 2002 and $55 for the period from February 1, 2002 through March 31, 2002. In light of Lucent's purchases to date and adverse market conditions, the Company is discussing with Lucent ways to restructure Lucent's obligations under the agreement.

14.  COMMITMENTS AND CONTINGENCIES

     In the normal course of business, the Company is involved in proceedings, lawsuits and other claims, including proceedings under laws and government regulations related to environmental, tax and other matters. The semiconductor industry is characterized by substantial litigation concerning patents and other intellectual property rights. From time to time, the Company may be party to various inquiries or claims in connection with these rights. These matters are subject to many uncertainties, and outcomes are not predictable with assurance. Consequently, the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at March 31, 2002 cannot be ascertained. While these matters could

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

affect the operating results of any one quarter when resolved in future periods and while there can be no assurance with respect thereto, management believes that after final disposition, any monetary liability or financial impact to the Company beyond that provided for at March 31, 2002, would not be material to the annual consolidated financial statements.

     In December 1997, the Company entered into a joint venture, called Silicon Manufacturing Partners, or SMP, with Chartered Semiconductor, a leading manufacturing foundry for integrated circuits, to operate a 54,000 square foot integrated circuit manufacturing facility in Singapore. The Company owns a 51% equity interest in this joint venture, and Chartered Semiconductor owns the remaining 49% equity interest. The Company has an agreement with SMP under which it has agreed to purchase 51% of the production output from this facility and Chartered Semiconductor agreed to purchase the remaining 49% of the production output. If the Company fails to purchase its required commitments, it will be required to pay SMP for the fixed costs associated with the unpurchased wafers. Chartered Semiconductor is similarly obligated with respect to the wafers allotted to it. The agreement also provides that Chartered Semiconductor will have the right of first refusal to purchase integrated circuits produced in excess of the Company's requirements. The agreement may be terminated by either party upon two years written notice, but may not be terminated prior to February 2008. The agreement may also be terminated for material breach, bankruptcy or insolvency. Based on forecasted demand, the Company believes it is unlikely that it would have to pay any significant amounts for underutilization in the near future. However, if the Company's purchases under this agreement are less than anticipated, the Company's cash obligation to SMP may be significant.

     In July 2000, the Company and Chartered Semiconductor entered into an agreement committing the Company and Chartered Semiconductor to jointly develop manufacturing technologies for future generations of integrated circuits targeted at high-growth communications markets. The Company has agreed to invest up to $350 over a five-year period. As part of the joint development activities, the two companies are staffing a new research and development team at Chartered Semiconductor's Woodlands campus in Singapore. These scientists and engineers are working with Company teams currently located in the U.S., as well as with Chartered Semiconductor's technology development organization. The agreement may be terminated for breach of material terms upon 30 days notice or for convenience upon six months notice prior to the planned successful completion of a development project, in which case the agreement will terminate upon the actual successful completion of that project.

     The Company has also entered into an agreement with Chartered Semiconductor whereby Chartered Semiconductor will provide integrated circuit wafer manufacturing services. Under the agreement, the Company provides a demand forecast to Chartered Semiconductor for future periods and Chartered Semiconductor commits to have manufacturing capacity available for the Company's use. If the Company uses less than a certain percent of the forecasted manufacturing capacity, the Company may be obligated to pay penalties to Chartered Semiconductor. The Company is currently in discussions with Chartered Semiconductor concerning shortfalls in purchase commitments.

 RISKS AND UNCERTAINTIES

     The Company's primary source of liquidity is its cash and cash equivalents. The Company believes its cash and cash equivalents, together with additional amounts that may be borrowed under the accounts receivable securitization, are sufficient to meet cash requirements for the next 12 months, including repayment of borrowings under the credit facility if its maturity is not extended, the cash requirements of the facilities consolidation and the other announced restructuring activities. If the Company loses access to the accounts receivable securitization or generates less cash in its business than what its plans contemplate, the Company would consider further cash conserving actions to enable it to meet its cash requirements for

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

the next 12 months. These actions would include the elimination of employee bonuses, the acceleration of already planned expense reductions, further limits on capital spending and the retiming of certain restructuring initiatives. The Company cannot assure you that these actions will be feasible at the time or prove adequate. In any event, the Company intends to pursue other financing transactions, although no committed transactions exist at this time. In addition, the Company is restricted in its ability to issue stock in order to raise capital due to conditions related to the Company's spin-off from Lucent. This discussion of the Company's liquidity requirements does not take into consideration an extension of the credit facility, an extension of the accounts receivable securitization, any funds that it may receive as a result of selling the Orlando, Florida operations or the Reading and Breinigsville, Pennsylvania facilities or any other financing transactions.

 LEGAL PROCEEDINGS

     From time to time, the Company is involved in legal proceedings arising in the ordinary course of business, including unfair labor charges filed by its unions with the National Labor Relations Board, claims before the U.S. Equal Employment Opportunity Commission and other employee grievances. The Company also may be subject to intellectual property litigation and infringement claims, which could cause it to incur significant expenses or prevent it from selling its products.

     On October 3, 2000, a patent infringement lawsuit was filed against Lucent, among other optoelectronic components manufacturers, by Litton Systems, Inc. and The Board of Trustees of the Leland Stanford Junior University in the United States District Court for the Central District of California (Western Division). The Company anticipates that it may be named a defendant in the suit. The complaint alleges that each of the defendants is infringing a patent related to the manufacture of erbium-doped optical amplifiers. The patent is owned by Stanford University and is exclusively licensed to Litton. The complaint seeks, among other remedies, unspecified monetary damages, counsel fees and injunctive relief. This matter is in its early stages. Because of the decline in demand for erbium-doped optical amplifiers over the last 12 months, which the Company expects to continue for the remaining life of the patent, the Company currently believes that this suit, if determined adversely to the Company, would not have a material adverse effect on its financial position, results of operations or cash flows.

     An investigation was commenced on April 4, 2001, by the U.S. International Trade Commission based on a request of Proxim, Inc., alleging patent infringement by 14 companies, including some of the Company's customers, for wireless local area networking products. Proxim alleges infringement of three patents related to spread-spectrum coding techniques. Spread-spectrum coding techniques refers to a way of transmitting a signal for wireless communications by spreading the signal over a wide frequency band. The Company believes that it has valid defenses to Proxim's claims and has intervened in the investigation in order to defend its customers. Proxim seeks relief in the form of an exclusion order preventing the importation by the Company's customers of specified wireless local area networking products, including some of the Company's products, into the United States. If Proxim were able to obtain an exclusion order, the Company believes that the order would likely apply to 802.11(b) card products and access point products containing such cards for the Company's customers named in the complaint, and possibly all 802.11(b) card products and access point products containing such cards imported by the Company. The Company believes that any order would not exclude importation of 802.11(b) chipsets, or impact potential 802.11(a) products. While it is possible that an exclusion order, if granted, could affect products from which the Company derives a material amount of revenue, the Company believes that it could restructure its operations to minimize the impact of such an order on the Company's business. One of the Company's subsidiaries, Agere Systems Guardian Corp., filed a lawsuit on May 23, 2001, in the U.S. District Court in

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

Delaware against Proxim alleging infringement of three patents used in Proxim's wireless local area networking products.

     If the Company is unsuccessful in resolving these proceedings, as they relate to the Company, its operations may be disrupted or it may incur additional costs. Other than as described above, the Company does not believe there is any litigation pending that should have, individually or in the aggregate, a material adverse effect on its financial position, results of operations or cash flows.

 ENVIRONMENTAL, HEALTH AND SAFETY

     The Company is subject to a wide range of U.S. and non-U.S. governmental requirements relating to employee safety and health and to the handling and emission into the environment of various substances used in its operations. The Company also is subject to environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act, also known as Superfund, that require the cleanup of soil and groundwater contamination at sites currently or formerly owned or operated by the Company, or at sites where the Company may have sent waste for disposal. These laws often require parties to fund remedial action at sites regardless of fault. Lucent is a potentially responsible party at numerous Superfund sites and sites otherwise requiring cleanup action. With some limited exceptions, under the Separation and Distribution Agreement with Lucent, the Company has assumed all environmental liabilities resulting from the Company's Businesses, which include liabilities for the costs associated with eight of these sites -- five Superfund sites, two of the Company's former facilities and one of the Company's current manufacturing facilities.

     It is often difficult to estimate the future impact of environmental matters, including potential liabilities. The Company has established financial reserves to cover environmental liabilities where they are probable and reasonably estimable. This practice is followed whether the claims are asserted or unasserted. Management expects that the amounts reserved will be paid out over the period of remediation for the applicable site, which typically ranges from five to thirty years. Reserves for estimated losses from environmental remediation are, depending upon the site, based primarily upon internal or third party environmental studies, estimates as to the number, participation level and financial viability of all potentially responsible parties, the extent of the contamination and the nature of required remedial actions. Accruals will be adjusted as further information develops or circumstances change. The amounts provided for in the consolidated and combined financial statements for environmental reserves are the gross undiscounted amount of such reserves, without deductions for insurance or third party indemnity claims. Although the Company believes that its reserves are adequate, including those covering the Company's potential liabilities at Superfund sites, there can be no assurance that expenditures which will be required relating to remedial actions and compliance with applicable environmental laws will not exceed the amounts reflected in these reserves or will not have a material adverse effect on the Company's financial condition, results of operations or cash flows. Any possible loss or range of loss that may be incurred in excess of that provided for as of March 31, 2002, cannot be estimated.

15.  INVESTMENT IN SILICON MANUFACTURING PARTNERS PTE LTD

     The Company owns a 51% interest in SMP, a joint venture with Chartered Semiconductor, which operates a 54,000 square foot integrated circuit manufacturing facility in Singapore. The investment is accounted for under the equity method due to Chartered Semiconductor's participatory rights under the joint venture agreement. Under the joint venture agreement, each partner is entitled to the margins from sales to customers directed to SMP by that partner, after deducting their respective share of the overhead costs of SMP. Accordingly, SMP's net income (loss) is not expected to be shared in the same ratio as equity ownership. For the six months ended March 31, 2002 and 2001, the Company recognized equity

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

income of $26 and $40 from SMP, respectively. SMP reported net income of $26 and $27 for the six months ended March 31, 2002 and 2001, respectively. As of March 31, 2002, SMP reported total assets of $631 and total liabilities of $393 compared to total assets of $670 and total liabilities of $467 as of September 30, 2001.

16.  SUBSEQUENT EVENT

     On April 22, 2002, Lucent announced that it had met all of the financial conditions under its current credit facility to complete the spin-off of the Company, and that the board of directors of Lucent had approved a distribution of Agere shares to the Lucent common shareowners. The distribution is planned for June 1, 2002, to the holders of Lucent common stock as of the close of business on May 3, 2002, the record date for the distribution. The common shareowners on the record date will receive a pro rata distribution of all shares of Agere held by Lucent on the distribution date. The pro rata distribution will be determined on the record date.

                               AGERE SYSTEMS INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

               COLUMN A                   COLUMN B           COLUMN C           COLUMN D      COLUMN E
--------------------------------------  ------------   ---------------------   ----------   -------------
                                                             ADDITIONS
                                                       ---------------------
                                         BALANCE AT     CHARGED     CHARGED
                                        BEGINNING OF   TO COSTS &   TO OTHER                 BALANCE AT
                                           PERIOD       EXPENSES    ACCOUNTS   DEDUCTIONS   END OF PERIOD
                                        ------------   ----------   --------   ----------   -------------
                                                              (DOLLARS IN MILLIONS)
Year 2001
  Allowance for doubtful accounts.....       17            26          --          10(a)          33
  Deferred tax asset valuation
     allowance........................       --           553         (16)(b)      --            537
Year 2000
  Allowance for doubtful accounts.....       11            10          --           4(a)          17
  Deferred tax asset valuation
     allowance........................       --            --          --          --             --
Year 1999
  Allowance for doubtful accounts.....        9             4          --           2(a)          11
  Deferred tax asset valuation
     allowance........................       --            --          --          --             --

---------------

(a) Amounts written off as uncollectible, payments or recoveries.

(b) Amount offsets deferred tax liability associated with the potential future gain on the sale of available-for-sale securities.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $200,000,000


                                  [AGERE LOGO]

                       % Convertible Subordinated Notes due 2009

                            ------------------------

                                   PROSPECTUS
                                     , 2002
                            ------------------------


                          Joint Book-Running Managers


                                    JPMORGAN


                              SALOMON SMITH BARNEY


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses to be paid in connection with the issuance and distribution of the securities being registered hereunder. Except for the Securities and Exchange Commission registration fee and the National Association of Securities Dealers fee, all amounts are estimates.


DESCRIPTION                                                      AMOUNT
-----------                                                    ----------
Securities and Exchange Commission registration fee.........   $   20,240
National Association of Securities Dealers fee..............       30,500
Legal fees and expenses.....................................      500,000
Accounting fees and expenses................................      300,000
Printing and engraving fees and expenses....................      350,000
Blue Sky fees and expenses..................................        5,000
Trustee fees and expenses...................................       80,000
Miscellaneous expenses......................................       14,260
                                                               ----------
Total.......................................................   $1,300,000


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     Our certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of us or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is the alleged action of such person in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Our certificate of incorporation also provides that we will pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the General Corporation Law of the State of Delaware. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the certificate, by-law, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of us thereunder in respect of any occurrence or matter arising prior to any such repeal or modification. Our certificate of incorporation also specifically authorizes us to maintain insurance and to grant similar indemnification rights to our employees or agents.

     The General Corporation Law of the State of Delaware permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

     - any breach of the director's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - payments of unlawful dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the General Corporation Law of the State of Delaware as amended from time to time, for liability:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the General Corporation Law of the State of Delaware, which concerns unlawful payments of dividends, stock purchases or redemptions; or

     - for any transaction from which the director derived an improper personal benefit.

     Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

     The separation and distribution agreement by and between us and Lucent dated as of February 1, 2001, provides for indemnification by us of Lucent and its directors, officers and employees for some liabilities, including liabilities under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

The following exhibits are filed pursuant to Item 601 of Regulation S-K.


EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
1        Form of Underwriting Agreement(2)
2        Separation and Distribution Agreement (filed as Exhibit 2 to the Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)
4.1      Form of Indenture(2)
4.2      Restated Certificate of Incorporation of Agere Systems Inc.
         (filed as Exhibit 4.1 to the Registrant's Registration
         Statement on Form S-8 (Registration No. 333-58324))(1)
4.3      Amended and Restated By-laws of Agere Systems Inc. (filed as
         Exhibit 3.2 to the Registrant's Registration Statement on
         Form S-1 (Registration No. 333-51594))(1)
4.4      Rights Agreement between Agere Systems Inc. and The Bank of
         New York, as Rights Agent (filed as Exhibit 4.2 to the
         Registrant's Registration Statement on Form S-8
         (Registration No. 333-58324))(1)
4.5      Form of Rights Certificate (attached as Exhibit B to the
         Rights Agreement filed as Exhibit 4.6 hereto)(1)
5        Opinion of Cravath, Swaine & Moore as to legality of the
         notes and common stock being registered(2)
8        Opinion of Cravath, Swaine & Moore regarding tax matters(2)
10       Receivables Loan Agreement(3)
12       Statement regarding computation of ratios(3)
23.1     Consent of PricewaterhouseCoopers LLP(2)
23.2     Consent of Cravath, Swaine & Moore (contained in Exhibit
         5)(2)
24.1     Power of Attorney(3)
24.2     Certified copy of a resolution adopted by the Registrant's
         Board of Directors authorizing execution of the registration statement by power of attorney(2)
25       Statement of Eligibility on Form T-1 of The Bank of New
         York(2)


---------------
(1) Incorporated by reference.
(2) Filed herewith.

(3) Previously filed.


     (b) Financial statement schedules:

                Schedule II -- Valuation and Qualification Accounts and Reserves

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes that:

          (1) For purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Allentown, State of Pennsylvania, on June 5, 2002.


                                          AGERE SYSTEMS INC.

                                                /s/ MARK T. GREENQUIST
                                          By:
                                          --------------------------------------


                                                             Mark T. Greenquist
                                                   Title: Executive Vice
                                              President and
                                                          Chief Financial
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 5, 2002.



                     SIGNATURE                                             TITLE
                     ---------                                             -----
                         *                            President, Chief Executive Officer and Director
---------------------------------------------------            (Principal Executive Officer)
                  John T. Dickson

              /s/ MARK T. GREENQUIST                   Executive Vice President and Chief Financial
---------------------------------------------------                       Officer
                Mark T. Greenquist                           (Principal Financial Officer and
                                                               Principal Accounting Officer)

                         *                                               Director
---------------------------------------------------
                  Rajiv L. Gupta

                         *                                               Director
---------------------------------------------------
                   Rae R. Sedel

                         *                                               Director
---------------------------------------------------
                 Harold A. Wagner

                         *                                               Director
---------------------------------------------------
                   John A. Young

* By

              /s/ MARK T. GREENQUIST
---------------------------------------------------
                Mark T. Greenquist
                 ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
1        Form of Underwriting Agreement(2)
2        Separation and Distribution Agreement (filed as Exhibit 2 to the Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)
4.1      Form of Indenture(2)
4.2      Restated Certificate of Incorporation of Agere Systems Inc.
         (filed as Exhibit 4.1 to the Registrant's Registration
         Statement on Form S-8 (Registration No. 333-58324))(1)
4.3      Amended and Restated By-laws of Agere Systems Inc. (filed as
         Exhibit 3.2 to the Registrant's Registration Statement on
         Form S-1 (Registration No. 333-51594))(1)
4.4      Rights Agreement between Agere Systems Inc. and The Bank of
         New York, as Rights Agent (filed as Exhibit 4.2 to the
         Registrant's Registration Statement on Form S-8
         (Registration No. 333-58324))(1)
4.5      Form of Rights Certificate (attached as Exhibit B to the
         Rights Agreement filed as Exhibit 4.6 hereto)(1)
5        Opinion of Cravath, Swaine & Moore as to legality of the
         notes and common stock being registered(2)
8        Opinion of Cravath, Swaine & Moore regarding tax matters(2)
10       Receivables Loan Agreement(3)
12       Statement regarding computation of ratios(3)
23.1     Consent of PricewaterhouseCoopers LLP(2)
23.2     Consent of Cravath, Swaine & Moore (contained in Exhibit
         5)(2)
24.1     Power of Attorney(3)
24.2     Certified copy of a resolution adopted by the Registrant's
         Board of Directors authorizing execution of the registration statement by power of attorney(2)
25       Statement of Eligibility on Form T-1 of The Bank of New
         York(2)


---------------

(1) Incorporated by reference.

(2) Filed herewith.


(3) Previously filed.